Filed pursuant to Rule 424(b)3

Registration No. 333-126892

EXCHANGE BANCSHARES, INC.

237 Main Street

Luckey, Ohio 43443

(419) 833-3401

Notice of Special Meeting of Shareholders

To Be Held on October 11, 2005

A special meeting of shareholders of Exchange Bancshares, Inc. will be held on October 11, 2005 at 7:30 p.m., Eastern Time, at Eastwood High School, 4900 Sugar Ridge Road, Pemberville, Ohio. The special meeting will be held for the purpose of considering and voting upon the following matters:

1. To approve and adopt the Agreement and Plan of Merger, dated as of April 13, 2005, by and between Rurban Financial Corp. and Exchange Bancshares, Inc., which provides for the merger of Exchange with and into Rurban. Subject to certain adjustments set forth in the Agreement and Plan of Merger, at the effective time of the merger each outstanding common share of Exchange Bancshares, par value $5.00 per share, will be converted into the right to receive either: (a) $22.00 in cash, or (b) 1.555 common shares, without par value, of Rurban; and

2. To transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Board of Directors of Exchange has established September 9, 2005, as the record date for the special meeting. Only record holders of Exchange common shares as of the close of business on that date will be entitled to receive notice of and vote at the special meeting.

A joint prospectus/proxy statement and proxy card for the special meeting are enclosed.

Your vote is important. Even if you plan to attend the special meeting, please complete, sign and return the proxy card in the enclosed postage-paid envelope as soon as possible.

The Exchange Board of Directors recommends that you vote “FOR” the approval and adoption of the Agreement and Plan of Merger.

By Order of the Board of Directors,

Luckey, Ohio	/s/ Maron Layman ________________________________________
September 9, 2005	Marion Layman, Chairman

RURBAN FINANCIAL CORP. PROSPECTUS	EXCHANGE BANCSHARES, INC. PROXY STATEMENT
for the issuance of up to 456,116 common shares of Rurban Financial Corp.	for the Special Meeting of Shareholders to be held on October 11, 2005 at 7:30 p.m.

On April 13, 2005, Rurban Financial Corp. and Exchange Bancshares, Inc. executed a merger agreement that provides for the merger of Exchange with and into Rurban. We cannot complete the merger unless the holders of at least 293,323 Exchange common shares, which is a majority of the issued and outstanding Exchange common shares, adopt the merger agreement. The Exchange Board of Directors has scheduled a special meeting for Exchange shareholders to vote on the merger agreement. The date, time and place of the special meeting are as follows:

October 11, 2005

7:30 p.m.

Eastwood High School

4900 Sugar Ridge Road

Pemberville, Ohio

Subject to certain adjustments set forth in the merger agreement, if we complete the merger each outstanding common share of Exchange will be converted into either: (1) $22.00 in cash, or (2) 1.555 common shares of Rurban. Shareholders of Exchange who hold 100 or fewer Exchange shares will receive all cash, while shareholders holding more than 100 Exchange shares will have the option to receive cash, Rurban shares, or a combination of cash and Rurban shares. Elections will be limited by the requirement that the aggregate cash consideration that will be paid to Exchange shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). Therefore, you may not receive the form of payment that you request.

For tax purposes, it is intended that the merger of Exchange with and into Rurban will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The common shares of Rurban are listed on The Nasdaq National Market under the symbol “RBNF.” On September 6, 2005, the last practicable trading date before we printed this prospectus/proxy statement, Rurban shares closed at $12.96. Based on that price, 1.555 Rurban shares would be valued at $20.15. The consideration that Exchange shareholders will receive in exchange for their Exchange shares may be adjusted under certain circumstances set forth in the merger agreement.

Whether or not you plan to attend the special meeting, please complete, sign and return the proxy card in the enclosed postage-paid envelope. Not voting will have the same effect as voting against the adoption of the merger agreement. This prospectus/proxy statement provides detailed information about the merger. We encourage you to read this entire document carefully.

An investment in the common shares of Rurban involves certain risks. For a discussion of these risks, see “ Risk factors” beginning on page 10 of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Rurban shares to be issued in the merger or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense. Rurban shares are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus/proxy statement is dated September 9, 2005, and is first being mailed to Exchange shareholders on or about September 12, 2005.

Additional Information

This prospectus/proxy statement incorporates important business and financial information about Rurban and Exchange from documents that they have filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write or call Rurban or Exchange, we will send you these documents, excluding exhibits, without charge. You can contact Rurban or Exchange at:

Rurban Financial Corp. 401 Clinton Street Defiance, Ohio 43512 Attention: James E. Adams (419) 783-8950	Exchange Bancshares, Inc. 237 Main Street Luckey, Ohio 43443 Attention: Marion Layman (419) 833-3401

Any request for documents should be made by October 3, 2005 to ensure timely delivery of the documents prior to the special meeting.

For additional information about Rurban, please refer to Rurban’s Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the quarter and six months ended June 30, 2005, which are attached as Annex D and Annex E, respectively, to this prospectus/proxy statement. For additional information about Exchange please refer to Exchange’s Form 10-KSB, as amended by Amendment No. 1 on Form 10-KSB/A, for the year ended December 31, 2004 and its Form 10-QSB for the quarter and six months ended June 30, 2005, which are attached as Annex F and Annex G, respectively, to this prospectus/proxy statement. See “Where You Can Find More Information” on page 53 for more information about the documents referred to in this prospectus/proxy statement.

Questions and Answers About the Merger

Q:	Why do Rurban and Exchange want to merge?

A:	Exchange believes the merger with Rurban will enhance shareholder value. Rurban believes the merger will benefit its shareholders because the merger will enable Rurban to expand its presence in the metropolitan Toledo markets currently served by Exchange, strengthen the competitive position of the new combined organization, generate cost savings and enhance other opportunities for Rurban.

Q:	What will I receive in the merger?

A:	Subject to certain adjustments set forth in the merger agreement and described in this document, at the effective time of the merger each Exchange common share will be converted into the right to receive either (i) $22.00 in cash or (ii) 1.555 common shares, without par value, of Rurban.

Q:	Can I elect the type of consideration that I will receive in the merger?

A:	If you hold more than 100 Exchange shares, you will have the opportunity to elect to receive all cash, all Rurban shares, or a combination of cash and Rurban shares. If you hold 100 or fewer Exchange shares, you will receive all cash in exchange for your Exchange shares.

Q:	Will I receive the form of consideration I elect to receive?

A:	Not necessarily. The merger agreement contains allocation and proration provisions to ensure that the aggregate cash consideration that will be paid to Exchange shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). If the elections by Exchange shareholders do not result in the required mix of cash and stock consideration, then the form of payment you receive may be different that what you request.

Q:	When and where will the special meeting take place?

A:	The special meeting of shareholders will be held at 7:30 p.m., Eastern Time, on October 11, 2005, at Eastwood High School, 4900 Sugar Ridge Road, Pemberville, Ohio.

Q:	What do I need to do now?

A:	After reviewing this document, please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your Exchange shares at the special meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy in the enclosed postage-paid envelope.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your Exchange shares to be voted, your Exchange shares will be voted “For” the approval and adoption of the merger agreement.

Q:	Is my vote required to approve the merger?

A:	The affirmative vote of holders of at least a majority of the outstanding Exchange shares is required to approve and adopt the merger agreement. Your failure to vote, in person or by proxy, at the special meeting will have the same effect as if you voted “Against” the approval and adoption of the merger agreement.

Q:	Can I change my mind and revoke my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Exchange, at 237 Main Street, Luckey, Ohio 43443;

•	executing and returning another proxy with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your Exchange shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. If you do not instruct your broker how to vote your shares, your shares will not be voted, which will have the same effect as voting “Against” the approval and adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No, please do not send in your stock certificates with your proxy card. Shortly after the completion of the merger, Rurban’s exchange agent will send you transmittal materials that you will need to use when surrendering your stock certificates in exchange for the merger consideration. You should not surrender your stock certificates until you receive the letter of transmittal and instructions from the exchange agent.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We expect to complete the merger on or about October 12, 2005, assuming shareholder approval and that all applicable governmental approvals have been received by that date and all other conditions precedent to the merger have been satisfied or waived.

Summary

This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. To fully understand the merger, you should read carefully this entire document and the other documents to which we refer. To obtain more information, see “Where You Can Find More Information” on page 53. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.

The parties (page 27)

Rurban Financial Corp.

401 Clinton Street

Defiance, Ohio 43512

(419) 783-8950

Rurban is a financial services holding company headquartered in Defiance, Ohio. Rurban’s direct and indirect subsidiaries include The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The State Bank and Trust Company offers a full range of financial services through its 12 offices located in Defiance, Paulding, Allen and Fulton Counties in Northwest Ohio. The State Bank and Trust Company also offers, through its wholly-owned trust company, Reliance Financial Services, N.A., a diversified array of trust and financial services to customers throughout the Midwest. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri. RFCBC operates as a loan subsidiary in servicing and working out problem loans.

At June 30, 2005, Rurban had 230 full-time equivalent employees, total assets of $451.0 million, total loans of $271.8 million, total deposits of $340.4 million, and total shareholders’ equity of $50.6 million. Rurban common shares are traded on The Nasdaq National Market (“Nasdaq”) under the symbol “RBNF.”

Exchange Bancshares, Inc.

237 Main Street

Luckey, Ohio 43443

(419) 833-3401

Exchange is a bank holding company headquartered in Luckey, Ohio. Exchange’s wholly-owned subsidiary, The Exchange Bank, was formed in 1906 and offers a full range of financial services through its five offices located in Lucas and Wood Counties in Northwest Ohio.

At June 30, 2005, Exchange had 41 full-time and 10 part-time employees, total assets of $85.2 million, total loans of $60.4 million, total deposits of $75.3 million, and total shareholders’ equity of $7.9 million. Exchange common shares are quoted on the OTC Bulletin Board under the symbol “EBLO.OB.”

The merger (page 26)

The merger agreement provides for the merger of Exchange with and into Rurban. The merger cannot be completed unless at least 293,323 Exchange shares, which is a majority of the issued and outstanding Exchange shares, approve and adopt the merger agreement. The merger agreement is attached to this document as Annex A and is incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What you will receive in the merger (page 36)

Subject to certain adjustments set forth in the merger agreement and described below, at the effective time of the merger each Exchange share will be converted into the right to receive either $22.00 in cash or 1.555 common shares, without par value, of Rurban. Shareholders of Exchange who hold 100 or fewer Exchange shares will receive all cash in exchange for their Exchange shares, while shareholders of Exchange who hold more than 100 Exchange shares will have the option to receive all cash, all Rurban shares, or a combination of cash and Rurban shares.

Under the merger agreement, the aggregate cash consideration that will be paid to holders of Exchange shares, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). If the aggregate cash payable to holders of Exchange shares who make cash elections, own 100 or fewer Exchange shares, or properly exercise dissenters’ rights, plus the cash payable in lieu of the issuance of fractional Rurban shares, is not equal to this amount, then the form of payment you receive may be different than what you request.

The merger agreement provides that the per share merger consideration to be received by Exchange shareholders may be adjusted under the following circumstances:

•	The per share merger consideration to be paid to Exchange shareholders will be reduced if the shareholders’ equity of Exchange as of the month-end preceding the closing date of the merger is less than $8,100,000, excluding changes, adjustments, or charges requested by Rurban, transaction expenses, certain fees paid to Rurban and unrealized gains or losses on Exchange’s investment portfolio since January 1, 2005;

•	The exchange ratio (i.e., the number of Rurban Shares that Exchange shareholders will receive in exchange for each Exchange share) will be reduced if the average market price of a Rurban share during a specified period prior to the closing date is greater than $16.27;

•	The exchange ratio (i.e., the number of Rurban Shares that Exchange shareholders will receive in exchange for each Exchange share) may be increased if the average market price of a Rurban share during a specified period prior to the closing date is less than $12.02 and the decline in the market price of a Rurban share during the measuring period is more than 15% greater than the decline, if any, in the SNL Bank Index during a specified measuring period; and

•	The exchange ratio (i.e., the number of Rurban Shares that Exchange shareholders will receive in exchange for each Exchange share) may be increased in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Election procedure (page 38)

Not later than three business days after the effective time of the merger, the exchange agent will mail an election form to you. If you hold more than 100 Exchange shares, the election form will permit you to elect the type of consideration you would prefer to receive in exchange for each Exchange share that you own. Your options are to:

•	elect to receive all cash,

•	elect to receive all Rurban shares,

•	elect to receive a combination of cash and Rurban shares, or

•	make no election.

All election forms, along with your Exchange stock certificates, must be properly completed and actually received by the exchange agent by 5:00 p.m., Eastern Time, on the day set forth on the election form, which will be the 30th day following the date the election form was mailed to you.

Allocation of Rurban shares and cash among Exchange shareholders (page 38)

Under the merger agreement, the aggregate cash consideration that will be paid to holders of Exchange shares, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). If the cash payable to holders of Exchange shares who make cash elections, own 100 or fewer Exchange shares, or properly exercise dissenters’ rights, plus the cash payable in lieu of the issuance of fractional Rurban shares, is less than this amount, then each Exchange shareholder electing cash will receive cash. The Exchange shares of those Exchange shareholders who did not make an election and, if necessary, those Exchange shareholders electing to receive Rurban shares as consideration, will then be exchanged for cash, on a pro rata basis, so that the aggregate cash consideration that will be paid to holders of Exchange shares, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). The remainder of the Exchange shares will be exchanged for Rurban shares.

If the cash payable to holders of Exchange shares electing to receive cash consideration, which includes all dissenting shares and all shares held by shareholders who hold 100 or fewer Exchange shares, plus the cash payable in lieu of the issuance of fractional Rurban shares, is greater than an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments), then the cash consideration will be allocated among those Exchange shareholders electing to receive cash (excluding dissenting shares and shares held by shareholders who hold 100 or fewer Exchange shares) on a pro rata basis so that the total number of Exchange shares exchanged for cash equals an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). The remainder of the Exchange shares will be exchanged for Rurban shares.

Special meeting of Exchange shareholders (page 24)

Exchange will hold a special meeting of shareholders on October 11, 2005, at 7:30 p.m., Eastern Time, at Eastwood High School, 4900 Sugar Ridge Road, Pemberville, Ohio. Only holders of record of the outstanding Exchange shares at the close of business on September 9, 2005 will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. As of such date, there were 586,644 Exchange shares issued and outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the shareholders at the special meeting.

At the special meeting, Exchange shareholders will be asked to consider and vote upon the following matters:

•	To approve and adopt the Agreement and Plan of Merger, dated as of April 13, 2005, by and between Rurban Financial Corp. and Exchange Bancshares, Inc., which provides for the merger of Exchange with and into Rurban; and

•	To transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of holders of at least a majority of the outstanding Exchange shares, voting in person or by proxy, is required to approve and adopt the merger agreement.

A quorum, consisting of the holders of a majority of the outstanding Exchange shares, must be present in person or by proxy at the special meeting before any action can be taken. Under Ohio law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and broker non-votes will have the effect of a vote “Against” the approval and adoption of the merger agreement. Similarly, if you fail to return your properly executed proxy card, the effect will be the same as a vote “Against” the approval and adoption of the merger agreement.

If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Exchange shares represented by that proxy card will be voted at the special meeting, or any adjournment of the special meeting. The Exchange shares will voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “For” the approval and adoption of the merger agreement.

Vote of management owned shares (page 24)

As of the record date, directors and executive officers of Exchange and their affiliates collectively owned approximately 11.2% of the outstanding Exchange shares. A majority of the outstanding shares of Exchange is required to approve the merger agreement. All of the directors of Exchange, who collectively owned 11.2% of the outstanding Exchange shares as of the record date, entered into voting agreements with Rurban pursuant to which they agreed to vote all of their shares in favor of the adoption and approval of the merger agreement.

Background and reasons for the merger (page 27)

The Exchange Board of Directors believes that the terms of the merger agreement are fair to, and in the best interests of, Exchange and its shareholders. In reaching this decision, Exchange considered several factors, including:

•	the financial terms of the merger, as presented to the Exchange Board;

•	the benefits to Exchange Bank through an enhanced ability to meet the financial needs of its customers and compete in the rapidly changing financial services industry;

•	certain cost savings due to economies of scale and enhanced continuity of management;

•	the effect on shareholder value of Exchange remaining an independent entity in light of management’s financial projections, considered in the face of increased competition to community banks in general from large bank holding companies and other financial institutions;

•	the long-term interests of Exchange and its shareholders, as well as the interests of Exchange’s and Exchange Bank’s employees, customers, creditors and the communities in which Exchange operates;

•	the cost of compliance by Exchange and Exchange Bank with the respective regulatory requirements and directives of the Federal Reserve, the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions to which they are subject;

•	the ability of Exchange Bank to pay dividends to Exchange in the foreseeable future in light of regulatory requirements and restrictions;

•	the ability of Exchange to pay dividends to its shareholders in the foreseeable future in light of regulatory requirements and restrictions;

•	the current and ongoing cost of compliance with the Sarbanes-Oxley Act and related regulations; and

•	Exchange’s and Exchange Bank’s ability to hire and retain suitable management and employees.

Recommendation to shareholders (page 29)

The Exchange Board of Directors believes that the merger is in the best interests of Exchange and its shareholders and unanimously recommends that you vote “For” the proposal to approve and adopt the merger agreement.

Opinion of financial advisor (page 29)

In deciding to approve the merger, the Exchange Board of Directors considered the opinion of its financial advisor, Capital Market Securities, Inc., dated April 13, 2005, that, as of that date, subject to and based on the qualifications and limitations set forth in its opinion, the per share merger consideration was fair to Exchange shareholders from a financial point of view. The full text of the opinion, updated as of the date of this prospectus/proxy statement, is attached as Annex B to this prospectus/proxy statement. We encourage you to read the opinion in its entirety for a description of the procedures followed and matters considered by Capital Market Securities. The opinions of Capital Market Securities will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to the completion of the merger.

Material federal income tax consequences of the merger (page 45)

In general, Exchange shareholders receiving only Rurban shares in the merger will not recognize gain or loss. Exchange shareholders may, however, recognize gain or loss upon the receipt of cash or a combination of cash and Rurban shares in the merger. The actual income tax consequences of the merger to an Exchange shareholder will differ depending on the mixture of cash and Rurban shares received by the Exchange shareholder and various other factors. Exchange shareholders are urged to contact their tax advisors to determine the particular tax consequences of the merger to them.

Interests of directors and officers (page 44)

Some of the directors and executive officers of Exchange have interests in the merger that are different from, or in addition to, their interests as shareholders of Exchange. These interests include the following:

•	Thomas E. Funk, former Vice President, Treasurer and Chief Financial Officer of Exchange, has a Change in Control Agreement with Exchange and Exchange Bank which provides for a lump sum payment to Mr. Funk of approximately $218,753 in the event that Mr. Funk’s employment is terminated under specified circumstances in connection with a change in control of Exchange. Any payment to Mr. Funk under his Change in Control Agreement in connection with the merger would be subject to the receipt of all required regulatory approvals, if any. Mr. Funk resigned from Exchange and Exchange Bank on August 12, 2005.

•	A. John Moore, Charles M. Bailey and Linda Biniker, employees of Exchange Bank, have Change in Control Agreements with Exchange Bank which provide for lump sum payments of approximately $173,855, $155,279, and $130,829, respectively, in the event their employment is terminated under specified circumstances in connection with a change in control of Exchange. Any payment to Mr. Moore, Mr. Bailey or Ms. Biniker under these Change in Control Agreements in connection with the merger would be subject to the receipt of all required regulatory approvals, if any.

•	Rurban has agreed to purchase a five-year extended “tail” to Exchange’s existing directors’ and officers’ liability insurance policy, which will provide liability insurance coverage for the directors and executive officers of Exchange for acts occurring prior to completion of the merger.

•	Rurban has agreed to take all reasonable action necessary to elect Mr. Marion Layman as a director of the Exchange Bank through December 31, 2006.

Other agreements between Rurban and Exchange (page 40)

On April 26, 2005, Rurban, Exchange and Exchange Bank entered into an Administrative Services Agreement, pursuant to which Rurban provides certain administrative and advisory services. The services provided by Rurban include advice and assistance with respect to Exchange Bank’s investment portfolio, lending approval and collection process, mortgage loan origination process, commercial loan approval and workout process, accounting reconciliations and other mutually agreed upon administrative and support services. Rurban receives a fee of $3,500 per week, plus reimbursement of out-of-pocket costs, under the agreement. The agreement will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement, provided, however, that either party is permitted to terminate the agreement at any time upon thirty days’ prior written notice.

Resale of Rurban shares (page 45)

Rurban has registered the Rurban shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Rurban shares will be freely transferable, except for Rurban shares received by persons who may be deemed to be affiliates of Exchange.

Regulatory approvals (page 39)

Rurban has submitted applications to the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions seeking approval of the merger. We anticipate that these regulatory authorities will approve the merger. However, there can be no assurance that all requisite approvals will be obtained, that the approvals will be received on a timely basis or that the approvals will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such condition or requirement been known, neither Rurban nor Exchange would have entered into the merger agreement.

Termination and amendment of the merger agreement (page 43)

Rurban and Exchange may agree to terminate the merger agreement and abandon the merger at any time before the merger is completed, even if the Exchange shareholders have voted to approve and adopt the merger agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Rurban and Exchange;

•	by either Rurban or Exchange if the merger is not completed on or before December 31, 2005;

•	by either Rurban or Exchange if any event occurs which would prevent the satisfaction of certain conditions set forth in the merger agreement;

•	by Exchange if any person or entity other than Rurban makes a proposal or offer to acquire 20% or more of the outstanding voting securities, or 20% or more of the assets or deposits, of Exchange or Exchange Bank, or makes a proposal or offer with respect to any merger, tender or exchange offer, consolidation or business combination involving Exchange or Exchange Bank, and the Board of Directors of Exchange determines in good faith, based upon advice from independent legal counsel, that the termination of the merger agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law;

•	by Exchange if the average market price of Rurban shares over the twenty trading days ending on the tenth trading day prior to the established closing date is less than $12.02 and the market price of Rurban shares underperforms the SNL Bank Index by more than 15%, provided that, if Exchange elects to terminate the merger agreement, Rurban will have the option of increasing the exchange ratio, in which case the merger agreement will remain in effect; or

•	by Rurban if it is required to increase the exchange ratio (i.e., the number of Rurban shares to be exchanged for each Exchange share) in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Exchange must pay Rurban a termination fee of $625,000 if any of the following occurs:

•	The Board of Directors of Exchange terminates the merger agreement to comply with its fiduciary duties to shareholders following the receipt of a proposal for an acquisition transaction from a person or entity other than Rurban;

•	Exchange consummates or enters into an agreement relating to an acquisition transaction with any person or entity other than Rurban within 18 months after the merger agreement is terminated; or

•	The Board of Directors of Exchange withdraws or materially modifies its recommendation of the merger to the shareholders of Exchange after receiving a proposal from a person or entity other than Rurban relating to an acquisition transaction and either (1) the shareholders of Exchange do not adopt the merger agreement between Exchange and Rurban, or (2) the shareholders fail to meet by October 31, 2005 to vote on the adoption of the merger agreement.

Rurban must pay Exchange a termination fee of $250,000 if Rurban elects to terminate the merger agreement because it is required to increase the exchange ratio in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Rurban and Exchange may amend the merger agreement in writing at any time before or after the Exchange shareholders adopt the merger agreement. If the Exchange shareholders have already adopted the merger agreement, however, we will not amend it without shareholder approval if the amendment would have a material adverse effect on the shareholders.

Dissenters’ rights (page 25)

Ohio law provides Exchange shareholders with dissenters’ rights in the merger. This means that if you strictly comply with the procedures under Ohio law, you have the right to receive payment for your Exchange shares based upon an independent determination of their fair cash value. In addition to the summary of dissenters’ rights on page 25, a copy of the provisions of Ohio law regarding dissenters’ rights is attached to this prospectus/proxy statement as Annex C.

Risk Factors

In deciding how to vote on the merger agreement, you should consider carefully all of the information contained in this document, especially the following factors.

Fluctuation in the market price of the Rurban shares will affect the value of the Rurban shares you receive.

Subject to certain adjustments set forth in the merger agreement and described below, at the effective time of the merger each Exchange share will be converted into the right to receive either $22.00 in cash or 1.555 Rurban shares. On September 6, 2005, the last trading date before we printed this prospectus/proxy statement, the price of Rurban shares closed at $12.96 per share on Nasdaq. Based on that price, 1.555 Rurban shares would be valued at $20.15.

The exchange ratio (i.e., the number of Rurban shares to be received in exchange for each Exchange share) may be adjusted, depending upon the average market price of a Rurban share during a measuring period prior to closing. Therefore, the total value of the merger consideration will depend upon the value of a Rurban share during the measuring period, which is the twenty trading days ending ten trading days immediately preceding the closing date.

If the average market price of a Rurban share during the measuring period is greater than $16.27, then the exchange ratio will be reduced to a ratio equal to: (1) 115% of the per share cash amount, divided by (2) the average market price of a Rurban share during the measuring period.

If the average market price of a Rurban share during the measuring period is less than $12.02 and the decline in the market price of a Rurban share during the measuring period exceeds the decline, if any, in the SNL Bank Index during the period beginning on April 13, 2005 and ending ten trading days immediately preceding the closing date by more than 15%, then the Board of Directors of Exchange may elect to terminate the merger agreement and abandon the merger. If the Board of Directors of Exchange elects to terminate the merger agreement, Rurban will have five days in which to elect to increase the exchange ratio so that the exchange ratio multiplied by the average market price of a Rurban share during the measuring period equals 85% of the per share cash amount. If Rurban elects to increase the exchange ratio, then the election by the Board of Directors to terminate the merger agreement will be of no further force and effect and the merger agreement will remain in effect.

The market price of the Rurban shares may fall after the end of the measuring period and before the closing of the merger. Further, you will not receive your merger consideration until several weeks after the closing of the merger, and the market price of the Rurban shares may fall during the post-closing period when Exchange shareholders are given an opportunity to elect the form of consideration they would like to receive and while allocations are determined by Rurban. You will not be able to sell your Rurban stock to avoid losses resulting from any decline in the trading prices of Rurban shares during this period.

On the day the merger closes, the market price of a share of Rurban stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you, or on the date of the special meeting of shareholders of Exchange. Therefore, you cannot be assured of receiving any specific market value of Rurban shares.

The consideration you receive in the merger may be reduced as a result of a decline in the shareholders’ equity of Exchange.

The per share merger consideration to be received by Exchange shareholders in the merger will be reduced if the shareholders’ equity of Exchange as of the month-end immediately preceding the closing date is less than $8,100,000, excluding any changes, adjustments, or charges requested by Rurban, transaction expenses, certain fees paid to Rurban, and unrealized gains or losses on Exchange’s investment portfolio since January 1, 2005. If Exchange’s shareholders’ equity, as adjusted, is less than $8,100,000, the per share merger consideration will be reduced by an amount equal to (1) 150% of the amount by which the shareholders’ equity falls below $8,100,000, divided by (2) the number of Exchange shares outstanding immediately prior to the effective time. As a result, each Exchange share that is exchanged for cash will receive an amount equal to $22.00 less the per share reduction amount. Further, each Exchange share that is exchanged for Rurban shares will receive a number of Rurban shares that is equal to (1) $22.00 less the per share reduction amount, divided by (2) $14.15.

At December 31, 2004, Exchange’s shareholders’ equity was $8,298,000. At June 30, 2005, Exchange’s shareholders’ equity, as adjusted in accordance with the terms of the merger agreement, was $8,109,000.

You may receive a form of consideration different from the form of consideration you elect.

The consideration you receive in the merger is subject to the requirement that the aggregate cash consideration that will be paid to Exchange shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). The merger agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you may receive a portion of the merger consideration in the form of Rurban shares, provided that shareholders who own 100 or fewer Exchange shares will receive all cash. If you elect all stock and the available stock is oversubscribed, then you may receive a portion of the merger consideration in cash. If you elect a combination of cash and Rurban shares, you may not receive the specific combination of cash and Rurban shares that you request.

Rurban may fail to realize the anticipated benefits of the merger.

Rurban and Exchange may not be able to integrate their operations without encountering difficulties, including the loss of key employees and customers, the disruption of ongoing business or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Rurban and Exchange, each of the Rurban and the Exchange boards of directors considered enhanced earnings opportunities. There can be no assurance, however, that any enhanced earnings will result from the merger.

Changes in interest rates could reduce Rurban’s income.

Rurban’s net income depends to a great extent on the difference between the interest rates earned on interest-earning assets, such as loans and investment securities, and the interest rates paid on interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Rurban’s control, including general economic conditions and the policies of various governmental and regulatory agencies. Changes in interest rates influence the volume of loan originations, the generation of deposits, the yield on loans and investment securities and the cost of deposits and borrowings. Fluctuations in these areas may adversely affect Rurban.

Comparative Share Prices

Rurban common shares are listed on Nasdaq under the symbol “RBNF.” Exchange common shares are quoted on the OTC Bulletin Board under the symbol “EBLO.OB”

As of September 6, 2005, there were 4,575,702 Rurban common shares outstanding and held by approximately 1,372 holders of record. As of September 6, 2005, there were 586,644 Exchange common shares outstanding and held by approximately 778 holders of record.

The following table sets forth the closing sales prices per share of Rurban and Exchange common shares on the last full trading day prior to the announcement of the merger and on the last practicable trading day prior to printing this prospectus/proxy statement. The table also presents the equivalent price per share of Exchange, giving effect to the merger as of such dates. The “Exchange equivalent per share price” is determined by multiplying the exchange ratio of 1.555 by the indicated sales price per share of Rurban as of the dates presented.

	Rurban	Exchange	Exchange equivalent per share price
April 12, 2005	$14.22	$12.85	$22.11
September 6, 2005	$12.96	$20.10	$20.15

Selected Consolidated Financial Data of Rurban

The tables below contain information regarding the financial condition and earnings of Rurban for the five years ended December 31, 2004, and the six months ended June 30, 2005 and 2004. This information is based on information contained in Rurban’s quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission.

	At June 30,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands)
Rurban consolidated statement of financial condition:
Total assets	$451,048	$415,026	$415,349	$435,312	$742,317	$746,209	$700,818
Securities available-for-sale	108,719	98,097	108,720	107,699	115,109	101,140	85,760
FRB and FHLB stock	2,847	2,790	2,793	2,745	3,666	3,236	3,145
Loans held-for-sale	351	0	113	219	63,536	440	1,167
Loans, net of unearned income	271,827	270,692	264,481	284,104	487,475	600,291	576,636
Allowance for loan losses	5,210	6,923	4,899	10,181	17,694	9,239	7,215
Deposits	340,404	290,991	279,624	317,475	567,860	610,860	566,321
FHLB advances	38,000	54,000	56,000	39,000	47,850	54,275	52,164
Other borrowings	17,340	16,475	24,949	24,251	16,000	24,850	23,200
Stockholders’ equity	50,600	48,227	50,306	48,383	36,382	50,829	50,140

	At June 30,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands, except for per share data)
Rurban consolidated operating results:
Interest income	$10,177	$9,963	$20,028	$27,774	$48,591	$56,519	$56,023
Interest expense	4,253	4,069	7,951	13,972	24,813	30,778	29,635
Net interest income	5,924	5,894	12,077	13,802	23,778	25,741	26,388
Provision for loan losses	352	(190)	(399)	1,202	27,531	8,733	2,100
Non-interest income	8,829	8,418	16,691	34,687	13,779	14,162	11,273
Non-interest expense	13,765	12,854	25,324	28,678	30,479	28,018	26,754
Income (loss) before income taxes	637	1,648	3,843	18,608	(20,452)	3,152	8,807
Income taxes	112	327	1,109	6,303	(7,044)	899	2,721
Net income (loss)	525	1,321	2,734	12,305	(13,408)	2,253	6,086
Basic earnings (loss) per share	0.11	0.29	0.60	2.71	(2.95)	0.50	1.35
Diluted earnings (loss) per share	0.11	0.29	0.60	2.70	(2.95)	0.50	1.35
Cash dividends per share	0.10	N/A	N/A	N/A	0.26	0.47	0.42
Book value at period end	11.07	10.56	11.01	10.63	8.01	11.14	10.98
Weighted average shares outstanding—basic	4,569	4,555	4,559	4,545	4,540	4,526	4,511
Weighted average shares outstanding—diluted	4,579	4,572	4,572	4,552	4,540	4,544	4,511

	At June 30,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands, except for per share data)
Other data:
Return on average assets	0.25%	0.62%	0.65%	2.24%	(1.69)%	0.31%	0.91%
Return on average shareholders’ equity	2.08	5.43	5.55	27.59	(30.01)	4.27	13.05
Dividend payout ratio	90.91	N/A	N/A	N/A	N/A	95.80	31.02
Net interest margin, fully-taxable equivalent	3.18	3.10	3.19	2.72	3.20	3.80	4.23
Average loans to average deposits	91.50	89.07	105.68	98.24	105.54	106.82	109.65
Average equity to average assets	12.08	11.49	11.79	8.12	5.65	7.29	7.01
Allowance for loan losses to period end loans	1.92	2.56	1.85	3.58	3.21	1.54	1.25
Allowance for loan losses to total non-performing loans	38.52	41.82	34.03	55.43	94.65	62.59	81.82
Non-performing loans to period end loans	4.97	6.10	5.44	6.48	3.39	2.45	1.53
Net charge-offs to average loans	0.02	1.13	1.80	2.26	3.27	1.15	0.20
Avg Loans	265,152	273,424	271,503	385,153	627,685	583,239	542,412
Net Charge-offs	41	3,068	4,883	8,715	20,503	6,709	1,079

Selected Consolidated Financial Data of Exchange

The tables below contain information regarding the financial condition and earnings of Exchange for the five years ended December 31, 2004, and the six months ended June 30, 2005 and 2004. This information is based on information contained in Exchange’s quarterly report on Form 10-QSB and annual reports on Form 10-KSB filed with the Securities and Exchange Commission.

	At June 30,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands)
Exchange consolidated statement of financial condition:
Total assets	$85,230	$97,987	$90,719	$101,819	$110,688	$106,456	$103,155
Securities available-for-sale	18,605	22,258	22,258	22,416	16,987	14,150	14,770
FRB and FHLB stock	698	686	686	665	665	665	665
Loans, net of unearned income	60,397	64,421	62,274	68,555	72,512	81,182	79,279
Allowance for loan losses	1,130	1,140	1,106	1,395	1,417	844	756
Deposits	75,328	89,045	82,007	92,249	100,845	95,231	90,108
FHLB advances	565	76	74	86	100	115	2,632
Other borrowings	150	—	—	—	—	—	—
Shareholders’ equity	7,926	8,436	8,298	9,069	9,222	10,452	9,933

	Six months ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands, except per share data)
Exchange consolidated statement of operations:
Interest income	$2,256	$2,527	$4,950	$5,880	$7,035	$8,287	$8,261
Interest expense	544	749	1,399	1,965	2,872	4,075	3,878
Net interest income	1,712	1,778	3,551	3,915	4,163	4,212	4,383
Provision for loan losses	213	454	542	250	2,019	15	75
Non-interest income	253	239	492	622	768	680	552
Non-interest expense	2,099	1,980	4,065	4,045	4,587	4,016	3,864
Income (loss) before income taxes	(347)	(417)	(564)	242	(1,675)	861	996
Income taxes	—	—	—	70	(585)	269	320
Net income (loss)	(347)	(417)	(564)	172	(1,090)	592	676
Earnings (loss) per share	(0.59)	(0.71)	(0.96)	0.29	(1.86)	1.01	1.16
Cash dividends per share	—	—	—	0.25	0.25	0.50	0.49
Book value at period end	13.51	14.38	14.14	15.46	15.72	17.82	16.96
Weighted average shares outstanding	586,644	586,644	586,644	586,644	586,644	585,553	583,870

	At or for the six months ended June 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(In thousands)
Other data:
Return on average assets	(0.80)%	(0.83)%	(0.57)%	0.16%	(1.01)%	0.55%	0.67%
Return on average shareholders’ equity	(8.66)	(9.41)	(6.57)	1.85	(10.51)	5.93	7.18
Dividend payout ratio	—	—	—	84.88	n/a	49.49	42.16
Net interest margin, fully-taxable equivalent	4.24	3.78	3.85	3.95	4.12	4.16	4.63
Average loans to average deposits	77.41	72.78	72.48	71.52	82.55	81.29	89.12
Average equity to average assets	9.26	8.85	8.73	8.69	9.60	9.26	9.27
Allowance for loan losses to period end loans	1.87	1.77	1.78	2.03	1.95	1.04	0.95
Allowance for loan losses to total non-performing loans	78.97	96.12	118.42	68.65	67.00	49.01	136.96
Non-performing loans to period end loans	2.37	1.84	1.50	2.96	2.92	2.12	0.70
Net charge-offs to average loans	0.62	1.93	1.21	0.39	1.81	(0.09)	0.42
Average loans	$60,849	$66,478	$64,668	$69,281	$79,717	$78,724	$77,012
Net charge-offs	189	643	781	272	1,446	(73)	327

Comparative Per Share Data

Presented below are the book value per share and net earnings per share of (a) Rurban on a historical basis, (b) Exchange on a historical basis, (c) Rurban on a pro forma basis and (d) Exchange on an equivalent pro forma basis, adjusted to reflect the completion of the merger as of the beginning of each of the periods indicated. The information in the following table is not necessarily indicative of the results which actually would have been obtained if we had completed the merger before the periods indicated.

	Six months ended June 30, 2005	Year ended December 31, 2004
Rurban historical
Earnings (loss) per share:
Basic	$.11	$.60
Diluted	.11	.60
Book value per share	11.07	11.01
Cash dividends paid per share	.10	N/A

Exchange historical
Earnings (loss) per share:
Basic	$(.59)	$(.96)
Diluted	(.59)	(.96)
Book value per share	13.51	14.14
Cash dividends paid per share	N/A	N/A

Rurban pro forma
Earnings (loss) per share:
Basic (1)	$(.02)	$.34
Diluted (1)	(.02)	.34
Book value per share (2)	11.29	11.20
Cash dividends paid per share (3)	.10	N/A

Exchange pro forma equivalent
Earnings (loss) per share:
Basic (4)	$(.03)	$.53
Diluted (4)	(.03)	.53
Book value per share (4)	17.55	17.42
Cash dividends paid per share (4)	.16	N/A

(1)	The pro forma earnings per basic/diluted common share is computed by dividing pro forma income by the applicable weighted average pro forma common shares of Rurban.
(2)	The pro forma book value per share is computed by dividing the pro forma shareholders’ equity by total pro forma common shares of Rurban.
(3)	Rurban pro forma cash dividends declared per share represent historical cash dividends declared per share by Rurban.
(4)	Exchange equivalent pro forma per share amounts are computed by multiplying the Rurban pro forma amounts by the calculated exchange ratio of 1.555.

Pro Forma Financials

The following unaudited pro forma condensed combined consolidated balance sheet and statement of income are based on the historical consolidated financial statements of Rurban and Exchange, giving effect to the merger to be accounted for under the purchase method of accounting.

Under the purchase method of accounting, the tangible and identifiable assets and liabilities of Exchange will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. At a minimum, goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

The following unaudited pro forma combined consolidated balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2004 and the six months ended June 30, 2005 have been prepared to reflect Rurban’s acquisition of Exchange as if the acquisition had occurred on June 30, 2005 with respect to the balance sheet, as of January 1, 2004 with respect to the statement of income for the year ended December 31, 2004, and as of January 1, 2005 with respect to the statement of income for the six months ended June 30, 2005, in each case giving effect to the pro forma adjustments described in the accompanying notes.

The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of Rurban will be made based on the underlying historical financial data and fair value of Exchange’s assets and liabilities at the time of the transaction. Rurban’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The proforma condensed combined consolidated balance sheet and statements of income include an estimate for core deposit premium of 3% of selected deposit balances and the related income statement impact for the periods presented. A deposit premium study will be performed and the core deposit intangible will be appropriately adjusted.

The pro forma condensed combined consolidated balance sheet and statements of income have been prepared based on the purchase method of accounting assuming 456,116 Rurban shares will be issued. For a discussion of the number of shares that may be issued in the merger, see “The Merger—Merger consideration.” For a discussion of the purchase method of accounting, see “The Merger—Accounting treatment.”

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2005 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed combined consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of Rurban. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this document.

Rurban/Exchange

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

June 30, 2005

	Rurban historical	Exchange historical	Combined Rurban and Exchange	Pro Forma adjustments		Combined pro forma
	(In Thousands)
Assets
Cash and due from banks	$8,044	$2,322	$10,366	$3,547	(1)	$13,081
				(832	)(2)
Fed funds sold	23,200		23,200			23,200
Securities available for sale	108,719	18,605	127,324			127,324
Loans, net of unearned income	271,827	60,397	332,224			332,224
Allowance for loan losses	(5,210)	(1,130)	(6,340)			(6,340)
Premises and equipment	9,405	3,205	12,610			12,610
Goodwill	6,506		6,506	3,745	(1)	11,503
				420	(3)
				832	(2)
Core deposit intangible	1,069		1,069	1,235	(3)	2,167
				(137	)(1)
Other assets	27,488	1,813	29,319			29,319

Total Assets	$451,048	$85,230	$536,278	$8,810		$545,088

Liabilities
Non-interest bearing deposits	$41,422	$12,553	$53,975			$53,975
Interest-bearing deposits	298,983	62,775	361,758			361,758

Total deposits	340,405	75,328	415,733			415,733
Borrowed funds	45,029	1,552	46,581			46,581
Other liabilities	4,704	424	5,128	420	(3)	5,699
				300	(1)
				(149	)(1)
Trust preferred securities	10,310		10,310	$10,000	(1)	20,310

Total Liabilities	$400,448	$77,304	$477,752	$10,571		$488,323

Shareholders’ equity
Common stock	$11,439	$2,933	$14,372	$(2,933	)(1)	$12,579
				1,140	(1)
Paid in capital	10,999	5,071	16,070	(5,071	)(1)	16,312
				5,313	(1)
Retained earnings	29,012	47	29,059	(47	)(1)	28,724
				(288	)(1)
Accumulated comprehensive income	(614)	(125)	(739)	125	(1)	(614)
Treasury stock	(236)		(236)			(236)

Total shareholders’ equity	$50,600	$7,926	$58,526	$(7,926	)(1)	56,765
				(288)
				6,453	(1)

Total liabilities and shareholders’ equity	$451,048	$85,230	$536,278	$8,810		$545,088

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

Rurban/Exchange

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Year Ended December 31, 2004

	Rurban historical	Exchange historical	Combined Rurban and Exchange	Pro forma adjustments		Pro forma combined
	(In Thousands, except per share data)
Interest income
Loans	$16,217	$4,214	$20,431			$20,431
Investments	3,732	681	4,413			4,413
Fed funds sold and other	79	55	134			134

Total interest income	20,028	4,950	24,978			24,978

Interest expense
Deposits	4,554	1,394	5,948			5,948
Borrowings	2,278	5	2,283			2,283
Trust preferred securities	1,119		1,119	600	(1)	1,719

Total interest expense	7,951	1.399	9,350	600		9,950

Net interest income	12,077	3,551	15,628	(600)		15,028
Provision for loan losses	(400)	542	142			142

Net interest income after provision	12,477	3,009	15,486	(600)		14,886
Non-interest income: Data service fees Trust fees Other income	10,478 3,042 3,170	492	10,478 3,042 3,662			10,478 3,042 3,662

Total non-interest income	16,690	492	17,182			17,182

Non-interest expense: Salaries and benefits Net occupancy Equipment Professional fees Other	12,993 982 4,337 2,253 4,759	2,060 540 n/a 227 1,238	15,053 1,522 4,337 2,480 5,997	278	(3)	15,053 1,522 4,337 2,480 6,275

Total non-interest expense	25,324	4,065	29,389	278	(3)	29,667

Income (loss) before taxes	3,843	(564)	3,279	(878	)(1)	2,401
Federal taxes	1,109	0	1,109	(416)		693

Net income (loss)	2,734	$(564)	$2,170	$(462)		$1,708

Average shares outstanding (000’s):
Basic	4,559	587				5,015
Diluted	4,572	587				5,028
Earnings per share:
Basic	$0.60	$(0.96)				$0.34
Diluted	$0.60	$(0.96)				$0.34

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

Rurban/Exchange

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Six Months Ended June 30, 2005

	Rurban historical	Exchange historical	Combined Rurban and Exchange	Pro forma adjustments		Pro forma combined
	(In thousands, except per share data)
Interest income
Loans	$7,941	$1,957	$9,898			$9,898
Investments	2,134	286	2,420			2,420
Federal funds sold and other	102	13	115			115

Total interest income	10,177	2,256	12,433			12,433
Interest expense
Deposits	2,397	539	2,936			2,936
Borrowings	1,314	5	1,319			1,319
Trust preferred securities	542		542	300	(1)	842

Total interest expense	4,253	544	4,797	300	(1)	5,097

Net interest income	5,924	1,712	7,636	(300	)(1)	7,336
Provision for loan losses	352	213	565			565

Net interest income after provision	5,572	1,499	7,071	(300	)(1)	6,771
Non-interest income:
Data service fees	5,828		5,928			5,828
Trust fees	1,584		1,584			1,584
Other income	1,417	253	1,670			1,670

Total non-intertest income	8,829	253	9,082			9,082
Non-interest expense:
Salaries and benefits	6,732	971	7,703			7,703
Net occupancy	584	248	832			832
Equipment	2,537	n/a	2,537			2,537
Professional fees	1,229	111	1,340			1,340
Other	2,682	769	3,451	137		3,588

Total non-interest expense	13,764	2,099	15,863	137	(3)	16,000

Income (loss) before taxes	637	(347)	290	(437	)(1)	(147)
Federal taxes	112		112	(149	)(1)	(37)

Net income (loss)	$525	$(347)	$178	$(288	)(1)	$(110)

Average shares outstanding (000’s):
Basic	4,569	587				5,025
Diluted	4,579	587				5,025
Earnings per share:
Basic	$0.11	$(0.59)				$(0.02)
Diluted	$0.11	$(0.59)				$(0.02)

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

Note 1—Transaction and Pro Forma Adjustments

The merger of Exchange with and into Rurban will be accounted for using the purchase method of accounting, and accordingly the assets acquired and liabilities assumed of Exchange will be recorded at their respective fair values on the date the merger is completed. Each Exchange common share that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted, by virtue of the merger and without any further action, into the right to receive either (a) $22.00 in cash or (b) 1.555 Rurban common shares. Elections will be limited by the requirement that the aggregate cash consideration that will be paid to Exchange shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). The unaudited pro forma financial statements reflect the issuance of 456,116 Rurban common shares and the payment of cash consideration in the amount of $6,453,000 to Exchange shareholders in the merger.

The following are the items impacting cash (in thousands):

Issuance of Trust Preferred Securities	$10,000
Payment for Exchange shares	(6,453)
Payment of merger related charges	(832)

Net cash impact	$2,715

The following are the items impacting Goodwill and Core Deposit Premium (in thousands):

Outstanding shares of Exchange (actual)	586,644
Share to be exchanged (1/2)	293,322
Exchange ratio of Rurban shares for Exchange	1.555
Rurban shares to be issued	456,116
Market value of Rurban shares	6,453
Cash issued in transaction	6,453
Total purchase price	$12,906
Fair market value of Exchange’s net assets	7,926
Pro forma excess purchase price over net assets acquired at fair market value	$4,980
Merger related charges	832

Estimated core deposit intangible:
Eligible pro forma deposits	$41,170
Premium rate	3.00%	$(1,235)
Deferred income taxes:
Core deposit intangible	$1,235
Income tax rate	34%	$420
Goodwill		$4,997

The unaudited pro forma financial information includes estimated adjustments to record certain assets acquired and liabilities assumed of Exchange at their respective fair values. The recorded assets and liabilities of Exchange were substantially the same as their respective fair values for the periods presented. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.

The pro forma taxes associated with the transaction assumes that if the merger would have been effective on January 1st of each period presented that Rurban would be able to record the tax benefit associated with the losses generated at Exchange on a consolidated basis.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine fair values of Exchange’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair market value of the net assets of Exchange will change the amount of the purchase price allocated to goodwill. Additionally, changes to Exchange’s shareholders’ equity from June 30, 2005 through the date the merger is completed will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

In connection with the merger, Rurban, through a to-be-created business trust subsidiary, anticipates issuing $10,000,000 in trust preferred securities to fund the cash portion of the transaction. Rurban has received a commitment letter from a capital markets firm to arrange the trust preferred offering. The trust preferred securities will be purchased in private placement transactions by the capital markets firm and/or third party purchasers. The trust preferred securities will have general characteristics and features that are typical for trust preferred securities that are issued by financial institutions. For purposes of the pro forma financial information, an assumed interest rate of 6.00% for the trust preferred securities has been used and interest expense of $300 thousand and $600 thousand reflected in the pro forma condensed combined consolidated statement of income for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

Note 2—Merger Related Charges

In connection with the merger of Exchange with and into Rurban, pre tax merger related charges of approximately $832,000 are expected to be incurred. These charges are expected to include $679,000 in severance payments on change of control agreements and legal fees of $153,117. An accrual for the merger related charges has been reflected in the pro forma adjustments to the unaudited condensed combined consolidated balance sheet as of June 30, 2005. Since these charges will not have a continuing impact on the operations of the combined company, they are not included in the unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2004 and for the six months ended June 30, 2005.

Note 3—Estimation of Core Deposits

In connection with the merger of Exchange with and into Rurban, an estimate of core deposit intangibles of $1,235,000 has been used. This is based on selected deposit balances at June 30, 2005 and multiplying that base by 3%. The annual cost associated with the core deposit is calculated by using an average life of the deposits of eight years and an amortization charge based upon a sum-of-the-years digits amortization method.

Incorporation by Reference

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus/proxy statement, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus/proxy statement, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus/proxy statement. You should read the information relating to the companies contained in this prospectus/proxy statement and the information in the documents incorporated by reference.

This document incorporates by reference the description of Rurban common shares contained in Rurban’s registration statement on Form 10 filed by Rurban on April 30, 1985, including any amendment or reports filed for the purpose of updating such description, the documents listed below that Rurban has previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders to be held on October 11, 2005 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Commission Filings (File No. 0-13507)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2004 (a copy of which is attached as Annex D to this document)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Quarterly Report on Form 10-Q	Quarter ended June 30, 2005 (a copy of which is attached as Annex E to this document)

Current Reports on Form 8-K	Filed on February 2, February 22, March 21, April 14, May 10, June 21, June 23, July 22 and July 27, 2005

This document incorporates by reference the documents listed below that Exchange has previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders to be held on October 11, 2005 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Commission Filings (File No. 33-54566)	Period/Date
Annual Report on Form 10-KSB/A	Year ended December 31, 2004 (a copy of which is attached as Annex F to this document)

Quarterly Report on Form 10-QSB/A	Quarter ended March 31, 2005

Quarterly Report on Form 10-QSB	Quarter ended June 30, 2005 (a copy of which is attached as Annex G to this document)

Current Reports on Form 8-K	Filed on April 13, June 20, July 8 and August 15, 2005

You can receive the documents incorporated by reference (without exhibits, unless the exhibits are specifically incorporated by reference into this prospectus/proxy statement) without charge by calling or writing one of the following persons:

Rurban Financial Corp. 401 Clinton Street Defiance, Ohio 43512 Attention: James E. Adams (419) 783-8950	Exchange Bancshares, Inc. 237 Main Street Luckey, Ohio Attention: Marion Layman (419) 833-3401

Any request for documents should be made by October 3, 2005 to ensure timely delivery of the documents prior to the special meeting.

You may also obtain copies of the documents from the Securities and Exchange Commission through its website. See “Where You Can Find More Information” on page 53.

Following the merger, Rurban will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

Sources of Information

Rurban provided all information in this prospectus/proxy statement relating to it, and Exchange provided all information in this prospectus/proxy statement relating to it. Each party is responsible for the accuracy of its information.

You should rely only on the information which is contained in this document or to which we have referred in this document. We have not authorized anyone to provide you with information that is different.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Rurban and Exchange after the merger and those statements proceeded by, followed by or that otherwise include the terms “should,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “continue,” “estimate” and other expressions that indicate future events and trends. Although Rurban and Exchange believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated, depending on a variety of factors. These risks and uncertainties include, without limitation:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;

•	competition among depository and other financial services companies may increase significantly;

•	costs or difficulties related to the integration of Rurban and Exchange may be greater than expected;

•	general economic or business conditions, such as interest rates, may be less favorable than expected;

•	adverse changes may occur in the securities market; and

•	legislation or changes in regulatory requirements may adversely affect the businesses in which Rurban is engaged.

You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Rurban and Exchange, and could cause those results to be substantially different from those expressed in any forward-looking statements. Rurban and Exchange do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

The Special Meeting

Purpose, time and place

This prospectus/proxy statement is being sent to you in connection with the solicitation of proxies by the Exchange Board of Directors for use at the special meeting to be held at 7:30 p.m., on October 11, 2005, at Eastwood High School, 4900 Sugar Ridge Road, Pemberville, Ohio. At the special meeting, shareholders will be asked to consider and vote upon the following matters:

•	To approve and adopt the Agreement and Plan of Merger, dated as of April 13, 2005, by and between Rurban Financial Corp. and Exchange Bancshares, Inc., which provides for the merger of Exchange with and into Rurban; and

•	To transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Shares outstanding and entitled to vote; record date

Only shareholders of record on September 9, 2005, will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on the record date, September 9, 2005, there were 586,644 Exchange shares issued and outstanding and entitled to vote. The Exchange shares were held of record by approximately 778 shareholders. Each Exchange share entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.

Votes required

Approval of the merger agreement requires the holders of a majority of the outstanding Exchange shares, or 293,323 shares, to vote in favor of the merger agreement. As of September 9, 2005, the directors and executive officers of Exchange and Exchange Bank and the affiliates of such directors and executive officers had sole or shared voting power with respect to 65,841 Exchange shares, or 11.2% of the outstanding Exchange shares. The directors of Exchange have entered into voting agreements with Rurban pursuant to which they have agreed to vote 65,841 Exchange shares, or 11.2% of the outstanding Exchange shares, for the adoption and approval of the merger agreement.

Each share of Exchange is entitled to one vote on the proposal. A quorum, consisting of the holders of a majority of the outstanding Exchange shares, must be present in person or by proxy at the special meeting before any action can be taken. Under Ohio law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and broker non-votes will have the effect of a vote against the adoption and approval of the merger agreement. Also, if you fail to return your properly executed proxy card, the effect will be the same as a vote “against” approval and adoption of the merger agreement.

If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Exchange shares represented by that proxy card will be voted at the special meeting, or any adjournment of the special meeting. The Exchange shares will voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “For” the approval and adoption of the merger agreement.

Voting, solicitation and revocation of proxies

A proxy card for use at the special meeting of shareholders accompanies each copy of this prospectus/proxy statement mailed to Exchange shareholders. This proxy is solicited by the Exchange Board of Directors. Whether or not you attend the special meeting, the Exchange Board of Directors urges you to return the enclosed proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Exchange, at 237 Main Street, Luckey, Ohio 43443;

•	executing and returning a later-dated proxy received by Exchange prior to a vote being taken at the special meeting; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you are an Exchange shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares in person at the special meeting.

We do not expect any matter other than the merger agreement to be brought before the Exchange special meeting of shareholders. If any other matters are properly brought before the special meeting for consideration, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

Exchange will pay all costs incurred in connection with the solicitation of proxies on behalf of the Exchange Board of Directors. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of Exchange. Exchange will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Exchange shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Exchange shares entitled to vote at the special meeting of shareholders.

Dissenters’ Rights

The following is a summary of the steps that you must take if you wish to exercise dissenters’ rights with respect to the merger. This description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law, which is attached as Annex C to this document, for a more complete discussion of the procedures. If you fail to take any one of the required steps, your dissenters’ rights may be terminated under Ohio law. If you are considering dissenting, you should consult your own legal advisor.

To exercise dissenters’ rights, you must satisfy five conditions:

•	you must be an Exchange shareholder of record on September 9, 2005;

•	you must not vote your Exchange shares in favor of the merger;

•	you must deliver a written demand for the fair cash value of the dissenting shares within 10 days of the date on which the vote is taken;

•	if Exchange requests, you must send your stock certificates to Exchange within 15 days of the request so that a legend may be added stating that a demand for fair cash value has been made; and

•	if you do not reach an agreement as to the fair cash value of your shares with Exchange, you must file a complaint in court for determination of the fair cash value.

All demands should be sent to Exchange Bancshares, Inc., 237 Main Street, Luckey, Ohio 43443, Attention: Marion Layman.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. Fair cash value is determined as of the day before the special meeting, excluding any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same as, or lower than the market value of Exchange shares on the date of the merger. In no event will the fair cash value be in excess of the amounts specified in the dissenting shareholder’s demand.

The following is a more detailed description of the conditions you must satisfy to perfect your dissenters’ rights:

•	You must be the record holder of the dissenting shares as of September 9, 2005. If you have a beneficial interest in Exchange shares that are held of record in the name of another person, you must cause the shareholder of record to follow the required procedures.

•	You must not vote in favor of the merger agreement. This requirement is satisfied if:

•	you submit a properly executed proxy with instructions to vote “against” the adoption of the merger agreement or to “abstain” from the vote; or

•	you do not return a proxy or you revoke a proxy and you do not cast a vote at the special meeting in favor of the approval and adoption of the merger agreement.

If you vote in favor of the merger agreement, you will lose your dissenters’ rights. If you sign a proxy and return it but do not indicate a voting preference on the proxy, the proxy will be voted in favor of the approval and adoption of the merger agreement and will constitute a waiver of dissenters’ rights.

•	You must file a written demand with Exchange on or before the 10th day after the day on which the Exchange shareholders approve and adopt the merger agreement. Exchange will not inform you of the expiration of the 10-day period. The written demand must include your name and address, the number of dissenting shares and the amount you claim as the fair cash value of those shares. Voting against the merger does not constitute a written demand as required under Ohio law.

•	If Exchange requests, you must submit your certificates for dissenting shares to Exchange within 15 days after it sends its request so that a legend may be placed on the certificates, indicating that demand for cash value was made. The certificates will be returned to you by Exchange. Exchange intends to make this request to dissenting shareholders.

•	You must file a petition with the court if you do not reach an agreement with Exchange as to the fair cash value of your shares. You must file the petition with the Court of Common Pleas of Wood County, Ohio, for a determination of the fair cash value of the dissenting shares within three months after service of your demand to Exchange for fair cash value. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable.

Your right to receive the fair cash value of your dissenting shares will terminate if:

•	the merger does not become effective;

•	you fail to make a timely written demand on Exchange;

•	you do not, upon request of Exchange, surrender your Exchange certificates in a timely manner;

•	you withdraw your demand, with the consent of Exchange; or

•	Exchange and you have not come to an agreement as to the fair cash value of the dissenting shares and you do not timely file a complaint.

The Merger

If the holders of at least a majority of the Exchange shares vote to approve and adopt the merger agreement, the necessary regulatory approvals are received and all conditions to the completion of the merger are satisfied or waived, the acquisition of Exchange and Exchange Bank by Rurban will be accomplished through the merger of Exchange with and into Rurban.

The parties to the merger agreement

Rurban. Rurban is a financial services holding company headquartered in Defiance, Ohio. Rurban’s direct and indirect subsidiaries include The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The State Bank and Trust Company offers a full range of financial services through its 12 offices located in Defiance, Paulding, Allen and Fulton Counties in Northwest Ohio. The State Bank and Trust Company also offers, through its wholly-owned trust company, Reliance Financial Services, N.A., a diversified array of trust and financial services to customers throughout the Midwest. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri. RFCBC operates as a loan subsidiary in servicing and working out problem loans.

At June 30, 2005, Rurban had 230 full-time equivalent employees, total assets of $451.0 million, total loans of $271.8 million, total deposits of $340.4 million, and total shareholders’ equity of $50.6 million. Rurban common shares are traded on The Nasdaq National Market (“Nasdaq”) under the symbol “RBNF.”

Exchange. Exchange is a bank holding company headquartered in Luckey, Ohio. Exchange’s wholly-owned subsidiary, The Exchange Bank, was formed in 1906 and offers a full range of financial services through its five offices located in Lucas and Wood Counties in Northwest Ohio.

At June 30, 2005, Exchange had 41 full-time and 10 part-time employees, total assets of $85.2 million, total loans of $60.4 million, total deposits of $75.3 million, and total shareholders’ equity of $7.9 million. Exchange common shares are quoted on the OTC Bulletin Board under the symbol “EBLO.OB.”

Background and reasons for the merger

Rurban. Rurban believes the merger will benefit its shareholders because the merger will enable Rurban to expand its presence in the metropolitan Toledo markets currently served by Exchange, strengthen the competitive position of the new combined organization, generate cost savings and enhance other opportunities for Rurban.

Exchange. In November, 2004, representatives of Exchange’s Board of Directors held conversations with Gary Young, Chairman of Young & Associates, Inc., a financial institution consulting firm based in Kent, Ohio, regarding Exchange and Exchange Bank and their strategic alternatives to enhance and maximize the value of Exchange’s common shares. On December 1, 2004, Mr. Young met with representatives of the Board of Directors. Mr. Young presented financial projections he had prepared assuming Exchange remained independent. The projections were based on recent financial results of Exchange and reflected below industry average financial performance. The representatives of the Board of Directors discussed with Mr. Young reasons for the poor financial performance of Exchange and Exchange Bank, including without limitation, deteriorating loan quality, senior management turnover and increasing competition, and expressed their concern that these issues would be difficult to overcome while remaining independent. The representatives of the Board of Directors also discussed with Mr. Young the possibility of selling offices/branches or marketing Exchange or Exchange Bank for sale as potential strategic alternatives.

After considering the advantages and disadvantages of the alternatives, the representatives of the Board of Directors determined that marketing Exchange and/or Exchange Bank for sale was likely the best course of action to pursue in order to achieve the maximum value of Exchange’s common shares. Mr. Young was asked to provide a draft engagement letter to Exchange to represent Exchange in its investigation of a merger or sale. The engagement letter was provided to Exchange on December 3, 2004.

The representatives of the Board who had met with Mr. Young presented the substance of their discussions with the remaining members of the Board of Directors. The Board of Directors agreed to move forward to investigate a merger or sale of Exchange or Exchange Bank and to engage Capital Market Securities, Inc. (“CMS”), a subsidiary of Young & Associates, to assist in the process under the terms of the draft engagement letter.

At a meeting with Stephen Clinton, President of CMS, on December 16, 2004, Exchange executed an engagement letter with CMS for CMS to serve as its investment banker to assist and provide advice in the marketing process. Over the next month Exchange provided CMS with certain financial performance and other information which CMS analyzed and summarized into a confidential written memorandum (the “Marketing Materials”) to be distributed to potential acquirers. Mr. Clinton met with the Board of Directors of Exchange on January 21, 2005, to review the Marketing Materials and to discuss and identify a list of potential acquirers. At that meeting, the Board of Directors approved the Marketing Materials and approved the list of fourteen financial institutions that the Board of Directors determined were legitimate potential acquirers. Mr. Clinton was directed to contact each of the potential acquirers to determine whether or not they had an interest in pursuing an acquisition of Exchange and/or Exchange Bank.

Of the fourteen financial institutions contacted, nine expressed interest in receiving and reviewing the Marketing Materials. Those nine entered into confidentiality agreements with Exchange, received the Marketing Materials and were instructed to present initial written proposals to CMS no later than February 23, 2005.

Four proposals were received, including a proposal from Rurban. CMS met with the Exchange Board of Directors on February 25, 2005, to review and analyze the initial proposals. In each case the proposals were expressly made subject to due diligence.

Following extensive discussion of the four proposals, including, among other things, the proposed per share price, make-up of the proposed consideration (cash and/or stock), historic and projected financial performance and condition of each bidder and likelihood of regulatory approval of a transaction with each bidder, the Board of Directors authorized CMS to invite Rurban and one other bidder to conduct due diligence. Due diligence was conducted during the weeks of March 7, and March 14, 2005. Additionally, each of Rurban and the other bidder met with Exchange’s Board of Directors to present and review their respective business philosophies and plans for Exchange Bank if a transaction were to be consummated.

Rurban and the other bidder were instructed to present final offers no later than March 18, 2005. Rurban submitted a final offer on that date, which consisted of a proposed merger of Exchange with and into Rurban valued at $22.00 per Exchange common share (1.555 Rurban common shares or $22.00 cash). However, the other bidder declined to submit an offer.

CMS prepared a written analysis of the Rurban offer and presented it to the Board of Directors on March 21, 2005. After extensive discussion of the offer, the Board of Directors authorized the acceptance of the Rurban offer and authorized legal counsel and CMS to work with Rurban and their legal counsel on the preparation of a definitive agreement for the transaction.

At a meeting of the Board of Directors held on April 12, 2005, the Board of Directors reviewed and discussed with CMS and legal counsel the final definitive agreement, the related agreements and documents and the proposed transaction. Additionally, at that meeting, Mr. Clinton presented his analysis of the financial terms of the transaction and concluded that, in CMS’s opinion, the consideration to be received by the holders of Exchange common shares in connection with the merger is fair from a financial point of view. Following extensive discussion and deliberation, the Board of Directors voted unanimously to approve the Agreement and Plan of Merger, to authorized the execution and delivery thereof. The Agreement and Plan of Merger was executed by Exchange and Rurban on April 13, 2005.

In reaching its determination to adopt the merger agreement, and to recommend its approval, by the shareholders, the Exchange Board of Directors consulted with Exchange and Exchange Bank management, legal consultants and Capital Market Securities, Inc., and considered the following material factors in support of the Board’s recommendation:

•	the financial terms of the merger, as presented to the Exchange Board, are fair to the shareholders of Exchange;

•	the benefits to Exchange Bank through an enhanced ability to meet the financial needs of its customers and compete in the rapidly changing financial services industry;

•	certain cost savings due to economies of scale and enhanced continuity of management;

•	the effect on shareholder value of Exchange remaining an independent entity in light of management’s financial projections, considered in the face of increased competition to community banks in general from large bank holding companies and other financial institutions;

•	the long-term interests of Exchange and its shareholders, as well as the interests of Exchange’s and Exchange Bank’s employees, customers, creditors and the communities in which Exchange operates;

•	the cost of compliance by Exchange and Exchange Bank with the respective regulatory requirements and directives of the Federal Reserve, the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions to which they are subject;

•	the ability of Exchange Bank to pay dividends to Exchange in the foreseeable future in light of regulatory requirements and restrictions;

•	the ability of Exchange to pay dividends to its shareholders in the foreseeable future in light of regulatory requirements and restrictions;

•	the opinion delivered to the Exchange Board of Directors by Capital Market Securities to the effect that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair from a financial point of view to the holders of Exchange common shares;

•	the current and ongoing cost of compliance with the Sarbanes-Oxley Act and related regulations; and

•	Exchange’s and Exchange Bank’s ability to hire and retain suitable management and employees.

The Exchange Board of Directors also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, they considered:

•	the cost associated with the regulatory approval process, cost in connection with calling of the special meeting of shareholders and other merger-related costs;

•	the risk of a decline in the market price of Rurban shares prior to and after the consummation of the merger;

•	the fact that Rurban and its wholly-owned subsidiary, State Bank and Trust, have just recently been released from the terms of a written agreement with their regulators;

•	acceptance of the change by the communities served by Exchange Bank;

•	the potential loss of Exchange Bank’s independence as a separate financial institution; and

•	the tax effects of the merger on the shareholders of Exchange.

The Exchange Board of Directors did not receive a quantitative analysis of the factors listed above. However, after considering the foregoing, and other relevant factors and risks, the Exchange Board of Directors concluded that the anticipated benefits of the merger outweighed the possible detriments.

The Exchange Board of Directors unanimously recommends that you vote “For” the proposal to approve and adopt the merger agreement.

Opinion of Exchange’s financial advisor

On December 7, 2004, Exchange retained Capital Market Securities to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Capital Market Securities agreed, if requested by Exchange, to render an opinion with respect to the fairness, from a financial point of view, to the holders of the Exchange common shares, of the merger consideration as set forth in a definitive merger agreement.

Capital Market Securities is a NASD registered broker dealer specializing in the financial service industry. In the ordinary course of its investment banking business, Capital Market Securities is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Capital Market Securities acted as financial advisor to Exchange in connection with the proposed merger and participated in certain aspects of the negotiations leading to the merger agreement. At the April 12, 2005 meeting at which the Exchange Board of Directors considered and approved the merger agreement, Capital Market Securities delivered its oral opinion, subsequently confirmed in writing on April 13, 2005 that, as of such date, the merger consideration was fair to the holders of the Exchange common shares from a financial point of view.

THE FULL TEXT OF CAPITAL MARKET SECURITIES’ WRITTEN OPINION, DATED AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, IS INCLUDED AS APPENDIX B TO THIS PROSPECTUS/PROXY STATEMENT. THE WRITTEN OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITAL MARKET SECURITIES IN CONNECTION WITH ITS OPINION. HOLDERS OF EXCHANGE COMMON SHARES ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

Capital Market Securities’ opinion speaks only as of the date of the opinion. Capital Market Securities provided its opinion for the information and assistance of the Exchange Board of Directors in connection with its consideration of the transaction contemplated by the merger agreement and is directed only to the fairness of the merger consideration to the holders of the Exchange common shares from a financial point of view. The opinion does not address the underlying business decision of Exchange to engage in the merger or any other aspect of the merger and is not a recommendation to any Exchange stockholder as to how that shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholders should elect or any other matter. Capital Market Securities’ opinions will not reflect any developments that have occurred or may occur after the date of its opinions and prior to the completion of the merger. Capital Market Securities has no obligation to revise, update or reaffirm its opinions, and Exchange does not currently expect that it will request an updated opinion from Capital Market Securities.

In connection with rendering its April 13, 2005 opinion, Capital Market Securities reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Exchange that Capital Market Securities deemed relevant;

•	certain publicly available financial statements and other historical financial information of Rurban that Capital Market Securities deemed relevant;

•	an internal budget for Exchange for the year ending December 31, 2005 prepared by the management of Exchange;

•	Internal forecasts for Rurban for the years ending December 31, 2005 through 2009 prepared by the management of Rurban;

•	the pro forma financial impact of the merger on Rurban based on assumptions relating to transaction expenses and cost savings determined by the managements of Exchange and Rurban;

•	the publicly reported historical price and trading activity for Exchange’s and Rurban’s common shares, including a comparison of certain financial and stock market information for Exchange and Rurban with similar publicly available information for certain other banks which are publicly traded;

•	the financial terms of certain recent mergers in the banking industry, to the extent publicly available;

•	the current banking environment and economic conditions generally; and;

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Capital Market Securities considered appropriate for purposes of its analysis.

Capital Market Securities also discussed with certain members of management of Exchange the business, financial condition, results of operations and prospects of Exchange and held similar discussions with certain members of management of Rurban regarding the business, financial condition, results of operations and prospects of Rurban.

In performing its reviews and analyses and in rendering its opinion, Capital Market Securities relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Exchange or Rurban or either’s respective representatives or that was otherwise reviewed by Capital Market Securities and assumed such accuracy and completeness for purposes of rendering its opinion. Capital Market Securities further relied on the assurances of management of Exchange and Rurban that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Capital Market Securities was not asked to and did not undertake an independent verification of any of such information and Capital Market Securities does not assume any responsibility or liability for its accuracy or completeness. Capital Market Securities did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Exchange or Rurban or any of their subsidiaries, or the collectibility of any such assets, nor has Capital Market Securities been furnished with any such evaluations or appraisals. Capital Market Securities did not make an independent evaluation of the adequacy of the allowance for loan losses of Exchange or Rurban, nor has Capital Market Securities reviewed any individual credit files relating to Exchange or Rurban. Capital Market Securities assumed, with Exchange’s consent, that the respective allowances for loan losses for both Exchange and Rurban are adequate to cover such losses.

Capital Market Securities’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, and the information made available to Capital Market Securities as of, the date of its opinion. Capital Market Securities assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the merger contained in the merger agreement are not waived. Capital Market Securities also assumed, with Exchange’s consent, that there has been no material change in Exchange’s and Rurban’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Capital Market Securities, that Exchange and Rurban will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Exchange’s consent, Capital Market Securities relied, to the extent such advice was related to Capital Market Securities, upon the advice Exchange received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its April 13, 2005 opinion, Capital Market Securities performed a variety of financial analyses. The following is a summary of the material analyses performed by Capital Market Securities, but is not a complete description of all the analyses underlying Capital Market Securities’ opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Capital Market Securities believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Capital Market Securities’ comparative analyses described below is identical to Exchange or Rurban and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Exchange or Rurban and the companies to which they are being compared.

The earnings projections used and relied upon by Capital Market Securities in its analyses for Exchange and Rurban, projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger were provided to Capital Market Securities by and reviewed with the managements of Exchange and Rurban, and Capital Market Securities assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the expected future financial performance of Exchange and Rurban, respectively, and that such performances would be achieved. Capital Market Securities expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Capital Market Securities in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. Capital Market Securities also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. Capital Market Securities further assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Exchange, Rurban or on the contemplated benefits of the merger.

In performing its analyses, Capital Market Securities also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Exchange, Rurban and Capital Market Securities. The analyses performed by Capital Market Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Capital Market Securities prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Exchange Board of Directors at its April 12, 2005 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Capital Market Securities’ analyses do not necessarily reflect the value of the Exchange common shares or the Rurban common shares or the prices at which either may be sold at any time.

In accordance with customary investment banking practice, Capital Market Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Capital Market Securities used in reaching its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Capital Market Securities more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Capital Market Securities’ financial analyses, including the methodologies and assumptions underlying those analyses, and if viewed in isolation could present a misleading or incomplete view of the financial analyses performed by Capital Market Securities. The summary data set forth below do not constitute conclusions reached by Capital Market Securities with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, Capital Market Securities considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis or reach any specific conclusion with respect to any such analysis. Rather, Capital Market Securities made its determination as to the fairness to the holders of the Exchange common shares, from a financial point of view, of the merger consideration, on the basis of its experience and professional judgment after considering the results of all of the analyses set forth in the following pages.

Summary of Merger Pricing Terms. Capital Market Securities reviewed the financial terms of the proposed transaction. Assuming the fixed exchange ratio of 1.555 Rurban shares for each Exchange common share or fixed cash consideration of $22.00 per share and that 50% of Exchange’s shares are exchanged for Rurban common shares and 50% of the Exchange common shares are exchanged for cash, Capital Market Securities calculated an implied transaction value of $21.89 per Exchange common share. The Rurban common shares had an estimated value of $14.00 per share based upon the reported closing price on April 8, 2005.

Based upon unaudited financial information for Exchange at March 31, 2005, Capital Market Securities calculated the following ratios:

Pricing Ratios

Price/Tangible Book Value	154%
Price/Book Value	153%
Purchase Price Premium above Tangible Book Value/Deposits	5.7%

An analysis of the transaction pricing to historical or projected earnings was deemed to be not meaningful by Capital Market Securities in view of the losses recorded by Exchange and the minimal profitability projected by Exchange’s management in 2005 and beyond. Capital Market Securities noted that the implied per share merger price represented a 70.3% premium to the April 8, 2005 closing price of Exchange’s common shares of $12.85.

Stock Trading Analysis. Capital Market Securities reviewed the history of the reported trading prices and volume of Exchange’s and Rurban’s common shares from March 31, 2004 through April 8, 2005. Capital Market Securities compared the relationship between the movements in the prices of Exchange’s and Rurban’s common shares to movements in the prices of the Nasdaq Bank Index, the Nasdaq Composite Index and the performance of composite peer groups of publicly traded banks selected by Capital Market Securities for Exchange and Rurban, respectively. The composition of the peer groups for Exchange and Rurban, respectively, is discussed under the relevant section under “Reference Financial Institution Analysis” below.

During the analysis period ended April 8, 2005, Exchange underperformed all of the indices and the peer group to which it was compared. Rurban slightly underperformed the indices and the peer group to which it was compared.

Reference Financial Institution Analysis. Capital Market Securities used publicly available information to compare selected financial and market trading information for each of Exchange and Rurban and two different peer groups of banks selected by Capital Market Securities. No company used in the following analyses is identical to Exchange, Rurban or the combined resulting company, and no other transaction is identical to the merger. Accordingly, such analyses are not purely mathematical; rather, they involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies involved.

The comparable peer group for Exchange consisted of the following publicly traded banks located in the Midwest:

Ohio Legacy Corp.

Home Federal Bancorp

Northern States Financial Corporation

Team Financial, Inc.

Tower Financial Corporation

United Bancorp, Inc.

The analysis compared publicly available financial and market trading information for Exchange and the data for the comparable peer group as of and for the twelve-month period ended December 31, 2004. The table below compares the data for Exchange and the average data for the comparable peer group as of and for the twelve-month period ended December 31, 2004, with pricing data as of April 7, 2005.

Comparable Peer Group Analysis

	Exchange	Peer Group Average
Total Assets (in millions)	$91.0	$559.3
Tangible Equity/Tangible Assets	9.47%	8.11%
LTM Return on Average Assets	NM	0.63%
LTM Return on Average Equity	NM	7.06%
Price/Tangible Book Value	87.20%	156.48%
Price/LTM Earnings per Share	NM	21.67	x

The comparable group for Rurban consisted of the following publicly traded banks located in Ohio:

LNB Bancorp, Inc.

Ohio Legacy Corp.

Ohio Valley Banc Corp.

United Bancorp, Inc.

United Bancshares, Inc.

NB&T Financial Group, Inc.

The analysis compared publicly available financial and market trading information for Rurban and the data for the comparable peer group as of and for the twelve-month period ended December 31, 2004. The table below compares the data for Rurban and the average data for the comparable peer group as of and for the twelve-month period ended December 31, 2004, with pricing data as of April 7, 2005.

Comparable Peer Group Analysis

Rurban	Peer Group Average
Total Assets (in millions)	$415.3	$551.3
Tangible Equity/Tangible Assets	10.55%	7.93%
Loans/Deposits	94.58%	89.11%
Total Borrowings/Total Assets	19.49%	17.26%
NPAs/Assets	3.77%	0.55%
ALLL/Gross Loans	1.85%	1.13%
LTM Return on Average Assets	0.65%	0.84%
LTM Return on Average Equity	5.55%	9.86%
Net Interest Margin	3.19%	3.66%
Non Interest Income/Average Assets	3.94%	0.79%
Non-Interest Expense/Average assets	6.06%	2.98%
Efficiency Ratio	84.53%	70.12%
Price/Book Value	125.00%	156.62%
Price/Tangible Book Value	146.10%	170.40%
Price/LTM EPS	22.90	x	16.83	x

Analysis of Selected Merger Transactions. Capital Market Securities reviewed 42 merger transactions announced nationwide from March 31, 2003 through April 7, 2005 involving banks as acquired institutions with announced transaction values between $5 million and $20 million where the selling bank had a return on average equity lower than 5% based upon 12 month trailing information at the time of the deal announcement. Capital Market Securities also reviewed 42 merger transactions announced from March 31, 2003 through April 7, 2005 involving Midwest banks as acquired institutions where the selling bank had a return on average equity lower than 5% based upon 12 month trailing information at the time of the deal announcement. Capital Market Securities reviewed the multiples of transaction price at announcement to book value per share, transaction price to tangible book value per share and purchase price premium above tangible book value to deposits and computed mean and median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the Midwest group were applied to Exchange’s financial information as of March 31, 2005 (unaudited). As illustrated in the following table, Capital Market Securities derived imputed ranges of values per share of Exchange’s common shares of $21.82 to $22.76 based upon the median multiples for the nationwide group and $18.48 to $19.10 based upon the median multiples for the Midwest group.

Comparable Transaction Multiples

	Median Nationwide Multiple	Implied Value	Median Midwest Multiple	Implied Value
Transaction Price/Book Value	152.5%	$21.82	133.2%	$19.07
Transaction Price/Tangible Book Value	157.9%	$22.37	134.7%	$19.10
Transaction Value Premium above Tangible Book Value/Deposits	6.4%	$22.76	3.21%	$18.48

Note:	Price to earnings multiples were determined to not to be meaningful by Capital Market Securities due to Exchange’s lack of historical profitability and the minimal level of profitability projected for 2005.

Discounted Cash Flow Analysis. Capital Market Securities performed an analysis that estimated the future payments of dividends to Exchange shareholders in addition to the estimated terminal value of Exchange common shares through December 31, 2009 under various circumstances, assuming projections for Exchange which predict a return to profitability over the projection period. The projections were prepared in accordance with Exchange management’s earnings projections through 2005. For years after 2005, Capital Market Securities assumed a gradual improvement in earnings with Exchange predicted to record a return on average assets of 0.31% in 2006, 0.47% in 2007, 0.60% in 2008 and 0.66% in 2009. To approximate the terminal value of Exchange’s common shares at December 31, 2009, Capital Market Securities applied price/earnings multiples ranging from 20.0x to 25.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Exchange common shares. As illustrated in the following table, this analysis indicated an imputed range of values per Exchange common share of $14.13 to $21.91.

Discount Rate	20.0	x	22.5	x	25.0	x
10.00%	$17.62		$19.77		$21.91
12.50%	$15.76		$17.68		$19.59
15.00%	$14.13		$15.85		$17.57

In connection with its analyses, Capital Market Securities considered and discussed with the Exchange board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. As indicated above, the projections were prepared in accordance with Exchange management’s earnings projections through 2005 and are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities currently trade or will trade at any time in the future. Capital Market Securities noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Capital Market Securities analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closed on January 1, 2005, (ii) 50% of the Exchange shares are exchanged for Rurban common shares at an exchange ratio of 1.555x and the other 50% of Exchange’s shares are exchanged for $22.00 per share in cash, (iii) projections for Exchange are consistent with estimates for 2005 as provided by Exchange’s management, (iv) projections for Rurban are consistent with forecasts provided by Rurban management, and (v) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the management of Rurban. The analyses indicated that for the year ending December 31, 2005, the merger would be accretive to Rurban’s projected earnings per share, and the merger would be dilutive to Rurban’s tangible book value per share. From the standpoint of an Exchange shareholder electing to receive Rurban common shares, for the year ending December 31, 2005, the merger would be accretive to earnings per share and accretive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

In connection with the delivery of its written opinion dated as of the date of this prospectus/proxy statement, Capital Markets Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses above were based and the factors considered in connection therewith. Capital Market Securities did not perform any analyses in addition to those described above in updating the written opinion.

Exchange has agreed to pay Capital Market Securities a transaction fee in connection with the merger of approximately $129,000 (based on the closing price of Rurban common shares on April 12, 2005), which is contingent upon the closing of the merger. The actual transaction fee will be 1.0% of a defined transaction value, to be determined when the closing date of the merger has been established. In addition, Exchange has paid Capital Market Securities a retainer of $25,000 and opinion fees totaling $35,000. Exchange has also agreed to reimburse certain of Capital Market Securities’ reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Capital Market Securities and its affiliates, their respective partners, directors, officers, agents and employees of Capital Markets Securities and its affiliates, and each other person, if any, controlling Capital Markets Securities or its affiliates against certain expenses and liabilities, including liabilities under securities laws.

Merger consideration

Subject to certain adjustments set forth in the merger agreement and described below, at the effective time of the merger each Exchange share will be converted into the right to receive either $22.00 in cash or 1.555 Rurban shares. Shareholders of Exchange who hold 100 or fewer Exchange shares will receive all cash in exchange for their Exchange shares, while shareholders of Exchange who hold more than 100 Exchange shares, other than shareholders who have properly exercised dissenters’ rights, will have the option to receive all cash, all Rurban shares, or a combination of cash and Rurban shares.

Under the merger agreement, the aggregate cash consideration that will be paid to holders of Exchange shares, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). If the aggregate cash payable to holders of Exchange shares who make cash elections, own 100 or fewer Exchange shares, or properly exercise dissenters’ rights, plus the cash payable in lieu of the issuance of fractional Rurban shares, is not equal to this amount, then the form of payment you receive may be different than what you request.

On September 6, 2005, the last practicable trading date before we printed this prospectus/proxy statement, Rurban shares closed at $12.96 on Nasdaq. Based on that September 6, 2005 market price, 1.555 Rurban shares would be valued at $20.15.

Based on the 586,644 Exchange shares issued and outstanding on September 6, 2005, and assuming no adjustments are made to the exchange ratio, the maximum number of Rurban shares to be issued to Exchange shareholders would be approximately 456,116. Based on the 4,575,702 Rurban shares issued and outstanding on September 6, 2005, the total number of Rurban shares outstanding after the merger would be 5,031,818, of which approximately 9.1% would be held by former Exchange shareholders.

Rurban will not issue fractional shares in the merger. Each Exchange shareholder who otherwise would be entitled to receive a fraction of a Rurban share will receive cash in an amount equal to the fractional Rurban share interest multiplied by $14.15.

The merger agreement provides that the per share merger consideration (i.e., the $22.00 cash amount and/or the exchange ratio of 1.555 Rurban shares for each Exchange share) may be adjusted under the following circumstances:

Reduction in shareholders’ equity of Exchange. If the shareholders’ equity of Exchange as of the month-end preceding the closing date of the merger is less than $8,100,000, excluding any changes, adjustments, or charges requested by Rurban, transaction expenses, certain fees paid to Rurban and unrealized gains or losses on Exchange’s investment portfolio since January 1, 2005, the per share merger consideration to be paid to Exchange shareholders will be decreased. The per share reduction amount will equal (1) 150% of the amount by which such shareholders’ equity of Exchange falls below $8,100,000, divided by (2) the number of Exchange shares outstanding immediately prior to the effective time. As a result, each Exchange share that is exchanged for cash will receive an amount equal to $22.00 less the per share reduction amount. Further, each Exchange share that is exchanged for Rurban shares will receive a number of Rurban shares that is equal to: (1) $22.00 less the per share reduction amount, divided by (2) $14.15.

For example, if the shareholders’ equity of Exchange, as adjusted, as of the month-end preceding the closing date of the merger is $7,500,000, then:

•	the per share consideration to be paid to Exchange shareholders would be decreased by $1.53 per share [1.5 x ($8,100,000 - $7,500,000) / 586,644];

•	each Exchange share that is exchanged for cash would receive $20.47 [$22.00—$1.53]; and

•	each Exchange share exchanged for Rurban shares would receive 1.447 Rurban shares [$20.47 / $14.15].

At December 31, 2004, Exchange’s shareholders’ equity was $8,298,000. At June 30, 2005, Exchange’s shareholders’ equity, as adjusted in accordance with the terms of the merger agreement, was $8,109,000.

Increase in market price of Rurban shares. If the average market price of a Rurban share during the twenty trading days ending on the tenth trading day immediately preceding the closing date is greater than $16.27, then the exchange ratio will be reduced to a ratio equal to: (1) 115% of the per share cash amount, divided by (2) the average market price of a Rurban share during the measuring period.

For example, if the average market price of a Rurban share during the measuring period is $18.00 and the per share cash amount is $22.00, the exchange ratio will be reduced to 1.406 [1.15 x $22.00 / $18.00].

Decrease in market price of Rurban shares. If the average market price of a Rurban share during the twenty trading days ending on the tenth trading day immediately preceding the closing date is less than $12.02 and the decline in the market price of a Rurban share during the measuring period is more than 15% greater than the decline, if any, in the SNL Bank Index during the period beginning on April 13, 2005 and ending on the tenth trading day immediately preceding the closing date, then the Board of Directors of Exchange may elect to terminate the merger agreement and abandon the merger. However, if the Board of Directors of Exchange elects to terminate the merger agreement, Rurban will have five days in which to elect to increase the exchange ratio so that the exchange ratio multiplied by the average market price of a Rurban share during the measuring period is equal to 85% of the per share cash amount. If Rurban elects to increase the exchange ratio, then the election by the Board of Directors to terminate the merger agreement will be of no further force and effect and the merger agreement will remain in effect.

For example, if the average market price of a Rurban share during the measuring period is $11.00 and the decline in the market price of a Rurban share exceeds the decline in the SNL Bank Index by more than 15%, the Board of Directors of Exchange would be able to elect to terminate the merger agreement and abandon the merger. Assuming the Board of Directors of Exchange so elects, Rurban could elect to increase the exchange ratio to 1.700 (assuming that the per share cash amount is $22.00) [0.85 x $22.00 / $11.00]. If Rurban so elects, then the merger agreement will remain in effect.

Preservation of merger as a tax-free reorganization. In order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, the aggregate value of Rurban shares to be issued in connection with the merger, based upon the market price of Rurban shares at the end of trading on the trading day immediately before the effective time of the merger, may not be less than 40% of the total consideration to be paid to Exchange shareholders in the merger. The total consideration to be paid to Exchange shareholders in the merger will equal the sum of the aggregate cash consideration, which is equal to the per share cash amount multiplied by one-half of the outstanding Exchange shares, and the aggregate value of Rurban shares to be received by Exchange shareholders as consideration in the merger. If the aggregate value of Rurban shares to be issued in connection with the merger would be less than 40% of the total consideration to be paid to Exchange shareholders, then Rurban has the option of either: (1) increasing the exchange ratio so that the aggregate value of Rurban shares to be issued in connection with the merger is equal to 40% of the total consideration to be paid to Exchange shareholders, or (2) terminating the merger agreement.

Election procedure and exchange of certificates evidencing Exchange shares

Not later than three business days after the effective time of the merger, the exchange agent will mail an election form to you. If you hold more than 100 Exchange shares, the election form will permit you to elect the type of consideration you would prefer to receive in exchange for each Exchange share that you own. Your options are to:

•	elect to receive all cash,

•	elect to receive all Rurban shares,

•	elect to receive a combination of cash and Rurban shares, or

•	make no election.

All election forms, along with your Exchange stock certificates, must be properly completed and actually received by the exchange agent by 5:00 p.m., Eastern Time, on the day set forth on the election form, which will be the 30th day following the date the election form was mailed to you.

Until you surrender your certificates, Rurban will not pay you any cash consideration or any dividends or other distributions and your rights as a shareholder of Rurban will be suspended. No interest will be paid or accrued on any cash constituting merger consideration or unpaid dividends and distributions, if any, payable to Exchange shareholders.

If you have lost or misplaced your Exchange stock certificate(s), you should immediately call Marion Layman at (419) 833-3401. Mr. Layman will mail to you instructions for replacing the lost certificate(s).

Allocation of Rurban shares and cash among Exchange shareholders

Under the merger agreement, the total cash consideration that will be paid to holders of Exchange shares, including cash paid to shareholders who have properly exercised dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). This total cash consideration will be allocated as follows.

If the cash allocable to holders of Exchange shares who elect to receive cash consideration, including all holders of dissenting shares and all shares held by shareholders who hold 100 or fewer Exchange shares, plus the cash payable in lieu of the issuance of fractional Rurban shares, is less than the total cash consideration, then each Exchange shareholder who elects to receive cash consideration will receive cash in exchange for the Exchange shares. The remaining portion of the total cash consideration will be paid first on a pro rata basis in exchange for shares of those Exchange shareholders who do not elect a form of consideration and then, if necessary, on a pro rata basis in exchange for shares of those Exchange shareholders who elect to receive Rurban shares as consideration.

If the cash allocable to holders of Exchange shares who elect to receive cash consideration, including all holders of dissenting shares and all shares held by shareholders who hold 100 or fewer Exchange shares, plus the cash payable in lieu of the issuance of fractional Rurban shares, is greater than the total cash consideration, then each Exchange shareholder who elects to receive the stock consideration or does not elect a form of consideration will receive Rurban shares in exchange for Exchange shares. The exchange agent also will designate, on a pro rata basis, a sufficient number of Exchange shares held by Exchange shareholders who elect to receive cash consideration to be exchanged for Rurban shares in the merger so that the total cash payable in the merger, including cash paid to shareholders who have properly exercised dissenters’ rights and cash paid in lieu of the issuance of fractional Rurban shares, will be an amount equal to one-half of the total number of Exchange shares outstanding immediately prior to the effective time of the merger multiplied by $22.00 (subject to certain adjustments). The remaining Exchange shares held by Exchange shareholders electing to receive cash consideration will be exchanged for cash.

Regulatory approvals required

Rurban has submitted applications to the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions seeking approval of the merger. We anticipate that these regulatory authorities will approve the merger. However, there can be no assurance that all requisite approvals will be obtained, that the approvals will be received on a timely basis, or that the approvals will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such condition or requirement been known, neither Rurban nor Exchange would have entered into the merger agreement.

Employee matters

Each employee of Exchange and Exchange Bank who is retained after the merger will be employed as an at-will employee of Exchange Bank and will continue to participate in Exchange’s employee benefit plans unless and until Rurban determines that all or some of such plans should be terminated or merged into certain employee benefit plans of Rurban. If any of the Exchange employee benefit plans is terminated or merged, Rurban will provide employees with benefits to replace those programs that have been terminated or merged that are not less than the benefits provided to similarly situated employees of Rurban and its subsidiaries. Employees will be credited with years of service to Exchange and Exchange Bank for purposes of eligibility and vesting, but not for purposes of benefit accrual, under the Rurban employee benefit plans.

Each employee of Exchange or Exchange Bank who does not have a written employment, severance or change in control agreement, and who Rurban elects not to employ after the merger, will receive a severance payment equal to one week of pay for each year of service, up to a maximum of 13 weeks of pay, subject to any applicable regulatory constraints. Employees of Exchange or Exchange Bank who are not retained following the merger will also receive payment for vacation and sick time that is unused and accrued consistent with the terms of Exchange’s vacation and sick time policies.

Other agreements between Rurban and Exchange

On April 26, 2005, Rurban, Exchange and Exchange Bank entered into an Administrative Services Agreement, pursuant to which Rurban provides certain administrative and advisory services to Exchange Bank. The services to be provided by Rurban include advice and assistance with respect to Exchange Bank’s investment portfolio, lending approval and collection process, mortgage loan origination process, commercial loan approval and workout process, accounting reconciliations and other mutually agreed upon administrative and support services. Rurban receives a fee of $3,500 per week, plus reimbursement of out-of-pocket costs, under the agreement. The agreement will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement, provided, however, that either party is permitted to terminate the agreement at any time upon thirty days’ prior written notice.

Representations and warranties

Rurban and Exchange have each made representations and warranties in the merger agreement regarding:

•	corporate organization,

•	authority to enter into the merger agreement,

•	conflicts,

•	capitalization,

•	SEC filings,

•	financial statements,

•	brokers,

•	governmental and third-party proceedings,

•	CRA compliance,

•	absence of undisclosed liabilities and changes in business operations,

•	compliance with laws,

•	legal proceedings,

•	regulatory matters,

•	ownership of the other party’s shares, and

•	regulatory reports and filings.

In addition, Exchange has made representations and warranties regarding:

•	loans documentation,

•	allowance for loan losses,

•	taxes,

•	property and title,

•	employment agreements,

•	employee benefit plans,

•	insurance,

•	material contracts,

•	environmental matters,

•	internal controls,

•	takeover laws,

•	risk management instruments,

•	repurchase agreements,

•	investment securities, and

•	off balance sheet transactions.

Covenants

Exchange may not, directly or indirectly, solicit, initiate or knowingly encourage any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of 20% or more of the voting securities, or 20% or more of the assets or deposits of, Exchange or Exchange Bank, or any merger, tender or exchange offer, consolidation or business combination involving Exchange or Exchange Bank, except as required by the good faith exercise of the fiduciary duties of the Exchange directors. This prohibition does not apply, however, with respect to any acquisition proposal not solicited or initiated by Exchange or Exchange Bank if the Board of Directors of Exchange reasonably determines in good faith and upon written advice of legal counsel that failure to consider such acquisition proposal could constitute a breach of its fiduciary duties to the shareholders of Exchange under Ohio law.

At the request of Rurban, Exchange and Exchange Bank will take the following actions prior to completion of the merger to the extent such actions are permitted by law and are consistent with generally accepted accounting principles:

•	terminate each employment, change in control, severance or consulting agreement to which Exchange or Exchange Bank is a party, and pay or accrue all severance and change in control payments and benefits required to be paid as a result of such termination;

•	take certain accounting actions to conform Exchange Bank’s loan, accrual and reserve policies to Rurban’s policies; and

•	recognize the expenses of the merger and any restructuring charges related to or to be incurred in connection with the merger.

Conduct of business pending the merger

From April 13, 2005 until the completion of the merger, Exchange has agreed to, and to cause Exchange Bank to, conduct its business only in the ordinary and usual course, unless Rurban agrees otherwise in writing. In addition, Exchange has agreed not to, and to cause Exchange Bank not to, take any of the following actions without the prior written consent of Rurban:

•	sell, transfer, mortgage, pledge, or subject to any lien or otherwise encumber any material amount of assets, except in the ordinary course of business;

•	make any capital expenditure that individually exceeds $10,000 or in the aggregate exceeds $50,000;

•	enter into any contract, commitment or transaction that would have a material adverse effect on Exchange or Exchange Bank;

•	declare or pay any dividends on Exchange shares;

•	purchase, redeem, retire or otherwise acquire any Exchange shares;

•	issue any Exchange shares or grant any option or right to acquire any shares;

•	amend the governing documents of Exchange or Exchange Bank;

•	effect any share split, recapitalization, combination, exchange of shares, readjustment, or other classification;

•	acquire any real property or any portion of the assets or business of any other entity, with certain exceptions in the ordinary course of business;

•	adopt or amend any employee or director benefit plan, pension, retirement, stock, profit sharing, or bonus plan or take any action to accelerate the vesting of any benefits, except as required by law;

•	hire any full-time employees, other than replacement employees for existing positions;

•	except as otherwise provided in the merger agreement, enter into or amend any employment contract with any of their employees or increase the compensation payable to any employee or director;

•	borrow or agree to borrow any funds or directly guarantee or agree to guarantee any obligations of others, except for certain short-term borrowings in the ordinary course of business;

•	enter into, terminate or amend any material contract;

•	change Exchange’s accounting principles, practices or methods, except as required by generally accepted accounting principles;

•	make or change any tax election or accounting period, file any amended tax return, or settle any tax claim or assessment;

•	originate or issue a commitment to originate any loan secured by real estate in an amount of $200,000 or more or any unsecured loan or loan secured by other than real estate in an amount of $50,000 or more;

•	establish any new lending programs or make any policy changes concerning who may approve loans;

•	enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and agency obligations;

•	enter into any interest rate swaps or derivative or hedge contracts;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposits except in a manner consistent with past practices and prevailing rates in Exchange Bank’s market;

•	foreclose upon or otherwise take title or possession of any real property without first obtaining a Phase I environmental report that indicates that the property is free of pollutants, contaminants or hazardous or toxic materials; provided, however, that Exchange Bank will not be required to obtain such a report with respect to single-family, non-agricultural residential property of one acre or less unless it has reason to believe such property may contain pollutants, contaminants or other waste materials; or

•	agree to take any of the actions described above.

Conditions

Rurban and Exchange may complete the merger only if:

•	the merger agreement is adopted by the holders of a majority of the outstanding Exchange shares;

•	the parties receive regulatory approval from the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions;

•	no court order or governmental authority prohibits consummation of the merger;

•	the Rurban shares to be issued in the merger have been registered with the Securities and Exchange Commission;

•	the Rurban shares to be issued in the merger have been approved for listing on Nasdaq; and

•	legal counsel has provided an opinion with respect to the federal income tax consequences of the merger.

In addition, Rurban will not be required to complete the merger unless the following conditions are satisfied:

•	all of Exchange’s representations and warranties in the merger agreement are true in all material respects as of the effective date of the merger;

•	Exchange has satisfied, in all material respects, its obligations in the merger agreement;

•	Exchange has obtained all material third-party consents required in connection with the merger; and

•	there has not occurred any material adverse change in the financial condition, properties, assets, liabilities, business or results of operations of Exchange and Exchange Bank.

Exchange will not be required to complete the merger unless the following conditions are satisfied:

•	all of Rurban’s representations and warranties in the merger agreement are true in all material respects as of the effective date of the merger;

•	Rurban has satisfied, in all material respects, its obligations in the merger agreement;

•	Exchange receives an opinion from its financial advisor reasonably acceptable to Exchange, dated as of the date of this proxy statement/prospectus, that the consideration to be received by Exchange shareholders in the merger is fair from a financial point of view; and

•	Rurban has obtained all material third-party consents required in connection with the merger.

Rurban and Exchange may waive any of these conditions unless the waiver is prohibited by law.

Effective time

Following the satisfaction or waiver of all conditions in the merger agreement, we will file a certificate of merger as soon as practicable with the Ohio Secretary of State in order to complete the merger. We expect to complete the merger on October 12, 2005, assuming shareholder approval and that all applicable governmental approvals have been received by that date and all other conditions precedent to the merger have been satisfied or waived.

Termination and amendment

Rurban and Exchange may agree to terminate the merger at any time before it is completed, even if the Exchange shareholders have voted to approve the merger. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Rurban and Exchange;

•	by either Rurban or Exchange if the merger is not completed on or before December 31, 2005;

•	by either Rurban or Exchange if any event occurs which would prevent the satisfaction of certain conditions set forth in the merger agreement;

•	by Exchange if any person or entity other than Rurban makes a proposal or offer to acquire 20% or more of the outstanding voting securities, or 20% or more of the assets or deposits, of Exchange or Exchange Bank, or makes a proposal or offer with respect to any merger, tender or exchange offer, consolidation or business combination involving Exchange or Exchange Bank, and the Board of Directors of Exchange determines in good faith, based upon advice from independent legal counsel, that the termination of the merger agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law;

•	by Exchange if the average market price of Rurban shares over the twenty trading days ending on the tenth trading day prior to the established closing date is less than $12.02 and the market price of Rurban shares underperforms the SNL Bank Index by more than 15%; provided that if Exchange elects to terminate the merger agreement, Rurban will have the option of increasing the exchange ratio, in which case the merger agreement will remain in effect; or

•	by Rurban if it is required to increase the exchange ratio, and thereby increase the number of shares to be exchanged for Exchange shares, in order to preserve the status of the merger as a tax-free reorganization.

Exchange must pay Rurban a termination fee of $625,000 if (1) the Board of Directors of Exchange terminates the merger agreement to comply with its fiduciary duties to shareholders following the receipt of a proposal for an acquisition transaction from a person or entity other than Rurban, (2) Exchange consummates or enters into an agreement relating to an acquisition transaction with any person or entity other than Rurban within 18 months after the merger agreement is terminated, or (3) the Board of Directors of Exchange withdraws or materially modifies its recommendation of the merger to the shareholders of Exchange after receiving a proposal from a person or entity other than Rurban relating to an acquisition transaction and either the shareholders of Exchange do adopt the merger agreement between Exchange and Rurban or the shareholders fail to meet by October 31, 2005 to vote on the adoption of the merger agreement.

Rurban must pay Exchange a termination fee of $250,000 if Rurban elects to terminate the merger agreement because it is required to increase the exchange ratio in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

If the merger agreement is terminated, the merger agreement will become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information, payment of expenses and the payment of the termination fee by Exchange or Rurban, as the case may be, will survive the termination, and no party to the merger agreement will be released from any liabilities or damages arising out of its breach of any provision of the merger agreement.

The merger agreement may be amended in writing at any time before or after the Exchange shareholders adopt the merger agreement. If the Exchange shareholders have already adopted the merger agreement, however, we will not amend the merger agreement without their approval if the amendment would materially adversely affect the shareholders. If necessary, Exchange will seek approval of any such amendment at a subsequent meeting of shareholders.

Interests of directors and officers

Directors and officers of Exchange have interests in the merger in addition to their interests solely as Exchange shareholders.

Change in control payments. Thomas E. Funk, former Vice President, Treasurer and Chief Financial Officer of Exchange, has a Change in Control Agreement with Exchange and Exchange Bank which provides for a lump sum payment to Mr. Funk of approximately $218,753 in the event that Mr. Funk’s employment is terminated under specified circumstances in connection with a change in control of Exchange. Any payment to Mr. Funk under this Change in Control Agreement in connection with the merger would be subject to the receipt of all required regulatory approvals, if any. Mr. Funk resigned from Exchange and Exchange Bank on August 12, 2005.

A. John Moore, Charles M. Bailey and Linda Biniker, employees of Exchange Bank, have Change in Control Agreements with Exchange Bank which provide for lump sum payments of approximately $173,855, $155,279, and $130,829, respectively, in the event their employment is terminated under specified circumstances in connection with a change in control of Exchange. Any payment to Mr. Moore, Mr. Bailey or Ms. Biniker under these Change in Control Agreements in connection with the merger would be subject to the receipt of all required regulatory approvals, if any.

Insurance. Rurban has also agreed to purchase an extended “tail” to Exchange’s existing directors’ and officers’ liability insurance policy to provide liability insurance to cover the directors and officers of Exchange for five years following the completion of the merger.

Board appointment. Rurban has agreed to take all reasonable action necessary to elect Mr. Marion Layman as a director of the Exchange Bank through December 31, 2006.

Resale of Rurban shares

Rurban has registered the Rurban shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Rurban shares will be freely transferable, except for Rurban shares received by persons who may be deemed to be affiliates of Exchange. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors, and shareholders beneficially owning 10% or more of the outstanding Exchange shares. Exchange affiliates may not sell their Rurban shares, except (a) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act covering their Rurban shares.

Material federal income tax consequences

The opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Rurban, as to the material federal income tax consequences of the merger is set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part and supports the following discussion of the anticipated federal income tax consequences of the merger to Exchange shareholders.

The opinion is based on current federal law. Future legislative, judicial or administrative interpretations, which may be retroactive, could adversely affect the opinion. The opinion also is based in part upon certain factual assumptions and upon certain representations made by Rurban and Exchange, which representations Vorys, Sater, Seymour and Pease LLP has relied upon and has assumed to be true, correct and complete. If such representations are inaccurate, the opinion could be adversely affected. In addition, the opinion assumes that the amount of cash that will be paid to holders of Exchange shares who perfect dissenters’ rights will not exceed the per share cash consideration paid to other Exchange shareholders.

Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Rurban and Exchange have not sought, and do not intend to seek, a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

This discussion does not address, among other matters:

•	state, local, or foreign tax consequences of the merger;

•	the tax consequences to Exchange shareholders who hold their shares of Exchange other than as a capital asset, who hold their shares in a hedging transaction or as part of a straddle, constructive sale, conversion transaction, or other integrated investment, or who are subject to special rules under the Internal Revenue Code, such as foreign persons, mutual funds, tax-exempt organizations, insurance companies, financial institutions, trusts, dealers in stocks, securities, or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, and persons who have a functional currency other than the U.S. dollar;

•	the tax consequences to Exchange shareholders who received their shares through the exercise of stock options or stock purchase plan rights, through a tax-qualified retirement plan, or otherwise as compensation;

•	the tax consequences to the holders of options to acquire shares of Exchange; and

•	the alternative minimum tax consequences of the merger.

Assuming that the merger is consummated in accordance with the merger agreement, the merger will have the following material federal income tax consequences:

•	The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Rurban and Exchange each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

•	No gain or loss will be recognized by Rurban or Exchange as a result of the merger.

•	The tax basis of the assets of Exchange in the hands of Rurban will be the same as the tax basis of such assets in the hands of Exchange immediately prior to the merger.

•	The holding period of the assets of Exchange to be received by Rurban will include the period during which such assets were held by Exchange.

•	An Exchange shareholder receiving solely Rurban shares in exchange for such shareholder’s Exchange shares (not including any cash received in lieu of fractional Rurban shares) will recognize no gain or loss upon the receipt of such Rurban shares.

•	An Exchange shareholder receiving solely cash in exchange for such shareholder’s Exchange shares (as a result of such shareholder’s dissent to the merger, ownership of 100 or less Exchange shares, or election to receive the cash consideration for all of such shareholder’s Exchange shares), will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s Exchange shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

•	An Exchange shareholder receiving both cash and Rurban shares in exchange for such shareholder’s Exchange shares (not including any cash received in lieu of fractional Rurban shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Rurban shares). For purposes of determining the character of this gain, such Exchange shareholder will be treated as having received only Rurban shares in exchange for such shareholder’s Exchange shares, and as having immediately redeemed a portion of such Rurban shares for the cash received (excluding cash received in lieu of fractional Rurban shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of Exchange’s current or accumulated earnings and profits), the gain will be capital gain if the Exchange shares are held by such shareholder as a capital asset at the time of the merger.

•	An Exchange shareholder receiving cash in lieu of fractional Rurban shares will recognize gain or loss as if such fractional Rurban shares were distributed as part of the merger and then redeemed by Rurban, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

•	The aggregate tax basis of the Rurban shares received by an Exchange shareholder pursuant to the merger (including fractional Rurban shares, if any, deemed to be issued and redeemed by Rurban) generally will be equal to the aggregate tax basis of the Exchange shares surrendered in the merger, decreased by the amount of cash received by the shareholder in the merger (excluding cash received in lieu of fractional Rurban shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Rurban shares).

•	The holding period of the Rurban shares received by an Exchange shareholder will include the period during which the Exchange shares surrendered in exchange therefor were held, provided the Exchange shares are a capital asset in the hands of the Exchange shareholder at the time of the merger.

The foregoing discussion is intended only as a summary and is not a complete analysis, discussion or listing of all potential federal income tax consequences of the merger. Exchange shareholders are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the merger to them.

Accounting treatment

The merger will be treated as a purchase for accounting purposes. Accordingly, Rurban will record the assets and liabilities of Exchange on its books at estimated fair value. The excess, if any, of the fair value of the liabilities assumed and consideration paid over the fair value of the assets received will be assigned to specific and unidentified intangible assets. The resulting unidentified intangible asset will not be amortized, but will be tested for impairment as prescribed under SFAS No. 142, “Goodwill and Intangible Assets.”

Description of Rurban Shares and

Comparison of Rights of Rurban and Exchange Shareholders

The shareholders of Exchange who receive Rurban shares as consideration in the merger will become shareholders of Rurban at the effective time of the merger. Both Rurban and Exchange are Ohio corporations and bank holding companies registered under the Bank Holding Company Act of 1956, as amended. Although the rights of the holders of Rurban common shares and those of holders of Exchange common shares are similar in most material aspects, there are certain differences arising from the distinctions between the Rurban articles of incorporation and code of regulations and the Exchange articles of incorporation and code of regulations.

Set forth below is a description of the Rurban common shares and the Exchange common shares, including a summary of the material differences and similarities between the articles of incorporation and code of regulations of Rurban and the articles of incorporation and code of regulations of Exchange. This description is not intended to be a complete statement of the differences affecting the rights of Exchange shareholders, but rather describes the more significant differences affecting the rights of Exchange shareholders and certain important similarities. This description is qualified in its entirety by reference to the Rurban articles of incorporation and code of regulations, the Exchange articles of incorporation and code of regulations, and the relevant provisions of Ohio law.

Authorized shares

The Rurban articles of incorporation authorize 10,000,000 common shares, without par value. As of September 6, 2005, 4,575,702 Rurban shares were issued and outstanding and no Rurban shares were held in treasury by Rurban. An additional 357,590 Rurban shares were reserved for issuance upon the exercise of stock options outstanding as of September 6, 2005.

The Exchange articles of incorporation authorize 750,000 common shares, par value $5.00 per share, and 750 preferred shares, par value $25.00 per share. As of September 9, 2005, 586,644 Exchange common shares were issued and outstanding and no Exchange common shares were held in treasury by Exchange. No preferred shares have been issued or are outstanding.

Voting rights

Each Rurban common share entitles the holder thereof to one vote for the election of directors and for all other matters submitted to the shareholders of Rurban for their consideration. The Rurban articles of incorporation provide that shareholders do not have the right to vote cumulatively in the election of directors.

Each Exchange common share entitles the holder thereof to one vote for all matters submitted to the shareholders of Rurban for their consideration. The Exchange articles of incorporation provide that shareholders do not have the right to vote cumulatively in the election of directors.

Preemptive rights

Neither the shareholders of Rurban nor the shareholders of Exchange have pre-emptive rights.

Liquidation rights

Each Rurban common share entitles the holder thereof to share ratably in Rurban’s net assets legally available for distribution to shareholders in the event of Rurban’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Each Exchange common share entitles the holder thereof to share ratably in Exchange’s net assets legally available for distribution to shareholders in the event of Exchange’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment, subject to any prior rights of the holders of any preferred shares then outstanding.

Subscription, conversion and redemption rights; shares nonassessable

Neither the holders of Rurban common shares nor the holders of Exchange common shares have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Rurban common shares or the Exchange common shares. The Rurban common shares to be issued in exchange for Exchange common shares in the merger, when issued in accordance with the terms of the merger agreement, will be validly issued, fully paid and non-assessable.

Payment of dividends

Rurban and Exchange can pay dividends on their outstanding common shares in accordance with the terms of the Ohio General Corporation Law. The Ohio General Corporation Law generally provides that the Board of Directors may declare and pay dividends to shareholders, provided that the dividend does not exceed the combination of the surplus of the corporation, which is defined generally as the excess of the corporation’s assets plus stated capital over its liabilities, and is not in violation of the rights of the holders of shares of any other class. In addition, no dividend may be paid when a corporation is insolvent or there is reasonable ground to believe that by payment of the dividend the corporation would be rendered insolvent.

Board of Directors

General. The articles of incorporation of Rurban provide for a classified Board of Directors consisting of not less than nine directors, with the directors divided into three classes and elected for three-year terms. The Rurban Board of Directors is currently comprised of eleven directors.

The Exchange articles of incorporation and code of regulations provide for a classified Board of Directors consisting of not less than five nor more than twelve directors, with the directors divided into three classes and elected for three-year terms. The Exchange Board of Directors is currently comprised of eight directors.

Nominations. The Rurban code of regulations provides that shareholder nominations for election to the Rurban Board of Directors at an annual meeting of shareholders must be made in writing and must be delivered or mailed to the Secretary of Rurban on or before the later of the February 1st immediately preceding the annual meeting or the 60th day prior to the first anniversary of the most recent annual meeting of shareholders held for the election of directors. However, if the annual meeting for the election of directors is not held before the thirty-first day following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting. In the case of the election of directors at a special meeting of shareholders, the Rurban code of regulations provides that the written notice must be received by the Secretary no later than the seventh day following the day on which the notice of the special meeting was mailed to shareholders.

The written notification of a proposed nominee must contain the following information:

•	the name, age, business or residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee; and

•	the total number of Rurban common shares owned beneficially and/or of record by the proposed nominee, and the length of time any such shares have been so owned.

The Exchange code of regulations provides that shareholder nominations for election to the Exchange Board of Directors must be made in writing and must be delivered to the Exchange Board of Directors not less than 60 days prior to the annual or special meeting at which an election of directors is to occur. Any nomination must contain the nominee’s name, qualifications and background.

Removal. The Rurban code of regulations provides that a director or directors may be removed from office only by the vote of the holders of shares entitling them to exercise not less than 80% of the voting power of the corporation. Under the Ohio General Corporation Law, the removal of a director or directors of Rurban may only be effected for cause.

The Exchange articles of incorporation provide that a director or directors of Exchange may be removed by the holders of a majority of the shares entitled to vote at an election of directors only for cause.

Vacancies. Under Ohio law, unless a corporation’s articles of incorporation or code of regulations otherwise provide, the remaining directors of a corporation may fill any vacancy on the board by the affirmative vote of a majority of the remaining directors. The Rurban code of regulations provides that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of two-thirds of the whole authorized number of directors, by the affirmative vote of the holders of at least four-fifths of the outstanding voting power of Rurban at a meeting of shareholders called for that purpose, or in any other manner provided by law.

The Exchange code of regulations provides that a vacancy in the Board of Directors may be filled by a majority vote of the remaining directors, even if they are less than a quorum, until the shareholders hold an election to fill the vacancy. The shareholders of Exchange are entitled to elect a director to fill a vacancy in the Board of Directors, including a vacancy that was previously filled temporarily by the remaining directors, at any shareholders’ meeting called for that purpose.

Special meetings

Pursuant to the Rurban code of regulations, special meetings of shareholders may be called only by the following: the chairman of the board, the president or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; a majority of the directors acting with or without a meeting; or the holders of at least 25% of all Rurban shares outstanding and entitled to vote.

Pursuant to the Exchange code of regulations, special meetings of shareholders may be called only by the following: the chairman of the board or the president; a majority of the directors acting with or without a meeting; or the holders of at least 25% of all Exchange shares outstanding and entitled to vote.

Supermajority voting requirement

The articles of incorporation of both Rurban and Exchange provide that, notwithstanding any provision of the Ohio General Corporation law requiring for any purpose the vote, consent, waiver or release of holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation, such action, unless otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

However, Rurban’s articles of incorporation provide that, unless two-thirds of the whole authorized number of directors of Rurban recommends the approval of the following matters, such matters require the affirmative vote of the holders of shares entitling them to exercise at least 80% of Rurban’s voting power:

•	a proposed amendment to the articles;

•	proposed new regulations, or an alteration, amendment or repeal of the regulations;

•	an agreement providing for the merger or consolidation of the corporation with or into one or more other corporations;

•	a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

•	a proposal to sell, lease, or exchange all or substantially all of the property and assets of the corporation;

•	a proposed dissolution of the corporation; or

•	a proposal to fix or create the number of directors by action of the shareholders of the corporation.

Similarly, the Exchange’s articles of incorporation provide that, unless two-thirds of the Board of Directors of Exchange approves the following matters, such matters require the affirmative vote of the holders of shares entitling them to exercise at least 80% of Exchange’s voting power:

•	to consolidate or merge with or into another corporation;

•	to cause a combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

•	to sell, transfer, exchange or otherwise dispose of all, or substantially all, of its assets; or

•	to dissolve.

Shareholder vote required to approve business combinations with principal shareholders

The articles of incorporation of Rurban require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of Rurban and the affirmative vote of at least two-thirds of the outstanding shares not held by a “Controlling Shareholder,” to approve certain “Business Combinations.” A “Controlling Shareholder” is any shareholder who beneficially owns shares entitling the shareholder to exercise 20% or more of the voting power of Rurban in the election of directors. A “Business Combination is defined to include:

•	any merger or consolidation of Rurban with or into a Controlling Person or an affiliate or associate of a Controlling Person;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the corporation or a subsidiary, including, without limitation, any voting securities of a subsidiary of Rurban, to a Controlling Person or an affiliate or associate of a Controlling Person;

•	any merger into Rurban or a subsidiary of Rurban of a Controlling Person or an affiliate or associate of a Controlling Person;

•	any sale, lease, exchange, transfer or other disposition of all or any part of the assets of a Controlling Person or an affiliate or associate of a Controlling Person to Rurban or a subsidiary of Rurban, excluding certain insignificant sales or dispositions;

•	any reclassification of the common shares of Rurban, or any recapitalization involving the common shares of Rurban consummated within five years after the Controlling Person becomes a Controlling Person; and

•	any agreement, contract or other arrangement providing for any of the above transactions.

The shareholder vote requirements described above do not apply, however, if the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all common shares of Rurban owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination” and the consideration to be received by such shareholders is at least equal to the “Minimum Price Per Share,” as defined in the Rurban articles of incorporation.

The Exchange articles of incorporation contain a similar provision that requires the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of Exchange and the affirmative vote of at least 67% of the outstanding shares not held by a “Related Party” to approve certain business combinations. A “Related Party” is any shareholder who beneficially owns voting shares entitling the shareholder to exercise 20% or more of the voting power of Exchange. Such voting requirements do not apply, however, if the “Continuing Directors” of Exchange have expressly approved in advance either (1) the acquisition of Exchange shares that cause the Related Party to become a Related Party or (2) the business combination prior to the Related Party involved in the business combination having become a Related Party. A “Continuing Director” is any director who was a member of the Exchange Board of Directors immediately prior to the time that the Related Party involved in the business combination became a Related Party. Such voting requirements also do not apply if the consideration to be received per share by the Exchange shareholders in the business combination is not less than the highest per share price paid by the Related Party in acquiring any of its Exchange shares.

Anti-takeover statutes

Certain state laws make a change in control of Rurban and Exchange more difficult, even if desired by the holders of the majority of the Rurban or Exchange shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio control share acquisition statute. The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide. Rurban has not opted out of the application of the control share acquisition statute.

Ohio merger moratorium statute. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the Board of Directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares. After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•	the Board of Directors approves the transaction;

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. Rurban has not opted out of the Ohio merger moratorium statute.

Legal Matters

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Rurban shares to be issued to the Exchange shareholders in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has delivered an opinion regarding the material federal income tax consequences of the merger to Rurban, Exchange and the Exchange shareholders.

Experts

The consolidated financial statements of Rurban included in Rurban’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon included in such Annual Report and incorporated into this document by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Exchange for the fiscal years ended December 31, 2004 and 2003, included in Exchange’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004, have been audited by Clifton Gunderson LLP, an independent registered public accounting firm, as set forth in their report included in such Annual Report. The consolidated financial statements of Exchange for the fiscal year ended December 31, 2002, included in Exchange’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004, have been audited by Dixon, Davis, Bagent & Company, an independent registered public accounting firm, as set forth in their report included in the Form 10-KSB of Exchange Bancshares, Inc. for the year ended December 31, 2002 (and incorporated by reference in Exchange’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004). Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Exchange 2005 Annual Meeting Shareholder Proposals

The date for the Exchange 2005 annual meeting of shareholders has not yet been set pending the consideration by the Exchange shareholders of the merger at the special meeting. In the event the Exchange 2005 annual meeting of shareholders is held, shareholders of Exchange will be entitled to submit proposals for consideration at the 2005 annual meeting. The proxy materials for the 2004 annual meeting of shareholders stated that a shareholder proposal had to be received by December 10, 2004, for inclusion in Exchange’s proxy statement and form of proxy relating to the 2005 annual meeting. However, in accordance with the rules of the Securities and Exchange Commission, if the Exchange 2005 annual meeting of shareholders is held after June 18, 2005, a shareholder proposal must be received within a reasonable time before Exchange begins to print and mail its proxy materials for the 2005 annual meeting of shareholders.

Where You Can Find More Information

Rurban has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the Rurban shares to be issued to Exchange shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

In addition, Rurban files reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You can read and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Rurban, at the following location:

Securities and Exchange Commission’s Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. Rurban and Exchange are electronic filers, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following Web address: (http://www.sec.gov). Reports of Rurban can also be found on Rurban’s website (http://www.rurbanfinancial.net).

ANNEX A

The merger agreement has been included as an Annex to the prospectus/proxy statement to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the proposed merger described therein, it is not intended to provide factual information about the parties. Such information can be found elsewhere in this prospectus/proxy statements and in the public filings made by Rurban and Exchange with the Securities and Exchange Commission. See “Incorporation by Reference” on page 22 and “Where You Can Find More Information” on page 53.

The merger agreement contains representations and warranties that Rurban and Exchange made to each other. Those representations and warranties were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to such merger agreement, and were qualified by information in confidential disclosure schedules that Rurban and Exchange exchanged in connection with signing the merger agreement. These confidential disclosure schedules contain information that was previously included in Rurban’s and Exchange’s public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Rurban’s and Exchange’s respective public disclosures. For the foregoing reasons, you should not rely upon the representations and warranties contained in the merger agreement as statements of the actual state of facts.

AGREEMENT AND PLAN OF MERGER

dated as of

April 13, 2005

by and among

RURBAN FINANCIAL CORP.

and

EXCHANGE BANCSHARES, INC.

-i-

TABLE OF CONTENTS—(Continued)

-ii-

TABLE OF CONTENTS—(Continued)

-iii-

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Transactions”	— Section 5.03
“Adjusted Exchange Equity”	— Section 2.01(e)
“Aggregate Cash Consideration”	— Section 2.01(c)
“Aggregate Consideration”	— Section 2.01(f)
“Aggregate Stock Consideration”	— Section 2.02(f)
“Agreement”	— Preamble
“BHCA”	— Section 3.01(a)
“Cash Election Shares”	— Section 2.02(b)
“Cash Election Shares”	— Section 2.02(b)
“CERCLA”	— Section 3.25
“Closing”	— Section 9.01
“Closing Date”	— Section 9.01
“Code”	— Preamble
“Compensation and Benefit Plans”	— Section 3.19(a)
“Consideration Adjustment”	— Section 2.01(e)
“Consultants”	— Section 3.19(a)
“Continuing Employees”	— Section 6.02(a)
“Contracts”	— Section 3.24
“Costs”	— Section 6.05
“CRA”	— Section 3.28
“Directors”	— Section 3.19(a)
“DOL”	— Section 3.19(c)
“Effective Time”	— Section 1.02
“Election Deadline”	— Section 2.02(c)
“Election Form”	— Section 2.02(b)
“Employees”	— Section 3.20(a)
“Environmental Law”	— Section 3.25
“ERISA”	— Section 3.20(a)
“ERISA Affiliate”	— Section 3.20(c)
“ERISA Affiliate Plan”	— Section 3.20(c)
“Exchange”	— Preamble
“Exchange Act”	— Section 3.07
“Exchange Agent”	— Section 2.02(a)
“Exchange Balance Sheet Date”	— Section 3.08
“Exchange Bank”	— Section 3.01(b)
“Exchange Bank Real Estate Collateral”	— Section 3.25
“Exchange Certificate”	— Section 2.02(b)
“Exchange Disclosure Schedule”	— Article Three
“Exchange Dissenting Share”	— Section 2.03
“Exchange Filed SEC Documents”	— Section 3.08
“Exchange Financial Statements”	— Section 3.06
“Exchange Fund”	— Section 2.02(f)
“Exchange Meeting”	— Section 3.04
“Exchange Off Balance Sheet Transaction”	— Section 3.34
“Exchange Ratio”	— Section 2.01(b)
“Exchange Real Properties”	— Section 3.14
“Exchange SEC Documents”	— Section 3.07

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“Exchange Shares”	— Preamble
“Exchange Walkaway Right”	— Section 11.01(c)(ii)
“Exchange’s Counsel”	— Section 7.01
“Exchange’s Financial Advisor”	— Section 3.18
“FDIC”	— Section 3.01(b)
“Final Determination Letter”	— Section 7.06(e)
“FRB”	— Section 3.01(b)
“GAAP”	— Section 3.06
“Governmental Authority”	— Section 3.17
“Hazardous Substances”	— Section 3.25
“IRS”	— Section 3.13
“Indemnified Party”	— Section 6.05
“Loan Assets”	— Section 3.10
“Loan Documentation”	— Section 3.10
“Mandatory Cash Shares”	— Section 2.01(a)
“material”	— Section 3.01(c)
“material adverse effect”	— Section 3.01(c)
“Merger”	— Preamble
“Nasdaq”	— Section 2.01(f)
“No-Election Shares”	— Section 2.02(b)
“ODFI”	— Section 3.01(b)
“OGCL”	— Section 1.01
“Officers”	— Section 3.20(a)
“PCBs”	— Section 3.25
“Pension Plan”	— Section 3.20(b)
“Per Share Cash Consideration”	— Section 2.01(a)(ii)
“Per Share Stock Consideration”	— Section 2.01(a)(i)
“Proxy Statement”	— Section 7.03(a)
“Proxy Statement/Prospectus”	— Section 7.03(a)
“Reallocated Cash Shares”	— Section 2.02(d)(i)
“Reallocated Stock Shares”	— Section 2.02(d)(ii)
“Reference Period”	— Section 11.01(c)
“Registration Statement”	— Section 7.03(a)
“Regulatory Authorities”	— Section 3.16
“Rule 145 Affiliates”	— Section 5.05
“Rurban”	— Preamble
“Rurban Filed SEC Documents”	— Section 4.11
“Rurban Financial Statements”	— Section 4.07
“Rurban Reference Price”	— Section 11.01(c)(iv)
“Rurban SEC Documents”	— Section 4.06
“Rurban Shares”	— Preamble
“Rurban Stock Option Plans”	— Section 4.03(a)
“Rurban Stock Options”	— Section 4.03(a)
“Rurban’s Counsel”	— Section 7.01
“SEC”	— Section 3.03
“Securities Act”	— Section 3.20(b)
“Stock Election Shares”	— Section 2.02(b)
“Subsidiary”	— Section 3.03
“Surviving Corporation”	— Section 1.01
“Tax”	— Section 3.13
“Tax Returns”	— Section 3.13
“Top-Up Notice”	— Section 11.01(c)(ii)
“Updated Exchange Disclosure Schedule”	— Section 5.02

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 13, 2005, is made and entered into by and between Rurban Financial Corp., an Ohio corporation (“Rurban”), and Exchange Bancshares, Inc., an Ohio corporation (“Exchange”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Rurban and Exchange each have determined that it is in the best interests of their respective corporations and shareholders for Exchange to merge with and into Rurban (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Rurban and Exchange each have approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Exchange will cease to have a separate corporate existence, and shareholders of Exchange will receive from Rurban in exchange for each common share, par value $5.00 per share, of Exchange (“Exchange Shares”), (a) $22.00 in cash, or (b) 1.555 common shares, without par value, of Rurban (“Rurban Shares”), subject, in each case, to any adjustments pursuant to the terms of this Agreement;

WHEREAS, in connection with the Merger, each shareholder of Exchange will be entitled to elect to receive, in exchange for such shareholder’s Exchange Shares, either (a) cash, (b) Rurban Shares, or (c) a combination of cash and Rurban Shares, as determined in accordance with the terms of this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, Rurban and Exchange, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02), Exchange shall merge with and into Rurban in accordance with the Ohio General Corporation Law (the “OGCL”). Rurban shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of Rurban and Exchange to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to Rurban immediately after the Effective Time. As a result of the Merger, the outstanding Exchange Shares and any Exchange Shares held in treasury by Exchange shall be cancelled or converted in the manner provided in Article Two.

1.02. Effective Time

The Merger shall become effective upon the filing of the appropriate certificate of merger with the Ohio Secretary of State, or such time thereafter as is agreed to in writing by Rurban and Exchange and so provided in the certificate of merger filed with the Ohio Secretary of State. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

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1.03. Effects of the Merger

At the Effective Time:

(a) the articles of Rurban in effect immediately prior to the Effective Time shall be the articles of the Surviving Corporation;

(b) the regulations of Rurban in effect immediately prior to the Effective Time shall be the regulations of the Surviving Corporation;

(c) the directors of Rurban immediately prior to the Effective Time shall be the directors of the Surviving Corporation;

(d) each individual who is an officer of Rurban immediately prior to the Effective Time shall be an officer of the Surviving Corporation holding the same office held with Rurban immediately prior to the Effective Time; and

(e) the Merger shall have the effects prescribed in the OGCL.

ARTICLE TWO

CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

2.01. Conversion of Exchange Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Exchange Shares. Subject to Sections 2.02, 2.03 and 2.04, each Exchange Share issued and outstanding immediately prior to the Effective Time (other than Exchange Shares to be canceled or converted to treasury shares of the Surviving Corporation in accordance with Section 2.01(d) and Exchange Dissenting Shares, as defined in Section 2.03) shall be converted into the right to receive, at the election of the holder thereof:

(i) the number of Rurban Shares that is equal to the Exchange Ratio, as defined in Section 2.01(b) (the “Per Share Stock Consideration”); or

(ii) a cash amount equal to $22.00, subject to adjustment pursuant to Section 2.01(e) (the “Per Share Cash Consideration”);

provided, however, that any Exchange Shares with respect to which the holder thereof owns one hundred (100) or fewer Exchange Shares of record as of the Election Deadline, as defined in Section 2.02(c), shall be converted into the right to receive the Per Share Cash Consideration, and no such Exchange Shares shall be converted into the right to receive the Per Share Stock Consideration. Any such Exchange Shares are hereinafter referred to as “Mandatory Cash Shares.”

(b) Exchange Ratio. Unless adjusted pursuant to the terms of this Agreement, the Exchange Ratio shall be 1.555. The Exchange Ratio shall be subject to adjustment (i) pursuant to Section 2.01(e) or 2.01(f); (ii) if the Rurban Reference Price, as defined in Section 11.01(c)(iv), is greater than $16.27, the Exchange Ratio shall equal (A) 115% of the Per Share Cash Consideration, divided by (B) the Rurban Reference Price; and (iii) if Rurban shall have delivered a Top-Up Notice pursuant to the provisions of Section 11.01(c)(iv), the Exchange Ratio shall be as set forth in such notice.

(c) Aggregate Cash Consideration. The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of Exchange Shares (excluding any of Exchange’s treasury shares or Exchange Shares owned by Rurban) outstanding at the Effective Time.

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(d) Cancellation of Treasury Shares; Exchange Shares Owned by Rurban. All Exchange Shares held by Exchange as treasury shares shall be canceled and retired and shall cease to exist, and no Rurban Shares or other consideration shall be delivered in exchange therefor. All Exchange Shares, if any, that are beneficially owned by Rurban, upon conversion into Rurban Shares, shall become treasury shares of the Surviving Corporation.

(e) In the event that, at the last day of the month preceding the Closing Date, the Adjusted Exchange Equity (as defined below) is less than $8,100,000, the Aggregate Consideration (as defined in Section 2.01(f)) payable by Rurban in the Merger shall be reduced by an amount equal to 150% of the difference between (A) the amount of the Adjusted Exchange Equity at the last day of the month preceding the Closing Date and (B) $8,100,000 (such amount hereinafter referred to as the “Consideration Adjustment”), and the Per Share Cash Consideration and the Exchange Ratio shall be reduced accordingly, as follows:

(1) the amount of the Per Share Cash Consideration shall be reduced by the amount of the Consideration Adjustment divided by the number of issued and outstanding Exchange Shares immediately prior to the Effective Time; and

(2) the Exchange Ratio shall be reduced to an amount equal to the Per Share Cash Consideration, as adjusted pursuant to subsection (e)(1) above, divided by $14.15.

As used in this Section 2.01(e), the “Adjusted Exchange Shareholders’ Equity” means the shareholders’ equity of Exchange, calculated in accordance with GAAP, except that such calculation shall exclude any changes in shareholders’ equity arising or resulting from:

(i) any changes or adjustments made, or charges taken, at the request of Rurban pursuant to the provisions of Section 5.10;

(ii) expenses associated with the transactions contemplated by this Agreement (including, without limitation, fees and expenses of the Exchange Agent, legal, accounting and investment bankers’ fees and expenses and change-in-control and severance payments) up to a maximum of $1,150,000;

(iii) expenses, fees and all other sums paid to Rurban by Exchange pursuant to an Administrative Services Agreement among Rurban, Exchange and Exchange Bank; or

(iv) any unrealized gains or losses in Exchange’s investment portfolio during the period from January 1, 2005 through the Effective Time.

(f) Notwithstanding anything in this Agreement to the contrary but subject to the rights described in Section 11.01(d)(iii), to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if, based upon the closing price of the Rurban Shares as reported on The Nasdaq Stock Market, Inc. (“Nasdaq”) on the trading day immediately preceding the Effective Time, the aggregate value of the Rurban Shares to be issued in connection with the Merger (the “Aggregate Stock Consideration”) would be less than 40% of the Aggregate Consideration (as defined below), then Rurban shall increase the Exchange Ratio so that the Aggregate Stock Consideration, as determined based upon the closing price of the Rurban Shares as reported on Nasdaq on the trading day immediately preceding the Effective Time, is equal to at least 40% of the Aggregate Consideration. As used in this Agreement, the “Aggregate Consideration” means the sum of (i) the Aggregate Cash Consideration plus (ii) the Aggregate Stock Consideration.

2.02. Election and Exchange and Payment Procedures

(a) Exchange Agent. Registrar and Transfer Company will act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 2.02.

(b) Election Procedure. No later than three (3) business days following the Effective Time, Rurban shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which

3

immediately prior to the Effective Time represented issued and outstanding Exchange Shares (“Exchange Certificate”): (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the Exchange Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent the Exchange Certificate in exchange for the consideration set forth in Section 2.01, and (ii) an election form in such form as Rurban and Exchange shall mutually agree (“Election Form”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Rurban Shares with respect to all of such holder’s Exchange Shares, (ii) to elect to receive cash with respect to all of such holder’s Exchange Shares, (iii) to elect to receive cash with respect to some of such holder’s Exchange Shares and to receive Rurban Shares with respect to such holder’s remaining Exchange Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s Exchange Shares (“No-Election Shares”); provided, however, that each holder of Mandatory Cash Shares shall be permitted to elect only to receive cash with respect to such holder’s Mandatory Cash Shares. Any Exchange Shares with respect to which the holder has elected to receive cash (including Mandatory Cash Shares) are hereinafter referred to as “Cash Election Shares,” and any Exchange Shares with respect to which the holder has elected to receive Rurban Shares are hereinafter referred to as “Stock Election Shares.” Any Exchange Shares with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 2.02(c) below), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any Exchange Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares (as defined in Section 2.02(d)(ii)(B) below).

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the thirtieth (30th) day following, but not including, the date of mailing of the Election Form, or such other date upon which Rurban and Exchange shall mutually agree prior to the Effective Time. Any election to receive cash, Rurban Shares or a combination of cash and Rurban Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of Rurban Shares and Cash. The Exchange Agent shall effect the allocation among holders of Exchange Shares of rights to receive cash, Rurban Shares, or a combination of cash and Rurban Shares in accordance with the Election Forms as follows:

(i) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Rurban Shares pursuant to Section 2.02(j) below, is less than the Aggregate Cash Consideration, then:

(1) each of the Cash Election Shares (other than Exchange Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2) the Exchange Agent will designate first among the No-Election Shares (by the method described in Section 2.02(e)(i) below) and then, if necessary, will designate among the Stock Election Shares (by the method described in Section 2.02(e)(ii) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Rurban Shares pursuant to Section 2.02(j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

4

(3) each of the No-Election Shares and Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Rurban Shares pursuant to Section 2.02(j) below, is greater than the Aggregate Cash Consideration, then:

(1) each of the Stock Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (other than Exchange Dissenting Shares and Mandatory Cash Shares) (by the method described in Section 2.02(e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares (including all of the Exchange Dissenting Shares and Mandatory Cash Shares) multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Rurban Shares pursuant to Section 2.02(j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares (other than Exchange Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii) If (A) the number of Cash Election Shares (including Exchange Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Rurban Shares pursuant to Section 2.02(j) below, is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply, all No-Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e) Method of Designation.

(i) If the Exchange Agent is required pursuant to Section 2.02(d)(i) to designate from among all No-Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No-Election Shares shall have a pro rata portion (based on such holder’s No-Election Shares relative to all No-Election Shares) of such holder’s No-Election Shares designated as Reallocated Cash Shares.

(ii) If the Exchange Agent is required pursuant to Section 2.02(d)(i) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Section 2.02(d)(ii) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares. For purposes of this Section 2.02(e)(iii), neither Exchange Dissenting Shares nor Mandatory Cash Shares shall be considered to be Cash Election Shares.

(f) Deposit with Exchange Agent; Exchange Fund. Rurban shall provide to the Exchange Agent the aggregate number of Rurban Shares issuable pursuant to Section 2.01, the Aggregate Cash Consideration payable pursuant to Section 2.01, the cash in respect of fractional Rurban Shares payable pursuant to Section 2.02(j), and the amount of all other cash payable in the Merger, if any, on an “as needed” basis to the Exchange Agent, all of which shall be held by the Exchange Agent in trust for the holders of Exchange Shares (collectively, the “Exchange Fund”). No later than ten (10) days after the Election Deadline, the Exchange Agent shall distribute Rurban Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to

5

vote or exercise any rights of ownership with respect to the Rurban Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Rurban Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Rurban Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph.

(g) Surrender of Exchange Certificates. After the completion of the foregoing allocation, each holder of an Exchange Certificate who surrenders such Exchange Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to a certificate representing the full number of Rurban Shares and/or the amount of cash into which the aggregate number of Exchange Shares previously represented by such surrendered Exchange Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Exchange Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Exchange Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of Rurban Shares or the right to receive the amount of cash into which such Exchange Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of Exchange of Exchange Certificates and, if such Exchange Certificates are presented to Exchange for transfer, they shall be canceled against delivery of certificates for Rurban Shares and/or cash as provided above.

(h) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Exchange Certificate for surrender to the Exchange Agent in accordance with this Section 2.02:

(i) evidence to the reasonable satisfaction of the Surviving Corporation that such Exchange Certificate has been lost, wrongfully taken, or destroyed;

(ii) such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety, as determined by the Surviving Corporation); and

(iii) evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Exchange Shares represented by each such Exchange Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Exchange Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Exchange Shares represented by any such Exchange Certificate have been acquired by a bona fide purchaser, shall deliver to such person the cash and/or Rurban Shares (and cash in lieu of fractional Rurban Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Exchange Certificate.

(i) No Further Ownership Rights in Exchange Shares. All cash and Rurban Shares issued upon conversion of Exchange Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Exchange Shares.

(j) No Fractional Rurban Shares.

(i) No certificates or scrip representing fractional Rurban Shares shall be issued upon the surrender for exchange of Exchange Certificates, and such fractional Rurban Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of Exchange Shares who would otherwise be entitled to receive a fractional Rurban Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by

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multiplying (a) the fractional Rurban Share interest to which such holder (after taking into account all Exchange Shares held at the Effective Time by such holder) would otherwise be entitled by (b) $14.15.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Rurban pursuant to Section 2.02(f) that remains undistributed to the shareholders of Exchange for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Exchange who have not complied with this Article Two by such time shall thereafter look only to the Surviving Corporation for payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Rurban Share interest and any dividends or distributions with respect to Rurban Shares, in each case without interest.

(l) No Liability. None of Rurban, Exchange, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Exchange Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Rurban Share interest or any dividends or distributions with respect to Rurban Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(m) Withholding Rights. Rurban or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Exchange Certificates such amounts as Rurban or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Rurban or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Exchange Certificates.

(n) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.03. Dissenting Exchange Shares

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Exchange Share seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL (an “Exchange Dissenting Share”), then such Exchange Dissenting Share shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, and instead:

(a) Each such Exchange Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(b) Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall be required to deliver only such cash payments to which the Exchange Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL; provided, however, that if any such person shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each such holder’s Exchange Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as shall have been designated by each such holder, subject to Section 2.01.

Any letter of transmittal submitted by a holder of Exchange Dissenting Shares shall be invalid, unless and until the demand for payment of the fair cash value of the Exchange Shares shall have been or is deemed to have been withdrawn or forfeited.

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2.04. Anti-Dilution Provisions

The Exchange Ratio and the Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding Rurban Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Rurban’s capitalization. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

2.05. Rurban Shares

All Rurban Shares, if any, that are owned directly by Exchange immediately prior to the Effective Time shall become treasury shares of the Surviving Corporation. Each other Rurban Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger.

2.06. Tax Consequences

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF EXCHANGE

Exchange has delivered to Rurban, concurrently with the execution of this Agreement, a disclosure schedule prepared by Exchange (the “Exchange Disclosure Schedule”). Exchange represents and warrants to Rurban as follows:

3.01. Corporate Status

(a) Exchange is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Exchange is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the Exchange shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Exchange is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Exchange. Exchange has made available to Rurban true and complete copies of the articles of incorporation and regulations of Exchange, in each case as amended to the date of this Agreement.

(b) The Exchange Bank (“Exchange Bank”) is the only Subsidiary (as that term is defined in Section 3.03 below) of Exchange. Exchange Bank is an Ohio-chartered bank, is a member of the Federal Reserve System and is regulated by the Ohio Division of Financial Institutions (the “ODFI”) and the Board of Governors of the Federal Reserve System (the “FRB”). The savings accounts and deposits of Exchange Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Exchange Bank is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Exchange Bank is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material

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adverse effect on Exchange Bank. Exchange Bank has made available to Rurban true and complete copies of the articles of incorporation, constitution and other governing instruments of Exchange Bank, in each case as amended to the date of this Agreement.

(c) As used in this Agreement, (i) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole and (ii) the term “material adverse effect” means, with respect to an entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, development, event, effect, condition or occurrence (A) resulting from changes in the United States economy or the United States securities markets in general; (B) resulting from changes in the industries in which Exchange or Rurban, as the case may be, operates and not specifically relating to Exchange or Rurban, as the case may be; or (C) resulting from the Merger generally; provided, however, that in no event shall a decrease in the trading price of Exchange Shares or Rurban Shares be considered a material adverse effect or material adverse change.

3.02. Capitalization of Exchange

(a) As of the date of this Agreement, the authorized capital of Exchange consists only of (i) 750,000 Exchange Shares, of which 586,644 Exchange Shares are issued and outstanding and no Exchange Shares are held in treasury by Exchange, and (ii) 750 preferred shares, par value $25.00 per share, none of which are outstanding. All outstanding Exchange Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All Exchange Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.

(b) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Exchange, and no securities or other instruments or obligations of Exchange, the value of which is in any way based upon or derived from any capital or voting stock of Exchange, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Exchange may vote.

(c) As of the date of this Agreement, except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Exchange is a party or by which it is bound, obligating Exchange to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Exchange or obligating Exchange to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Exchange to repurchase, redeem or otherwise acquire any Exchange Shares.

(d) Except as disclosed in Section 3.02(c) of the Exchange Disclosure Schedule, since December 31, 2004, Exchange has not (A) issued or permitted to be issued any Exchange Shares, or securities exercisable for or convertible into Exchange Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Exchange Subsidiary or otherwise, any Exchange Shares; or (C) declared, set aside, made or paid to the shareholders of Exchange dividends or other distributions on the outstanding Exchange Shares.

3.03. Exchange Bank; No Other Subsidiaries

Exchange Bank is the only Subsidiary of Exchange. Exchange owns beneficially and of record all of the issued and outstanding equity securities of Exchange Bank. There are no options, warrants, calls, rights, commitments or agreements of any character to which Exchange or Exchange Bank is a party or by which either

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of them is bound obligating Exchange or Exchange Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of Exchange Bank (other than to Exchange), or obligating Exchange or Exchange Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Exchange’s rights to vote or to dispose of the equity securities of Exchange Bank, and all of the equity securities of Exchange Bank held by Exchange are fully paid and non-assessable and are owned by Exchange free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Except as disclosed in Section 3.03 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank owns of record or beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than Exchange’s ownership of Exchange Bank.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

3.04. Corporate Proceedings

All corporate proceedings of Exchange necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly taken, except for the adoption of this Agreement by the holders of at least a majority of the outstanding Exchange Shares entitled to vote thereon (which is the only required shareholder vote with respect to the Merger) and subject, in the case of the consummation of the Merger, to the filing and recordation of a certificate of merger with the Secretary of State of Ohio as required by the OGCL. The Board of Directors of Exchange has duly adopted resolutions (a) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (b) declaring that it is in the best interests of Exchange’s shareholders that Exchange enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) declaring that this Agreement is fair to Exchange’s shareholders, (d) directing that this Agreement be submitted to a vote at a meeting of Exchange’s shareholders to be held as promptly as practicable (the “Exchange Meeting”) and (e) recommending that Exchange’s shareholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.03.

3.05. Authorized and Effective Agreement

This Agreement has been duly executed and delivered by Exchange and, assuming the due authorization, execution and delivery by Rurban, constitutes a valid and binding obligation of Exchange, enforceable against Exchange in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Exchange has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the Exchange shareholders, the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

3.06. Financial Statements of Exchange

Except as set forth in Section 3.06 of the Exchange Disclosure Schedule, the financial statements of Exchange (including the related notes) included in the Exchange SEC Documents (as defined below) (the “Exchange Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of

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unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Exchange and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Exchange and the absence of full footnotes).

3.07. SEC Filings

Exchange has filed or furnished all reports and proxy materials required to be filed with, or furnished by it to, the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (together with all information incorporated therein by reference, the “Exchange SEC Documents”), except for any reports or proxy materials the failure to file or furnish would not reasonably be expected to have a material adverse effect upon Exchange. Except as set forth in Section 3.07 of the Exchange Disclosure Schedule, all such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the rules of the SEC applicable to such Exchange SEC Documents. None of such documents, as subsequently supplemented or amended, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.08. Absence of Undisclosed Liabilities

Except as set forth in the Exchange SEC Documents filed or furnished since January 1, 2004 and publicly available prior to the date of this Agreement (including the financial statements included therein) (the “Exchange Filed SEC Documents”), or in Section 3.08 of the Exchange Disclosure Schedule, and except as arising hereunder, Exchange and Exchange Bank have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of December 31, 2004, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. Except as set forth in Section 3.08 of the Exchange Disclosure Schedule, all debts, liabilities, guarantees and obligations of Exchange and Exchange Bank incurred since December 31, 2004 (the “Exchange Balance Sheet Date”) have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.08 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank is in default or breach of any material agreement to which Exchange or Exchange Bank is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. To the knowledge of Exchange, no other party to any material agreement to which Exchange or Exchange Bank is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on Exchange or Exchange Bank.

3.09. Absence of Changes

Except (a) as set forth in the Exchange Filed SEC Documents or (b) as set forth in Section 3.09 of the Exchange Disclosure Schedule, since the Exchange Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of Exchange and Exchange Bank taken as a whole, and, to the knowledge of Exchange, no fact or condition exists which Exchange or Exchange Bank believes will cause such a material adverse change in the future; and (ii) neither Exchange nor Exchange Bank has taken or permitted any of the actions described in Section 5.01(b) of this Agreement.

3.10. Loan Documentation

The documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) included in the loan portfolio of Exchange Bank is legally sufficient for the purposes intended

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thereby and creates enforceable rights of Exchange Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. Except as set forth in Section 3.10 of the Exchange Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.10 of the Exchange Disclosure Schedule, Exchange Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or holder of 5% or more of the outstanding Exchange Shares, or any person, corporation or enterprise controlling, controlled by or under common control with either Exchange or Exchange Bank. All loans and extensions of credit that have been made by Exchange Bank and which are reflected as assets on the Exchange Financial Statements comply in all material respects with applicable regulatory limitations and procedures.

3.11. Allowance for Loan Losses

Except as set forth or in Section 3.11 of the Exchange Disclosure Schedule, there is no loan which was made by Exchange Bank and which is reflected as an asset of Exchange or Exchange Bank on the Exchange Financial Statements that (a)(i) is ninety (90) days or more delinquent, (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss,” or (iii) designated by management of Exchange or Exchange Bank as “special mention” and (b) the default by the borrower under which would reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. The allowance for loan losses reflected on the Exchange Financial Statements has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to Exchange and Exchange Bank and is adequate as of the date hereof to provide for reasonably anticipated losses or outstanding loans, except for such failures and inadequacies which would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank.

3.12. Reports and Records

Exchange and Exchange Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the FRB, the ODFI and the FDIC, except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13. Taxes

Except as set forth in Section 3.13 of the Exchange Disclosure Schedule, Exchange and Exchange Bank have timely filed all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including, without limitation, any interest, penalties or additions to tax with respect thereto, individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority. Such Tax Returns are and will be true, correct and complete in all material respects. Exchange and Exchange Bank have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Exchange Financial Statements or have arisen in the ordinary course of business since the Exchange Balance

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Sheet Date. Except as set forth in Section 3.13 of the Exchange Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Exchange, is threatening to assert against Exchange or Exchange Bank any deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Exchange or Exchange Bank and, to the knowledge of Exchange, no such audit or proceeding is threatened. There are no unexpired waivers by Exchange or Exchange Bank of any statute of limitations with respect to Taxes, and neither Exchange nor Exchange Bank is the beneficiary of any extention of time within which to file any Tax Return. The accruals and reserves for Taxes reflected in the Exchange Financial Statements are adequate in all material respects for the periods covered. Exchange and Exchange Bank have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Exchange or Exchange Bank, other than liens for current Taxes not yet due and payable. Neither Exchange nor Exchange Bank has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Exchange nor Exchange Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in Section 3.13 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither Exchange nor Exchange Bank has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Exchange is or was the common parent corporation. Neither Exchange nor Exchange Bank has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

3.14. Property and Title

Section 3.14 of the Exchange Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Exchange or Exchange Bank and used in the business of Exchange or Exchange Bank (collectively, the “Exchange Real Properties”). The Exchange Real Properties constitute all of the real property and interests in real property used in the businesses of Exchange and Exchange Bank. Copies of all leases of Exchange Real Properties to which Exchange or Exchange Bank is a party have been provided to Rurban. Such leasehold interests have not been assigned or subleased. All Exchange Real Properties which are owned by Exchange or Exchange Bank are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (a) those set forth in Section 3.14 of the Exchange Disclosure Schedule; (b) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (c) liens for current Taxes not yet due and payable. Exchange and Exchange Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Exchange Financial Statements as being owned by Exchange or Exchange Bank, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except (a) those described in Section 3.14 of the Exchange Disclosure Schedule and (ii) those assets disposed of in the ordinary course of business consistent with past practices. The assets of Exchange and Exchange Bank, taken as a whole, are adequate to continue to conduct the businesses of Exchange and Exchange Bank as such businesses are presently being conducted.

3.15. Legal Proceedings

Except as set forth in the Exchange Filed SEC Documents or Section 3.15 of the Exchange Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Exchange, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding against Exchange or Exchange Bank.

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3.16. Regulatory Matters

Except as set forth in Section 3.16 of the Exchange Disclosure Schedule, neither Exchange, Exchange Bank nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the ODFI, the FDIC and the SEC) or the supervision or regulation of Exchange or Exchange Bank (collectively, the “Regulatory Authorities”). Except as set forth in Section 3.16 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

3.17. No Conflict

Subject to the required adoption of this Agreement by the shareholders of Exchange, receipt of the required approvals of Governmental and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Exchange and Exchange Bank do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Exchange or Exchange Bank or any of their respective properties; (ii) the articles or code of regulations of Exchange, or the articles, constitution or other governing instruments of Exchange Bank, (iii) any material agreement, indenture or instrument to which Exchange or Exchange Bank is a party or by which either of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Exchange or Exchange Bank; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Exchange or Exchange Bank; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Exchange or Exchange Bank.

3.18. Brokers, Finders and Others

Except for the fees payable to Capital Market Securities, Inc. (“Exchange’s Financial Advisor”), which fees shall be paid in full by Exchange and/or Exchange Bank prior to the Effective Time, there are no fees or commissions of any sort whatsoever claimed by, or payable by Exchange or Exchange Bank to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

3.19. Employment Agreements

Except as disclosed in Section 3.19 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank is a party to any employment, change in control, severance or consulting agreement not terminable at will. Neither Exchange nor Exchange Bank is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of Exchange and Exchange Bank is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank.

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3.20. Employee Benefit Plans

(a) Section 3.20(a) of the Exchange Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) Exchange or Exchange Bank and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Exchange or Exchange Bank participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). Neither Exchange nor Exchange Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, nor will Exchange or Exchange Bank make discretionary contributions to a Compensation or Benefit Plan during the 2005 calendar year (prior to the Effective Time) in excess of the amounts contributed for the 2004 calendar year to such plan, except to the extent required by law or as contemplated by this Agreement.

(b) Each Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has been amended, or amended and restated, to meet the qualification requirements set forth in Section 401(a) of the Code and applicable guidance thereunder not later than by the date or dates specified by the Internal Revenue Service. There is no material pending or, to the knowledge of Exchange, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Exchange nor Exchange Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Exchange or Exchange Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c) None of Exchange or Exchange Bank, or any entity which is considered one employer with Exchange or Exchange Bank under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code. None of Exchange or Exchange Bank, or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980, or a multiple employer plan (as defined in Section 413 of the Code). There is no pending investigation or enforcement action by the PBGC, the Department of Labor (the “DOL”), the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Exchange or Exchange Bank is a party have been timely made or have been reflected on the Exchange Financial Statements.

(e) Except as disclosed in Section 3.20(e) of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

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(f) Exchange and Exchange Bank do not maintain any foreign Compensation and Benefit Plans.

(g) With respect to each Compensation and Benefit Plan, if applicable, Exchange or Exchange Bank has provided or made available to Rurban, true and complete copies of: (i) Compensation and Benefit Plan documents and all amendments thereto; (ii) trust instruments and insurance contracts; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions; (v) the most recent determination letter issued by the IRS; and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(h) Except as disclosed in Section 3.20(h) of the Exchange Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

3.21. Compliance with Laws

Except with respect to Environmental Laws and Taxes, which are the subject of Sections 3.25 and 3.13, respectively, and except as set forth in Section 3.21 of the Exchange Disclosure Schedule, each of Exchange and Exchange Bank:

(a) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing; and

(c) has received no written notification or communication from any Governmental or Regulatory Authority since January 1, 2004, (i) asserting that Exchange or Exchange Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental or Regulatory Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication. There is no event which has occurred that, to the knowledge of Exchange, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

3.22. Insurance

(a) Section 3.22 of the Exchange Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by Exchange or Exchange Bank and a description of all claims filed by Exchange or Exchange Bank against the insurers of Exchange and Exchange Bank since January 1, 2002. All such insurance policies are in full force and effect, neither Exchange nor Exchange Bank is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

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(b) The savings accounts and deposits of Exchange Bank are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Exchange Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

3.23. Governmental and Third-Party Proceedings

No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by Exchange or Exchange Bank in connection with the execution, delivery or performance by Exchange of this Agreement or the consummation by Exchange of the transactions contemplated hereby, except for (a) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the adoption of this Agreement by the Exchange shareholders, (d) the filing with the SEC of the Proxy Statement/Prospectus, and such other reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (e) such other consents, approvals, order, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse affect on Exchange or Exchange Bank.

3.24. Contracts

Except for the contracts, agreements commitments and arrangements, whether written or oral (collectively, “Contracts”), filed as exhibits to the Exchange Filed SEC Documents, there are no Contracts that are required to be filed as an exhibit to any Exchange Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts filed in unredacted form as exhibits to the Exchange Filed SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.24 of the Exchange Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Contracts in existence as of the date of this Agreement (other than those which have been performed completely): (a) which involve the payment by or to Exchange or Exchange Bank of more than $25,000 in connection with the purchase of property or goods or the performance of services or (b) which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such Contracts have been delivered to Rurban. Neither Exchange nor Exchange Bank, nor, to the knowledge of Exchange, any other party thereto, is in default under any such Contract to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.25. Environmental Matters

Except as otherwise disclosed in Section 3.25 of the Exchange Disclosure Schedule: (a) to the knowledge of Exchange, each of Exchange and Exchange Bank is and has been at all times in compliance in all material respects with all applicable Environmental Laws and neither Exchange nor Exchange Bank has engaged in any activity in violation of any applicable Environmental Law; (b)(i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court, Governmental or Regulatory Authority are pending or, to the knowledge of Exchange, have been threatened in writing in connection with any activities of Exchange or Exchange Bank or any Exchange Real Properties or improvements thereon, and (ii) to the knowledge of Exchange, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental or Regulatory Authority are pending or threatened in connection with any real properties in respect of which Exchange Bank has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Exchange Bank Real Estate Collateral”); (c) to the knowledge of Exchange, no claims are pending or threatened by any third party against Exchange or Exchange Bank, or with respect to the Exchange Real Properties or improvements thereon, or the Exchange Bank Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance which have not been resolved to the satisfaction of the parties involved;

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(d) to the knowledge of Exchange, no Hazardous Substances have been integrated into the Exchange Real Properties or improvements thereon or any component thereof, or the Exchange Bank Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; and (e) Exchange does not have knowledge that (i) any of the Exchange Real Properties or improvements thereon or the Exchange Bank Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of Exchange or Exchange Bank have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iii) any of the Exchange Real Properties or improvements thereon, or the Exchange Bank Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

For purposes of this Agreement, (a) “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and (b) ”Hazardous Substances” means, at any time: (i) any “hazardous substance” as defined in §101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

3.26. Takeover Laws

The approval of this Agreement and the Merger by the Board of Directors of Exchange constitutes approval of the Merger for purposes of Chapter 1704 of the OGCL and represents all of the action necessary to ensure that the restrictions on a “Chapter 1704. transaction” as defined in Chapter 1704 of the OGCL do not and will not apply to the execution or delivery of this Agreement (including any amendments to this Agreement) or the consummation of the Merger and the other transactions contemplated hereby.

3.27. Exchange Information

True and complete copies of all documents listed in the Exchange Disclosure Schedule have been made available or provided to Rurban. The books of account, stock record books and other financial and corporate records of Exchange and Exchange Bank, all of which have been made available to Rurban, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the Exchange SEC Documents.

3.28. CRA Compliance

Neither Exchange nor Exchange Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act, as amended (“CRA”), and the regulations promulgated thereunder, and Exchange Bank has received a CRA rating of satisfactory or better from the FRB. Exchange does not have knowledge of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Exchange or Exchange Bank to receive any notice of non-compliance with such provisions or cause the CRA rating of Exchange or Exchange Bank to fall below satisfactory.

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3.29. Ownership of Rurban Shares

As of the date hereof, except as otherwise disclosed in Section 3.29 of the Exchange Disclosure Schedule, neither Exchange nor Exchange Bank nor, to the knowledge of Exchange, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Rurban Shares.

3.30. Fairness Opinion

The Board of Directors of Exchange has received the opinion of Exchange’s Financial Advisor dated the date of this Agreement to the effect that the consideration to be received by the Exchange shareholders in the Merger is fair, from a financial point of view, to the Exchange shareholders.

3.31. Risk Management Instruments

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Exchange or Exchange Bank, were entered into (i) in accordance in all material respects with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Exchange or Exchange Bank, as applicable, enforceable in accordance with its terms, and is in full force and effect, except with respect to such risk management agreements the loss of which would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. Neither Exchange nor Exchange Bank, nor to the knowledge of Exchange, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, which breach would reasonably be expected to have a material adverse effect on Exchange or Exchange Bank.

3.32. Repurchase Agreements

With respect to any agreement pursuant to which Exchange or Exchange Bank has purchased securities subject to an agreement to repurchase, Exchange or Exchange Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except for such agreements with respect to which the failure to maintain such liens or maintain such collateral would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank.

3.33. Investment Securities

Each of Exchange and Exchange Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreement or held in any fiduciary or agency capacity), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any person or persons whatsoever, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of Exchange or Exchange Bank, and except for charges, mortgages, pledges, security interests, hypothecations, restrictions, claims, options, liens, encumbrances or interests that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Exchange or Exchange Bank. Such securities are valued on the books of Exchange in accordance with GAAP in all material respects.

3.34. Off Balance Sheet Transactions

Section 3.34 of the Exchange Disclosure Schedule sets forth a true and complete list of all special purpose entities, limited purpose entities and qualified special purpose entities, in which Exchange or Exchange Bank has

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an economic or management interest. Section 3.34 of the Exchange Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements and other relationships between or among any such Exchange affiliated entity, on the one hand, and Exchange, Exchange Bank, and any officer or director of Exchange or Exchange Bank, on the other hand, that are not reflected in the Exchange Financial Statements (each, an “Exchange Off Balance Sheet Transaction”).

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF RURBAN

Rurban hereby represents and warrants to Exchange that:

4.01. Corporate Status

Rurban is an Ohio corporation and a bank holding company registered under the BHCA. Rurban is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required obtaining of appropriate approvals of Governmental and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Rurban. Rurban has made available to Exchange true and complete copies of its articles of incorporation and code of regulations as amended to the date of this Agreement.

4.02. Corporate Proceedings

All corporate proceedings of Rurban necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly taken, subject, in the case of the consummation of the Merger, to the filing and recordation of a certificate of merger with the Secretary of State of Ohio as required by the OGCL. This Agreement has been duly executed and delivered by Rurban. No vote of Rurban’s stockholders is required to be obtained in connection with the consummation of the transactions contemplated hereby.

4.03. Capitalization of Rurban

(a) As of the date of this Agreement, the authorized capital stock of Rurban consists only of 10,000,000 Rurban Shares, of which 4,575,702 Rurban Shares are issued and outstanding and 7,214 Rurban Shares are held in treasury by Rurban. All outstanding Rurban Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.

(b) As of the date of this Agreement, 441,000 Rurban Shares were reserved for issuance upon the exercise of outstanding stock options (the “Rurban Stock Options”) granted under Rurban’s stock option plans (the “Rurban Stock Option Plans”), and 35,123 Rurban Shares were available for future grants of stock options under the Rurban Stock Option Plans.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Rurban, and no securities or other instruments or obligations of Rurban, the value of which is in any way based upon or derived from any capital or voting stock of Rurban, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Rurban may vote.

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(d) As of the date of this Agreement, except for the Rurban Stock Options and this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Rurban is a party or by which it is bound, obligating Rurban to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Rurban or obligating Rurban to issue, grant, extend or enter into any such security, option warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Rurban to repurchase, redeem or otherwise acquire any Rurban Shares.

(e) The Rurban Shares to be issued in exchange for Exchange Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable federal and state securities laws.

4.04. Authorized and Effective Agreement

This Agreement has been duly executed and delivered by Rurban and, assuming the due authorization, execution and delivery by each of Exchange, constitutes the legal, valid and binding obligation of Rurban, enforceable against Rurban in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Rurban has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

4.05. No Conflict

Subject to the receipt of the required approvals of Governmental and Regulatory Authorities, expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Rurban do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Rurban or any of its properties; (ii) the articles or code of regulations of Rurban; (iii) any material agreement, indenture or instrument to which Rurban is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Rurban; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Rurban, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Rurban; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Rurban.

4.06. SEC Filings

Rurban has filed all reports and proxy materials required to be filed by it with, or furnished by it to, the SEC pursuant to the Exchange Act (together with all information incorporated therein by reference, the “Rurban SEC Documents”), except for any reports or proxy materials the failure to file or furnish would not reasonably be expected to have a material adverse effect upon Rurban. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the rules of the SEC applicable to

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such Rurban SEC Documents. None of such documents, as subsequently supplemented or amended, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.07. Financial Statements of Rurban

The financial statements of Rurban (including the related notes) included in the Rurban SEC Documents (the “Rurban Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Rurban and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Rurban and the absence of full footnotes).

4.08. Brokers, Finders and Others

Except for fees paid or payable to Friedman Billings Ramsey, there are no fees or commissions of any sort whatsoever claimed by, or payable by Rurban to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

4.09. Governmental and Third-Party Proceedings

No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by Rurban in connection with the execution, delivery or performance by Rurban of this Agreement or the consummation by Rurban of the transactions contemplated hereby, except for (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the filing with the SEC of the Registration Statement (as defined in Section 7.03 below) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (d) any filings required under the rules and regulations of Nasdaq, and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, except for such consents, approvals orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on Rurban.

4.10. CRA Compliance

Neither Rurban nor any Rurban Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and neither Rurban nor any Rurban Subsidiary has received a CRA rating of less than “satisfactory” on its most recent examination. Rurban knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Rurban or any Rurban Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Rurban or any Rurban Subsidiary to fall below satisfactory.

4.11. Legal Proceedings

Except as set forth in the Rurban Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Rurban, threatened in any court, before any Governmental

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Authority or instrumentality or in any arbitration proceeding (a) against Rurban which, if adversely determined against Rurban, would have a material adverse effect on Rurban; or (b) against or by Rurban which, if adversely determined against Rurban, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

4.12. Ownership of Exchange Shares

Neither Rurban nor, to the knowledge of Rurban, any of its Subsidiaries (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Exchange Shares.

4.13. Compliance with Laws

Each of Rurban and its Subsidiaries:

(a) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Rurban or any of its Subsidiaries;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Rurban or any of its Subsidiaries; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing; and

(c) has received no written notification or communication from any Governmental or Regulatory Authority since January 1, 2004, (i) asserting that Rurban or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental or Regulatory Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication. There is no event which has occurred that, to the knowledge of Rurban, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

4.14. Regulatory Matters

Neither Rurban, any of its Subsidiaries nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, and neither Rurban nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission, except, in each case, for any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that would not be required to be publicly disclosed by Rurban pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

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4.15. Reports and Records

Rurban and each of its Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the FRB, the ODFI and the FDIC, except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Rurban or any of its Subsidiaries. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16. Absence of Undisclosed Liabilities

Except as set forth in the Rurban SEC Documents filed or furnished since January 1, 2004 and publicly available prior to the date of this Agreement (including the financial statements included therein) (the “Rurban Filed SEC Documents”), and except as arising hereunder, Rurban and each of its Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of December 31, 2004, other than liabilities and obligations that individually or in the aggregate (a) would not reasonably be expected to have a material adverse effect on Rurban or any of its Subsidiaries or (b) would not be required to be publicly disclosed by Rurban pursuant to the Exchange Act and the rules and regulations promulgated thereunder. All debts, liabilities, guarantees and obligations of Rurban and each of its Subsidiaries incurred since December 31, 2004 have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither Rurban nor any of its Subsidiaries is in default or breach of any material agreement to which Rurban or any of its Subsidiaries is a party other than any such breaches or defaults that individually or in the aggregate (a) would not reasonably be expected to have a material adverse effect on Rurban or any of its Subsidiaries or (b) would not be required to be publicly disclosed by Rurban pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

4.17. Absence of Changes

Except as set forth in the Rurban Filed SEC Documents, since the Rurban Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Rurban and its Subsidiaries taken as a whole and, to the knowledge of Rurban, no fact or condition exists which Rurban believes will cause such a material adverse change in the future, except, in each case, for any change that would not be required to be publicly disclosed by Rurban pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE FIVE

FURTHER COVENANTS OF EXCHANGE

5.01. Operation of Business

Exchange covenants to Rurban that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01 below), except as expressly contemplated or permitted by this Agreement or to the extent that Rurban shall otherwise consent in writing:

(a) Conduct of Business. The business of Exchange and Exchange Bank will be conducted only in the ordinary and usual course consistent with past practice. Exchange will not, and will cause Exchange Bank not to, take any action that would be inconsistent with any representation or warranty of Exchange set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

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(b) Changes in Business and Capital Structure. Except as provided for by this Agreement, as set forth in Section 5.01(b) of the Exchange Disclosure Schedule or as otherwise approved expressly in writing by Rurban, Exchange will not, and will cause Exchange Bank not to:

(i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Exchange or Exchange Bank, tangible or intangible, which are material, individually or in the aggregate, to Exchange or Exchange Bank except for securitization activities in the ordinary course of business;

(ii) make any capital expenditure or capital additions or improvements which individually exceed $10,000 or exceed $50,000;

(iii) become bound by, enter into, or perform any material contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on Exchange or Exchange Bank, (B) impair in any material respect the ability of Exchange or Exchange Bank to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv) declare, pay or set aside for payment any dividends or make any distributions on Exchange shares;

(v) purchase, redeem, retire or otherwise acquire any Exchange Shares;

(vi) issue or grant any option or right to acquire any of its capital shares other than the issuance of Exchange Shares pursuant to the exercise of options outstanding as of the date of this Agreement;

(vii) amend or propose to amend any of the governing documents of Exchange or Exchange Bank except as otherwise expressly contemplated by this Agreement;

(viii) effect, directly or indirectly, any share split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(ix) acquire any real property or all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

(x) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of Exchange or Exchange Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Exchange or Exchange Bank may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Exchange Disclosure Schedule, or regular annual renewals of insurance contracts;

(xi) hire any full-time employee, other than replacement employees for positions then existing, announce or pay any general wage or salary increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of Exchange or Exchange Bank, except, in each case, for changes that are required by applicable law or to satisfy contractual obligations existing as of the date hereof that are disclosed in the Exchange Disclosure Schedule;

(xii) borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others, except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, borrowings on an overnight or daily basis and deposit taking in the ordinary course of its business;

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(xiii) enter into or terminate any contract, other than a loan or deposit contract, requiring the payment or receipt of $10,000 or more in any 12-month period or $25,000 in the aggregate, or amend or modify in any material respect any of its existing material contracts, except in each case as set forth in the Exchange Disclosure Schedule;

(xiv) except as disclosed in the Exchange Disclosure Schedule, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xv) make or change any Tax election, annual accounting period or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Rurban or Exchange Bank for any period ending after the Effective Time or decreasing any Tax attribute of Exchange or Exchange Bank existing at the Effective Time;

(xvi) originate or issue a commitment to originate any loan secured by real estate in a principal amount of $200,000 or more or any unsecured loan or loan secured by other than real estate in a principal amount of $50,000 or more;

(xvii) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

(xviii) enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. Government and U.S. agency obligations;

(xix) enter into any interest rate swaps or derivative or hedge contracts;

(xx) increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner consistent with past practices and in relation to rates prevailing in the relevant Exchange Bank market;

(xxi) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Exchange Bank shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

(xxii) take any action that would result in (A) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(xxiii) enter into any agreement to do any of the foregoing.

(c) Maintenance of Property. Exchange shall, and shall cause Exchange Bank to, use its commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(d) Performance of Obligations. Exchange shall, and shall cause Exchange Bank to, perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.

(e) Maintenance of Business Organization. Exchange shall, and shall cause Exchange Bank to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

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(f) Insurance. Exchange shall, and shall cause Exchange Bank to, maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them as of the date of this Agreement, and upon the renewal or termination of such insurance, Exchange and Exchange Bank will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them as of the date of this Agreement.

(g) Access to Information. Exchange shall, and shall cause Exchange Bank to, afford to Rurban and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of Exchange’s and Exchange Bank’s respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Exchange and Exchange Bank will make available to Rurban on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Rurban may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants); provided, however, that Rurban shall not unreasonably interfere with the business operations of Exchange or Exchange Bank.

(h) Payment of Taxes. Exchange shall, and shall cause Exchange Bank to, timely file all Tax Returns required to be filed on or before the Effective Time, and accrue for and/or pay any Tax shown on such Tax Returns to be due.

5.02. Notification

Between the date of this Agreement and the Closing Date, Exchange promptly shall notify Rurban in writing if Exchange or Exchange Bank becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Exchange, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Exchange Disclosure Schedule, Exchange will promptly deliver to Rurban a supplement to the Exchange Disclosure Schedule specifying such change (“Updated Exchange Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Exchange Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Rurban. During the same period, Exchange will promptly notify Rurban of (i) the occurrence of any breach of any of the covenants of Exchange contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Exchange, to result in a material adverse effect with respect to Exchange.

5.03. Acquisition Transactions

From and after the date hereof, Exchange shall not, directly or indirectly through any of its Officers, Directors, Employees, agents or advisors, solicit, initiate or knowingly encourage, including by means of furnishing information, any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of 20% or more of the outstanding shares of any class of voting securities, or 20% or more of the assets or deposits, of Exchange or Exchange Bank, or any merger, tender or exchange offer, consolidation or business combination involving Exchange or Exchange Bank (collectively, “Acquisition Transactions”). The foregoing sentence shall not apply, however, to the consideration, negotiation and consummation of an Acquisition Transaction not solicited or initiated by Exchange or Exchange Bank or any of their respective Officers, Directors, agents or affiliates if, and to the extent that, the Board of Directors of

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Exchange reasonably determines in good faith after consultation with Exchange’s Financial Advisor and upon written advice of legal counsel to Exchange that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of Exchange under Ohio law. Exchange shall give Rurban prompt notice of any proposal of an Acquisition Transaction and keep Rurban promptly informed regarding the substance thereof and the response of the Board of Directors of Exchange thereto. Exchange shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Rurban with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

5.04. Delivery of Information

Exchange shall furnish to Rurban promptly after such documents are available: (a) all reports, proxy statements or other communications by Exchange to its shareholders generally and (b) all press releases relating to any events or transactions.

5.05. Affiliates Compliance with the Securities Act

No later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Exchange shall deliver to Rurban a schedule of all persons who Exchange reasonably believes are, or are likely to be, as of the date of the Exchange Meeting, deemed to be “affiliates” of Exchange as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Exchange shall cause each person who may be deemed to be a Rule 145 Affiliate to execute and deliver to Rurban on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form of Exhibit A.

5.06. Takeover Laws

Exchange shall (a) take all necessary steps to exempt (or cause the continued exemption of) this Agreement and the Merger from, or comply with, the requirements of Chapter 1704 of the OGCL and from any provisions under its articles of incorporation and code of regulations, as applicable, by action of the Board of Directors of Exchange or otherwise, and (b) use reasonable efforts to assist in any challenge by Rurban to the validity, or applicability to the Merger, of any such takeover law.

5.07. Voting Agreement

Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Rurban’s willingness to enter into this Agreement, each of the directors of Exchange and Exchange Bank shall enter into a Voting Agreement in the form attached hereto as Exhibit B. If any person shall become a director of Exchange or Exchange Bank after the date of this Agreement and until the Effective Time, Exchange shall cause each such person to execute a Voting Agreement.

5.08 No Control

Nothing contained in this Agreement shall give Rurban, directly or indirectly, the right to control or direct the operations of Exchange or Exchange Bank prior to the Effective Time. Prior to the Effective Time, each of Exchange and Rurban shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.09 Termination of Employment and Severance Agreements

Prior to the Effective Time, Exchange shall, and shall cause Exchange Bank to, satisfy and/or terminate each employment, change in control, severance or consulting agreement to which Exchange or Exchange Bank is a

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party, including those agreements disclosed in Section 3.19 of the Exchange Disclosure Schedule (but excluding any agreements between Exchange and Rurban), and to pay or accrue any and all severance and other payments and benefits required to be paid by Exchange or Exchange Bank as a result of the termination thereof or the transactions contemplated by this Agreement.

5.10 Accounting Policies

Before the Effective Time and at the request of Rurban, Exchange shall, and shall cause Exchange Bank to, promptly (a) establish and take such reserves and accruals to conform Exchange Bank’s loan, accrual and reserve policies to Rurban’s policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with GAAP; provided, however, that neither Exchange nor Exchange Bank shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Section 8.03(a) and (b).

ARTICLE SIX

FURTHER COVENANTS OF RURBAN

6.01. Access to Information

Rurban shall furnish to Exchange promptly after such documents are available: (a) all reports, proxy statements or other communications by Rurban to its shareholders generally; and (b) all press releases relating to any transactions.

6.02. Employees; Employee Benefits

(a) All employees of Exchange and Exchange Bank who are actively employed at the Effective Time and who Rurban determines to retain after the Merger shall continue as employees of Exchange Bank (“Continuing Employees”) at the Effective Time and, with respect to continuing Employees who are not currently covered by a written employment or severance agreement with Exchange Bank, shall be employed as at-will employees of Exchange Bank. Continuing Employees shall continue to participate in the Exchange Compensation and Benefit Plans unless and until Rurban, in its sole discretion, shall determine that all or some of the Exchange Compensation and Benefit Plans shall be terminated or merged into certain employee benefit plans of Rurban or a Rurban Subsidiary. Following the termination or merger of all or some of the Exchange Compensation and Benefit Plans, Rurban will, or will cause its Subsidiaries to, provide each Continuing Employee with employee benefits to replace those programs that have been terminated or merged (other than equity or equity-based plans and programs) that are no less than the benefits provided to similarly situated employees of Rurban and its Subsidiaries. At such time as the Continuing Employees shall participate in any employee benefit plans of Rurban pursuant to the foregoing, each such Continuing Employee shall be credited with years of service with Exchange, Exchange Bank and, to the extent credit would have been given by Exchange or Exchange Bank for years of service with a predecessor (including any business organization acquired by Exchange or Exchange Bank), years of service with a predecessor of Exchange or Exchange Bank, for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Rurban, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Exchange Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage.

(b) Any employee of Exchange or Exchange Bank immediately before the Effective Time who is not currently covered by a written employment, severance or change in control agreement with Exchange or Exchange Bank and who Rurban elects not to retain as an employee of Exchange Bank or Rurban after the

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Effective Time shall receive (subject to any applicable regulatory constraints): (i) a severance payment equal to one week of pay for each year of service to Exchange and/or Exchange Bank, up to a maximum of 13 weeks of pay; and (ii) payment for vacation and sick time that is unused and accrued consistent with the terms of Exchange’s or Exchange Bank’s vacation and sick time policies in effect on the date of this Agreement. Additionally, any such employee who is not retained after the Effective Time shall be entitled to elect so-called “COBRA” in accordance with, and subject to, the provisions of Code Section 4980B(f).

6.03. Exchange Listing

Rurban shall file a listing application with Nasdaq for the Rurban Shares to be issued to the former holders of Exchange Shares in the Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use commercially reasonable efforts to cause the Rurban Shares to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, Rurban will use its best efforts to maintain its listing on Nasdaq.

6.04. Notification

Between the date of this Agreement and the Closing Date, Rurban will promptly notify Exchange in writing if Rurban becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Rurban or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Rurban will promptly notify Exchange of (i) the occurrence of any breach of any of the covenants of Rurban contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Rurban, to result in a material adverse effect with respect to Rurban.

6.05. Officers’ and Directors’ Liability Insurance

(a) For a period of five (5) years from the Effective Time, Rurban shall contract for the provision of that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former Officers and Directors of Exchange and Exchange Bank (determined as of the Effective Time) with respect to claims against such Officers and Directors arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Rurban may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided further, however, that in no event shall Rurban be required to expend more than 300% of the current annual premium paid by Exchange and Exchange Bank to maintain or procure such directors’ and officers’ liability insurance (and, if Rurban is unable to maintain or obtain the insurance called for by this Section 6.05(b) for such amount, Rurban shall obtain as much comparable insurance as is available for such amount).

(b) The provisions of this Section 6.05 shall survive consummation of the Merger.

6.06. Election to Exchange Bank Board

After the Effective Time, Rurban agrees to take all reasonable actions necessary to elect Mr. Marion Layman as a director of the Exchange Bank through December 31, 2006.

6.07. Availability of Funds

At the Effective Time, Rurban shall have sufficient funds available for the payment of the Aggregate Cash Consideration in accordance with the provisions of Article Two.

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ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01. Cooperative Action

Subject to the terms and conditions of this Agreement, each of Exchange and Rurban agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Exchange (“Exchange’s Counsel”), and counsel for Rurban (“Rurban’s Counsel”), to satisfy all legal requirements of the State of Ohio and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

7.02. Press Releases

Neither Rurban nor Exchange shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

7.03. Registration Statements; Proxy Statement; Exchange Meeting

(a) Rurban agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”), to be filed by Rurban with the SEC in connection with the issuance of Rurban Shares in the Merger (including the appropriate proxy solicitation materials to be submitted to the Exchange shareholders for the Exchange Meeting (the “Proxy Statement”), constituting a part thereof and all related documents). Exchange agrees to cooperate, and to cause Exchange Bank to cooperate, with Rurban, its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement; and provided that Exchange and Exchange Bank have cooperated as required above, Rurban agrees to file the Registration Statement, which will include the Proxy Statement and a prospectus in respect of the Rurban Shares to be issued in the Merger (together, the “Proxy Statement/Prospectus”). Each of Rurban and Exchange agrees to use all commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Rurban also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Exchange agrees to promptly furnish to Rurban all information concerning Exchange, Exchange Bank and the Officers, Directors and shareholders of Exchange as Rurban reasonably may request in connection with the foregoing. Each of Exchange and Rurban shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Exchange and Rurban, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Each of Exchange and Rurban agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the

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Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Proxy Statement/Prospectus is mailed to shareholders of Exchange and up to and including the date of the meeting of Exchange’s shareholders to which such Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading.

(c) Each of Exchange and Rurban agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(d) Exchange shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Exchange Meeting, regardless of whether the Board of Directors of Exchange determines at any time that this Agreement or the Merger is no longer advisable or recommends that the shareholders of Exchange reject this Agreement or the Merger. Exchange shall cause the Exchange Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 45 days after the effectiveness of the Registration Statement. Exchange shall, through its Board of Directors, recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement/Prospectus, in each case subject to its fiduciary duties as provided in Section 5.03. Without limiting the generality of the foregoing, Exchange agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to Exchange or any other person of any Acquisition Transaction.

7.04. Regulatory Applications

Rurban and Exchange and their respective Subsidiaries shall cooperate and use their reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities, including, without limitation, those required to be filed pursuant to the BHCA, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event which are necessary to consummate the transactions contemplated by this Agreement. Each of Rurban and Exchange shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental or Regulatory Authority.

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7.05. Supplemental Assurances

(a) On the date the Registration Statement becomes effective and on the Closing Date, Exchange shall deliver to Rurban a certificate signed by its principal executive officer and its principal financial officer to the effect that, to such officers’ knowledge, the information contained in the Registration Statement relating to the business, financial condition and affairs of Exchange and Exchange Bank, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(b) On the date the Registration Statement becomes effective and on the Closing Date, Rurban shall deliver to Exchange a certificate signed by its chief executive officer and its chief financial officer to the effect that, to such officers’ knowledge, the Registration Statement (other than the information contained therein relating to the business, financial condition and affairs of Exchange and Exchange Bank) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

7.06. Confidentiality

Exchange and Rurban agree for themselves, and their representatives, successors and assigns, that any and all confidential or proprietary information each obtains (including information obtained by their Subsidiaries) from the other will be kept strictly confidential and not be disclosed by them or their representatives, agents, successors and assigns to any other person or group, except (a) among their attorneys, accountants and other representatives; (b) for any disclosure of such information to which the other consents in writing or which in the opinion of counsel for the disclosing party is required to be made under the Securities Act of 1933, the Exchange Act, or other applicable laws or orders in order to permit any transaction in their securities; and (c) for information already in the public domain not as a result of the actions of the disclosing person or its representatives in violation of this provision. In the event that the transactions contemplated by this Agreement shall fail to be consummated for any reason, each party to this Agreement shall promptly cause all confidential or proprietary information relating to the other party, and furnished by the other party or prepared pursuant to information provided by the other party regardless of who prepared the information, to be returned to the other party or be destroyed.

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01. Conditions to the Obligations of Rurban

The obligations of Rurban under this Agreement shall be subject to the satisfaction, or written waiver by Rurban prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of Exchange set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Rurban shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Exchange to such effect.

(b) Exchange shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and Rurban shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Exchange to such effect.

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(c) Exchange and Exchange Bank shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(d) From the date of this Agreement, there shall not have occurred any material adverse effect on Exchange, or any change, condition, event or development that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Exchange. Without limiting the generality of the foregoing, the entering into by Exchange and/or Exchange Bank of a written agreement with a Regulatory Authority, or the issuance by a Regulatory Authority of a cease and desist order against Exchange and/or Exchange Bank, shall be conclusively deemed to constitute a material adverse effect on Exchange for purposes of this Section 8.01(e).

8.02. Conditions to the Obligations of Exchange

The obligations of Exchange under this Agreement shall be subject to satisfaction, or written waiver by Exchange prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of Rurban set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Exchange shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Rurban to such effect.

(b) Rurban shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02, and Exchange shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Rurban to such effect.

(c) Rurban shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(d) Exchange shall have received from Exchange’s Financial Advisor an opinion reasonably acceptable to Exchange, dated as of the date of the Proxy Statement/Prospectus, to the effect that the consideration to be received by the holders of the Exchange Shares in the Merger is fair, from a financial point of view.

8.03. Mutual Conditions

The obligations of Exchange and Rurban under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

(a) The shareholders of Exchange shall have duly adopted this Agreement by the required vote.

(b) All approvals of Governmental and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approvals or statute, rule or order

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shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger illegal.

(d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e) The Rurban Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f) Rurban and Exchange shall have received the written opinion of Rurban’s Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, Rurban’s Counsel will require and rely upon customary representations contained in letters from Rurban and Exchange that Rurban’s Counsel reasonably deems relevant.

ARTICLE NINE

CLOSING

9.01. Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at the offices of Rurban, 401 Clinton Street, Defiance, Ohio 43512, commencing at 10:00 a.m., local time, on (a) the date designated by Rurban, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs; provided, however, that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires; and provided further, that if Exchange has delivered a termination notice pursuant to the provisions of Section 11.01(c)(iv), the Closing Date shall be the third business day following delivery of the Top-Up Notice, if any, or (b) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the “Closing Date.”

9.02. Closing Deliveries Required of Rurban

At the Closing, Rurban shall cause all of the following to be delivered to Exchange:

(a) The certificates of Rurban contemplated by Section 8.02(a) and (b) of this Agreement.

(b) Copies of all resolutions adopted by the Board of Directors of Rurban, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Rurban, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

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9.03. Closing Deliveries Required of Exchange

At the Closing, Exchange shall cause all of the following to be delivered to Rurban:

(a) The certificates of Exchange contemplated by Sections 8.01(a) and (b) of this Agreement.

(b) Copies of all resolutions adopted by the Board of Directors and the shareholders of Exchange approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Exchange dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c) A statement issued by Exchange in the form attached hereto as Exhibit C, dated as of the Closing Date, certifying that the Exchange Shares are not a U.S. real property interest within the meaning of Treasury Department Regulation Sections 1.897-2(b)(1) and (h).

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01. Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Rurban and Exchange set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Section 6.02, 6.05, this Article Ten and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Exchange or Rurban.

ARTICLE ELEVEN

TERMINATION

11.01. Termination

This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of Exchange:

(a) By mutual written agreement of Exchange and Rurban duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) By either Exchange or Rurban, duly authorized by action taken by or on behalf of its Board of Directors, upon written notification to the non-terminating party by the terminating party, if:

(i) at any time after December, 31, 2005, the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) the shareholders of Exchange shall not have adopted this Agreement by reason of the failure to obtain the requisite vote upon a vote held at the Exchange Meeting, or any adjournment thereof;

(iii) the approval of any Governmental or Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final, non-appealable action of such Governmental or Regulatory Authority; or

36

(c) By Exchange, duly authorized by action taken by or on behalf of its Board of Directors, by providing written notice to Rurban, if:

(i) prior to the Closing Date, any representation or warranty of Rurban shall have become untrue such that the condition set forth in Section 8.01(a) would not be satisfied and which breach has not been cured within thirty (30) days following receipt by Rurban of written notice of breach or is incapable of being cured during such time period;

(ii) Rurban shall have failed to comply in any material respect with any covenant or agreement on the part of Rurban contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within thirty (30) days following receipt by Rurban of written notice of such failure to comply or is incapable of being cured during such time period;

(iii) the Board of Directors of Exchange determines in good faith, based upon advice from independent legal counsel, that termination of this Agreement is required for the Board of Directors of Exchange to comply with its fiduciary duties to shareholders imposed by law by reason of an Acquisition Proposal having been made and provided Exchange has complied with its obligations under Section 5.03 with respect to such Acquisition Proposal; provided, however, that Exchange’s ability to terminate pursuant to this subsection (c)(iii) is conditioned upon the prior payment by Exchange to Rurban of any amounts owed by Exchange to Rurban pursuant to Section 11.02(b); or

(iv) (A) the market value of a Rurban Share based on the average closing prices for Rurban Shares for the twenty (20) trading days ending on the tenth (10th) trading day prior to the date then established for the Closing Date (such value referred to herein as the “Rurban Reference Price,” and such period referred to herein as the “Reference Period”), is less than $12.02, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions, and (B) the Rurban Reference Price has declined as a percentage of $14.15, by more than 15% from the decline, if any, in the SNL Bank Index during the period beginning on the date of this Agreement and ending on the tenth (10th) trading day prior to the date then established for the Closing Date (the “Exchange Walkaway Right”); provided, however, that if Exchange elects to exercise the Exchange Walkaway Right, Rurban shall have five (5) days to notify Exchange in writing (the “Top-Up Notice”) that it elects to adjust the Exchange Ratio such that the product of the Exchange Ratio multiplied by the Rurban Reference Price equals 85% of the Per Share Cash Consideration. If Rurban so notifies the Company, the Exchange Walkaway Right shall be of no further force and effect and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be as set forth in the Top-Up Notice).

(d) By Rurban, duly authorized by action taken by or on behalf of its Board of Directors, by providing written notice to Exchange, if:

(i) prior to the Closing Date, any representation or warranty of Exchange shall have become untrue such that the condition set forth in Section 8.02(a) would not be satisfied and which breach has not been cured within thirty (30) days following receipt by Exchange of written notice of breach or is incapable of being cured during such time period;

(ii) Exchange shall have failed to comply in any material respect with any covenant or agreement on the part of Exchange contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within thirty (30) days following receipt by Exchange of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii) Rurban is required to increase the Exchange Ratio pursuant to, and in accordance with, the provisions of Section 2.01(f).

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11.02. Effect of Termination

(a) If this Agreement is validly terminated by either Exchange or Rurban pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Exchange or Rurban, except (i) that the provisions of Sections 7.02, 7.06 and 12.07 and this Article Eleven will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b) Exchange shall promptly pay to Rurban a termination fee equal to $625,000 in immediately available federal funds if:

(i) (A) this Agreement is terminated pursuant to Section 11.01(b)(ii), 11.01(d)(i) or 11.01(d)(ii), and (B) within eighteen (18) months after the date of such termination, Exchange and/or Exchange Bank shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated;

(ii) Exchange, Exchange Bank or the shareholders of Exchange receive an Acquisition Proposal, the Board of Directors of Exchange withdraws or modifies in any manner materially adverse to Rurban its recommendation of the Merger to the shareholders of Exchange and either (A) the shareholders of Exchange do not adopt this Agreement at the Exchange Meeting called and held for such purpose in accordance with this Agreement, or (B) the shareholders of Exchange fail to meet by October 31, 2005, to vote on the adoption of this Agreement; or

(iii) Exchange terminates this Agreement pursuant to the provisions of Section 11.01(c)(iii) hereof.

(c) Rurban shall promptly pay to Exchange a termination fee equal to $250,000 in immediately available federal funds if this Agreement is terminated pursuant to Section 11.01(d)(iii).

ARTICLE TWELVE

MISCELLANEOUS

12.01. Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Exchange, to:

Exchange Bancshares, Inc.

237 Main Street

P.O. Box 177

Luckey, Ohio 43443

Attn: Marion Layman, Chairman

Facsimile Number: (419) 833-3663

with a copy to:

Dinsmore & Shohl LLP

255 East Fifth Street

Cincinnati, OH 45202

38

Attention: Susan B. Zaunbrecher

Facsimile Number: (513) 977-8141

If to Rurban, to:

Rurban Financial Corp.

401 Clinton Street

P.O. Box 467

Defiance, Ohio 43512

Attn: Kenneth A. Joyce, President and CEO

Facsimile Number: (419) 782-6393

with a copy to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216-1008

Attention: Charles S. DeRousie

Facsimile Number: (614) 719-4687

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

12.03. Entire Agreement

This Agreement (including the exhibits, documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

12.04. Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05. Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

39

12.07. Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal, accounting and investment bankers’ fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Rurban.

12.08. Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed by the parties hereto, after authorization of such action by their respective Boards of Directors; except that, after the Exchange Meeting, this Agreement may not be amended if it would violate the OGCL.

12.09. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10. Disclosure Schedule

If there is any inconsistency between the statements in the body of this Agreement and those in the Exchange Disclosure Schedule (other than an exception expressly set forth as such in the Exchange Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11. No Third-Party Rights

Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12. Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.13. Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

40

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Rurban and Exchange to be effective as of the date set forth in the first paragraph above.

ATTEST:	RURBAN FINANCIAL CORP.

/s/ VALDA L. COLBART	By:	/s/ JAMES E. ADAMS
	Printed Name:	James E. Adams
	Title:	Executive Vice President and CFO

ATTEST:	EXCHANGE BANCSHARES, INC.

/s/ JOSEPH R. HIRZEL	By:	/s/ MARION LAYMAN
	Printed Name:	Marion Layman
	Title:	Chairman

41

EXHIBIT A

Form of Affiliate Letter

                    , 2005

Rurban Financial Corp.

401 Clinton Street

Defiance, Ohio 43512

Ladies and Gentlemen:

I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Exchange Bancshares, Inc., an Ohio corporation (“Exchange”), as the term “affiliate” is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2005 (the “Merger Agreement”), by and between Exchange and Rurban Financial Corp., an Ohio corporation (“Rurban”), Exchange will be merged (the “Merger”) with and into Rurban and the name of the surviving corporation will be Rurban Financial Corp.

As used herein, “Exchange Shares” means the common shares, $5.00 par value per share, of Exchange, and “Rurban Shares” means the common shares, without par value, of Rurban.

I represent, warrant and covenant to Rurban that if I receive any Rurban Shares as a result of the Merger:

A.    I shall not make any sale, transfer or other disposition of any Rurban Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) acquired by me in the Merger in violation of the 1933 Act or the Rules and Regulations.

B.    I have carefully read this letter and the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Rurban Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) to the extent I felt necessary, with my counsel or counsel for Exchange.

C.    I have been advised that the issuance of Rurban Shares to me pursuant to the Merger has been or will be registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the shareholders of Exchange, I may have been deemed to be an affiliate of Exchange, the distribution by me of any Rurban Shares acquired by me in the Merger will not be registered under the 1933 Act and that I may not sell, transfer or otherwise dispose of any Rurban Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) acquired by me in the Merger unless (i) such sale, transfer or other disposition has been registered under the 1933 Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the 1933 Act, or (iii) in the opinion of counsel reasonably acceptable to the Rurban, such sale, transfer or other disposition is otherwise exempt from registration under the 1933 Act.

D.    I understand that Rurban is under no obligation to register under the 1933 Act the sale, transfer or other disposition by me or on my behalf of any Rurban Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

A-1

E.    I also understand that stop transfer instructions will be given to Rurban’s transfer agent with respect to Rurban Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) and that there will be placed on the certificates for the Rurban Shares acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

“The common shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated                     , 2005 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefor.”

F.    I also understand that unless the transfer by me of my Rurban Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Rurban reserves the right to put the following legend on the certificates issued to my transferee:

“The common shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such common shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Rurban a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Rurban, to the effect that such legends are not required for purposes of the 1933 Act.

Very truly yours,

Printed Name:

Accepted this          day of

                    , 2005

RURBAN FINANCIAL CORP.

By:

Printed Name:

Title:

A-2

EXHIBIT B

Form of Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of this 13th day of April, 2005, between the undersigned Shareholder (the “Shareholder”) of Exchange Bancshares, Inc., an Ohio corporation (“Exchange”), and Rurban Financial Corp., an Ohio corporation (“Rurban”).

RECITALS

A.    The Shareholder owns or has the power to vote, other than in a fiduciary capacity,                      common shares, par value $5.00 per share, of Exchange (together with all other shares of Exchange that the Shareholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).

B.    Exchange has entered into an Agreement and Plan of Merger by and between Rurban and Exchange of even date herewith (the “Merger Agreement”).

C.    Under the terms of the Merger Agreement, Exchange has agreed to call a meeting of its Shareholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the “Exchange Meeting”).

D.    The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain Shareholders of Exchange, including the Shareholder, agree to vote their shares of Exchange in favor of the adoption of the Merger Agreement.

AGREEMENT

Accordingly, the parties hereto agree as follows:

1. Agreement to Vote. The Shareholder agrees, subject to Section 2 below, to vote the Shares as follows:

(a) in favor of the adoption of the Merger Agreement;

(b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Exchange or Exchange Bank or the purchase of all or a substantial portion of the assets of Exchange or Exchange Bank by any person or entity other than Rurban or an affiliate of Rurban; and

(c) against any other transaction which is inconsistent with the obligations of Exchange under the Merger Agreement.

2. Limitation on Voting Power. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder’s capacity as a director or officer of Exchange with respect to any matter including, but not limited to, the management or operation of Exchange.

3. Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Eleven of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Shareholder.

4. Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents and warrants to Rurban that (a) the Shareholder has the capacity and all necessary power and authority

B-1

to vote the Shares and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Rurban, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote the Shares or which would be inconsistent with this Agreement.

5. Specific Performance. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that Rurban shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that Rurban may have against the Shareholder for any failure to perform his obligations under this Agreement.

6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

7. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

SHAREHOLDER	RURBAN FINANCIAL CORP.

By:

Print Name:	Title:

B-2

EXHIBIT C

Statement that Stock of Domestic Corporation Is Not a U.S. Real Property Interest

To: Rurban Financial Corp.

Pursuant to your request, please be advised that an ownership interest in Exchange Bancshares, Inc. is not a U.S. real property interest for purposes of Treasury Department regulation sections 1.897-2(b)(1) and (h).

The undersigned responsible officer of Exchange Bancshares, Inc. hereby certifies under penalties of perjury that this Statement is correct to his knowledge and belief and he has authority to sign this Statement on behalf of the Corporation.

Dated:                     , 2005

EXCHANGE BANCSHARES, INC.

By:

Print Name:

Title:

C-1

ANNEX B

September 9, 2005

Board of Directors

Exchange Bancshares, Inc.

237 Main Street

Luckey, Ohio 43443

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the common shareholders of Exchange Bancshares, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger dated April 13, 2005 (the “Agreement”) by and between the Company and Rurban Financial Corporation (“Buyer”). At the Effective Time, as defined in the Agreement, the Company will be merged with and into Buyer (the “Merger”) and each share of the Company’s common stock, par value $5.00 per share (the “Company Common Stock”), held by the Company’s shareholders shall be converted into the right to receive a cash amount equal to $22.00 per share or 1.555 shares of Buyer’s common stock without par value (the “Buyer Common Stock”) subject to certain adjustments as provided in the Agreement. The Agreement provides that the total consideration shall be comprised of cash totaling approximately $6.5 million and proration of Company shareholder requests for cash or stock will occur to assure that the cash consideration equals that amount. Additionally, the Agreement provides that Company shareholders who own 100 or fewer shares will be required to take cash in exchange for their shares. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Capital Market Securities, Inc. as part of its business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. We are familiar with the market for equity securities of publicly traded financial institutions. We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon the consummation of the Merger and a portion of which is payable in connection with this opinion

In arriving at our opinion, we have, among other things:

(i) reviewed the Agreement dated April 13, 2005;

(ii) reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 2004 and unaudited financial information for the quarter ended June 30, 2005;

(iii) reviewed certain historical financial and other information concerning Buyer for the five fiscal years ended December 31, 2004 and for the quarter ended June 30, 2005;

(iv) held discussions with the senior management of the Company and Buyer with respect to their past and current financial performance, financial condition and future prospects;

(v) reviewed certain internal financial data, projections and other information of the Company and Buyer including financial projections prepared by Buyer’s management;

(vi) analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Buyer from a financial point of view with certain of these institutions;

101 Poolside Lane • Dover OH 44622 • Phone: 330.364.3345 • Fax: 330.364.3199

September 9, 2005

(vii) compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(viii) reviewed historical trading activity and ownership data of Buyer Common Stock and considered the prospects for dividends and price movement;

(ix) reviewed historical trading activity and ownership data of the Company Common Stock and considered the prospects for dividends and market pricing; and

(x) conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Buyer and have not attempted to verify any of such information. We have assumed (i) that the forecasts we received from Buyer with respect to the results of operations likely to be achieved have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Buyer’s management as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management. We have further relied on the assurances of management of Buyer and the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and Buyer are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Buyer or any of their respective subsidiaries nor did we verify any of the Company’s or Buyer’s books or records or review any individual loan credit files. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger. We express no opinion as to what the value of Buyer Common Stock actually will be when issued pursuant to the Merger or the price at which Buyer Common Stock will trade at any time.

Our opinion is necessarily based upon market, economic, monetary and other conditions as they exist and can be evaluated as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Buyer or the ability to consummate the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term or condition. This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Capital Market Securities, Inc. has advised the Board that it does not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or constituencies of the Company, other than the holders of the Company Common Stock. This opinion may be included in its entirety in the proxy statement of the Company used to solicit shareholder approval of the Merger, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel, but may not be otherwise disclosed publicly in any manner without our prior written approval. We express no opinion on matters of a legal, regulatory, tax or accounting

September 9, 2005

nature or the ability of the Merger, as set forth in the Agreement, to be consummated. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. In furnishing this opinion, we do not admit that we are “experts” within the meaning of that term under the Securities Act of 1933, as amended, and the rules and regulations promulgated there under, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of such Act.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by holders of the Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/    Capital Market Securities, Inc.

Capital Market Securities, Inc.

ANNEX C

Rights of Dissenting Shareholders

Ohio General Corporation Law Section 1701.85

Section 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT of 1934

For the fiscal year ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 0-13507

RURBAN FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Ohio	34-1395608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Clinton Street, Defiance, Ohio	43512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 783-8950

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class

Common Stock, Without Par Value

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes  ☐    No  ☒

The aggregate market value of the common shares of the Registrant held by non-affiliates computed by reference to the price at which the common shares were last sold as of the last business day of the Registrant’s most recently completed second fiscal quarter was $52,220,796.

The number of common shares of the Registrant outstanding at March 21, 2005 was 4,568,488.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant’s definitive Proxy Statement for its Annual Meeting of Shareholders to be held on April 21, 2005 are incorporated by reference into Part III of this Annual Report on Form 10-K.

RURBAN FINANCIAL CORP.

2004 ANNUAL REPORT ON FORM 10-K

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PART I

Item 1. Business.

General

Rurban Financial Corp., an Ohio corporation (the “Company”), is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The executive offices of the Company are located at 401 Clinton Street, Defiance, Ohio 43512.

Through its direct and indirect subsidiaries, The State Bank and Trust Company (“State Bank”), RFCBC, Inc. (“RFCBC”), Rurbanc Data Services, Inc. (“RDSI”), Reliance Financial Services, N.A. (“RFS”), Rurban Mortgage Company (“RMC”), and Rurban Statutory Trust 1 (“RST”), the Company is engaged in a variety of activities, including commercial banking, data processing, and trust and financial services, as explained in more detail below.

General Description of Holding Company Group

State Bank

State Bank is an Ohio state-chartered bank. State Bank presently operates six branch offices in Defiance County, Ohio (five in the city of Defiance and one in Ney), two branch offices in adjacent Paulding County, Ohio (one each in Paulding and Oakwood) and three branch offices in Fulton County, Ohio (one each in Delta, Lyons and Wauseon). At December 31, 2004, State Bank had 129.65 full-time equivalent employees.

State Bank offers a full range of commercial banking services, including checking accounts, passbook savings, money market accounts and time certificates of deposit; automatic teller machines; commercial, consumer, agricultural and residential mortgage loans (including “Home Value Equity” line of credit loans); personal and corporate trust services; commercial leasing; bank credit card services; safe deposit box rentals; Internet and telephone banking and other personalized banking services.

RFS

RFS is a nationally-chartered trust and financial services company and a wholly-owned subsidiary of State Bank. RFS offers various trust and financial services, including asset management services for individuals and corporate employee benefit plans, as well as brokerage services through Raymond James Financial, Inc.

RFS has one office located in State Bank’s main office in Defiance, Ohio. At December 31, 2004, RFS had 17 full-time equivalent employees.

RMC

RMC is an Ohio corporation and wholly-owned subsidiary of State Bank. RMC is a mortgage company; however, it ceased originating mortgage loans in the second quarter of 2000 and it is inactive.

At December 31, 2004, RMC had no employees.

RFCBC

RFCBC is an Ohio corporation and wholly owned subsidiary of the Company that was incorporated in August 2004. RFCBC operates as a loan subsidiary in servicing and working out problem loans. At December 31, 2004, RFCBC had 3 full-time equivalent employees.

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RDSI

RDSI has been in operation since 1964 and became an Ohio state-chartered company in June 1976. RDSI has six operating locations: three in Defiance, Ohio, one each in Grove City (Columbus), Ohio, Fremont, Ohio and Holland, Michigan. At December 31, 2004, RDSI had 65 full-time equivalent employees.

RDSI delivers software systems to the banking industry which provide a broad range of data processing services in an outsourced environment utilizing Information Technology Inc. (ITI) software.

RST

RST is a trust and wholly owned subsidiary of the Company that was organized in August 2000. In September 2000, RST closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Capital Securities. The sole assets of RST are the junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST under the Capital Securities.

See Note 26 of the Financials, pages F-39 and F-40, for the Company’s segment information.

Subsequent Events

On March 15, 2005, State Bank, a wholly owned subsidiary of Rurban Financial Corp., entered into a Branch Purchase and Assumption Agreement (the “Purchase Agreement”) with Liberty Savings Bank, FSB (“Liberty Savings”), a subsidiary of Liberty Capital, Inc. The Purchase Agreement provides for the sale to State Bank of two of Liberty Savings’ bank branches and one non-banking facility located in Lima, Ohio. The transaction includes the acquisition of approximately $61.9 million in deposits and $5.4 million in loans.

Competition

State Bank experiences significant competition in attracting depositors and borrowers. Competition in lending activities comes principally from other commercial banks in the lending areas of State Bank, and, to a lesser extent, from savings associations, insurance companies, governmental agencies, credit unions, securities brokerage firms and pension funds. The primary factors in competing for loans are interest rates charged and overall banking services.

State Bank’s competition for deposits comes from other commercial banks, savings associations, money market funds and credit unions as well as from insurance companies and securities brokerage firms. The primary factors in competing for deposits are interest rates paid on deposits, account liquidity and convenience of office location.

RDSI also operates in a highly competitive field. RDSI competes primarily on the basis of the value and quality of its data processing services and service and convenience to its customers.

RFS operates in the highly competitive trust services field and its competition is primarily other Ohio bank trust departments.

Supervision and Regulation

The following is a summary of certain statutes and regulations affecting the Company and its subsidiaries. The summary is qualified in its entirety by reference to such statutes and regulations.

Regulation of Bank Holding Companies and Their Subsidiaries in General

The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended, which restricts the activities of the Company and the acquisition by the Company of voting shares or assets of any bank,

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savings association or other company. The Company is also subject to the reporting requirements of, and examination and regulation by, the Federal Reserve Board. Bank holding companies are prohibited from acquiring direct or indirect control of more than 5% of any class of voting stock or substantially all of the assets of any bank holding company without the prior approval of the Federal Reserve Board. A bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with extensions of credit and/or the provision of other property or services to a customer by the bank holding company or its subsidiaries.

RFS, as a nationally-chartered trust company, is regulated by the Office of the Comptroller of the Currency (the “OCC”). As an Ohio state-chartered bank, State Bank is supervised and regulated by the Ohio Division of Financial Institutions. State Bank is a member of the Federal Reserve System so its primary federal regulator is the Federal Reserve Board. The deposits of State Bank are insured by the FDIC and are subject to the applicable provisions of the Federal Deposit Insurance Act. A subsidiary of a bank holding company can be liable to reimburse the FDIC, if the FDIC incurs or anticipates a loss because of a default of another FDIC-insured subsidiary of the bank holding company or in connection with FDIC assistance provided to such subsidiary in danger of default. In addition, the holding company of any insured financial institution that submits a capital plan under the federal banking agencies’ regulations on prompt corrective action guarantees a portion of the insured financial institution’s capital shortfall, as discussed below.

Various requirements and restrictions under the laws of the United States and the State of Ohio affect the operations of State Bank, including requirements to maintain reserves against deposits, restrictions on the nature and amount of loans which may be made and the interest that may be charged thereon, restrictions relating to investments and other activities, limitations on credit exposure to correspondent banks, limitations on activities based on capital and surplus, limitations on payment of dividends, and limitations on branching.

The Federal Home Loan Banks (“FHLBs”) provide credit to their members in the form of advances. As a member of the FHLB of Cincinnati, State Bank must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of State Bank’s residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB of Cincinnati. State Bank was in compliance with this requirement at December 31, 2004.

Upon the origination or renewal of a loan or advance, each FHLB is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully-disbursed, whole first mortgage loans on improved residential property not more than 90 days delinquent or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate related collateral acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member’s performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance.

Written Agreement

On July 5, 2002, the Company and State Bank entered into a Written Agreement (“Agreement”) with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions. The Agreement was the result of an examination of State Bank as of December 31, 2001, which was conducted in March and April 2002. A copy of the Agreement was attached as Exhibit 99(b) to the Form 8-K filed by the Company on July 11, 2002 and is incorporated by reference as Exhibit 99(b) to this Form 10-K.

On February 18, 2005, the Company received notice from the Federal Reserve Bank and the Ohio Department of Financial Institutions that approval was given effective as of February 17, 2005 for release of the Written Agreement.

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Dividends

The ability of the Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends that may be declared by its subsidiaries. State Bank may not pay dividends to the Company if, after paying such dividends, it would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. State Bank must have the approval of the Federal Reserve Board and the Ohio Division of Financial Institutions if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year’s net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by State Bank may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting the Company’s ability to pay dividends on its outstanding common shares. Moreover, the Federal Reserve Board expects the Company to serve as a source of strength to its subsidiary bank, which may require it to retain capital for further investment in the subsidiary, rather than for dividends to shareholders of the Company.

Transactions with Affiliates, Directors, Executive Officers and Shareholders

Sections 23A and 23B of the Federal Reserve Act and Regulation W restrict transactions by banks and their subsidiaries with their affiliates. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank.

Generally, Regulation W:

•	limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of that bank’s capital stock and surplus (i.e., tangible capital);

•	limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with all affiliates to 20% of that bank’s capital stock and surplus; and

•	requires that all covered transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to non-affiliates.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions.

A bank’s authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder by the Federal Reserve Board. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals or be made under a benefit or compensation program and on terms widely available to employees and must not involve a greater than normal risk of repayment. In addition, the amount of loans a bank may make to these persons is based, in part, on the bank’s capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

Regulatory Capital

The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies and for state member banks, such as State Bank. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance-sheet items to broad risk categories. The minimum ratio of total capital to risk weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. Of that 8%, 4% is to be comprised of common stockholders’ equity (including retained earnings but excluding treasury stock), noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (“Tier 1 capital”). The remainder (“Tier 2 capital”)

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may consist, among other things, of certain amounts of mandatory convertible debt securities, subordinated debt, preferred stock not qualifying as Tier 1 capital, an allowance for loan and lease losses and net unrealized, after applicable taxes, on available-for-sale equity securities with readily determinable fair values, all subject to limitations established by the guidelines. The Federal Reserve Board also imposes a minimum leverage ratio (Tier 1 capital to total assets) of 3% for bank holding companies and state member banks that meet certain specified conditions, including no operational, financial or supervisory deficiencies, and including having the highest regulatory rating. The minimum leverage ratio is 1%-2% higher for other bank holding companies and state member banks based on their particular circumstances and risk profiles and those experiencing or anticipating significant growth. Failure to meet applicable capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal and state regulatory authorities, including the termination of deposit insurance by the FDIC.

The federal banking regulators have established regulations governing prompt corrective action to resolve capital deficient banks. The regulations establish five capital level categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under these regulations, institutions which become undercapitalized become subject to mandatory regulatory scrutiny and limitations, which increase as capital decreases. Such institutions are also required to file capital plans with their primary federal regulator, and their holding companies must guarantee the capital shortfall up to 5% of the assets of the capital deficient institution at the time it becomes undercapitalized.

The Company and State Bank at year end 2004 were categorized as well capitalized.

Deposit Insurance Assessments

The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”). State Bank is a member of BIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund’s ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both BIF and SAIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution’s capital level and the FDIC’s level of supervisory concern about the institution.

Monetary Policy and Economic Conditions

The commercial banking business is affected not only by general economic conditions, but also by the policies of various governmental regulatory authorities, including the Federal Reserve Board. The Federal Reserve Board regulates money and credit conditions and interest rates in order to influence general economic conditions primarily through open market operations in U.S. Government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These policies and regulations significantly affect the overall growth and distribution of bank loans, investments and deposits, and the interest rates charged on loans as well as the interest rates paid on deposits and accounts.

Holding Company Activities

In November 1999, the Gramm-Leach-Bliley Act was enacted, permitting bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Act of 1991 prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

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The Gramm-Leach-Bliley Act defines “financial in nature” to include: (i) securities underwriting, dealing and market making; (ii) sponsoring mutual funds and investment companies; (iii) insurance underwriting and agency; (iv) merchant banking activities; and (v) activities that the Federal Reserve Board has determined to be closely related to banking.

As of the date of this Form 10-K, the Company has opted not to become a financial holding company. The Company intends to continue to analyze the proposed advantages and disadvantages of becoming a financial holding company on a periodic basis.

Sarbanes-Oxley Act of 2002 and Related Rules Affecting Corporate Governance

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws. The changes are intended to allow shareholders to monitor the performance of companies and directors more easily and efficiently.

The Sarbanes-Oxley Act generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (“SEC”) under the Exchange Act. Further, the Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC, securities exchanges and The NASDAQ Stock Market to adopt extensive additional disclosure, corporate governance and other related rules.

The Sarbanes-Oxley Act addresses, among other matters: increased responsibilities of audit committees; corporate responsibility for financial reports; a requirement that chief executive and chief financial officers forfeit certain bonuses and profits if their companies issue an accounting restatement as a result of misconduct; a prohibition on insider trading during pension fund black-out periods; disclosure of off-balance sheet transactions; conditions for the use of pro forma financial information; a prohibition on personal loans to directors and executive officers (excluding loans by insured depository institutions that are subject to the insider lending restrictions of the Federal Reserve Act); expedited filing requirements for stock transaction reports by officers and directors; the formation of the Public Company Accounting Oversight Board; auditor independence; and various increased criminal penalties for violations of securities laws.

As mandated by the Sarbanes-Oxley Act, the SEC has adopted rules and regulations governing, among other issues, corporate governance, auditing and accounting and executive compensation, and enhanced the timely disclosure of corporate information. The SEC has also approved corporate governance rules promulgated by The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors of the Company has taken a series of actions to comply with the new Nasdaq and SEC rules and to further strengthen its corporate governance practices. The Company implemented a Code of Conduct and Ethics in 2003 and a copy of that policy can be found on the Company’s website at www.rurbanfinancial.net under the corporate governance tab.

Statistical Financial Information Regarding the Company

The following schedules and tables analyze certain elements of the consolidated balance sheets and statements of income of the Company and its subsidiaries, as required under Exchange Act Industry Guide 3 promulgated by the SEC, and should be read in conjunction with the narrative analysis presented in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements of the Company and its subsidiaries included at pages F-1 through F-41 of this Annual Report on Form 10-K.

8

I.	DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

The following are the condensed average balance sheets for the years ending December 31 and the interest earned or paid on such amounts and the average interest rate thereon:

	2004			2003			2002
	Average Balance	Interest	Avg Rate	Average Balance	Interest	Avg Rate	Average Balance	Interest	Avg Rate
	(dollars in thousands)
Assets:
Securities
Taxable	$100,517	$3,586	3.57%	$94,771	$2,821	2.98%	$98,383	$4,781	4.86%
Non-taxable(1)	4,426	249	5.63%	4,696	261	5.55%	6,276	333	5.31%
Federal funds sold	4,557	61	1.34%	26,130	386	1.48%	15,146	295	1.95%
Loans, net(2)	271,503	16,217	5.97%	385,153	24,395	6.33%	627,685	43,295	6.90%

Total earning assets	381,003	20,113	5.28%	510,750	27,863	5.46%	747,490	48,704	6.52%
Cash and due from banks	12,179			23,580			26,124
Allowance for loan losses	(7,123)			(13,755)			(15,801)
Premises and equipment	12,168			14,089			13,658
Other assets	19,574			14,707			19,620

Total assets	$417,801			$549,371			$791,091

Liabilities:
Deposits
Savings and interest-bearing	$94,051	$350	0.37%	$124,828	$781	0.63%	$185,357	$2,578	1.39%
Time deposits	162,865	4,205	2.58%	267,227	9,244	3.46%	409,363	17,723	4.33%
Short-term borrowings	4,613	53	1.15%	—	—	—	17,541	305	1.74%
Advances from FHLB	48,814	1,877	3.85%	40,809	2,276	5.58%	53,595	2,923	5.45%
Trust preferred securities	10,248	1,119	10.92%	10,000	1,075	10.75%	10,000	1,075	10.75%
Other borrowed funds	5,039	347	6.89%	10,314	596	5.78%	5,400	209	3.87%

Total interest-bearing liabilities	325,630	7,951	2.44%	453,178	13,972	3.08%	681,256	24,813	3.64%

Demand deposits	38,134			43,729			51,888
Other liabilities	4,758			7,865			13,273

Total liabilities	368,522			504,772			746,417
Shareholder’s equity	49,279			44,599			44,674

Total liabilities and shareholders’ equity	$417,801			$549,371			$791,091

Net interest income (tax equivalent basis)		$12,162			$13,891			$23,891

Net interest income as a percent of average interest-earning assets			3.19%			2.72%			3.20%

(1)	Interest is computed on a tax equivalent basis using a 34% statutory tax rate. The tax equivalent adjustment was $84, $89 and $110 in 2004, 2003 and 2002, respectively.
(2)	Nonaccruing loans and loans held for sale are included in the average balances.

9

The following tables set forth the effect of volume and rate changes on interest income and expense for the periods indicated. For purposes of these tables, changes in interest due to volume and rate were determined as follows:

Volume Variance—change in volume multiplied by the previous year’s rate.

Rate Variance—change in rate multiplied by the previous year’s volume.

Rate/Volume Variance—change in volume multiplied by the change in rate. This variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Interest on non-taxable securities has been adjusted to a fully tax equivalent basis using a statutory tax rate of 34% in 2004, 2003 and 2002.

	Total Variance 2004/2003	Variance Attributable To
		Volume	Rate
	(dollars in thousands)
Interest income
Securities
Taxable	$765	$179	$586
Non-taxable	(12)	(15)	3
Federal funds sold	(325)	(290)	(35)
Loans, net of unearned income and deferred loan fees	(8,178)	(6,855)	(1,323)

	(7,750)	(6,981)	(769)

Interest expense
Deposits
Savings and interest-bearing demand deposits	(431)	(163)	(268)
Time deposits	(5,039)	(3,055)	(1,984)
Short-term borrowings	53	53	0
Advances from FHLB	(399)	393	(792)
Trust preferred securities	44	27	17
Other borrowed funds	(249)	(348)	99

	(6,021)	(3,093)	(2,928)

Net interest income	$(1,729)	$(3,888)	$2,159

	Total Variance 2003/2002	Variance Attributable To
		Volume	Rate
	(dollars in thousands)
Interest income
Securities
Taxable	$(1,960)	$(170)	$(1,790)
Non-taxable	(72)	(87)	15
Federal funds sold	91	175	(84)
Loans, net of unearned income and deferred loan fees	(18,900)	(15,600)	(3,300)

	(20,841)	(15,682)	(5,159)

Interest expense
Deposits
Savings and interest-bearing demand deposits	(1,797)	(669)	(1,128)
Time deposits	(8,479)	(5,370)	(3,109)
Short-term borrowings	(305)	(305)	0
Advances from FHLB	(647)	(712)	65
Trust preferred securities	0	6	(6)
Other borrowed funds	387	251	136

	(10,841)	(6,799)	(4,042)

Net interest income	$(10,000)	$(8,883)	$(1,117)

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II.	INVESTMENT PORTFOLIO

A. The book value of securities available for sale as of December 31 in each of the following years are summarized as follows:

	2004	2003	2002
	(dollars in thousands)
U.S. Treasury and government agencies	$64,483	$43,868	$54,771
State and political subdivisions	4,692	4,203	4,309
Mortgage-backed securities	40,704	59,238	54,875
Other securities	50	50	50
Marketable equity securities	9	35	96

Total	$109,937	$107,394	$114,101

B. The maturity distribution and weighted average yield of securities available for sale at December 31, 2004 are as follows:

	Maturing
	Within One Year	After One Year But Within Five Years	After Five Years But Within Ten Years	After Ten Years
U.S. Treasury and Government agencies	$14,633	$4,976	$42,874	$2,000
Obligations of states and political subdivisions	407	1,780	1,837	668
Mortgage-backed securities	10,050	21,373	6,758	2,523
Other securities	—	50	—	—
Marketable equity securities	8	—	—	—

	$25,098	$28,179	$51,469	$5,191

Weighted average yield(1)	3.76%	3.56%	4.79%	4.88%

(1)	Yields are not presented on a tax-equivalent basis.

The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount.

C. Excluding those holdings of the investment portfolio in U.S. Treasury securities and other agencies of the U.S. Government, there were no other securities of any one issuer which exceeded 10% of shareholders’ equity of the Company at December 31, 2004.

III.	LOAN PORTFOLIO

A. Types of Loans—Total loans on the balance sheet are comprised of the following classifications at December 31 for the years indicated:

	2004	2003	2002	2001	2000
	(dollars in thousands)
Commercial and agricultural	$163,845	$188,532	$321,726	$388,673	$362,928
Real estate mortgage	63,828	46,718	84,432	106,689	107,718
Consumer loans to individuals	31,949	37,310	60,139	76,513	81,063
Leases	5,128	11,775	21,509	28,752	25,279

Total loans	$264,750	$284,335	$487,806	$600,627	$576,988

Real estate mortgage loans held for resale	$113	$219	$63,536	$440	$1,167

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Concentrations of Credit Risk: The Company grants commercial, real estate and installment loans to customers mainly in northwest Ohio. Commercial loans include loans collateralized by commercial real estate, business assets and, in the case of agricultural loans, crops and farm equipment. As of December 31, 2004, commercial and agricultural loans made up approximately 61.9% of the loan portfolio and the loans are expected to be repaid from cash flow from operations of businesses. As of December 31, 2004, residential first mortgage loans made up approximately 24.1% of the loan portfolio and are collateralized by first mortgages on residential real estate. As of December 31, 2004, consumer loans to individuals made up approximately 14.0% of the loan portfolio and are primarily collateralized by consumer assets.

B. Maturities and Sensitivities of Loans to Changes in Interest Rates—The following table shows the amounts of commercial and agricultural loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts have been classified according to sensitivity to changes in interest rates for commercial and agricultural loans due after one year. (Variable-rate loans are those loans with floating or adjustable interest rates.)

Maturing	Commercial and Agricultural
Within one year	$47,784
After one year but within five years	56,139
After five years	59,922

Total commercial and agricultural loans	$163,845

Commercial and Agricultural

	Interest Sensitivity		Total
	Fixed Rate	Variable Rate
	(dollars in thousands)
Due after one year but within five years	$15,107	$41,032	$56,139
Due after five years	6,612	53,310	59,922

Total	$21,719	$94,342	$116,061

C. Risk Elements

1. Nonaccrual, Past Due, Restructured and Impaired Loans—The following schedule summarizes nonaccrual, past due, restructured and impaired loans at December 31 in each of the following years.

	2004	2003	2002	2001	2000
	(dollars in thousands)
(a) Loans accounted for on a nonaccrual basis	$13,384	$18,352	$18,259	$12,557	$2,950
(b) Accruing loans which are contractually past due 90 days or more as to interest or principal payments	11	—	476	2,131	1,927
(c) Loans not included in (a) which are “Troubled Debt Restructurings” as defined by Statement of Financial Accounting Standards No. 15	1,570	5,058	—	—	3,911

Total non-performing loans	$14,965	$23,410	$18,735	$14,688	$8,788

(d) Other loans defined as impaired	$4,671	$9,099	$3,166	$—	$1,624

Management believes the allowance for loan losses at December 31, 2004 is adequate to absorb any losses on nonperforming loans, as the allowance balance is maintained by management at a level considered adequate to

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cover losses that are probable based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time.

2004
(In thousands)
Gross interest income that would have been recorded in 2004 on impaired loans outstanding at December 31, 2004 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period	$433
Interest income actually recorded on impaired loans and included in net income for the period	456

1. Discussion of the Nonaccrual Policy

The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. When interest accruals are discontinued, interest income accrued in the current period is reversed. While loans which are past due 90 days or more as to interest or principal payments are considered for nonaccrual status, management may elect to continue the accrual of interest when the estimated net realizable value of collateral, in management’s judgment, is sufficient to cover the principal balance and accrued interest. These policies apply to both commercial and consumer loans.

2. Potential Problem Loans

As of December 31, 2004, in addition to the $14,965,000 of loans reported under Item III. C. 1. (which includes all loans classified by management as doubtful or loss), there are approximately $16,301,000 in other outstanding loans where known information about possible credit problems of the borrowers causes management to have concerns as to the ability of such borrowers to comply with the present loan repayment terms (loans classified as substandard by management) and which may result in disclosure of such loans pursuant to Item III. C. 1. at some future date. In regard to loans classified as substandard, management believes that such potential problem loans have been adequately evaluated in the allowance for loan losses.

3. Foreign Outstandings

None

4. Loan Concentrations

At December 31, 2004, loans outstanding related to agricultural operations or collateralized by agricultural real estate aggregated approximately $41,240,000.

D. Other Interest-Bearing Assets

There are no other interest-bearing assets as of December 31, 2004 which are required to be disclosed under Item III. C. 1 or Item III. C. 2. if such assets were loans.

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IV.	SUMMARY OF LOAN LOSS EXPERIENCE

A. The following schedule presents an analysis of the allowance for loan losses, average loan data and related ratios for the years ended December 31:

	2004	2003	2002	2001	2000
	(dollars in thousands)
Loans
Loans outstanding at end of period(1)	$264,594	$284,323	$551,011	$600,731	$577,803

Average loans outstanding during period(1)	$271,503	$385,153	$627,685	$583,239	$542,412

Allowance for loan losses
Balance at beginning of period	$10,181	$17,694	$9,239	$7,215	$6,194
Balance, Oakwood			1,427
Loans charged-off
Commercial and agricultural loans	(6,599)	(10,089)	(19,584)	(6,089)	(641)
Real estate mortgage	(12)	(195)	(496)	(54)	(22)
Leases	(70)	(225)	(173)	(146)	(89)
Consumer loans to individuals	(308)	(1,345)	(1,520)	(884)	(817)

	(6,989)	(11,854)	(21,773)	(7,173)	(1,569)

Recoveries of loans previously charged-off
Commercial and agricultural loans	1,835	2,497	892	110	106
Real estate mortgage	52	86	28	1	23
Leases	31	109	27	12	38
Consumer loans to individuals	188	447	324	341	324

	2,106	3,139	1,271	464	491

Net loans charged-off	(4,883)	(8,715)	(20,502)	(6,709)	(1,079)
Provision for loan losses	(399)	1,202	27,530	8,733	2,100

Balance at end of period	$4,899	$10,181	$17,694	$9,239	$7,215

Ratio of net charge-offs during the period to average loans outstanding during the period	1.80%	2.26%	3.27%	1.15%	.20%

(1)	Net of unearned income and deferred loan fees, including loans held for sale

The allowance for loan losses balance and the provision for loan losses are determined by management based upon periodic reviews of the loan portfolio. In addition, management considered the level of charge-offs on loans as well as the fluctuations of charge-offs and recoveries on loans in the factors which caused these changes. Estimating the risk of loss and the amount of loss is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, economic conditions, information about specific borrower situations including their financial position and collateral values and other factors and estimates which are subject to change over time.

B. The following schedule is a breakdown of the allowance for loan losses allocated by type of loan and related ratios.

	Allocation of the Allowance for Loan Losses
	Allowance Loans	Percentage of Loans In Each Category to Total Amount	Allowance Loans	Percentage of Loans In Each Category To Total Amount	Allowance Loans	Percentage of Loans In Each Category to Total Amount	Allowance Loans	Percentage of Loans In Each Category to Total Amount	Allowance Loans	Percentage of Loans In Each Category to Total Amount
	December 31, 2004		December 31, 2003		December 31, 2002		December 31, 2001*		December 31, 2000
	(dollars in thousands)
Commercial and agricultural	$4,502	61.9%	$9,649	66.3%	$16,518	66.0%	$8,222	64.7%	$5,365	62.9%
Residential first mortgage	141	24.1	75	16.4	204	17.3	126	17.8	202	18.7
Consumer loans to individuals	256	14.0	457	17.3	972	16.7	891	17.5	814	18.4

Unallocated	—	N/A	—	N/A	—	N/A	*	N/A	834	N/A

	$4,899	100.0%	$10,181	100.0%	$17,694	100.0%	$9,239	100.0%	$7,215	100.0%

*

In 2001, management established a revised methodology for allocating the allowance for loan losses which includes identifying specific allocations for impaired and problem loans and quantifying general allocations for other loans based on a detailed evaluation of historical

14

loss ratios. Adjustments are then made to these amounts based on various quantifiable information related to individual portfolio risk factors. Additional adjustments are made based on local and national economic trends and their estimated impact on the industries to which the Company and its subsidiaries extend credit. Prior to 2001, individual portfolio risk factor allocations were made on a more subjective basis. Management believes the new methodology more appropriately allocates the allowance for known and inherent risks within the individual loan portfolios.

While management’s periodic analysis of the adequacy of the allowance for loan losses may allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs that occur.

V.	DEPOSITS

The average amount of deposits and average rates paid are summarized as follows for the years ended December 31:

	2004		2003		2002
	Average Amount	Average Rate	Average Amount	Average Rate	Average Amount	Average Rate
	(dollars in thousands)
Savings and interest-bearing demand deposits	$94,051	0.37%	$124,828	0.63%	$185,357	1.39%
Time deposits	162,865	2.58	267,227	3.46	409,363	4.33
Demand deposits (noninterest-bearing)	38,134	—	43,729	—	51,888	—

	$295,050		$435,784		$646,608

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 2004 are summarized as follows:

Amount
(In thousands)
Three months or less	$8,139
Over three months and through six months	13,063
Over six months and through twelve months	11,175
Over twelve months	12,336

$44,713

VI.	RETURN ON EQUITY AND ASSETS

The ratio of net income to average shareholders’ equity and average total assets and certain other ratios are as follows:

	2004	2003	2002
	(dollars in thousands)
Average total assets	$417,801	$549,371	$791,091

Average shareholders’ equity	$49,279	$44,599	$44,674

Net income	$2,734	$12,305	$(13,408)

Cash dividends declared	$—	$—	$1,187

Return on average total assets	0.65%	2.24%	(1.69)%

Return on average shareholders’ equity	5.55%	27.59%	(30.01)%

Dividend payout ratio(1)	N/A	N/A	N/A
Average shareholders’ equity to average total assets	11.79%	8.12%	5.65%

(1)	Cash dividends declared divided by net income.

15

VII.	SHORT-TERM BORROWINGS

The Company did have short-term borrowings during 2004 but the average ending balance for the period did not exceed 30 percent or more of shareholders’ equity.

The following information is reported for short-term borrowings for 2003 and 2002:

	2003	2002
	(dollars in thousands)
Amount outstanding at end of year	$13,924	$6,000

Weighted average interest rate at end of year	1.08%	5.25%

Maximum amount outstanding at any month end	$15,765	$30,800

Average amount outstanding during the year	$11,144	$24,041

Weighted average interest rate during the year	1.17%	2.70%

Effect of Environmental Regulation

Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect upon the capital expenditures, earnings or competitive position of the Company and its subsidiaries. The Company believes that the nature of the operations of its subsidiaries has little, if any, environmental impact. The Company, therefore, anticipates no material capital expenditures for environmental control facilities for its current fiscal year or for the foreseeable future. The Company’s subsidiaries may be required to make capital expenditures for environmental control facilities related to properties which they may acquire through foreclosure proceedings in the future; however, the amount of such capital expenditures, if any, is not currently determinable.

Item 2. Properties.

The following is a listing and brief description of the properties owned or leased by State Bank and used in its business:

1. State Bank’s main office is owned and is located at 401 Clinton Street, Defiance, Ohio. State Bank leases portions of this facility to the Company, RDSI and RFS. (Banking, Data Processing, Other)

2. State Bank owns a drive through branch office located in Defiance, Ohio. (Banking)

3. State Bank owns a full service branch office located on Main Street in Ney, Ohio. (Banking)

4. State Bank owns a full service branch office located at 1796 North Clinton Street, Defiance, Ohio.(Banking)

5. State Bank owns a full service branch office located at 1856 East Second Street, Defiance, Ohio. (Banking)

6. State Bank owns a full service branch office located at 220 North Main Street, Paulding, Ohio. (Banking)

7. State Bank owns a full service branch office located at 312 Main Street, Delta, Ohio. (Banking)

8. State Bank owns a full service branch office located at 133 E. Morenci Street, Lyons, Ohio. (Banking)

9. State Bank owns a full service branch office located at 515 Parkview, Wauseon, Ohio. (Banking)

10. State Bank leases a full service branch located in the Chief Market Square supermarket at 705 Deatrick Street, Defiance, Ohio, pursuant to a 15-year lease. (Banking)

11. State Bank owns a full service branch office located at 218 North First Street, Oakwood, Ohio.(Banking)

16

RFCBC is headquartered at 401 Clinton Street, Defiance Ohio and leases space for its operations located at Gemini Tower One, Suite 204, 1991 Crocker Rd., Westlake, Ohio.

RDSI leases office space located at 2010 South Jefferson, Defiance, Ohio. RDSI also leases a portion of the State Bank building located at 401 Clinton Street, Defiance, Ohio, office space located at 517 Clinton Street, Defiance, Ohio, office space located at 1804 East State Street, Fremont, Ohio, office space located at 6314 Seeds Road, Grove City (Columbus), Ohio and office space located at 11952 James Street, Holland, Michigan. In November 2004, RDSI began to lease office space located at 7622 St. Rt. 66, Defiance, Ohio in which it plans to consolidate its Defiance office operations in 2005.

Item 3. Legal Proceedings.

There are no pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of their property is subject, except routine legal proceedings incidental to their business. None of such proceedings are considered by the Company to be material.

Item 4. Submission of Matters to a Vote of Security Holders.

Not applicable.

Executive Officers of the Registrant.

The following table lists the names and ages of the executive officers of the Company as of March 28, 2005, the positions presently held by each executive officer and the business experience of each executive officer during the past five years. Unless otherwise indicated, each person has held his principal occupation(s) for more than five years.

Name	Age	Position(s) Held with the Company and its Subsidiaries and Principal Occupation(s)
Steven D. VanDemark	52	Chairman of the Board of Directors of the Company since 1992; Chairman of the Board of Directors of State Bank since 1992; Director of State Bank since 1990; Director of RDSI since 1997; General Manager of Defiance Publishing Company, Defiance, Ohio, a newspaper publisher, since 1985.

Kenneth A. Joyce	57	President and Chief Executive Officer of the Company since August 2002; Chairman and Chief Executive Officer of RDSI since October 1997; Director of State Bank since 2002; Director of RDSI since 1997; Director of RFCBC since 2004.

Robert W. Constien	52	President and Chief Executive Officer of State Bank since April 2002; Senior Executive Vice President and Chief Operating Officer of the Company from November 2000 to April 2002; Executive Vice President of the Company from March 1997 to November 2000; Chairman of the Board and a Director of RFS since March 1997; Director of State Bank since 1996.

Henry R. Thiemann	58	Executive Vice President and Chief Operating Officer of State Bank since 2002; President and Chief Executive Officer of RFCBC since 2004; Senior Vice President and Operations Manager of the Company from 1998 to 2001; Director of RFCBC since 2004; President of RMC since August 1999; Director of RMC since August 1999.

James E. Adams	60	Executive Vice President and Chief Financial Officer of the Company since March 2003; Executive Vice President, Chief Financial Officer and Corporate Secretary of Integra Bank in Evansville, Indiana from 1999 through 2001; Executive Vice President and Chief Financial Officer at Main Street Financial Company in Martinsville, Virginia from 1994 to 1999.

17

PART II

Item 5. Market for Registrant’s Common Shares and Related Shareholder Matters.

The common shares of the Company are traded on The NASDAQ National Market (symbol “RBNF”). The table below sets forth the high and low closing prices and the cash dividends declared with respect to the common shares of the Company for the indicated periods. The high and low bid prices reflect actual prices for purchases and sales of the Company’s common shares as reported by NASDAQ and not inter-dealer prices.

	Per Share Bid Prices		Per Share Dividends Declared
2003	High	Low
First Quarter	$10.13	$9.00	$.000
Second Quarter	12.99	9.65	.000
Third Quarter	14.00	11.39	.000
Fourth Quarter	14.74	13.78	.000

2004
First Quarter	$15.50	$13.32	$.000
Second Quarter	15.15	11.25	.000
Third Quarter	13.15	11.90	.000
Fourth Quarter	14.24	12.57	.000

There can be no assurance as to the amount of dividends which will be declared with respect to the common shares of the Company in the future, since such dividends are subject to the discretion of the Company’s Board of Directors, cash needs, general business conditions, dividends from the subsidiaries and applicable governmental regulations and policies.

The approximate number of holders of outstanding common shares of the Company, based upon the number of record holders as of February 22, 2005, is 1,397.

Available Information

The Company will provide without charge to each shareholder, upon written request to Rurban Financial Corp., P.O. Box 467, Defiance, Ohio 43512, Attention: Valda Colbart, Investor Relations Department, a copy of the Company’s Annual Report on Form 10-K, including the Financial Statements and Schedules thereto required to be filed with the SEC, for the Company’s most recent fiscal year.

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Item 6. Selected Financial Data.

SUMMARY OF SELECTED FINANCIAL DATA

(Dollars in thousands except per share data)

	Year Ended December 31
	2004	2003	2002	2001	2000
EARNINGS
Interest income	$20,028	$27,774	$48,591	$56,519	$56,023
Interest expense	7,951	13,972	24,813	30,778	29,635
Net interest income	12,077	13,802	23,778	25,741	26,388
Provision for loan losses	(399)	1,202	27,531	8,733	2,100
Noninterest income	16,691	34,687	13,779	14,162	11,273
Noninterest expense	25,324	28,678	30,479	28,018	26,754
Provision (credit) for income taxes	1,109	6,303	(7,044)	899	2,721
Net income (loss)	2,734	12,305	(13,408)	2,253	6,086

PER SHARE DATA(1)
Basic earnings	$0.60	$2.71	$(2.95)	$0.50	$1.35
Diluted earnings	0.60	2.70	(2.95)	0.50	1.35
Cash dividends declared	N/A	N/A	0.26	0.47	0.42

AVERAGE BALANCES
Average shareholders’ equity	$49,279	$44,599	$44,674	$52,708	$46,627
Average total assets	417,801	549,371	791,091	722,827	665,523

RATIOS
Return on average shareholders' equity	5.55%	27.59%	(30.01)%	4.27%	13.05%
Return on average total assets	0.65	2.24	(1.69)	0.31	0.91
Cash dividend payout ratio (cash dividends divided by net income)	N/A	N/A	N/A	95.80	31.02
Average shareholders' equity to average total assets	11.79	8.12	5.65	7.29	7.01

PERIOD END TOTALS
Total assets	$415,349	$435,312	$742,317	$746,209	$700,818
Total investments and fed funds sold	108,720	117,699	129,109	101,140	88,905
Total loans and leases	264,481	284,104	487,475	600,291	576,636
Loans held for sale	113	219	63,536	440	1,167
Total deposits	279,624	317,475	636,035	610,860	566,321
Notes Payable	3,080	10,328	6,000	0	0
Advances from FHLB	56,000	39,000	47,850	54,275	52,164
Trust Preferred Securities	10,310	10,000	10,000	10,000	10,000
Shareholders' equity	50,306	48,383	36,382	50,829	50,140
Shareholders' equity per share(1)	11.01	10.63	8.01	11.14	10.98

(1)	Per share data restated for 5% stock dividend declared in 2000 and 2001.

19

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company is a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Through its direct and indirect subsidiaries, the Company is engaged in commercial banking, computerized data processing, and trust and financial services.

The following discussion is intended to provide a review of the consolidated financial condition and results of operations of the Company. This discussion should be read in conjunction with the consolidated financial statements and related footnotes in the Company’s 2004 Form 10-K filed with the SEC.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company’s significant accounting policies are described in detail in the notes to the Company’s consolidated financial statements for the year ended December 31, 2004. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The Company’s financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

Allowance for Loan Losses—The allowance for loan losses provides coverage for probable losses inherent in the Company’s loan portfolio. Management evaluates the adequacy of the allowance for loan losses each quarter based on changes, if any, in underwriting activities, loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management’s estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on each impaired loan’s observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan’s effective interest rate.

Regardless of the extent of the Company’s analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions, the subjective nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are also factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company’s evaluation of imprecise risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Goodwill and Other Intangibles—The Company records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by SFAS 141. Goodwill is

20

subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future. Events and factors that may significantly affect the estimates include, among others, customer attrition, changes in revenue growth trends, specific industry conditions and changes in competition.

Impact of Accounting Changes

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the revisions to FIN 46, RST was deconsolidated as of March 31, 2004, with the Company accounting for its investment in RST as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Company had previously classified the trust preferred securities as debt, but the Company eliminated its common stock investment as a result of the revisions to FIN 46.

In December 2004, FASB issued a revision to Statement No. 123. Statement No. 123(R), “Share-Based Payment,” will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The Company intends to apply the revised Statement in the quarterly financial statements in the third quarter of 2005. The impact of applying the new Statement has not yet been determined.

EARNINGS SUMMARY

Net income for 2004 was $2.7 million, or $0.60 per diluted share, compared with net income of $12.3 million or $2.70 per diluted share and a net loss of $13.4 million or $2.95 per diluted share, reported for 2003 and 2002, respectively. Cash dividends per share were $.26 in 2002. No cash dividends were paid in 2004 or 2003.

Net income for 2004 was driven by improved credit quality and a higher level of non-bank revenue. Net income in 2003 was primarily a result of the gains associated with the sale of selected branches undertaken in order to replenish capital levels and to rebuild the Company. The loss in 2002 was directly attributable to the discovery of underwriting deficiencies in the loan portfolio resulting in a loan loss provision of $27.5 million. The discovery process which began during late 2001 and initially led to a fourth quarter 2001 loan loss provision of $5.6 million, broadened during 2002 and culminated at year-end 2002 with the finalization of extensive loan reviews, both internally and externally. As relevant data became available on each borrower, judgments concerning collateral values and probable loss estimates were continually updated and reserve levels appropriately adjusted. At each quarter end, the Company applied judgment to the best information then available to determine the appropriate level of the allowance for loan losses and the resulting loan loss provision required to bring the allowance to the appropriate level. These issues are discussed further in the sections on Loan Loss Provision, Asset Quality and Allowance for Loan Losses.

CHANGES IN FINANCIAL CONDITION

At December 31, 2004, total assets were $415.3 million, a decrease of $20.0 million from December 31, 2003. The decrease was primarily attributable to decreases in loans of $19.6 million and federal funds sold of $10.0 million. The decrease in loans is due to restructuring the loan portfolio for quality and actively pursuing a strategy to build on the Company’s long held expertise in agricultural lending and lending to small and mid-sized businesses in our market area. The year-to-year decrease is partially offset by an increase of $7.3 million in cash value of life insurance as a result of purchasing a bank owned life insurance policy for $8.0 million in the first quarter of 2004.

21

Significant Events of 2003 and 2004

In addition to the discussion which follows of the results of operations which affected the income statement and balance sheet, several other significant events occurred during 2003 and 2004.

On February 12, 2003, the Company notified the trustee of its Trust Preferred Securities of its election to defer the semi-annual interest payment, which would have been due on March 7, 2003. During any interest deferral period, the Trust Preferred Indenture prohibits the payment of a common stock dividend.

On February 22, 2003, an agreement was signed to sell the branches, deposits and certain performing loans of the Peoples Banking Company and First Bank of Ottawa divisions of RFCBC at a price substantially in excess of their book value. The transaction closed in June 2003.

On March 28, 2003, the Citizens Savings Bank, a division of RFC Banking Company, was sold. As of March 28, Citizens had total loans of $57.2 million, total fixed assets (net of accumulated depreciation) of $869,000 and total deposits of $70.8 million. A pre-tax gain of approximately $8.0 million was recorded in March from the sale.

On June 6, 2003, the Peoples Banking Company and First Bank of Ottawa, divisions of RFC Banking Company, were sold. As of June 6, these branches had total loans of $76.6 million, total fixed assets (net of accumulated depreciation) of $1.4 million and total deposits of $166.2 million. A pre-tax gain of approximately $12.0 million was recorded in June from the sale.

In June 2003, RFCBC obtained two loans in the amount of $13.4 million to fund its loan servicing and work out operations. The Company’s note with The Northern Trust Company of $5.5 million was paid off with a portion of these proceeds. RFCBC also had a line of credit for $2.0 million. As of December 31, 2004 and 2003, the loan balances were $2.0 and $9.6 million, respectively.

On July 9, 2003, the Company notified the trustee of its Trust Preferred Securities of its election to defer the semi-annual interest payment, which would have been due on September 7, 2003. During any interest deferral period, the Trust Preferred Indenture prohibits the payment of a common stock dividend.

In September 2003, the banking charter of RFCBC, which was primarily engaged in providing a full range of banking and financial services, was relinquished. RFCBC now operates as a loan subsidiary that continues to administer problem loans.

On January 28, 2004, the Company notified the trustee of its Trust Preferred Securities of its election to defer the semi-annual interest payment, which would have been due on March 7, 2004. During any interest deferral period, the Trust Preferred Indenture prohibits the payment of a common stock dividend.

On July 23, 2004, the Company notified the trustee of its Trust Preferred Securities of its election to defer the semi-annual interest payment, which would have been due on September 7, 2004. During any interest deferral period, the Trust Preferred Indenture prohibits the payment of a common stock dividend.

On September 3, 2004, the Company received permission from the Federal Reserve Bank and the Ohio Department of Financial Institutions to pay the previously accrued and deferred trust preferred interest on the Company’s $10 million issue of Trust Preferred Securities totaling $2.2 million, and the Company subsequently paid such accrued and deferred trust preferred interest on September 7, 2004.

Subsequent Events

On February 1, 2005, the Company received permission from the Federal Reserve Bank and the Ohio Department of Financial Institutions to pay a first quarter common stock dividend to its shareholders. The

22

Company declared a common stock dividend of $0.05 per share to shareholders of record on February 11, 2005, payable on February 25, 2005. The Company was required to obtain regulatory approval to pay dividends in accordance with the requirements of the Written Agreement dated July 5, 2002.

On February 18, 2005, the Company received notice from the Federal Reserve Bank and the Ohio Department of Financial Institutions that approval was given effective as of February 17, 2005 for release of the Written Agreement entered into on July 5, 2002.

RESULTS OF OPERATIONS

	Year Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2003	2002	% Change
	(dollars in thousands except per share data)
Total Assets	$415,349	$435,312	-5%	$435,312	$742,317	-41%
Total Securities	$108,720	$107,699	+1%	$107,699	$115,109	-6%
Loans Held for Sale	113	219	N/A	219	63,536	N/A
Loans (Net)	259,582	273,923	-5%	273,923	469,781	-42%
Allowance for Loan Losses	4,899	10,181	-52%	10,181	17,694	-42%
Total Deposits	279,624	317,475	-12%	317,475	567,860	-44%

Total Revenues (Net)	28,768	48,489	-41%	48,489	37,557	+29%
Net Interest Income	12,077	13,802	-12%	13,802	23,778	-42%
Loan Loss Provision (credit)	(399)	1,202	-133%	1,202	27,531	-96%
Noninterest Income	16,691	34,687	-52%	34,687	13,779	+152%
Non-interest Expense	25,324	28,678	-12%	28,678	30,479	-6%
Net Income	2,734	12,305	N/A	12,305	(13,408)	N/A
Basic Earnings per Share	$0.60	$2.71	N/A	$2.71	$(2.95)	N/A
Diluted Earnings per Share	$0.60	$2.70	N/A	$2.70	$(2.95)	N/A

Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2003	2002	% Change
	(dollars in thousands)
Net Interest Income	$12,077	$13,802	-12%	$13,802	$23,778	-42%

Net interest income declined $1.7 million from 2003 to $12.1 million in 2004. The net interest margin for 2004 was 3.19% compared to 2.72% for the previous year. The 47 basis point increase in the net interest margin was largely due to a 65 basis point decrease in the yield on cost of funds partially offset by a decrease in the yield on earning assets of 18 basis points. The major reason for the reduction in net interest income was due to a reduced level of earning assets combined with declines in average loan balances due to the Company’s exit from out of market loans. Contributing to the decrease in the yield on cost of funds are the results of the Company’s disciplined approach to pricing decisions on deposits and a repositioning of the balance sheet to benefit from an increasing interest rate environment.

Net interest income declined $10.0 million from 2002 to $13.8 million in 2003. The net interest margin for 2003 was 2.72% compared to 3.20% for the previous year. The 45 basis point decline in the net interest margin was largely due to a 101 basis point decrease in the yield on earning assets from 6.47% to 5.46% which was partially offset by a 56 basis point decrease in the Company’s effective cost of funds. The major reasons for the reduction in net interest income were a reduced level of earning assets due to the sale of the RFCBC branches combined with declines in average loan balances due to the Company’s exit from out of market loans and interest income foregone on non-performing loans. Contributing to the decline in the yield on average earning assets was the higher liquidity level necessary to fund the cash transferred in the branch sales.

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Loan Loss Provision

The provision for loan losses was $(0.4) million in 2004 compared to $1.2 million in 2003. The allowance for loan losses at December 31, 2004 was 1.85% of loans compared to 3.58% at December 31, 2003. The decrease in the provision was the result of the continued review and determination of the level of reserves necessary to absorb probable losses in the loan portfolio. Non-performing loans decreased to $14.4 million at December 31, 2004 versus $18.4 million at December 31, 2003. Further evidencing the loan quality, and therefore the lower loan loss provision in 2004, was the significant reduction in classified assets of the Company. Classified assets which are defined as substandard and doubtful loans, decreased 50% from December 31, 2003 and totaled $25.6 million at December 31, 2004.

The provision for loan losses was $1.2 million in 2003 compared to $27.5 million in 2002. The allowance for loan losses at December 31, 2003 was 3.58% of loans compared to 3.21% at December 31, 2002. The decrease in the provision was the result of the continued review and determination of the level of reserves necessary to absorb probable losses in the loan portfolio. Non-performing loans decreased to $18.4 million at December 31, 2003 versus $18.7 million at December 31, 2002.

Non-interest Income

	Year Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2003	2002	% Change
	(dollars in thousands)
Total Non-interest Income	$16,691	$34,687	-52%	$34,687	$13,779	+152%
—Data Service Fees	$10,478	$8,972	+17%	$8,972	$7,816	+15%
—Trust Fees	$3,042	$2,602	+17%	$2,602	$2,468	+5%
—Deposit Service Fees	$1,985	$2,179	-9%	$2,179	$2,618	-17%
—Gains on Sale of Loans	$41	$416	-90%	$416	$759	-45%
—Gains on Sale of Branches	$—	$19,901	N/A	$19,901	—	N/A
—Gains (losses) on Sale of Securities	$241	$24	N/A	$24	$(834)	N/A
—Other	$904	$593	+52%	$593	$952	-38%

Total non-interest income decreased $18.0 million to $16.7 million in 2004 from $34.7 million in 2003. The decrease is primarily the result of recording approximately $20.0 million in net pre-tax gains from the branch sales in 2003. Data service fees increased $1.5 million or 17% to $10.5 million in 2004 compared to $9.0 million in 2003 as a result of RDSI’s continued expansion of its customer base. Trust fees at Reliance increased $440,000 or 17% to $3.0 million in 2004 compared to $2.6 million in 2003 through development of innovative wealth management products and customer sales efforts.

Total non-interest income increased $20.9 million to $34.7 million in 2003 from $13.8 million in 2002. The increase is primarily the result of recording approximately $20.0 million in net pre-tax gains from the branch sales. The increase was also due to the sale of the Company’s investment in WorldCom bonds in the second quarter of 2002, which resulted in a $1.7 million pre-tax loss. Data service fees increased $1.2 million or 15% to $9.0 million in 2003 compared to $7.8 million in 2002 and trust fees increased $134,000 or 5% to $2.6 million in 2003 compared to $2.5 million in 2002.

Rurbanc Data Services, Inc. (“RDSI”)

	Year Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2003	2002	% Change
	(Dollars in thousands)
Data Service Fees	$10,478	$8,972	+17%	$8,972	$7,816	+15%

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Data service fees increased $1.5 million or 17% to $10.5 million in 2004 from $9.0 million in 2003 and $1.2 million or 15% from 2002 to 2003. The increases in 2004 and 2003 were mainly driven by RDSI’s entry into the item processing market, additions of new bank clients and the result of customer account growth at client banks.

RDSI provides data processing services for 54 community banks in Ohio, Michigan, Indiana and Missouri. RDSI differentiates itself from its competition through the quality of its products and the excellence of its customer service. The applications utilized by RDSI are driven by world-class software used by over 3,600 banks nationwide. Customer service encompasses on-time delivery every morning and a discipline of responding to and resolving customer questions and issues within one hour in excess of 95% of the time. RDSI provides turnkey solutions for its clients through its partnerships with vendors experienced in a full array of banking products.

RDSI’s growth comes from both new and existing clients. Equally important is the organic growth of existing client banks, both in their number of customer accounts and in the breadth of services provided. Network services, internet banking, imaging, and other technical services are a rapidly growing part of RDSI’s revenue.

Reliance Financial Services, N.A. (“Reliance”)

Trust fees increased $440,000 or 17% to $3.0 million from $2.6 million in 2003. The primary reason for this increase was the development of new innovative wealth management products and customer sales efforts.

Non-interest Expense

	Year Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2003	2002	% Change
	(dollars in thousands)
Total Non-interest Expense	$25,324	$28,678	-12%	$28,678	$30,479	-6%
—Salaries & Employee Benefits	$12,993	$13,428	-3%	$13,428	$15,720	-15%
—Professional Fees	$2,253	$4,172	-46%	$4,172	$3,130	+33%
—All Other	$10,078	$11,078	-9%	$11,078	$11,629	-5%

Non-interest expense for the year 2004 was $25.3 million, down $3.4 million or 12% from $28.7 million in 2003. Professional fees decreased $1.9 million due to a decreased level of consulting, legal and auditing fees associated with the Company’s problem loan workouts.

Non-interest expense for the year 2003 was $28.7 million, down $1.8 million or 6% from $30.5 million in 2002. Professional fees increased $1.0 million due to increased consulting, legal and auditing fees associated with the Company’s problem loan workouts and the branch divestitures. Salaries and employee benefits decreased $2.3 million due to the disposition of the branches and staff reductions at most subsidiaries.

FINANCIAL CONDITION

Loans

	Period Ended
	12/31/04	% of Total	12/31/03	% of Total	% Inc/(Dec)	12/31/02	% of Total	% Inc/(Dec)
	(dollars in thousands)
Commercial	$58,499	22%	$89,471	31%	(35)%	$123,053	25%	(27)%
Commercial r.e.	64,107	24%	62,340	22%	3%	129,719	27%	(52)%
Agricultural	41,240	16%	36,722	13%	12%	68,954	14%	(47)%
Residential	63,828	24%	46,718	16%	37%	84,432	17%	(45)%
Consumer	31,949	12%	37,310	13%	(14)%	60,139	12%	(38)%
Leases	5,127	2%	11,774	5%	(56)%	21,509	5%	(45)%

Loans	$264,750		$284,335		(7)%	$487,806		(42)%
Loans held for sale	113		219			63,536

Total	$264,863		$284,554			$551,342

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Loans declined $20 million to $265 million at December 31, 2004, due to restructuring the loan portfolio for quality and actively pursuing a strategy to build on the Company’s long held expertise in agricultural lending and lending to small and mid-sized businesses in our market area.

In 2003, loans declined $267 million to $285 million at December 31, 2003, due to the branch sales, the Company’s effort to exit from out-of-market loans, shrinking loan demand and $12 million of gross charged off loans. The increase in loans held for sale in 2002 was due to a December 30, 2002 agreement to sell the Citizens Savings Bank division of RFCBC. This transaction closed on March 28, 2003.

Asset Quality

	Period Ended December 31,
	12/31/04	12/31/03	Change in Dollars/ percentages	12/31/02	Change in Dollars/ percentages
	(dollars in millions)
Non-performing loans	$14.4	$18.4	$-4.0	$18.7	$-0.3
Non-performing assets	$15.4	$19.9	$-4.5	$20.8	$-0.9
Non-performing assets/loans plus OREO	5.80%	6.96%	-1.16%	4.25%	2.71%
Non-performing assets/total assets	3.71%	4.57%	-0.86%	2.80%	1.77%
Net chargeoffs	$4.9	$8.7	$-3.8	$20.5	$-11.8
Net chargeoffs/total loans	1.81%	3.06%	-1.25%	4.20%	-1.14%
Loan loss provision (credit)	$(.4)	$1.2	$-1.6	$27.5	$-26.3
Allowance for loan losses	$4.9	$10.2	$-5.3	$17.7	$1.2
Allowance/loans	1.85%	3.58%	-1.73%	3.21%	0.37%
Allowance/non-performing loans	34%	55%	-21%	95%	-40%
Allowance/non-performing assets	32%	51%	-19%	85%	-34%

Asset quality statistics reflect a decrease in both nonperforming assets and chargeoffs during 2004 compared to 2003 and a decrease from 2003 compared to 2002. Non-performing assets at December 31, 2004 were $15.4 million or 3.71% of total assets, versus $19.9 million or 4.57% at December 31, 2003 and $20.8 million or 2.80% at year-end 2002. Annual net chargeoffs for 2004 were $4.8 million or 1.81% of total loans compared to $8.7 million or 3.06% for 2003 resulting in the ratio of the allowance to non-performing loans to decrease to 34% at December 31, 2004 compared to 55% at December 31, 2003.

Allowance for Loan Losses

The Company grades its loans using an eight grade system. Problem loans are classified as either:

•	Grade 5—Special Mention: Potential weaknesses that deserve management’s close attention

•	Grade 6—Substandard: Inadequately protected, with well-defined weakness that jeopardize liquidation of debt

•	Grade 7—Doubtful: Inherent weaknesses well-defined and high probability of loss (impaired)

•	Grade 8—Loss: Considered uncollectible. May have recovery or salvage value with future collection efforts (these loans are either fully reserved or charged off)

The Company’s allowance for loan losses has four components. Those components are shown in the following table. Commercial, commercial real estate and agricultural loans of over $100,000 are individually reviewed and assessed regarding the need for an individual allocation.

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	12/31/04			12/31/03			Increase (Decrease)
	Loan Balance	Allocation		Loan Balance	Allocation		Loan Balance	Allocation
		$	%		$	%		$	%
Allocations for individual loans graded doubtful (impaired)	$11.4	$1.3	11.40%	$19.7	$5.7	28.93%	$-8.3	$-4.4	-17.53%
Allocations for individual loans graded substandard	15.5	1.0	6.45	33.4	2.5	7.49	-17.9	-1.5	-1.04
Allocations for individual loans graded special mention*	13.6	0.4	2.94	21.0	0.6	2.86	-7.4	-0.2	0.08
“General” allowance based on chargeoff history of nine categories of loans	224.4	2.2	0.98	210.5	1.4	0.67	13.9	0.8	0.31

TOTAL	$264.9	$4.9	1.85%	$284.6	$10.2	3.58%	$-19.7	$-5.3	-1.73%

*	The Company changed its methodology during 2003. Special Mention loans are now allocated at 3%.

In 2004, the amount of loans classified as doubtful decreased $8.3 million to $11.4 million and substandard loans decreased $17.9 million to $15.5 million. Allowance allocations on doubtful loans decreased $4.4 million and allowance allocations on substandard loans decreased $1.5 million. Non-performing loan balances decreased $4.0 million compared to the prior year while the allowance for loan losses decreased significantly due to total loans decreasing $20 million and the total of doubtful, substandard and special mention loans declining $33.6 million. The allowance for loan losses at December 31, 2004 was $4.9 million or 1.85% of loans compared to $10.2 million or 3.58% at December 31, 2003.

The Company’s workout efforts continue to be successful as is apparent in the reduction of problem loan balances in 2004. The amount of substandard loans has declined by 54% from $33.4 million in 2003 to $15.5 in 2004 million reflective of the results of the Company’s workout efforts.

Management’s estimate of the allowance for loan losses includes judgments related to the following factors:

•	Borrower financial information received;

•	Physical inspections of collateral securing loans performed, new appraisals of collateral securing loans received, and other information regarding borrower collateral levels; and

•	Consideration of exposures to industries potentially most affected by current risks in the economic and political environment.

•	See Critical Accounting Policies, starting on page 27.

The results of the Company’s extensive, ongoing loan review and workout process suggest that the volume of potential problem loans, nonperforming loans and charge-offs were attributable to actions prior to mid-2002 such as entering higher risk lines of business, ineffective oversight and a few lenders neglecting basic lending fundamentals required by the Company’s lending policies and procedures.

In regard to the effort to reduce the volume of substandard and doubtful (classified loans), the following actions were taken during the past year:

•	Development of a loan subsidiary to manage the classified loans of RFCBC to focus efforts on the workout of that group of loans

•	All classified loans are now assigned to loan workout specialists unless there is a strong reason for an alternative assignment.

These actions were intended to assure that the loan workout effort can be concluded within a one and one-half to three year period and that every effort can be made to minimize losses and maximize associated recoveries.

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CAPITAL RESOURCES

Stockholders’ equity at December 31, 2004 was $50.3 million or 12.04% of average total assets compared to $48.4 million or 8.81% of average total assets at December 31, 2003. The Company and State Bank each exceeded the “well-capitalized” regulatory capital benchmarks at December 31, 2004.

Total consolidated regulatory (risk-based) capital was $61.9 million at December 31, 2004 and $59.2 million at December 31, 2003. The excess of total regulatory capital over total shareholder equity is primarily due to the $10.0 million of junior subordinated debentures (trust preferred securities) which qualify as Tier 1 capital, and the Allowance for Loan Losses which qualifies as Tier 2 capital subject to certain limitations.

Planned Purchases of Premises and Equipment

Management plans to purchase additional premises and equipment to meet the current and future needs of the Company’s customers. These purchases, including buildings and improvements and furniture and equipment (which includes computer hardware, software, office furniture and license agreements), are currently expected to total approximately $3.0 million over the next year.

Written Agreement

On July 5, 2002, the Company and State Bank entered into a Written Agreement (“Agreement”) with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions. The Agreement was the result of an examination of State Bank as of December 31, 2001, which was conducted in March and April 2002. A copy of the Agreement was attached as Exhibit 99(b) to the Form 8-K filed by the Company on July 11, 2002 and is incorporated by reference as Exhibit 99(b) to this Form 10-K.

As of December 2004, Management believes that the Company and State Bank were in full compliance with the terms of the Agreement. However, the Agreement will continue in place until the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions determine that the Agreement may be terminated. The Company believes that additional improvement in problem loans, earnings and operations, as well as other items described in the Agreement, is necessary before the Agreement may be terminated, and management cannot predict when that may occur.

Under the terms of the Agreement, State Bank and RFCBC are prohibited from paying dividends to the Company without prior regulatory approval. The Agreement also prohibits the Company from paying trust preferred “dividends” and common stock dividends without prior regulatory approval.

On February 18, 2005, the Company received notice from the Federal Reserve Bank and the Ohio Department of Financial Institutions that approval was given effective as of February 17, 2005 for release of the Written Agreement entered into on July 5, 2002.

LIQUIDITY

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, interest earning deposits in other financial institutions, securities available-for sale and loans held for sale. These assets are commonly referred to as liquid assets. Liquid assets were $119.6 million at December 31, 2004 compared to $132.4 million at December 31, 2003. The Company views this level of liquidity as appropriate.

The Company’s residential first mortgage portfolio of $63.8 million at December 31, 2004 and 46.7 million at December 31, 2003, which can and has been readily used to collateralize borrowings, is an additional source of liquidity. Management believes the Company’s current liquidity level, without these borrowings, is sufficient to meet its liquidity needs. At December 31, 2004, all eligible mortgage loans were pledged under an FHLB blanket lien.

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The cash flow statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2004, 2003 and 2002 follows.

The Company experienced positive cash flows from operating activities in 2004, 2003 and 2002. Net cash from operating activities was $5.7 million, $5.6 million and $15.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Net cash flow from investing activities was $1.2 million, $60.4 million and $94.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. The changes in net cash from investing activities for 2004 include a reduction in loan growth. The changes in net cash from investing activities for 2003 include a reduction in loan growth and cash payments for the net liabilities from the branch sales. The changes in net cash from investing activities for 2002 include a reduction in loan growth and cash received for the net liabilities from the Oakwood acquisition. In 2004, 2003 and 2002, the Company received $23.1 million, $17.6 million and $81.9 million, respectively, from sales of securities available for sale, while proceeds from repayments, maturities and calls of securities were $62.5 million, $121.6 million and $53.9 million in 2004, 2003 and 2002, respectively.

Net cash flow from financing activities was $(20.4) million, $(92.8) million, and $(83.6) million for the years ended December 31, 2004, 2003 and 2002, respectively. The net cash decrease was primarily due to a reduction in total deposits of $(37.9) million, $(87.8) million and $(66.6) million for the years ended December 31, 2004, 2003 and 2002, respectively. Other significant changes in 2004, 2003 and 2002 included $17.0 million, $(8.9) million and $(6.4) million in net borrowings from the FHLB.

Off-Balance-Sheet Borrowing Arrangements:

Significant additional off-balance-sheet liquidity is available in the form of FHLB advances, unused federal funds lines from correspondent banks, and the national certificate of deposit market. While such additional off-balance-sheet liquidity is available, the Written Agreement between the Company, State Bank, the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions did require the Company and State Bank to obtain written approval from the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions prior to directly or indirectly incurring any debt with the exception of federal funds and FHLB borrowings at State Bank. On February 18, 2005, the Company received notice from the Federal Reserve Bank and the Ohio Department of Financial Institutions that approval was given effective as of February 17, 2005 for release of the Written Agreement entered into on July 5, 2002.

Approximately $55.2 million residential first mortgage loans of the Company’s $63.8 million portfolio qualify to collateralize FHLB borrowings and have been pledged to meet FHLB collateralization requirements as of December 31, 2004. In addition to residential first mortgage loans, $36.7 million in investment securities are pledged to meet FHLB collateralization requirements. Based on the current collateralization requirements of the FHLB, approximately $8.5 million of additional borrowing capacity existed at December 31, 2004.

At December 31, 2004, the Company had unused federal funds lines. As of December 31, 2003, the Company had no unused federal funds lines. Federal funds borrowed were $7.5 million at December 31, 2004 and $0 at December 31, 2003.

Approximately $8.7 million performing commercial loans are pledged to the Federal Reserve Discount Window to establish additional borrowing capacity of $5.3 million. Such loans are pledged for contingency funding purposes and to date this borrowing capacity has not been used.

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TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-Term Debt Obligations	$56,000,000	$22,000,000	5,000,000	$6,000,000	$23,000,000
Other Debt Obligations	13,389,656	1,399,529	1,242,406	437,721	10,310,000
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	2,614,200	261,600	523,200	523,200	1,306,200
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	153,996,873	93,389,709	57,686,444	2,717,753	202,967

Total	$226,000,729	$117,050,838	$64,452,050	$9,678,674	$34,819,167

The Company’s contractual obligations as of December 31, 2004 were evident in long-term debt obligations, other debt obligations, operating lease obligations and other long-tern liabilities. Long-term debt obligations are comprised of FHLB Advances of $56.0 million. Other debt obligations are comprised of Trust Preferred securities of $10.3 million and Notes Payable of $3.1 million. The operating lease obligation is a lease on the RDSI-South building of $99,600 a year and the RDSI-North building of $162,000 a year. Other long-term liabilities are comprised of time deposits of $154.0 million.

ASSET LIABILITY MANAGEMENT

Asset liability management involves developing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact that significant fluctuations in market interest rates would have on earnings. The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans, mortgage-backed securities, and securities available for sale) which are primarily funded by interest-bearing liabilities (deposits and borrowings). With the exception of specific loans which are originated and held for sale, all of the financial instruments of the Company are for other than trading purposes. All of the Company’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure. In addition, the Company has limited exposure to commodity prices related to agricultural loans. The impact of changes in foreign exchange rates and commodity prices on interest rates are assumed to be insignificant. The Company’s financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Interest rate risk is the Company’s primary market risk exposure; to a lesser extent, liquidity risk also impacts market risk exposure.

Interest rate risk is the exposure of a banking institution’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risks at prudent levels is essential to the Company’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization’s quantitative level of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risks at prudent levels of consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and asset quality (when appropriate).

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The Federal Reserve Board together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Company, adopted a Joint Agency Policy Statement on interest rate risk effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk management process that effectively identifies, measures, and controls interest rate risk.

Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest rate changes. For example, assume that an institution’s assets carry intermediate or long term fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will either have lower net interest income or possibly, net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a declining rate environment.

There are several ways an institution can manage interest rate risk including: 1) matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments; 2) selling existing assets or repaying certain liabilities; and 3) hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest rate risk. Interest rate swaps, futures contacts, options on futures contracts, and other such derivative financial instruments can be used for this purpose. Because these instruments are sensitive to interest rate changes, they require management’s expertise to be effective. The Company has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments.

Quantitative Market Risk Disclosure. The following table provides information about the Company’s financial instruments used for purposes other than trading that are sensitive to changes in interest rates as of December 31, 2004. It does not present when these items may actually reprice. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the historical impact of interest rate fluctuations on the prepayment of loans and mortgage backed securities. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, applicable related weighted-average interest rates based upon the Company’s historical experience, management’s judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits have been assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted average variable rates are based upon contractual rates existing at the reporting date.

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Principal/Notional Amount Maturing or Assumed to be Withdrawn In:

	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in thousands)
Rate-sensitive assets
Variable rate loans	$33,537	$10,183	$6,105	$4,859	$2,409	$6,846	$63,938
Average interest rate	6.01%	5.70%	5.76%	5.81%	5.86%	6.00%	5.91%
Adjustable rate loans	$31,377	$23,059	$15,897	$10,539	$8,293	$18,114	$107,279
Average interest rate	5.93%	5.95%	5.83%	5.82%	5.81%	5.72%	5.86%
Fixed rate loans	$37,810	$16,655	$11,689	$6,475	$4,445	$16,573	$93,647
Average interest rate	4.40%	5.62%	5.00%	5.40%	4.97%	3.98%	4.71%
Total loans	$102,724	$49,897	$33,691	$21,873	$15,147	$41,533	$264,864
Average interest rate	5.39%	5.79%	5.53%	5.69%	5.57%	5.07%	5.47%
Fixed rate investment securities	$27,897	$4,415	$14,190	$8,219	$1,570	$35,221	$91,512
Average interest rate	4.08%	4.31%	4.98%	3.44%	4.06%	4.51%	4.34%
Variable rate investment securities	$645	$666	$687	$709	$731	$16,563	$20,001
Average interest rate	3.10%	3.10%	3.11%	3.11%	3.12%	3.24%	3.22%
Federal Funds Sold & Other	$0	$0	$150	$0	$0	$0	$150
Average interest rate	1.01%	0.00%	2.64%	0.00%	0.00%	0.00%	2.64%
Total rate sensitive assets	$131,266	$54,978	$48,718	$30,801	$17,448	$93,317	$376,527
Average interest rate	5.10%	5.64%	5.33%	5.03%	5.33%	4.53%	5.07%

Rate sensitive liabilities:
Demand—non interest-bearing	$7,429	$7,429	$7,429	$7,429	$8,116	$0	$37,832
Demand—interest bearing	$7,728	$7,728	$7,728	$7,728	$7,651	$0	$38,563
Average interest rate	0.75%	0.75%	0.75%	0.75%	0.75%	0.00%	0.75%
Money market accounts	$7,396	$7,396	$7,396	$7,396	$7,322	$0	$36,906
Average interest rate	0.55%	0.55%	0.55%	0.55%	0.55%	0.00%	0.55%
Savings	$2,504	$2,406	$2,406	$2,406	$2,605	$0	$12,327
Average interest rate	0.15%	0.15%	0.15%	0.15%	0.15%	0.00%	0.15%
Certificates of deposit	$93,170	$36,852	$21,106	$1,885	$835	$149	$153,997
Average interest rate	2.33%	2.87%	2.94%	3.03%	2.92%	1.36%	2.55%
Fixed rate FHLB advances	$4,000	$5,000	$0	$5,000	$1,000	$23,000	$38,000
Average interest rate	2.44%	2.84%	0.00%	5.53%	4.52%	4.31%	4.08%
Variable rate FHLB advances	$18,000	$0	$0	$0	$0	$0	$18,000
Average interest rate	2.42%	0.00%	0.00%	0.00%	0.00%	0.00%	2.42%
Fixed rate Notes Payable	$0	$0	$0	$0	$1,080	$10,310	$11,390
Average interest rate	0.00%	0.00%	0.00%	0.00%	6.50%	10.60%	10.21%
Variable rate Notes Payable	$1,200	$800	$0	$0	$0	$0	$2,000
Average interest rate	6.25%	6.25%	0.00%	0.00%	0.00%	0.00%	6.25%
Fed Funds Purchased & Repos	$11,559	$0	$0	$0	$0	$0	$11,559
Average interest rate	1.56%	0.00%	0.00%	0.00%	0.00%	0.00%	1.56%
Total rate sensitive liabilities	$152,986	$67,611	$46,065	$31,844	$28,609	$33,459	$360,574
Average interest rate	2.00%	2.00%	1.57%	1.37%	0.84%	6.23%	2.19%

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Principal/Notional Amount Maturing or Assumed to be Withdrawn In:

(Dollars in Thousands)

	First Year	Years 2 – 5	Thereafter	Total
Comparison of 2004 to 2003:
Total rate-sensitive assets:
At December 31, 2004	$131,266	$151,944	$93,317	$376,527
At December 31, 2003	152,522	160,505	92,230	405,257

Increase (decrease)	$(21,256)	$(8,561)	$1,087	$(28,730)
Total rate-sensitive liabilities:
At December 31, 2004	$152,986	$174,129	$33,459	$360,574
At December 31, 2003	168,024	177,733	34,970	380,727

Increase (decrease)	$(15,038)	$(3,604)	$(1,511)	$(20,153)

The above table reflects expected maturities, not expected repricing. The contractual maturities adjusted for anticipated prepayments and anticipated renewals at current interest rates, as shown in the preceding table, are only part of the Company’s interest rate risk profile. Other important factors include the ratio of rate-sensitive assets to rate sensitive liabilities (which takes into consideration loan repricing frequency but not when deposits may be repriced) and the general level and direction of market interest rates. For core deposits, the repricing frequency is assumed to be longer than when such deposits actually reprice. For some rate sensitive liabilities, their repricing frequency is the same as their contractual maturity. For variable rate loans receivable, repricing frequency can be daily or monthly. For adjustable rate loans receivable, repricing can be as frequent as annually for loans whose contractual maturities range from one to thirty years. While increasingly aggressive local market competition in lending rates has pushed loan rates lower; the Company’s increased reliance on non-core funding sources had restricted the Company’s ability to reduce funding rates in concert with declines in lending rates during 2002 and 2003. In 2004, maturities of non-core funding sources positively impacted net interest income and the net interest margin. Therefore, tax equivalent net interest income as a percentage of average interest earning assets declined from 3.20% in 2002 to 2.72% in 2003 but increased to 3.19% in 2004.

The Company manages its interest rate risk by the employment of strategies to assure that desired levels of both interest-earning assets and interest-bearing liabilities mature or reprice with similar time frames. Such strategies include; 1) loans receivable which are renewed (and repriced) annually, 2) variable rate loans, 3) certificates of deposit with terms from one month to six years, 4) securities available for sale which mature at various times primarily from one through ten years, 5) federal funds borrowings with terms of one day to 90 days, and 6) Federal Home Loan Bank borrowings with terms of one day to ten years.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation.

Management believes the most significant impact on financial results is the Company’s ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders’ equity.

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Forward-Looking Statements

When used in this filing and in future filings by the Company with the SEC, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phases, “anticipate,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “project,” or similar expressions are intended to identify, “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially form those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The disclosures required by this item appear in this Annual Report on Form 10-K under the caption “Asset Liability Management” contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this Annual Report on Form 10-K.

Item 8. Financial Statements and Supplementary Data.

The Consolidated Balance Sheets of the Company and its subsidiaries as of December 31, 2004 and December 31, 2003, the related Consolidated Statements of Income, Changes in Shareholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2004, the related Notes to Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm, appear on pages F-1 through F-41 of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Not Applicable.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

With the participation of the President and Chief Executive Officer (the principal executive officer) and the Executive Vice President and Chief Financial Officer (the principal financial officer) of the Company, the Company’s management evaluated the effectiveness of the Company’s disclosure and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the end of the period covered by this Annual Report on Form 10-K. Based on that evaluation, the Company’s President and Chief Executive Officer and Executive Vice President and Chief Financial Officer concluded that:

•	information required to be disclosed by the Company in this Annual Report on Form 10-K would be accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosures;

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•	information required to be disclosed by the Company in this Annual Report on Form 10-K would be recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms; and

•	the Company’s disclosure controls and procedures are effective as of the end of the period covered by this Annual Report on Form 10-K to ensure that material information relating to the Company and its consolidated subsidiaries is made known to them, particularly during the period for which the Company’s periodic reports, including this Annual Report on Form 10-K, are being prepared.

Changes in Internal Controls Over Financial Reporting

No changes were made in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that occurred during the Company’s fiscal quarter ended December 31, 2004, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

The following information is disclosed pursuant to Item 1.01—Entry into a Material Definitive Agreement of Form 8-K:

On February 16, 2005, the Company’s Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, approved an “At-Risk Compensation Plan” for fiscal 2005 (the “At-Risk Compensation Plan”). The intent of the At-Risk Compensation Plan is to align the performance and thinking of employees of the Company and its subsidiaries with the following objectives of the Company: building a high financial performance organization; growing the Company’s business; ensuring sound operations, policies and procedures; and building on the value proposition strength within each business unit.

All employees of the Company and its subsidiaries employed prior to October 1, 2005 are eligible to participate in the At-Risk Compensation Plan, except temporary and seasonal employees, officers who receive sales commissions that make up a significant portion of their compensation, and officers who have contractual incentives (unless such officers elect to opt out of their existing agreements with the approval of management). Employees who are employed by the Company or one of its subsidiaries prior to October 1, 2005, but for less than the full fiscal year, are eligible to participate in the At-Risk Compensation Plan on a prorated basis. All of the Company’s executive officers participate in the At-Risk Compensation Plan. In order to receive an award under the At-Risk Compensation Plan, a participant must be actively employed by the Company or one of its subsidiaries and in good standing at the time awards are paid (anticipated to be by the end of February 2006).

The amount of the bonuses awarded under the At-Risk Compensation Plan will be equal to a percentage of the participant’s base salary plus overtime compensation received during fiscal 2005. Automobile allowances, commissions, bonuses and other forms of compensation are not included in the calculation of a participant’s base salary. The percentage of base salary awarded is calculated on sliding scale based on the participant’s title, employer and the amount by which the Company or the participant’s business unit (as applicable) exceeded its budget. The bonus range for the Company’s executive officers is 10% to 22.5% of base salary, except for the Company’s Chief Executive Officer whose bonus range is 15% to 27.5% of base salary.

Under the At-Risk Compensation Plan:

•	All non-officer employees of the Company and its subsidiaries and officers of RDSI will receive up to 100% of the maximum bonus payout if the officer’s business unit meets or exceeds its fiscal 2005 budget and receives a rating of “satisfactory” or better on regulatory examinations and significant audits;

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•	Officers of State Bank and officers of RFS will receive (a) up to 80% of the maximum bonus payout if the officer’s business unit meets or exceeds its fiscal 2005 budget and receives a rating of “satisfactory” or better on regulatory examinations and significant audits and (b) up to 20% of the maximum bonus payout if the Company meets or exceeds its fiscal 2005 budget;

•	Business unit managers will receive (a) up to 50% of the maximum bonus payout if the manager’s business unit meets or exceeds its fiscal 2005 budget and receives a rating of “satisfactory” or better on regulatory examinations and significant audits and (b) up to 50% of the maximum bonus payout if the Company meets or exceeds its fiscal 2005 budget; and

•	Officers of the Company (including the executive officers) will receive bonuses only if the Company meets or exceeds is fiscal 2005 budget and all business units receive a rating of “satisfactory” or better on regulatory examinations and significant audits.

The payment of bonuses under the At-Risk Compensation Plan to the Company’s executive officers and business unit managers is subject to the discretion of the Compensation Committee of the Company’s Board of Directors. The payment of bonuses under the At-Risk Compensation Plan to all other eligible participants is subject to the discretion of management.

PART III

Item 10. Directors and Executive Officers of the Registrant.

In accordance with General Instruction G(3), the information called for in this Item 10 is incorporated herein by reference to the Company’s definitive Proxy Statement, filed with the SEC pursuant to Regulation 14A of the General Rules and Regulations under the Exchange Act, relating to the Company’s Annual Meeting of Shareholders to be held on April 21, 2005 (the “2005 Proxy Statement”), under the captions “ELECTION OF DIRECTORS” and “SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.” In addition, certain information concerning the executive officers of the Company called for in this Item 10 is set forth at the end of Part I of this Annual Report on Form 10-K under the caption “Executive Officers of the Registrant” in accordance with General Instruction G(3).

In 2003, the Company implemented a Code of Conduct and Ethics that applies to its principal executive officer, principal financial officer and principal accounting officer. A copy of that policy can be found on the Company’s website at www.rurbanfinancial.net under the “Corporate Governance” tab.

Item 11. Executive Compensation.

In accordance with General Instruction G(3), the information called for in this Item 11 is incorporated herein by reference to the information contained in the Company’s 2005 Proxy Statement under the captions “COMPENSATION OF EXECUTIVE OFFICERS.”

Item 12. Security Ownership of Certain Beneficial Owners and Management.

In accordance with General Instruction G(3), the information called for in this Item 12 is incorporated herein by reference to the information contained in the Company’s 2005 Proxy Statement under the caption “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

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Equity Compensation Plan Information

The following table provides information regarding certain equity compensation plans of the Company:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	339,227	$13.46	101,773
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A
Total	339,227	$13.46	101,773

(1)	Information relates to the 1997 Rurban Financial Corp. Stock Option Plan.

(2)	Information relates to the Rurban Financial Corp. Employee Stock Purchase Plan (the “ESPP”). All employees of the Company and its subsidiaries are eligible to participate in the ESPP subject to the completion of three (3) months employment with the Company or one of its subsidiaries. Participants are allowed to deduct from their compensation for each payroll period an amount to be used to purchase common shares of the Company. These funds are forwarded to Registrar and Transfer Company at the end of each payroll period and Registrar and Transfer Company uses the funds to purchase common shares of the Company on the open market for the participants. There is no limit as to the number of shares to be purchased through the ESPP and as of December 31, 2004, there were no accrued purchased rights. The ESPP was not approved by shareholders of the Company.

Item 13. Certain Relationships and Related Transactions.

In accordance with General Instruction G(3), the information called for in this Item 13 is incorporated herein by reference to the information contained in the Company’s 2005 Proxy under the caption “TRANSACTIONS INVOLVING MANAGEMENT.”

Item 14. Principal Accounting Fees

In accordance with General Instruction G(3), the information called for in this Item 14 is incorporated herein by reference to the information contained in the Company’s 2005 Proxy under the caption “AUDIT COMMITTEE MATTERS” provided that the “Report of the Audit Committee” included in the 2005 Proxy Statement shall not be deemed to be incorporated herein by reference.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a) (1) Financial Statements.

For a list of all financial statements included in this Annual Report on Form 10-K, see “Index to Financial Statements” at page 54.

(a) (2) Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

(a) (3) Exhibits.

Exhibits filed with this Annual Report on Form 10-K are attached hereto. For a list of such exhibits, see “Index to Exhibits” at page 96. The following table provides certain information concerning executive compensation plans and arrangements required to be filed as exhibits to this Annual Report on Form 10-K.

37

Executive Compensation Plans and Arrangements

Exhibit No.	Description	Location
10(a)	Executive Salary Continuation Agreement, dated December 3, 2001, between Rurban Financial Corp. and Kenneth A. Joyce; and Amended Schedule A to Exhibit 10(s) identifying other identical Executive Salary Continuation Agreements between executive officers of Rurban Financial Corp. and Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(s)].

10(b)	Split-Dollar Dollar Insurance Agreement, dated April 3, 2002, between Robert Constien and Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(t)].

10(c)	Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-13507) [Exhibit 10(u)].

10(d)	Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-13507) [Exhibit 10(v)].

10(e)	Form of Non-Qualified Stock Option Agreement with Five-Year Vesting under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507) [Exhibit 10(w)].

10(f)	Form of Non-Qualified Stock Option Agreement with Vesting After One Year of Employment under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(a)].

10(g)	Form of Incentive Stock Option Agreement with Five-Year Vesting under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507 [Exhibit 10(x)].

10(h)	Form of Incentive Stock Option Agreement with Vesting After One Year of Employment under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(c)]

10(i)	Form of Stock Appreciation Rights Agreement under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(b)]

10(j)	Employees’ Stock Ownership and Savings Plan of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-13507 [Exhibit 10(y)].

38

Exhibit No.	Description	Location

10(k)	Rurban Financial Corp. Employee Stock Purchase Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(z)].

10(l)	Change in Control Agreement, dated March 14, 2001, between Rurban Financial Corp. and Kenneth A. Joyce; and Schedule A to Exhibit 10(aa) identifying other substantially identical agreements between Rurban Financial Corp. and certain executive officers of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 (File No. 0-13507) [Exhibit 10(aa)].

10(m)	Supplemental Severance Agreement, dated June 25, 2002, between Rurban Financial Corp. and Robert W. Constien; and Schedule A to Exhibit 10(bb) identifying other substantially identical agreements between Rurban Financial Corp. and certain executive officers of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 (File No. 0-13507) [Exhibit 10(bb)].

39

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

RURBAN FINANCIAL CORP.

	By:	/s/ JAMES E. ADAMS
Date: March 28, 2005		James E. Adams, Executive Vice President, Chief Financial Officer & Chief Accounting Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each undersigned officer and/or director of Rurban Financial Corp., an Ohio Company which is about to file with the Securities and Exchange Commission, Washington, D.C., under the provisions of the Securities Exchange Act of 1934, as amended, the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, hereby constitutes and appoints Kenneth A. Joyce and James E. Adams as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign both the Annual Report on Form 10-K and any and all amendments and documents related thereto, and to file the same, and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Date	Capacity
/s/ KENNETH A. JOYCE Kenneth A. Joyce	March 28, 2005	President, Chief Executive Officer, Principal Executive Officer and Director

/s/ THOMAS A. BUIS Thomas A. Buis	March 28, 2005	Director

/s/ THOMAS M. CALLAN Thomas M. Callan	March 28, 2005	Director

/s/ JOHN R. COMPO John R. Compo	March 28, 2005	Director

/s/ JOHN FAHL John Fahl	March 28, 2005	Director

/s/ ROBERT A. FAWCETT, JR. Robert A. Fawcett, Jr.	March 28, 2005	Director

40

Name	Date	Capacity
/s/ RICHARD L. HARDGROVE Richard L. Hardgrove	March 28, 2005	Director

/s/ ERIC C. HENCH Eric C. Hench	March 28, 2005	Director

/s/ RITA A. KISSNER Rita A. Kissner	March 28, 2005	Director

/s/ STEVEN D. VANDEMARK Steven D. VanDemark	March 28, 2005	Director

/s/ J. MICHAEL WALZ, D.D.S. J. Michael Walz, D.D.S	March 28, 2005	Director

Date: March 28, 2005

41

Rurban Financial Corp.

December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Rurban Financial Corp.

Defiance, Ohio

We have audited the accompanying consolidated balance sheets of Rurban Financial Corp. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rurban Financial Corp. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

February 11, 2005, except for Note 16 as to

which the date is February 18, 2005

Rurban Financial Corp.

Consolidated Balance Sheets

December 31

	2004	2003
Assets
Cash and due from banks	$10,617,766	$14,176,952
Federal funds sold	0	10,000,000

Cash and cash equivalents	10,617,766	24,176,952

Interest-bearing deposits	150,000	260,000
Available-for-sale securities	108,720,491	107,698,595
Loans held for sale	112,900	218,753
Loans, net of unearned income	264,480,789	284,104,311
Allowance for loan losses	(4,899,063)	(10,181,135)
Premises and equipment	7,740,442	6,950,090
Federal Reserve and Federal Home Loan Bank stock	2,793,000	2,744,900
Foreclosed assets held for sale, net	720,000	1,390,552
Interest receivable	1,984,452	2,000,732
Deferred income taxes	—	2,304,264
Goodwill	2,144,304	2,144,304
Core deposits and other intangibles	542,978	644,987
Purchased software	4,564,474	4,195,409
Cash value of life insurance	9,146,816	1,815,070
Other	6,529,397	4,844,088

Total assets	$415,348,746	$435,311,872

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$37,831,810	$46,084,861
Savings, interest checking and money market	87,795,630	96,721,318
Time	153,996,874	174,668,570

Total deposits	279,624,314	317,474,749

Short-term borrowings	11,559,151	3,923,754
Notes payable	3,079,656	10,327,599
Federal Home Loan Bank advances	56,000,000	39,000,000
Trust preferred securities	10,310,000	10,000,000
Interest payable	994,114	2,347,303
Deferred income taxes	523,111	—
Other liabilities	2,952,605	3,855,711

Total liabilities	365,042,951	386,929,116

Commitments and Contingent Liabilities

Stockholders’ Equity
Common stock, $2.50 stated value; authorized 10,000,000 shares; issued 4,575,702 shares; outstanding 2004—4,568,388 shares, 2003—4,565,879 shares	11,439,255	11,439,255
Additional paid-in capital	11,003,642	11,009,268
Retained earnings	28,943,736	26,209,444
Unearned employee stock ownership plan (ESOP) shares	—	(163,493)
Accumulated other comprehensive income (loss)	(803,189)	201,082
Treasury stock, at cost
Common; 2004—7,314 shares, 2003—9,823 shares	(277,649)	(312,800)

Total stockholders’ equity	50,305,795	48,382,756

Total liabilities and stockholders’ equity	$415,348,746	$435,311,872

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Income

Years Ended December 31

	2004	2003	2002
Interest Income
Loans
Taxable	$16,151,220	$24,305,358	$43,126,585
Tax-exempt	65,711	89,356	168,188
Securities
Taxable	3,567,819	2,805,614	4,781,105
Tax-exempt	164,541	172,063	219,713
Other	78,549	401,459	295,053

Total interest income	20,027,840	27,773,850	48,590,644

Interest Expense
Deposits	4,554,093	10,024,718	20,300,799
Notes payable	386,450	596,418	247,171
Federal funds purchased	13,896	—	267,344
Federal Home Loan Bank advances	1,877,284	2,276,439	2,923,090
Trust preferred securities	1,118,751	1,074,722	1,074,577

Total interest expense	7,950,474	13,972,297	24,812,981

Net Interest Income	12,077,366	13,801,553	23,777,663

Provision (Credit) for Loan Losses	(399,483)	1,202,000	27,530,583

Net Interest Income After Provision (Credit) for Loan Losses	12,476,849	12,599,553	(3,752,920)

Non-interest Income
Data service fees	10,478,245	8,971,632	7,815,589
Trust fees	3,042,297	2,602,270	2,468,159
Customer service fees	1,985,389	2,179,036	2,617,708
Net gains on loan sales	40,603	415,851	758,663
Net realized gains (losses) on sales of available-for-sale securities	241,008	23,632	(833,515)
Loan servicing fees	367,753	394,647	402,143
Gain on sale of branches	—	19,900,945	—
Other	535,336	199,343	550,521

Total non-interest income	16,690,631	34,687,356	13,779,268

Non-interest Expense
Salaries and employee benefits	$12,993,449	$13,428,366	$15,719,892
Net occupancy expense	981,700	1,183,569	1,349,537
Equipment expense	4,336,573	4,201,260	3,960,712
Data processing fees	371,153	435,700	492,534
Professional fees	2,252,677	4,171,758	3,129,592
Marketing expense	339,968	397,137	487,754
Printing and office supplies	423,030	472,193	755,814
Telephone and communications	637,528	716,227	792,168
Postage and delivery expense	347,494	540,339	625,173
Insurance expense	292,418	568,946	324,530
Employee expense	796,556	951,997	1,221,891
State, local and other taxes	591,142	617,036	780,515
Other	960,643	993,807	838,608

Total non-interest expense	25,324,331	28,678,335	30,478,720

Income Before Income Tax	3,843,149	18,608,574	(20,452,372)

Provision (Credit) for Income Taxes	1,108,857	6,303,342	(7,044,488)

Net Income (Loss)	$2,734,292	$12,305,232	$(13,407,884)

Basic Earnings (Loss) Per Share	$0.60	$2.71	$(2.95)

Diluted Earnings (Loss) Per Share	$0.60	$2.70	$(2.95)

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2002	11,439,255	$11,013,284	$28,499,026	$(512,146)	$721,851	$(331,938)	$50,829,332
Comprehensive income
Net loss			(13,407,884)				(13,407,884)
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect					(56,940)		(56,940)

Total comprehensive income							(13,464,824)

Dividends on common stock, $0.26 per share			(1,186,930)				(1,186,930)
Stock options exercised (1,208 treasury shares)		(3,551)				16,924	13,373
ESOP shares earned				191,381			191,381

Balance, December 31, 2002	11,439,255	11,009,733	13,904,212	(320,765)	664,911	(315,014)	36,382,332
Comprehensive income
Net income			12,305,232				12,305,232
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect					(463,829)		(463,829)

Total comprehensive income							11,841,403

Stock options exercised (158 treasury shares)		(465)				2,214	1,749
ESOP shares earned				157,272			157,272

Balance, December 31, 2003	11,439,255	11,009,268	26,209,444	(163,493)	201,082	(312,800)	48,382,756
Comprehensive income
Net income			2,734,292				2,734,292
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect					(1,004,271)		(1,004,271)

Total comprehensive income							1,730,021

Stock options exercised (2,509 treasury shares)		(5,626)				35,151	29,525
ESOP shares earned				163,493			163,493

Balance, December 31, 2004	11,439,255	$11,003,642	$28,943,736	$—	$(803,189)	$(277,649)	$50,305,795

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Cash Flows

Years Ended December 31

	2004	2003	2002
Operating Activities
Net income (loss)	$2,734,292	$12,305,232	$(13,407,884)
Items not requiring (providing) cash
Depreciation and amortization	2,492,661	2,310,122	2,277,322
Provision (credit) for loan losses	(399,483)	1,202,000	27,530,583
ESOP shares earned	163,493	157,272	191,381
Amortization of premiums and discounts on securities	469,148	1,049,838	1,963,325
Amortization of intangible assets	102,009	125,790	138,284
Deferred income taxes	3,344,719	3,083,200	(1,334,489)
Proceeds from sale of loans held for sale	5,709,084	39,124,752	37,748,464
Originations of loans held for sale	(5,562,628)	(38,927,654)	(36,549,810)
FHLB Stock Dividends	(93,400)	(120,400)	(141,100)
Gain from sale of loans	(40,603)	(415,851)	(758,663)
Gain on sale of branches	—	(19,900,945)	—
(Gain) loss on sale of foreclosed assets	(33,758)	248,951	—
Gain on sales of fixed assets	—	(79,084)	—
Net realized (gains) losses on available-for-sale securities	(241,008)	(23,632)	833,515
Changes in
Interest receivable	16,280	1,965,989	1,674,277
Other assets	(707,055)	3,218,909	(6,050,115)
Interest payable and other liabilities	(2,256,287)	237,820	1,060,233

Net cash provided by operating activities	5,697,464	5,562,309	15,175,323

Investing Activities
Net change in interest-bearing deposits	110,000	—	—
Purchases of available-for-sale securities	(88,396,063)	(133,540,054)	(134,355,439)
Proceeds from maturities of available-for-sale securities	62,537,668	121,586,538	53,890,402
Proceeds from sales of available-for-sale securities	23,086,736	17,634,708	81,916,528
Net change in loans	13,852,870	127,071,877	59,829,614
Purchase of premises and equipment	(3,652,078)	(2,851,908)	(6,910,438)
Proceeds from sales of premises and equipment	—	1,561,574	—
Purchase bank owned life insurance	(8,000,000)	—	—
Proceeds from sale of foreclosed assets	1,592,373	2,577,604	—
Purchase of Federal Home Loan and Federal Reserve Bank stock	(383,300)	—	(291,900)
Proceeds from sale of Federal Home Loan Bank stock	428,600	1,041,400	—
Proceeds from assumption of net liabilities in business acquisition	—	—	40,069,328
Payments for assumption of liabilities in branch sales	—	(74,680,022)	—

Net cash provided by investing activities	1,176,806	60,401,717	94,148,095

Financing Activities
Net increase (decrease) in demand deposits, money market, interest checking and savings accounts	$(17,178,739)	$33,380,843	$(43,508,229)
Net increase (decrease) in certificates of deposit	(20,671,696)	(121,226,188)	(23,096,882)
Net increase in securities sold under agreements to repurchase	135,397	3,923,754	—
Net increase (decrease) in federal funds purchased	7,500,000	—	(14,850,000)
Proceeds from Federal Home Loan Bank advances	66,500,000	10,000,000	5,000,000
Repayment of Federal Home Loan Bank advances	(49,500,000)	(18,850,000)	(11,425,069)
Proceeds from notes payable	1,219,863	10,097,881	6,000,000
Repayment of notes payable	(8,467,806)	(10,133,450)	—
Proceeds from stock options exercised	29,525	1,749	13,373
Dividends paid	—	—	(1,780,317)

Net cash used in financing activities	(20,433,456)	(92,805,411)	(83,647,124)

Increase (Decrease) in Cash and Cash Equivalents	(13,559,186)	(26,841,385)	25,676,294

Cash and Cash Equivalents, Beginning of Year	24,176,952	51,018,337	25,342,043

Cash and Cash Equivalents, End of Year	$10,617,766	$24,176,952	$51,018,337

Supplemental Cash Flows Information
Interest paid	$9,303,363	$14,596,442	$25,472,126
Income taxes paid (net of refunds)	$(717,666)	$(1,602,512)	$—
Note payable in lieu of cash as consideration in branch sale	$—	$4,363,168	$—
Transfer of loans to foreclosed assets	$888,063	$2,256,831	$—

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Rurban Financial Corp. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, The State Bank and Trust Company (“State Bank”), RFCBC, Inc. (“RFCBC”), Rurbanc Data Services, Inc. (“RDSI”), and Rurban Statutory Trust 1 (“RST”). State Bank owns all of the outstanding stock of Reliance Financial Services, N.A. (“RFS”) and Rurban Mortgage Company (“RMC”). State Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in northern Ohio. State Bank is subject to competition from other financial institutions. State Bank is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. RFCBC was primarily engaged in providing a full range of banking and financial services until September 2003, at which time banking powers were relinquished. RFCBC now operates as a loan subsidiary that continues to administer classified loans that were not included in the sale of branches in 2003. RDSI provides data processing services to financial institutions located in Ohio, Michigan, Indiana, and Missouri. Rurban Life provided credit life and disability insurance to customers. Rurban Life was liquidated in 2004. RFS offers a diversified array of trust and financial services to customers nationwide. RST is a trust which was organized in 2000 to manage the Company’s trust preferred securities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, State Bank, RFCBC, RDSI, RST, RFS and RMC. All significant intercompany accounts and transactions have been eliminated in consolidation. In December 2003, FASB issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the revisions to FIN 46, RST was deconsolidated as of March 31, 2004, with the Company accounting for its investment in RST as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Company had previously classified the trust preferred securities as debt, but eliminated its common stock investment as a result of the revisions to FIN 46.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses (and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans). In connection with the determination of the allowance for loan losses (and the valuation of foreclosed assets held for sale), management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents except for short-term U.S. Treasury securities which are classified as available-for-sale securities.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status not later than 90 days past due, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is probable. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as new information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration each of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, agricultural, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method for buildings and the declining balance method for equipment over the estimated useful lives of the assets.

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations related to foreclosed assets and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is tested for impairment annually. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value, if any, are not recognized in the financial statements.

Intangible Assets

Intangible assets are being amortized on an accelerated basis over weighted-average periods ranging from one to seven years. Such assets are periodically evaluated as to the recoverability of their carrying value. Purchased software is being amortized using the straight-line method over periods ranging from one to three years.

Treasury Stock

Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Stock Options

At December 31, 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 19. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In December 2004, FASB issued a revision to Statement No. 123. Statement No. 123®, “Share-Based Payment,” will provide investors and other users of financial statements with more complete and neutral financial

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

information by requiring that the compensation cost relating share-based payment transactions be recognized in the financial statements. The Company intends to apply the revised Statement in the quarterly financials in the third quarter of 2005. The impact of applying the new Statement has not yet been determined.

	2004	2003	2002
Net income (loss), as reported	$2,734,292	$12,305,232	$(13,407,884)
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(196,730)	(63,108)	(78,974)

Pro forma net income	$2,537,562	$12,242,124	$(13,486,858)

Earnings per share:
Basic—as reported	$0.60	$2.71	$(2.95)

Basic—pro forma	$0.56	$2.69	$(2.97)

Diluted—as reported	$0.60	$2.70	$(2.95)

Diluted—pro forma	$0.56	$2.69	$(2.97)

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiaries.

Earnings and Dividends Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares which have not vested have been excluded from the computation of average shares outstanding.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 financial statement presentation. These reclassifications had no effect on net income.

Note 2: Restriction on Cash and Due From Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2004, was $5,309,000.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 3: Securities

The amortized cost and approximate fair values of securities were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-Sale Securities:
December 31, 2004:
U.S. Treasury and government agencies	$64,483,532	$2,848	$(838,900)	$63,647,481
Mortgage-backed securities	40,703,975	64,949	(452,420)	40,316,504
State and political subdivision	4,691,938	97,459	(90,890)	4,698,506
Equity securities	8,000	—	—	8,000
Other securities	50,000	—	—	50,000

	$109,937,445	$165,256	$(1,382,210)	$108,720,491

December 31, 2003:
U.S. Treasury and government agencies	$43,867,812	$63,023	$(11,746)	$43,919,089
Mortgage-backed securities	59,237,791	339,412	(317,253)	59,259,950
State and political subdivision	4,202,856	232,199	(965)	4,434,090
Equity securities	35,466	—	—	35,466
Other securities	50,000	—	—	50,000

	$107,393,925	$634,634	$(329,964)	$107,698,595

The amortized cost and fair value of securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
Within one year	$15,047,876	$14,788,440
One to five years	6,806,732	6,821,467
Five to ten years	44,711,178	44,167,317
After ten years	2,667,687	2,626,763

Mortgage-backed securities	40,703,975	40,316,504

Totals	$109,937,445	$108,720,491

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $79,517,341 at December 31, 2004, and $71,606,721 at December 31, 2003.

Gross gains of $251,846, $42,051 and $1,117,251 and gross losses of $10,838, $18,419 and $1,950,766 resulting from sales of available-for-sale securities were realized for 2004, 2003 and 2002, respectively. The tax expense for net security gains (losses) for 2004, 2003 and 2002 was $82,000, $8,000 and $(283,000), respectively.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2004, was $93,092,272, which is approximately 86% of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Securities with unrealized losses at December 31, 2004 are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Securities:
U.S. Treasury and government agencies	$56,657,342	$(838,900)	$0	$0	$56,657,342	$(838,900)
Mortgage-backed securities	22,520,674	(239,195)	11,950,258	(213,225)	34,470,932	(452,420)
State and political subdivisions	1,963,998	(90,890)	0	0	1,963,998	(90,890)

	$81,142,014	$(1,168,985)	$11,950,258	$(213,225)	$93,092,272	$(1,382,210)

Securities with unrealized losses at December 31, 2003 are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Securities:
U.S. Treasury and government agencies	$3,370,349	$(11,746)	$0	$0	$3,370,349	$(11,746)
Mortgage-backed securities	33,512,674	(299,388)	1,726,820	(17,865)	35,239,494	(317,253)
State and political subdivisions	118,493	(965)	0	0	118,493	(965)

	$37,001,516	$(312,099)	$1,726,820	$(17,865)	$38,728,336	$(329,964)

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 4: Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2004	2003
Commercial	$58,498,557	$89,470,661
Commercial real estate	64,107,549	62,339,628
Agricultural	41,239,895	36,721,822
Residential real estate	63,828,237	46,717,917
Consumer	31,948,581	37,309,999
Leasing	5,127,639	11,774,730

Total loans	264,750,458	284,334,757
Less
Net deferred loan fees, premiums and discounts	(269,669)	(230,446)

Loans, net of unearned income	$264,480,789	$284,104,311

Allowance for loan losses	$(4,899,063)	$(10,181,135)

Activity in the allowance for loan losses was as follows:

	2004	2003	2002
Balance, beginning of year	$10,181,135	$17,693,841	$9,238,936
Amounts assumed in acquisition	—	—	1,427,000
Provision (credit) charged (credited) to expense	(399,483)	1,202,000	27,530,583
Recoveries	2,106,470	3,139,534	1,270,773
Losses charged off	(6,989,059)	(11,854,240)	(21,773,451)

Balance, end of year	$4,899,063	$10,181,135	$17,693,841

Individual loans determined to be impaired were as follows:

	2004	2003	2002
Year-end impaired loans with no allowance for loan losses allocated	$975,000	$153,000	$1,186,000
Year-end loans with allowance for loan losses allocated	10,411,000	19,685,000	13,736,000

Total impaired loans	$11,386,000	$19,838,000	$14,922,000

Amount of allowance allocated	$1,265,000	$5,651,000	$5,067,000
Average of impaired loans during the year	$14,313,000	$18,633,000	$17,340,000
Interest income recognized during impairment	$433,242	$1,186,762	$718,626
Cash-basis interest income recognized	$455,872	$153,000	$1,186,000

At December 31, 2004 and 2003, accruing loans delinquent 90 days or more totaled $11,000 and $0, respectively. Non-accruing loans at December 31, 2004 and 2003 were $13,384,000 and $18,352,000, respectively.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 5: Assets and Liabilities Held for Sale

On December 30, 2002, an agreement was signed to sell the branches of RFCBC which comprised the Citizens Savings Bank division. As of December 31, 2002, these branches had total loans of $63,536,309, total fixed assets (net of accumulated depreciation) of $909,205 and total deposits of $68,175,660. When this transaction was closed in March 2003, assets sold and liabilities transferred to the buyer included loans of approximately $57,200,000, fixed assets (net of accumulated depreciation) of approximately $869,000, and deposits of approximately $70,800,000. A net gain of $7,776,166 was recorded on this transaction.

On June 6, 2003 additional branches of RFCBC which comprised the Peoples Banking Company and First Bank of Ottawa divisions were sold. Assets sold and liabilities transferred to the buyer included loans of approximately $76,600,000, fixed assets (net of accumulated depreciation) of approximately $1,400,000 and deposits of approximately $166,200,000. A net gain of $12,124,779 was recorded on this transaction.

The Company does not maintain a separate statement of operations for each division.

Note 6: Premises and Equipment

Major classifications of premises and equipment stated at cost, were as follows:

	2004	2003
Land	$684,825	$695,625
Buildings and improvements	5,260,531	5,259,930
Equipment	8,599,360	7,584,816

	14,544,716	13,540,371
Less accumulated depreciation	(6,804,274)	(6,590,281)

Net premises and equipment	$7,740,442	$6,950,090

Note 7: Goodwill

During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standards No. 142. There was no material impact of the adoption on the financial statements.

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003, were:

	2004	2003	2002
Balance as of January 1	$2,144,304	$2,323,643	$179,339
Goodwill acquired during the year	—	—	2,144,304
Write down due to branch sales	—	(179,339)	—
Amortization	—	—	—

Balance as of December 31	$2,144,304	$2,144,304	$2,323,643

All goodwill is allocated to the banking segment of the business.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 8: Other Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2004 and 2003, were:

	2004		2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposits	$708,435	$(313,668)	$708,435	$(226,224)
Purchased software	7,984,840	(3,420,366)	6,578,979	(2,383,570)
Other	200,627	(52,416)	200,627	(37,851)

	$8,893,902	$(3,786,450)	$7,488,041	$(2,647,645)

Amortization expense for core deposits and other for the years ended December 31, 2004, 2003 and 2002, was $102,009, $125,790 and $138,285, respectively. Amortization expense for purchased software for the years ended December 31, 2004, 2003 and 2002 was $1,036,796, $850,754 and $598,129, respectively. Purchased software was reclassified in 2004 to intangible assets. Estimated amortization expense for each of the following five years is:

	Core Deposits And Other	Purchased Software
2005	$84,790	$1,130,039
2006	70,753	990,632
2007	59,370	916,358
2008	49,935	769,832
2009	43,349	513,193

Note 9: Interest-Bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $44,713,000 on December 31, 2004, and $54,858,000 on December 31, 2003. Certificates of deposit obtained from brokers totaled approximately $11,388,000 and $21,892,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time deposits were as follows:

2005	$93,389,709
2006	36,834,576
2007	20,851,868
2008	1,884,867
2009	832,886
Thereafter	202,967

$153,996,874

Of the $11.4 million in brokered deposits held at State Bank at December 31, 2004, $7.4 million mature within the next year.

Rurban Financial Corp.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 10: Short-Term Borrowings

	2004	2003
Federal funds purchased	$7,500,000	$—
Securities sold under repurchase agreements	4,059,151	3,923,754

Total short-term borrowings	$11,559,151	$3,923,754

Securities sold under agreements to repurchase consist of obligations of the Company to other parties and are used by the Company to facilitate cash management transactions with commercial customers. The obligations are secured by agency securities and such collateral is held by The Federal Home Loan Bank. The maximum amount of outstanding agreements at any month end during 2004 and 2003 totaled $5,014,000 and $5,765,000 and the monthly average of such agreements totaled $3,853,000 and $1,215,000. The agreements at December 31, 2004 and 2003, mature within one month.

Note 11: Notes Payable

Notes payable at December 31, include:

	2004	2003
Note payable in the amount of $9,000,000, secured by the common stock of RDSI and substantially all assets of RFCBC, principal payments of $300,000 quarterly together with interest at prime plus 2.5% (6.25% at December 31, 2004), maturing June 6, 2006	$2,000,000	$5,900,000

Note payable in the amount of $319,863, secured by equipment of RDSI, monthly payments of $6,272, interest at 6.5%, maturing September 14, 2009	$306,002	—

Note payable in the amount of $1,708,711, of which, 47.328% was sold to Farmers and Merchants Bank, secured by equipment and disk systems of RDSI, monthly payments of $33,504, interest at 6.5%, maturing September 14, 2009	$773,654	—

Revolving Credit Note payable in the amount of $750,000, secured by assigned contracts and receivables of RDSI, interest at prime plus .50%, maturing on April 1, 2005	—	—

Note payable in the amount of $4,363,168, secured by certain identified loans held by RFCBC, monthly principal payments equal to the greater of $100,000 or all payments received by RFCBC on collateralized loans, with interest at the lesser of prime plus 0.5% or 9%, (paid in 2004)	—	3,657,775

Note payable in the amount of $870,480, secured by equipment, monthly payments of $13,416, interest at 7.65%, (paid in 2004)	—	389,673

Note payable in the amount of $542,113, secured by equipment, monthly payments of $10,902, interest at 7.65%, (paid in 2004)	—	380,151

	$3,079,656	$10,327,599

Aggregate annual maturities of notes payable at December 31, 2004, are:

Debt
2005	$1,399,529
2006	1,013,937
2007	228,469
2008	243,913
2009	193,808

$3,079,656

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 12: Federal Home Loan Bank Advances

The Federal Home Loan Bank advances were secured by mortgage loans and investment securities totaling $92,053,907 at December 31, 2004. Advances, at interest rates from 2.32 to 6.25 percent, are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of Federal Home Loan Bank advances at December 31, 2004, are:

Debt
2005	$22,000,000
2006	5,000,000
2007	—
2008	5,000,000
2009	1,000,000
Thereafter	23,000,000

$56,000,000

Note 13: Trust Preferred Securities

On September 7, 2000, Rurban Statutory Trust 1 (“RST”), a wholly owned subsidiary of the Company, closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Capital Securities. The sole assets of RST are the junior subordinated debentures of the Company and payments thereunder. The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST under the Capital Securities. Distributions on the Capital Securities are payable semi-annually at the annual rate of 10.6% and are included in interest expense in the consolidated financial statements. These securities are considered Tier 1 capital (with certain limitations applicable) under current regulatory guidelines. As of December 31, 2004 and 2003, the outstanding principal balance of the Capital Securities was $10,000,000. In December 2003, FASB issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the revisions to FIN 46, RST was deconsolidated as of March 31, 2004, with the Company accounting for its investment in RST as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Company had previously classified the trust preferred securities as debt, but eliminated its common stock investment as a result of the revisions to FIN 46.

The junior subordinated debentures are subject to mandatory redemption, in whole or in part, upon repayment of the Capital Securities at maturity or their earlier redemption at the liquidation amount. Subject to the Company having received prior approval of the Federal Reserve, if then required, the Capital Securities are redeemable prior to the maturity date of September 7, 2030, at the option of the Company; on or after September 7, 2020 at par; or on or after September 7, 2010 at a premium, or upon occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 10 consecutive semi-annual periods.

The Company elected to defer the semi-annual distributions that would have been due on March 7, 2003, September 7, 2003 and March 7, 2004.

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

On September 3, 2004, the Company received permission from the Federal Reserve Bank and the Ohio Department of Financial Institutions to pay the previously accrued and deferred trust preferred interest on the Company’s junior subordinated debentures to the Trustee, and the Company subsequently paid such accrued and deferred trust preferred interest on September 7, 2004 in the amount of $2.2 million.

Note 14: Income Taxes

The provision (credit) for income taxes includes these components:

	2004	2003	2002
Taxes currently payable	$(2,235,862)	$3,220,142	$(5,709,999)
Deferred income taxes	3,344,719	3,083,200	(1,334,489)

Income tax expense (credit)	$1,108,857	$6,303,342	$(7,044,488)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2004	2003	2002
Computed at the statutory rate (34%)	$1,306,670	$6,326,915	$(6,953,806)
Increase (decrease) resulting from
Tax exempt interest	(72,091)	(78,962)	(115,581)
Nondeductible expenses	(125,722)	55,389	24,899

Actual tax expense (credit)	$1,108,857	$6,303,342	$(7,044,488)

The tax effects of temporary differences related to deferred taxes shown on the balance sheets are:

	2004	2003
Deferred tax assets
Allowance for loan losses	$1,313,891	$3,461,586
Mark to market adjustment	—	103,588
Accrued compensation and benefits	388,745	310,808
Net deferred loan fees	91,688	78,352
Unrealized losses on available-for-sale securities	413,756	(103,588)
Other	29,971	3,732

	2,238,051	3,958,066

Deferred tax liabilities
Depreciation	(1,742,905)	(1,210,450)
Mortgage servicing rights	(51,222)	(51,222)
Mark to market adjustment	(413,756)	—
Purchase accounting adjustments	(289,303)	(193,001)
Other	(263,976)	(95,541)
Unrealized gains on available-for-sale securities	—	(103,588)

	(2,761,162)	(1,653,802)

Net deferred tax asset (liability)	$(523,111)	$2,304,264

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 15: Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes are as follows:

	2004	2003	2002
Unrealized gains (losses) on securities available for sale	$(1,280,615)	$(679,139)	$(919,788)
Reclassification for realized amount included in income	(241,008)	(23,632)	833,515

Other comprehensive income (loss), before tax effect	(1,521,623)	(702,771)	(86,273)
Tax expense (benefit)	(517,352)	(238,942)	(29,333)

Other comprehensive income (loss)	$(1,004,271)	$(463,829)	$(56,940)

Note 16: Regulatory Matters

The Company and State Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and State Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and State Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and State Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification to the regulators categorized the State Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed State Bank’s status as well-capitalized.

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

The Company and State Bank’s actual capital amounts (in millions) and ratios are also presented in the following table. During 2003, RFCBC’s banking powers were relinquished.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk-Weighted Assets)
Consolidated	$61.9	22.0%	$22.5	8.0%	$—	N/A
State Bank	39.4	15.3	20.7	8.0	25.8	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	58.4	20.7	11.3	4.0	—	N/A
State Bank	36.3	14.0	10.3	4.0	15.5	6.0

Tier I Capital (to Average Assets)
Consolidated	58.4	14.2	16.5	4.0	—	N/A
State Bank	36.3	9.3	15.6	4.0	19.5	5.0
As of December 31, 2003
Total Capital (to Risk-Weighted Assets)
Consolidated	$59.2	19.7%	$24.1	8.0%	$—	N/A
State Bank	37.5	13.7	21.9	8.0	27.3	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	55.4	18.4	12.0	4.0	—	N/A
State Bank	34.1	12.5	10.9	4.0	16.4	6.0

Tier I Capital (to Average Assets)
Consolidated	55.4	12.8	17.4	4.0	—	N/A
State Bank	34.1	8.4	16.3	4.0	20.4	5.0

On July 9, 2002, the Company and State Bank announced they entered into a Written Agreement (Agreement) with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions on July 5, 2002. The Agreement was the result of an examination of State Bank as of December 31, 2001, which was conducted in March and April 2002.

State Bank and RFCBC were prohibited from paying dividends to Rurban without prior regulatory approval. Rurban was prohibited from paying Trust Preferred “dividends” and common stock dividends without prior regulatory approval.

On February 18, 2005, the Company received notice from the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions that approval was given effective as of February 17, 2005 for release of the Written Agreement entered into on July 5, 2002.

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 17: Related Party Transactions

Certain directors, executive officers and principal shareholders of the Company, including associates of such persons, are loan customers. A summary of the related party loan activity, for loans aggregating $60,000 or more to any one related party, follows for the years ended December 31, 2004 and 2003:

	2004	2003
Balance, January 1	$2,065,000	$7,535,000
New loans	7,277,000	4,781,000
Repayments	(7,205,000)	(7,889,000)
Other changes	1,822,000	(2,362,000)

Balance, December 31	$3,959,000	$2,065,000

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Deposits from related parties held by the Bank at December 31, 2004 and 2003 totaled $1,539,000 and $1,185,000, respectively.

Note 18: Employee Benefits

The Company has retirement savings 401(k) plans covering substantially all employees. Employees contributing up to 6% of their compensation receive a Company match of 50% of the employee’s contribution. Employee contributions are vested immediately and the Company’s matching contributions are fully vested after three years. Employer contributions charged to expense for 2004, 2003 and 2002 were $238,000, $258,000 and $285,000, respectively.

Also, the Company has deferred compensation agreements with certain active and retired officers. The agreements provide monthly payments for up to 15 years that equal 15% of average compensation prior to retirement or death. The charge to expense for the current agreements was $319,000, $145,000 and $164,000 for 2004, 2003 and 2002 respectively. In 2004 and 2003, previously accrued benefits under the agreements in the amount of $76,000 and $33,000, respectively, were reversed and credited to expense as a result of termination of certain officers. Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date, using a 6% discount factor.

Life insurance plans are provided for certain executive officers on a split-dollar basis. The Company is the owner of the split-dollar policies. The officers are entitled to a sum equal to two times either the employee’s annual salary at death, if actively employed, or final annual salary, if retired, less $50,000, not to exceed the employee’s portion of the death benefit. The Company is entitled to the portion of the death proceeds which equates to the cash surrender value less any loans on the policy and unpaid interest or cash withdrawals previously incurred by the Company. The employees have the right to designate a beneficiary(s) to receive their share of the proceeds payable upon death. The cash surrender value of these life insurance policies and life

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

insurance policies related to the Company’s supplemental retirement plan totaled approximately $1,861,391 less policy loans of $1,014,523 at December 31, 2004 and $2,826,745 less policy loans of $1,014,523 at December 31, 2003, and is included in other assets in the consolidated balance sheets.

The Company has a noncontributory employee stock ownership plan (“ESOP”) covering substantially all employees of the Company and its subsidiaries. Voluntary contributions are made by the Company to the plan. Each eligible employee is vested based upon years of service, including prior years of service. The Company’s contributions to the account of each employee become fully vested after three years of service.

During 1986, the ESOP acquired 103,368 shares of Company common stock at a weighted-average cost of $14.57 per share with funds provided by a loan from the Company. Accordingly, the $1,505,527 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan or distributed to participants and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.

ESOP expense for the years ended December 31, 2004, 2003 and 2002 was $430,000, $440,000 and $503,000, respectively.

	2004	2003
Allocated shares	580,740	664,086
Unearned shares	0	16,308

Total ESOP shares	580,740	680,394

Fair value of unearned shares at December 31	$0	$225,866

Note 19: Stock Option Plan

The Company has a fixed option plan under which the Company may grant options that vest over five years to selected employees for up to 522,921 shares of common stock. The exercise price of each option is equal the fair value of the Company’s stock on the date of grant. An option’s maximum term is ten years.

A summary of the status of the plan at December 31, 2004, 2003 and 2002, and changes during the years then ended is presented below:

	2004		2003		2002
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding beginning of year	183,584	$13.07	241,289	$13.02	326,732	$12.96
Granted	177,000	13.85	—		3,500	10.51
Exercised	(2,509)	11.77	(158)	11.07	(1,208)	11.07
Forfeited	(18,848)	13.52	(57,547)	12.89	(87,735)	12.85

Outstanding, end of year	339,227	13.46	183,584	13.07	241,289	13.02

Options exercisable, end of year	192,140	13.29	168,901	13.17	186,113	13.29

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

The fair value of options granted is estimated on the date of the grant using an option-pricing model with the following weighted-average assumptions:

	2004	2002
Dividend yields	0.00%	3.41%
Volatility factors of expected market price of common stock	24.52%	15.00%
Risk-free interest rates	1.24%	1.50%
Expected life of options	10 years	10 years
Weighted-average fair value of options granted during the year	$4.79	$0.92

The following table summarizes information about stock options under the plan outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$9.90 to $12.87	135,132	3.94 years	$12.31	126,660	$12.39
$13.30 to $14.00	176,788	8.92 years	$13.83	38,273	$13.80
$15.20 to $16.78	27,307	4.03 years	$16.77	27,207	$16.77

Note 20: Earnings Per Share

Earnings per share (EPS) are computed as follows:

	Year Ended December 31, 2004
	Income	Weighted- Average Shares	Per Share Amount
Basic earnings per share
Net loss available to common stockholders	$2,734,292	4,559,459	$0.60

Effect of dilutive securities
Stock options	—	12,680

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,734,292	4,572,139	$0.60

Options to purchase 197,558 common shares at $13.85 to $16.78 per share were outstanding at December 31, 2004, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

	Year Ended December 31, 2003
	Income	Weighted- Average Shares	Per Share Amount
Basic earnings per share
Net loss available to common stockholders	$12,305,232	4,545,320	$2.71

Effect of dilutive securities
Stock options	—	6,829

Diluted earnings per share
Income available to common stockholders and assumed conversions	$12,305,232	4,552,149	$2.70

Options to purchase 29,778 common shares at $15.20 to $16.78 per share were outstanding at December 31, 2003, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

	Year Ended December 31, 2002
	Income	Weighted- Average Shares	Per Share Amount
Basic earnings per share
Net loss available to common stockholders	$(13,407,884)	4,539,720	$(2.95)

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders and assumed conversions	$(13,407,884)	4,539,720	$(2.95)

Options to purchase 241,289 common shares at $9.90 to $16.78 per share were outstanding at December 31, 2002, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 21: Leases

The Company’s subsidiary, RDSI, has several noncancellable operating leases for business use, that expire over the next ten years. These leases generally contain renewal options for periods of five years and require the lessee to pay all executory costs such as taxes, maintenance and insurance. Rental expense for these leases were $126,600, $99,600 and $99,600 for the years ended December 31, 2004, 2003 and 2002, respectively.

Future minimum lease payments under operating leases are:

2005	$261,600
2006	261,600
2007	261,600
2008	261,600
2009	261,600
Thereafter	1,306,200

Total minimum lease payments	$2,614,200

Note 22: Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$10,617,766	$10,618,000	$24,176,952	$24,177,000
Interest-bearing deposits	150,000	150,000	260,000	260,000
Available-for-sale securities	108,720,491	108,720,000	107,698,595	107,699,000
Loans including loans held for sale, net	259,694,626	259,181,000	274,141,929	276,010,000
Stock in FRB and FHLB	2,793,000	2,793,000	2,744,900	2,745,000
Cash surrender value of life insurance	9,146,816	9,147,000	1,815,070	1,815,000
Interest receivable	1,984,452	1,984,000	2,000,732	2,001,000

Financial liabilities
Deposits including deposits held for sale	$279,624,314	$277,954,000	$317,474,749	$318,351,000
Securities sold under agreements to repurchase	4,059,151	4,059,000	3,923,754	3,924,000
Federal funds purchased	7,500,000	7,500,000	0	0
Note payable	3,079,656	3,080,000	10,327,599	10,328,000
FHLB advances	56,000,000	58,231,000	39,000,000	43,077,000
Trust preferred securities	10,310,000	11,298,000	10,000,000	11,285,000
Interest payable	994,114	994,000	2,347,303	2,347,000

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2004 and 2003. The estimated fair value for cash and cash equivalents, interest-bearing deposits, FRB and FHLB stock, cash surrender value of life insurance, accrued interest receivable, demand deposits, savings accounts, interest checking accounts, certain money market deposits, short-term borrowings and interest payable is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans receivable, including loans held for sale, net, is based on estimates of the rate State Bank would charge for similar loans at December 31, 2004 and 2003 applied for the time period until the loans are assumed to reprice or be paid. The estimated fair value for fixed-maturity time deposits as well as borrowings is based on estimates of the rate State Bank would pay on such liabilities at December 31, 2004 and 2003, applied for the time period until maturity. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The estimated fair value for other financial instruments and off-balance sheet loan commitments approximate cost at December 31, 2004 and 2003 and are not considered significant to this presentation.

Note 23: Commitments and Credit Risk

State Bank grants commercial, agribusiness, consumer and residential loans to customers throughout the state. Although State Bank has a diversified loan portfolio, agricultural loans comprised approximately 16% and 13% of the portfolio as of December 31, 2004 and 2003, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Letters of credit are conditional commitments issued by State Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

	2004	2003
Loan commitments and unused lines of credit	$49,242,000	$53,431,000
Standby letters of credit	—	—
Commercial letters of credit	392,000	436,000

	$49,634,000	$53,867,000

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

State Bank had federal funds sold to LaSalle Bank, N.A. in the amount of $0 at December 31, 2004 and $10,000,000 at December 31, 2003. From time to time certain due from bank accounts are in excess of federally insured limits.

There are various contingent liabilities that are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s consolidated financial condition or results of operations.

Salary continuation agreements with certain executive officers contain provisions regarding certain events leading to separation from the Company, before the executive officer’s normal retirement date, which could result in cash payments in excess of amounts accrued.

Note 24: Future Change in Accounting Principle

The Financial Accounting Standards Board recently issued Statement No. 123(R) “Share-Based Payment,” which requires the compensation cost relating to share-based payment transactions be recognized in financial statements. The Company expects to first apply the new statement during its fiscal year ending December 31, 2005. The impact of applying the new statement has not been determined.

Note 25: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	2004	2003
Assets
Cash and cash equivalents	$326,775	$699,797
Investment in common stock of banking subsidiaries	53,846,585	54,555,584
Investment in nonbanking subsidiaries	5,776,392	4,880,073
Other assets	1,500,072	440,783

Total assets	$61,449,824	$60,576,237

Liabilities
Trust preferred securities	$10,000,000	$10,000,000
Notes payable	—	—
Borrowings from nonbanking subsidiaries	310,000	310,000
Other liabilities	834,029	1,883,481

Total liabilities	11,144,029	12,193,481

Stockholders’ Equity	50,305,795	48,382,756

Total liabilities and stockholders’ equity	$61,449,824	$60,576,237

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Condensed Statements of Income

	2004	2003	2002
Income
Interest income	$1,875	$2,014	$114,566
Dividends from subsidiaries
Banking subsidiaries	2,185,720	5,169,456	—
Nonbanking subsidiaries	995,043	1,150,000	1,825,000

Total	3,180,763	6,319,456	1,825,000
Other income	1,128,316	2,496,981	5,356,332

Total income	4,310,954	8,818,451	7,295,898

Expenses
Interest expense	1,155,729	1,263,741	1,292,416
Other expenses	2,206,457	3,176,605	7,381,220

Total expenses	3,362,186	4,440,346	8,673,636

Income (Loss) Before Income Tax and Equity in Undistributed Income of Subsidiaries	948,768	4,378,105	(1,377,738)

Income Tax Expense (Benefit)	(757,526)	(660,060)	(1,088,931)

Income (Loss) Before Equity in Undistributed Income of Subsidiaries	1,706,294	5,038,165	(288,807)

Equity in Undistributed (Excess Distributed) Income of Subsidiaries
Banking subsidiaries	131,679	6,901,065	(12,827,147)
Nonbanking subsidiaries	896,319	366,002	(291,930)

Total	1,027,998	7,267,067	(13,119,077)

Net Income (Loss)	$2,734,292	$12,305,232	$(13,407,884)

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Condensed Statements of Cash Flows

	2004	2003	2002
Operating Activities
Net income	$2,734,292	$12,305,232	$(13,407,884)
Items not requiring (providing) cash Equity in (undistributed) excess distributed net income of subsidiaries	(1,027,998)	(7,267,067)	13,119,077
Other assets	(1,059,391)	220,878	613,504
Other liabilities	(1,049,450)	1,283,113	(3,310,134)

Net cash provided by (used in) operating activities	(402,547)	6,542,156	(2,985,437)

Investing Activities
Investment in banking subsidiaries	—	—	(7,500,000)
Repayment of note payable	—	(6,000,000)	—
Proceeds from note payable	—	—	6,000,000
Repayment of loans to banking subsidiaries	—	—	600,000

Net cash provided by (used in) investing activities	—	(6,000,000)	(900,000)

Financing Activities
Cash dividends paid	—	—	(1,186,930)
Proceeds from exercise of stock options	29,525	1,749	13,373

Net cash provided by (used in) financing activities	29,525	1,749	(1,173,557)

Net Change in Cash and Cash Equivalents	(373,022)	543,905	(5,058,994)

Cash and Cash Equivalents at Beginning of Year	699,797	155,892	5,214,886

Cash and Cash Equivalents at End of Year	$326,775	$699,797	$155,892

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 26: Segment Information

The reportable segments are determined by the products and services offered, primarily distinguished between banking and data processing operations. Loans, investments, deposits and financial services provide the revenues in the banking segment and include the accounts of State Bank and RFCBC. Service fees provide the revenues in the data processing operation and include the accounts of RDSI. Other segments include the accounts of the holding company, Rurban Financial Corp., which provides management services to its subsidiaries and RFS, which provides trust and financial services to customers nationwide and Rurban Life, which provides insurance products to customers of the Company’s subsidiary banks.

The accounting policies used are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using net interest income, other revenue, operating expense and net income. Goodwill is allocated. Income taxes and indirect expenses are allocated on revenue. Transactions among segments are made at fair value. The holding company allocates certain expenses to other segments. Information reported internally for performance assessment follows.

2004	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
Income Statement Information:
Net interest income (expense)	$13,427,694	$(217,829)	$(1,120,559)	$12,089,306	$(11,940)	$12,077,366
Other revenue-external customers	3,169,122	10,478,245	3,031,324	16,678,691	11,940	16,690,631
Other revenue-other segments	—	1,314,942	1,995,973	3,310,915	(3,310,915)	—

Net interest income and other revenue	16,596,816	11,575,358	3,906,738	32,078,912	(3,310,915)	28,767,997
Noninterest expense	15,258,307	8,965,124	4,441,815	28,635,246	(3,310,915)	25,324,331
Significant noncash items:
Depreciation and amortization	534,415	1,857,524	100,722	2,492,661	—	2,492,661
Provision for loan losses	(399,483)	—	—	(399,483)	—	(399,483)
Income tax expense	919,192	688,498	(498,833)	1,108,857	—	1,108,857
Segment profit	1,742,705	1,921,737	(930,150)	2,734,292	—	2,734,292

Balance sheet information:
Total assets	407,831,742	10,974,521	4,030,214	422,836,477	(7,487,731)	415,348,746
Goodwill and intangibles	2,687,282	—	—	2,687,282	—	2,687,282
Premises and equipment expenditures	415,402	3,098,388	138,288	3,652,078	—	3,652,078

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

2003	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
Income Statement Information:
Net interest income (expense)	$15,293,092	$(286,906)	$(1,204,633)	$13,801,553	$—	$13,801,553
Other revenue-external customers	23,047,951	8,971,632	2,667,773	34,687,356	—	34,687,356
Other revenue-other segments	—	1,580,426	3,249,904	4,830,330	(4,830,330)	—

Net interest income and other revenue	38,341,043	10,265,152	4,713,044	53,319,239	(4,830,330)	48,488,909
Noninterest expense	20,308,343	7,986,031	5,214,291	33,508,665	(4,830,330)	28,678,335
Significant noncash items:
Depreciation and amortization	585,735	1,592,380	132,007	2,310,122	—	2,310,122
Provision for loan losses	1,202,000	—	—	1,202,000	—	1,202,000
Income tax expense	5,968,819	774,902	(440,379)	6,303,342	—	6,303,342
Segment profit	11,655,187	1,504,220	(854,175)	12,305,232	—	12,305,232

Balance sheet information:
Total assets	435,203,288	8,434,735	3,577,550	447,215,573	(11,903,701)	435,311,872
Goodwill and intangibles	2,789,291	—	—	2,789,291	—	2,789,291
Premises and equipment expenditures	529,051	2,252,992	69,865	2,851,908	—	2,851,908

2002	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
Income Statement Information:
Net interest income (expense)	$25,035,177	$(150,430)	$(1,107,084)	$23,777,663	$—	$23,777,663
Other revenue-external customers	3,362,235	7,815,589	2,601,444	13,779,268	—	13,779,268
Other revenue-other segments	—	1,790,381	5,439,203	7,229,584	(7,229,584)	—

Net interest income and other revenue	28,397,412	9,455,540	6,933,563	44,786,515	(7,229,584)	37,556,931
Noninterest expense	20,583,831	7,163,698	9,960,774	37,708,303	(7,229,584)	30,478,719
Significant noncash items:
Depreciation and amortization	1,009,168	1,211,934	194,504	2,415,606	—	2,415,606
Provision for loan losses	27,530,583	—	—	27,530,583	—	27,530,583
Income tax expense	(6,794,462)	779,226	(1,029,252)	(7,044,488)	—	(7,044,488)
Segment profit (loss)	(12,922,539)	1,512,615	(1,997,960)	(13,407,884)	—	(13,407,884)

Balance sheet information:
Total assests	732,635,201	9,143,898	2,810,052	744,589,151	(2,272,473)	742,316,679
Goodwill and intangibles	3,094,419	—	—	3,094,419	—	3,094,419
Premises and equipment expenditures, net	2,705,525	3,964,064	240,849	6,910,438	—	6,910,438

(Continued)

RURBAN FINANCIAL CORP. AND SUBSIDIARIES

Note 27: Quarterly Financial Information (Unaudited)

The following tables summarize selected quarterly results of operations for 2004 and 2003.

December 31, 2004	March	June	September	December
Interest income	$5,113,877	$4,849,118	$5,063,851	$5,000,994
Interest expense	2,129,697	1,939,239	1,909,352	1,972,186
Net interest income	2,984,180	2,909,879	3,154,499	3,028,808
Provision for loan losses	150,000	(340,000)	319,517	(529,000)
Noninterest income	4,335,014	4,082,884	4,080,007	4,192,724
Noninterest expense	6,289,199	6,564,712	5,910,528	6,559,892
Income tax expense	267,973	59,008	305,819	476,055
Net income	612,022	709,043	698,642	714,585

Earnings per share
Basic	0.13	0.16	0.15	0.16
Diluted	0.13	0.16	0.15	0.16

Dividends per share	—	—	—	—

December 31, 2003	March	June	September	December
Interest income	$9,742,449	$7,224,646	$5,483,277	$5,323,478
Interest expense	4,852,066	3,904,814	2,778,633	2,436,785
Net interest income	4,890,383	3,319,832	2,704,644	2,886,693
Provision for loan losses	962,000	300,000	—	(60,000)
Noninterest income	11,763,405	15,671,394	3,583,966	3,668,591
Noninterest expense	7,669,485	8,853,374	6,011,061	6,144,415
Income tax expense	2,722,672	3,358,451	77,754	144,464
Net income	5,299,631	6,479,401	199,795	326,405

Earnings per share
Basic	1.17	1.42	.04	.07
Diluted	1.17	1.42	.04	.07

Dividends per share	—	—	—	—

Noninterest income was higher during the first and second quarters of 2003 as a result of the branch sales.

During the second and fourth quarters of 2004 a reduction to the provisions for loan losses were recorded as a result from the continued improvement in credit quality.

(Continued)

RURBAN FINANCIAL CORP.

ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2004

INDEX TO EXHIBITS

Exhibit No.	Description	Location
2	Branch Purchase and Assumption Agreement dated as of March 15, 2005 between Liberty Savings Bank, FSB and State Bank and Trust Company	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 2]

3(a)	Amended Articles of Registrant, as amended	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (File No. 0-13507) [Exhibit 3(a)(i)].

3(b)	Certificate of Amendment to the Amended Articles of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-13507) [Exhibit 3(b)].

3(c)	Certificate of Amendment to the Amended Articles of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507) [Exhibit 3(c)].

3(d)	Amended and Restated Articles of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507) [Exhibit 3(d)].

3(e)	Regulations of Registrant, as amended	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1986 (File No. 0-13507) [Exhibit 3(b)].

10(a)	Executive Salary Continuation Agreement, dated December 3, 2001, between Rurban Financial Corp. and Kenneth A. Joyce; and Amended Schedule A to Exhibit 10(s) identifying other identical Executive Salary Continuation Agreements between executive officers of Rurban Financial Corp. and Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(s)].

10(b)	Split-Dollar Dollar Insurance Agreement, dated April 3, 2002, between Robert Constien and Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(t)].

10(c)	Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-13507) [Exhibit 10(u)].

Exhibit No.	Description	Location
10(d)	Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-13507) [Exhibit 10(v)].

10(e)	Form of Non-Qualified Stock Option Agreement with Five-Year Vesting under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507) [Exhibit 10(w)].

10(f)	Form of Non-Qualified Stock Option Agreement with Vesting After One Year of Employment under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(a)]

10(g)	Form of Incentive Stock Option Agreement with Five-Year Vesting under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-13507) [Exhibit 10(x)].

10(h)	Form of Incentive Stock Option Agreement with Vesting After One Year of Employment under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(c)]

10(i)	Form of Stock Appreciation Rights under Rurban Financial Corp. Stock Option Plan	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 21, 2005 (File No. 0-13507) [Exhibit 10(b)]

10(j)	Employees’ Stock Ownership and Savings Plan of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-13507) [Exhibit 10(y)].

10(k)	Rurban Financial Corp. Employee Stock Purchase Plan	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-13507) [Exhibit 10(z)].

10(l)	Change in Control Agreement, dated March 14, 2001, between Rurban Financial Corp. and Kenneth A. Joyce; and Schedule A to Exhibit 10(aa) identifying other substantially identical agreements between Rurban Financial Corp. and certain executive officers of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 (File No. 0-13507) [Exhibit 10(aa)].

10(m)	Supplemental Severance Agreement, dated June 25, 2002, between Rurban Financial Corp. and Robert W. Constien; and Schedule A to Exhibit 10(bb) identifying other substantially identical agreements between Rurban Financial Corp. and certain executive officers of Rurban Financial Corp.	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 (File No. 0-13507) [Exhibit 10(bb)].

Exhibit No.	Description	Location
11	Statement re: Computation of Per Share Earnings	Included in Note 1 of the Notes to Consolidated Financial Statements of Registrant in the financial statements portion of this Annual Report on Form 10-K.

21	Subsidiaries of Registrant	Included in this Annual Report on Form 10-K as Exhibit 21.

23.1	Consent of BKD, LLP	Included in this Annual Report on Form 10-K as Exhibit 23.1.

31.1	Rule 13a-14(a)/15d-14(a) Certification—Principal Executive Officer	Included in this Annual Report on Form 10-K as Exhibit 31.1.

31.2	Rule 13a-14(a)/15d-14(a) Certification—Principal Financial Officer	Included in this Annual Report on Form 10-K as Exhibit 31.2.

32.1	Section 1350 Certification—Principal Executive Officer and Principal Financial Officer	Included in this Annual Report on Form 10-K as Exhibit 32.1.

99(a)	Report of Written Agreement	Incorporated herein by reference to the Company’s Form 8-K filed July 11, 2002 (File No. 0-13507) [Exhibit 99(b)].

99(b)	Termination of Written Agreement	Incorporated herein by reference to the Company’s Form 8-K filed February 22, 2005 (File No. 0-13507) [Exhibit 99]

Exhibit 21

List of Subsidiaries

Name	State of Incorporation
The State Bank and Trust Company	Ohio
RFCBC, Inc.	Ohio
Reliance Financial Services, N.A.*	Nationally Chartered Trust Company
Rurban Mortgage Company*	Ohio
Rurbanc Data Services, Inc.	Ohio
Rurban Statutory Trust 1	Declaration of Trust—State of Connecticut

*	Reliance Financial Services, N.A. and Rurban Mortgage Company are wholly-owned subsidiaries of The State Bank and Trust Company.

Exhibit 23.1

We consent to the incorporation by reference and use of our report dated February 11, 2005, except for Note 16 as to which the date is February 18, 2005, on the consolidated financial statements of Rurban Financial Corp. and Subsidiaries, which appears in Rurban Financial Corp.’s Form 10-K for the year ended December 31, 2004, in Rurban Financial Corp.’s Registration Statement on Form S-8 (SEC Registration No. 333-46989), filed February 27, 1998, pertaining to the Rurban Financial Corp. Stock Option Plan.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio

March 28, 2005

Exhibit 31.1

CERTIFICATION

I, Kenneth A, Joyce, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Rurban Financial Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that has occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: March 28, 2005	By:	/s/ KENNETH A. JOYCE
Kenneth A. Joyce
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, James E. Adams, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Rurban Financial Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that has occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: March 28, 2005	By:	/s/ JAMES E. ADAMS
James E. Adams Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Exhibit 32.1

Section 1350 Certification

In connection with the Annual Report of Rurban Financial Corp. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned Kenneth A. Joyce, President and Chief Executive Officer of the Company, and James E. Adams, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of the Company, each certify, pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of their knowledge:

(1) The Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ KENNETH A. JOYCE	/s/ JAMES E. ADAMS
Kenneth A. Joyce, President and Chief Executive Officer	James E. Adams Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Dated: March 28, 2005	Dated: March 28, 2005

*	This certification is being furnished as required by Rule 13a-14)b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code, and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

ANNEX E

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number 0-13507

RURBAN FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	34-1395608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices)

(Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

None

(Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act)    Yes  ☐    No  ☒

The number of common shares of Rurban Financial Corp. outstanding was 4,571,317 on August 1, 2005.

RURBAN FINANCIAL CORP.

FORM 10-Q

2

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

The interim condensed consolidated financial statements of Rurban Financial Corp. (“Rurban” or the “Company”) are unaudited; however, the information contained herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of financial condition and results of operations for the interim periods presented. All adjustments reflected in these financial statements are of a normal recurring nature in accordance with Rule 10-01(b)(8) of Regulation S-X. Results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of results for the complete year.

3

Rurban Financial Corp.

Condensed Consolidated Balance Sheets

June 30, 2005, December 31, 2004 and June 30, 2004

	June 30, 2005	December 31, 2004	June 30, 2004
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$7,893,845	$10,617,766	$13,171,717
Federal funds sold	23,200,000	—	3,000,000

Cash and cash equivalents	31,093,845	10,617,766	16,171,717
Interest-bearing deposits	150,000	150,000	250,000
Available-for-sale securities	108,719,426	108,720,491	98,097,284
Loans held for sale	350,800	112,900	—
Loans, net of unearned income	271,827,036	264,480,789	270,692,050
Allowance for loan losses	(5,210,464)	(4,899,063)	(6,922,995)
Premises and equipment	9,405,152	7,740,442	6,884,088
Purchased software	4,378,941	4,564,474	3,960,466
Federal Reserve and Federal Home Loan Bank stock	2,846,600	2,793,000	2,789,700
Foreclosed assets held for sale, net	2,287,981	720,000	405,000
Interest receivable	2,094,732	1,984,452	1,881,886
Deferred income taxes	—	—	3,114,552
Goodwill	6,506,320	2,144,304	2,144,304
Core deposits and other intangibles	1,068,890	542,978	593,005
Cash value of life insurance	9,287,891	9,146,816	10,005,213
Other	6,240,743	6,529,397	4,959,292

Total assets	$451,047,893	$415,348,746	$415,025,562

Liabilities
Deposits
Demand	$41,422,203	$37,831,810	$33,300,989
Savings, interest checking and money market	108,232,569	87,795,630	94,934,794
Time	190,750,003	153,996,874	162,755,279

Total deposits	340,404,775	279,624,314	290,991,062
Notes payable	2,405,527	3,079,656	3,050,037
Federal Home Loan Bank advances	38,000,000	56,000,000	54,000,000
Federal funds purchased	—	7,500,000	—
Retail repurchase agreements	4,623,964	4,059,151	3,115,032
Trust preferred securities	10,310,000	10,310,000	10,310,000
Interest payable	1,115,358	994,114	2,708,568
Deferred income taxes	274,597	523,111	—
Other liabilities	3,314,136	2,952,605	2,623,647

Total liabilities	400,448,357	365,042,951	366,798,346

Commitments and Contingent Liabilities

Stockholders’ Equity
Common stock, $2.50 stated value; authorized 10,000,000 shares; issued 4,575,702; outstanding June 30, 2005—4,571,317, December 31, 2004—4,568,388 and June 30, 2004—4,567,296 shares	11,439,255	11,439,255	11,439,255
Additional paid-in capital	10,999,484	11,003,642	11,007,086
Retained earnings	29,011,619	28,943,736	27,530,508
Unearned employee stock ownership plan (ESOP) shares	—	—	(84,857)
Accumulated other comprehensive income	(613,926)	(803,189)	(1,371,828)
Treasury stock, at cost

Common; June 30, 2005—7,214, December 31, 2004—7,314 and June 30, 2004—8,406 shares	(236,896)	(277,649)	(292,948)

Total stockholders’ equity	50,599,536	50,305,795	48,227,216

Total liabilities and stockholders’ equity	$451,047,893	$415,348,746	$415,025,562

See notes to condensed consolidated financial statements (unaudited)

Note:	The balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date.

4

Rurban Financial Corp.

Condensed Consolidated Statements of Operations (Unaudited)

Three Months Ended

	June 30, 2005	June 30, 2004
Interest Income
Loans
Taxable	$3,997,200	$3,920,218
Tax-exempt	14,823	16,580
Securities
Taxable	984,949	862,159
Tax-exempt	52,173	39,171
Other	83,959	10,990

Total interest income	5,133,104	4,849,118

Interest Expense
Deposits	1,293,323	1,151,545
Other borrowings	66,929	74,846
Retail repurchase agreements	18,806	6,600
Federal Home Loan Bank advances	554,324	429,997
Trust preferred securities	272,402	276,251

Total interest expense	2,205,784	1,939,239

Net Interest Income	2,927,320	2,909,879

Provision (Credit) for Loan Losses	352,000	(340,000)

Net Interest Income After Provision (Credit) for Loan Losses	2,575,320	3,249,879

Non-interest Income
Data service fees	2,872,763	2,425,862
Trust fees	779,047	732,459
Customer service fees	446,286	505,340
Net gains on loan sales	9,278	9,919
Net realized gains on sales of available-for-sale securities	—	62,887
Loan servicing fees	79,297	97,266
Gain on sale of assets	56,034	96,746
Other	175,981	152,405

Total non-interest income	4,418,686	4,082,884

Non-interest Expense
Salaries and employee benefits	$3,501,021	$3,295,728
Net occupancy expense	294,243	235,279
Equipment expense	1,283,692	1,020,485
Data processing fees	113,499	68,023
Professional fees	710,539	677,428
Marketing expense	83,254	74,571
Printing and office supplies	130,591	107,863
Telephone and communications	164,134	166,643
Postage and delivery expense	83,975	85,811
State, local and other taxes	88,825	211,502
Employee expense	265,459	231,049
Other	525,708	390,330

Total non-interest expense	7,244,940	6,564,712

Income (Loss) Before Income Tax	(250,934)	768,051

Provision (Benefit) for Income Taxes	(137,232)	59,008

Net Income (Loss)	$(113,702)	$709,043

Basic Earnings (Loss) Per Share	$(0.02)	$0.16

Diluted Earnings (Loss) Per Share	$(0.02)	$0.16

Dividends Declared Per Share	$0.05	$—

See notes to condensed consolidated financial statements (unaudited)

5

Rurban Financial Corp.

Condensed Consolidated Statements of Operations (Unaudited)

Six Months Ended

	June 30, 2005	June 30, 2004
Interest Income
Loans
Taxable	$7,911,166	$8,161,530
Tax-exempt	30,329	35,226
Securities
Taxable	2,039,407	1,644,681
Tax-exempt	94,198	80,493
Other	102,217	41,065

Total interest income	10,177,317	9,962,995

Interest Expense
Deposits	2,396,744	2,430,576
Other borrowings	137,204	233,204
Retail repurchase agreements	36,453	15,095
Federal Home Loan Bank advances	1,140,876	837,560
Trust preferred securities	541,810	552,501

Total interest expense	4,253,087	4,068,936

Net Interest Income	5,924,230	5,894,059

Provision (Credit) for Loan Losses	352,000	(190,000)

Net Interest Income After Provision (Credit) for Loan Losses	5,572,230	6,084,059

Non-interest Income
Data service fees	5,828,468	5,117,100
Trust fees	1,583,540	1,575,989
Customer service fees	883,002	1,019,186
Net gains on loan sales	17,348	20,047
Net realized gains (losses) on sales of available-for-sale securities	(8,750)	123,962
Loan servicing fees	146,140	194,031
Gain on sale of assets	17,076	78,331
Other	362,386	289,253

Total non-interest income	8,829,210	8,417,899

Non-interest Expense
Salaries and employee benefits	$6,732,345	$6,550,896
Net occupancy expense	584,398	486,705
Equipment expense	2,536,791	2,059,578
Data processing fees	204,697	208,547
Professional fees	1,229,070	1,145,947
Marketing expense	163,971	178,781
Printing and office supplies	281,833	253,639
Telephone and communications	313,937	312,469
Postage and delivery expense	158,027	176,400
State, local and other taxes	233,353	414,601
Employee expense	501,530	388,229
Other	824,888	678,119

Total non-interest expense	13,764,840	12,853,911

Income Before Income Tax	636,600	1,648,047

Provision for Income Taxes	111,838	326,982

Net Income	$524,762	$1,321,065

Basic Earnings Per Share	$0.11	$0.29

Diluted Earnings Per Share	$0.11	$0.29

Dividends Declared Per Share	$0.10	$—

See notes to condensed consolidated financial statements (unaudited)

6

Rurban Financial Corp.

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Balance at beginning of period	$49,776,761	$49,273,631	$50,305,795	$48,382,756
Net Income (Loss)	(113,702)	709,043	524,762	1,321,065
Other comprehensive income (loss):
Net change in unrealized gains (losses) on securities available for sale, net	1,129,671	(1,794,775)	189,266	(1,572,911)

Total comprehensive income (loss)	1,015,969	(1,085,732)	714,028	(251,846)
Cash dividend	(228,456)	—	(456,882)	—
Stock options exercised	35,262	—	36,595	17,670
Paydown of ESOP loan	—	39,318	—	78,636

Balance at end of period	$50,599,536	$48,227,216	$50,599,536	$48,227,216

See notes to condensed consolidated financial statements (unaudited)

7

Rurban Financial Corp.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended

	June 30, 2005	June 30, 2004
Operating Activities
Net income	$524,762	$1,321,065
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,496,096	1,135,419
Provision for loan losses	352,000	(190,000)
ESOP shares earned	—	78,636
Amortization of premiums and discounts on securities	63,769	408,952
Amortization of intangible assets	43,088	51,982
Deferred income taxes	(346,014)	—
Proceeds from sale of loans held for sale	1,486,148	2,785,746
Originations of loans held for sale	(1,706,700)	(2,765,699)
Gain from sale of loans	(17,348)	(20,047)
Gain on sales of foreclosed assets	(7,296)	(96,746)
FHLB Stock Dividends	(53,600)	(44,800)
Gain on sales of premises and equipment	(9,780)	—
Net realized (gains) losses on available-for-sale securities	8,750	(123,962)
Changes in
Interest receivable	(81,318)	118,845
Other assets	234,024	(305,347)
Interest payable and other liabilities	374,229	(560,799)

Net cash provided by operating activities	2,360,810	1,793,245

Investing Activities
Net change in interest-bearing deposits	—	10,000
Purchases of available-for-sale securities	(11,780,508)	(36,213,698)
Proceeds from maturities of available-for-sale securities	7,878,122	28,758,870
Proceeds from the sales of available-for-sale securities	4,117,695	14,387,951
Net change in loans	(4,381,054)	10,483,761
Purchase of bank owned life insurance	—	(8,000,000)
Proceeds from assumption of net liabilities in business acquisition	48,645,686	—
Purchase of premises and equipment	(1,924,199)	(1,026,572)
Purchase of Federal Home Loan and Federal Reserve Bank stock	—	(383,300)
Proceeds from sale of Federal Home Loan and Federal Reserve Bank stock	—	383,300
Proceeds from sales of premises and equipment	197,706	192,098
Proceeds from the sale of foreclosed assets	1,234,417	1,161,411

Net cash provided by investing activities	43,987,865	9,753,821

Financing Activities
Net increase (decrease) in demand deposits, money market, interest checking and savings accounts	$5,051,433	$(14,570,396)
Net decrease in certificates of deposit	(4,894,426)	(11,913,291)
Net increase (decrease) in securities sold under agreements to repurchase	564,813	(808,722)
Net decrease in federal funds purchased	(7,500,000)	—
Proceeds from Federal Home Loan Bank advances	12,500,000	15,000,000
Repayment of Federal Home Loan Bank advances	(30,500,000)	—
Repayment of notes payable	(674,129)	(7,277,562)
Dividends paid	(456,882)	—
Proceeds from stock options exercised	36,595	17,670

Net cash provided by (used in) financing activities	(25,872,596)	(19,552,301)

Increase (Decrease) in Cash and Cash Equivalents	20,476,079	(8,005,235)

Cash and Cash Equivalents, Beginning of Year	10,617,766	24,176,952

Cash and Cash Equivalents, End of Period	$31,093,845	$16,171,717

Supplemental Cash Flows Information
Interest paid	$4,131,843	$5,792,179
Transfer of loans to foreclosed assets	$2,881,547	$79,113

See notes to condensed consolidated financial statements (unaudited)

8

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of the Company. Those adjustments consist only of normal recurring adjustments. Results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of results for the complete year.

The condensed consolidated balance sheet of the Company as of December 31, 2004 has been derived from the audited consolidated balance sheet of the Company as of that date.

For further information, refer to the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Company accounts for its stock option plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income (loss), as reported	$(113,702)	$709,043	$524,762	$1,321,065
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(2,970)	(49,183)	(637,795)	(98,365)

Pro forma net income (loss)	$(116,672)	$659,860	$(113,033)	$1,222,700

Earnings (loss) per share:
Basic—as reported	$(0.02)	$0.16	$0.11	$0.29
Basic—pro forma	$(0.03)	$0.14	$(0.02)	$0.27
Diluted—as reported	$(0.02)	$0.16	$0.11	$0.29
Diluted—pro forma	$(0.03)	$0.14	$(0.02)	$0.27

NOTE B—EARNINGS PER SHARE

Earnings per share have been computed based on the weighted average number of shares outstanding during the periods presented. For the periods ended June 30, 2005 and 2004, stock options totaling 233,191 and 212,487 shares of common stock, respectively, were not considered in computing EPS as they were anti-dilutive. The number of shares used in the computation of basic and diluted earnings per share was:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Basic earnings per share	4,569,316	4,555,068	4,568,860	4,555,014
Diluted earnings per share	4,569,316	4,562,104	4,578,981	4,572,345

9

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

NOTE C—LOANS, RISK ELEMENTS AND ALLOWANCE FOR LOAN LOSSES

Total loans on the balance sheet are comprised of the following classifications at:

	June 30, 2005	December 31, 2004	June 30, 2004
Commercial	$54,954,476	$58,498,557	$68,380,142
Commercial real estate	69,553,726	64,107,549	61,498,275
Agricultural	44,036,201	41,239,895	40,728,900
Residential real estate	63,786,350	63,828,237	57,683,899
Consumer	36,585,815	31,948,581	34,515,046
Lease financing	3,147,644	5,127,639	8,177,521
Total loans	272,064,212	264,750,458	270,983,783
Less
Net deferred loan fees, premiums and discounts	(237,176)	(269,669)	(291,733)

Loans, net of unearned income	$271,827,036	$264,480,789	$270,692,050

Allowance for loan losses	$(5,210,464)	$(4,899,063)	$(6,922,995)

The following is a summary of the activity in the allowance for loan losses account for the three and six months ended June 30, 2005 and June 30, 2004.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Balance, beginning of year	$4,800,293	$8,244,713	$4,899,063	$10,181,135
Provision charged to expense	352,000	(340,000)	352,000	(190,000)
Recoveries	931,882	513,957	1,115,462	1,075,241
Loans charged off	(873,711)	(1,495,675)	(1,156,061)	(4,143,381)

Balance, end of period	$5,210,464	$6,922,995	$5,210,464	$6,922,995

The following schedule summarizes nonaccrual, past due and impaired loans at:

	June 30, 2005	December 31, 2004	June 30, 2004
Non-accrual loans	$13,446,000	$13,384,000	$16,535,000
Accruing loans which are contractually past due 90 days or more as to interest or principal payments	7,000	11,000	6,000

Total non-performing loans	$13,453,000	$13,395,000	$16,541,000

Individual loans determined to be impaired, including non-accrual loans, were as follows:

	June 30, 2005	December 31, 2004	June 30, 2004
Loans with no allowance for loan losses allocated	$340,000	$975,000	$1,148,000
Loans with allowance for loan losses allocated	9,994,000	10,411,000	16,603,000

Total impaired loans	$10,334,000	$11,386,000	$17,751,000

Amount of allowance allocated	$1,773,000	$1,265,000	$3,898,000

10

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

NOTE D—ACQUISITIONS

Purchase of Lima, Ohio Branches

On March 15, 2005, State Bank and Trust Company (“State Bank”), a wholly owned subsidiary of Rurban, entered into a Branch Purchase and Assumption Agreement (the “Purchase Agreement”) with Liberty Savings Bank, FSB (“Liberty Savings”), a subsidiary of Liberty Capital, Inc. The Purchase Agreement provided for the sale to State Bank of two of Liberty Savings’ bank branches and one non-banking facility located in Lima, Ohio. The transaction, which included the acquisition of approximately $60.6 million in deposits and $5.9 million in loans, closed on June 17, 2005 and the branches opened as State Bank branches on June 20, 2005.

The following table summarizes the estimated fair values of the assets and liabilities acquired at the date of acquisition:

Loans	$5,887,339
Core deposits	569,000
Goodwill	4,362,017
Accrued interest receivable	28,962
Premises and equipment	1,239,000

Total assets acquired	12,086,317

Deposits	60,623,457
Accrued interest payable	62,114
Other liabilities	46,432
Total liabilities acquired	60,732,003

Net liabilities assumed	$(48,645,686)

The only significant intangible assets acquired were the core deposits which were estimated to be $569,000 at June 30, 2005. This was calculated by taking 3% of the core deposit balances of approximately $19 million. A core deposit premium review is currently being conducted and will be completed later this year. Goodwill of $4.4 million was assigned entirely to the banking segment by taking the deposit premium paid of $4.9 million and subtracting the estimated core deposit of $569,000.

The operating information from the purchased branches was not available from the sellers and therefore, the pro forma information is omitted.

Acquisition of Exchange Bancshares, Inc.

On April 13, 2005, Rurban entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exchange Bancshares, Inc., an Ohio corporation (“Exchange”) headquartered in Luckey, Ohio. In accordance with the terms and conditions of the Merger Agreement, Exchange will be merged with and into Rurban, with Rurban being the surviving corporation in the merger. Exchange’s wholly-owned subsidiary, Exchange Bank, will operate as a separate bank subsidiary of Rurban following the completion of the merger. This transaction is expected to be completed later this year.

Pursuant to the terms of the Merger Agreement, approximately one-half of the outstanding common shares of Exchange Bancshares will be exchanged for cash and approximately one-half of the outstanding common shares will be exchanged for common shares of Rurban. Subject to certain adjustments set forth in the Merger Agreement, each outstanding common share of Exchange will be converted into either $22.00 in cash or 1.555

11

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

common shares of Rurban. Shareholders of Exchange Bancshares who hold 100 or fewer shares will receive all cash, while shareholders holding more than 100 shares may elect cash, Rurban common shares or a combination of cash and Rurban common shares.

The merger is subject to approval by federal and state regulators and the shareholders of Exchange, as well as the satisfaction of other customary conditions set forth in the Merger Agreement.

As stated in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the merger agreement provides for a reduction in the purchase price per share to be paid by the Company in the merger in the event the shareholders’ equity of Exchange Bancshares, Inc. (as adjusted in accordance with the merger agreement) falls below $8.1 million prior to the closing.

On or about July 13, 2005, Exchange Bancshares, Inc. filed Amendment No. 1 to its FORM 10-KSB for the fiscal year ended December 31, 2004 and Amendment No. 1 to its FORM 10-QSB for the quarterly period ended March 31, 2005 in response to a comment letter received from the Securities and Exchange Commission relating to the accounting and reporting by Exchange of its valuation allowance for deferred tax assets. The impact of the Amendments was to decrease shareholder’s equity at December 31, 2004 by $196,000 and to further decrease shareholders’ equity at March 31, 2005 by $35,000. The impact of these reductions could result in a reduction in the per share purchase price to be paid by the Company in the merger.

NOTE E—NOTE PAYABLE

RFCBC, Inc. has a note payable to an unaffiliated bank secured by the common stock of Rurbanc Data Services, Inc. (“RDSI”) and substantially all of the assets of RFCBC, Inc. The note requires quarterly principal payments of $300,000 together with interest at the prime rate plus 1% (7.25% at June 30, 2005) and matures on June 6, 2006. The principal note balance was $1,400,000 as of June 30, 2005, $2,000,000 as of December 31, 2004 and $2,600,000 as of June 30, 2004.

RDSI has two notes payable to State Bank. The notes were originated in September of 2004 and had a combined principal balance of $2,028,574, of which $1,128,574 was participated to an unaffiliated bank. The first note is secured by equipment and second lien positions on all business assets and requires monthly payments of $15,857, with interest at 6.50%. The participated principal note balance was $702,871 as of June 30, 2005 and $773,654 as of December 31, 2004. The second note is secured by equipment and second lien positions on all business assets and requires monthly payments of $6,272, with interest at 6.50%. The participated principal note balance was $278,006 as of June 30, 2005 and $306,002 as of December 31, 2004.

State Bank has a note payable to Ford Motor Credit Company which is secured by a vehicle. The note requires monthly payments of $795 and matures on January 5, 2008. The principal note balance was $24,650 as of June 30, 2005.

NOTE F—REGULATORY MATTERS

The Company and State Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators. If undertaken, these actions could have a direct material adverse effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and State Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

12

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and State Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined) to average assets (as defined as in the regulations). As of June 30, 2005, the Company and State Bank exceeded all “well-capitalized” requirements to which they are subject.

As of June 30, 2005, the most recent notification to the regulators categorized State Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Bank must maintain capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed State Bank’s category.

The Company’s consolidated and State Bank’s actual capital amounts (in millions) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2005
Total Capital (to Risk-Weighted Assets)
Consolidated	$57.3	19.4%	$23.7	8.0%	$—	N/A
State Bank	35.3	12.8	22.0	8.0	27.5	10.0

Tier I Capital (to Risk-Weighted Assets)
Consolidated	53.6	18.1	11.9	4.0	—	N/A
State Bank	32.2	11.7	11.0	4.0	16.5	6.0

Tier I Capital (to Average Assets)
Consolidated	53.6	13.0	16.5	4.0	—	N/A
State Bank	32.2	8.1	15.9	4.0	19.9	5.0

As of December 31, 2004
Total Capital (to Risk-Weighted Assets)
Consolidated	$61.9	22.0%	$22.5	8.0%	$—	N/A
State Bank	39.4	15.3	20.7	8.0	25.8	10.0

Tier I Capital (to Risk-Weighted Assets)
Consolidated	58.4	20.7	11.3	4.0	—	N/A
State Bank	36.3	14.0	10.3	4.0	15.5	6.0

Tier I Capital (to Average Assets)
Consolidated	58.4	14.2	16.5	4.0	—	N/A
State Bank	36.3	9.3	15.6	4.0	19.5	5.0

13

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

NOTE G—CONTINGENT LIABILITIES

There are various contingent liabilities that are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s consolidated financial condition or results of operations.

NOTE H—NEW ACCOUNTING PRONOUNCEMENTS

In March 2004, FASB issued the proposed EITF Issue 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” which would require an investor holding a debt security in the Available for Sale (AFS) portfolio whose fair value is below cost (an impaired security) to declare the “intent and ability” to hold that security until its value has recovered up to cost. If the investor does declare this intent and ability, the impairment is considered “temporary.” Otherwise, the impairment is classified as “other than temporary” and must be recognized immediately as a permanent write-down through the income statement. On June 29, 2005, FASB gave direction that the proposed FASB Staff Position (“FSP”) Issue 03-01-a be issued as final thus nullifying paragraphs 10-18 of EITF 03-1. The measurement, disclosure, and subsequent accounting for debt securities guidance, as well as the evaluation of whether a cost method investment (as defined in Issue 03-1) is impaired, would remain in effect. The Company believes that this proposed issue will have little or no material impact.

In December 2004, FASB issued a revision to Statement No. 123. Statement No. 123(R), “Share-Based Payment,” will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The effective date for this statement has been established by the SEC to be as of the first annual period that begins after June 15, 2005. The Company is evaluating the impact of this pronouncement and it is not expected to be material.

NOTE I—COMMITMENTS AND CREDIT RISK

As of June 30, 2005, loan commitments and unused lines of credit totaled $52,454,000 standby letters of credit totaled $412,000 and no commercial letters of credit were outstanding.

14

RURBAN FINANCIAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

NOTE J—SEGMENT INFORMATION

The reportable segments are determined by the products and services offered, primarily distinguished between banking and data processing operations. Other segments include the accounts of the holding company, Rurban, which provides management and operational services to its subsidiaries; and Reliance Financial Services, N.A., which provides trust and financial services to customers nationwide. Information reported internally for performance assessment follows.

As of and for the six months ended June 30, 2005

	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
Income statement information:
Net interest income (expense)	$6,608,055	$(124,304)	$(559,521)	$5,924,230		$5,924,230
Non-interest income—external customers	1,389,625	5,828,468	1,611,117	8,829,210		8,829,210
Non-interest income—other segments	—	649,367	910,243	1,559,611	(1,559,611)	—

Total revenue	7,997,680	6,353,531	1,961,839	16,313,051	(1,559,611)	14,753,440
Non-interest expense	7,821,786	5,070,441	2,432,224	15,324,451	(1,559,611)	13,764,840

Significant non-cash items:
Depreciation and amortization	299,611	1,142,852	53,633	1,496,096	—	1,496,096
Provision for loan losses	352,000	—	—	352,000	—	352,000
Income tax expense (benefit)	(16,695)	434,208	(305,675)	111,838	—	111,838
Segment profit (loss)	$259,617	$848,883	$(583,738)	$524,762	$—	$524,762

Balance sheet information:
Total assets	$444,561,492	$10,872,652	$5,470,394	$460,904,538	$(9,856,645)	$451,047,893
Goodwill and intangibles	7,575,210	—	—	7,575,210	—	7,575,210
Premises and equipment expenditures, Six months ended June 30, 2005	334,005	1,542,925	47,269	1,924,199	—	1,924,199

15

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Rurban is a bank holding company registered with the Federal Reserve Board. State Bank is engaged in commercial banking. Rurban’s subsidiary, Rurbanc Data Services, Inc. (“RDSI”), provides computerized data processing services to community banks and businesses.

Rurban Statutory Trust I (“RST”) was established in August 2000. In September 2000, RST completed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures of the Company with terms substantially similar to the Capital Securities. The sole assets of RST are the junior subordinated debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST under the Capital Securities. In December 2003, FASB issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the provisions in FIN 46, RST was deconsolidated as of March 31, 2004, with the Company accounting for its investment in RST as assets, its junior subordinated debentures as debt, and the interest paid thereon as interest expense. The Company always classified the trust preferred securities as debt, but the Company eliminated its common stock investment as a result of the provisions in FIN 46.

Reliance Financial Services, N.A. (“Reliance”), a wholly owned subsidiary of State Bank, provides trust and financial services to customers nationwide.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements within this document which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect unanticipated events or circumstances occurring after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

The following discussion is intended to provide a review of the consolidated financial condition and results of operations of Rurban. This discussion should be read in conjunction with the consolidated financial statements and related footnotes in Rurban’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company’s significant accounting policies are described in detail in the notes to the Company’s consolidated financial statements for the year ended December 31, 2004. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The Company’s financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

16

Allowance for Loan Losses—The allowance for loan losses provides coverage for probable losses inherent in the Company’s loan portfolio. Management evaluates the adequacy of the allowance for loan losses each quarter based on changes, if any, in underwriting activities, loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management’s estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan’s observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan’s effective interest rate.

Regardless of the extent of the Company’s analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions, the subjective nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are also factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company’s evaluation of imprecise risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Goodwill and Other Intangibles—The Company records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by SFAS 141. Goodwill is subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line or accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future. Events and factors that may significantly effect the estimates include, among others, customer attrition, changes in revenue growth trends, specific industry conditions and changes in competition.

Impact of Accounting Changes

In March 2004, FASB issued the proposed EITF Issue 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” which would require an investor holding a debt security in the Available for Sale (AFS) portfolio whose fair value is below cost (an impaired security) declare the “intent and ability” to hold that security until its value has recovered up to cost. If the investor does declare this intent and ability, the impairment is considered “temporary.” Otherwise, the impairment is classified as “other than temporary” and must be recognized immediately as a permanent write-down through the income statement. On June 29, 2005, FASB gave direction that the proposed FASB Staff Position (“FSP”) Issue 03-01-a be issued as final thus nullifying paragraphs 10-18 of EITF 03-1. The measurement, disclosure, and subsequent accounting for debt securities guidance, as well as the evaluation of whether a cost method investment (as defined in Issue 03-1) is impaired, would remain in effect. The Company believes that this proposed issue will have little or no material impact.

17

In December 2004, FASB issued a revision to Statement No. 123. Statement No. 123(R), “Share-Based Payment,” will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The effective date for this statement has been established by the SEC to be as of the first annual period that begins after June 15, 2005. The Company is evaluating the impact of this pronouncement and it is not expected to be material.

Purchase of Lima, Ohio Branches

On June 17, 2005, State Bank acquired two bank branches and one non-banking facility located in Lima, Ohio from Liberty Savings Bank, FSB, a subsidiary of Liberty Capital, Inc. The acquisition included approximately $60.6 million in deposits and $5.9 million in loans. The branches opened as State Bank branches on June 20, 2005.

Acquisition of Exchange Bancshares, Inc.

On April 13, 2005, Rurban entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exchange Bancshares, Inc., an Ohio corporation (“Exchange”) headquartered in Luckey, Ohio. In accordance with the terms and conditions of the Merger Agreement, Exchange will be merged with and into Rurban, with Rurban being the surviving corporation in the merger. Exchange’s wholly-owned subsidiary, Exchange Bank, will operate as a separate bank subsidiary of Rurban following the completion of the merger. This transaction is expected to be completed later this year.

Pursuant to the terms of the Merger Agreement, approximately one-half of the outstanding common shares of Exchange Bancshares will be exchanged for cash and approximately one-half of the outstanding common shares will be exchanged for common shares of Rurban. Subject to certain adjustments set forth in the Merger Agreement, each outstanding common share of Exchange will be converted into either $22.00 in cash or 1.555 common shares of Rurban. Shareholders of Exchange Bancshares who hold 100 or fewer shares will receive all cash, while shareholders holding more than 100 shares may elect cash, Rurban common shares or a combination of cash and Rurban common shares.

The merger is subject to approval by federal and state regulators and the shareholders of Exchange, as well as the satisfaction of other customary conditions set forth in the Merger Agreement.

The merger is subject to approval by federal and state regulators and the shareholders of Exchange, as well as the satisfaction of other customary conditions set forth in the Merger Agreement.

As stated in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the merger agreement provides for a reduction in the purchase price per share to be paid by the Company in the merger in the event the shareholders’ equity of Exchange Bancshares, Inc. (as adjusted in accordance with the merger agreement) falls below $8.1 million prior to the closing.

On or about July 13, 2005, Exchange Bancshares, Inc. filed Amendment No. 1 to its FORM 10-KSB for the fiscal year ended December 31, 2004 and Amendment No. 1 to its FORM 10-QSB for the quarterly period ended March 31, 2005 in response to a comment letter received from the Securities and Exchange Commission relating to the accounting and reporting by Exchange of its valuation allowance for deferred tax assets. The impact of the Amendments was to decrease shareholder’s equity at December 31, 2004 by $196,000 and to further decrease shareholders’ equity at March 31, 2005 by $35,000. The impact of these reductions could result in a reduction in the per share purchase price to be paid by the Company in the merger.

Quarterly Earnings Summary

The net loss for the second quarter of 2005 was $114,000, or $0.02 per diluted share, versus net income of $709,000, or $0.16 per diluted share, for the second quarter of 2004. Net income for the six months was

18

$525,000, or $0.11 per diluted share, versus net income of $1.3 million, or $0.29 per diluted share, for the same period in 2004. The second quarter loss was mainly driven by the integration and assimilation costs incurred in the acquisition of the two Liberty Savings branches and the pending acquisition of Exchange. In addition, a higher loan loss provision was deemed appropriate to address changing collateral values in the auto lease portfolio in response to recent automakers’ discount programs.

Net interest income increased $17,000, virtually unchanged for the second quarter of 2005 versus the second quarter of 2004. The net interest margin remained the same at 3.10% for the second quarter of 2005 and the second quarter of 2004. The Company has begun utilizing the excess liquidity from its recently acquired branches by paying down higher-cost time deposits and borrowings as they mature. The Company continues to maintain its conservative posture on asset quality and adheres to its disciplined approach to loan growth. As a result, the Company has managed its balance sheet to benefit from rising interest rates.

The provision for loan losses was $352,000 for the second quarter of 2005 compared to a reduction in the provision of $340,000 for the second quarter of 2004. Loan loss reserves were 1.91% of total loans in the second quarter of 2005 compared to 2.56% in the second quarter of 2004. The $352,000 addition to the Company’s reserve was specifically the result of the changing values in the used car market driven by recent discount programs offered by domestic auto makers.

Non-interest income increased $336,000 to $4.4 million in the second quarter of 2005 compared to $4.1 million for the second quarter of 2004. The increase in non-interest income was mainly the result of the increase in data processing fees of $447,000 associated with the expansion of RDSI’s customer base and a higher level of termination fees from several banks that merged and left the system. The quarterly increase was partially offset by declining customer service fees and mortgage banking income due to lower average volume levels of transaction accounts and lower mortgage originations.

Non-interest expense increased $680,000 to $7.2 million for the second quarter of 2005 compared to $6.6 million for the second quarter of 2004. Included in the $680,000 increase were internal costs of approximately $326,000 related to the Company’s growth initiatives, namely the acquisition, integration, and staffing of the two Lima branches and the branch market optimization study.

Changes in Financial Condition

June 30, 2005 vs. December 31, 2004

At June 30, 2005, total assets were $451.0 million, an increase of $35.7 million from December 31, 2004 and was mainly attributable to the branch acquisitions in Lima that added approximately $59.0 million in deposits and increased the Company’s assets approximately $44.0 million after the Company prepaid some higher-cost FHLB advances and allowed its Brokered Deposit portfolio to run-down.

June 30, 2005 vs. June 30, 2004

As of June 30, 2005, total assets increased $36.0 million from June 30, 2004. The increase was mainly due to the aforementioned Lima branch acquisition. The branch acquisition added significant asset liquidity to the June 30, 2005 Balance Sheet compared to the same period a year ago most notably in increases in Federal Funds Sold of $20 million and available for sale securities of almost $11 million. Liability liquidity was also favorably impacted through the purchase of lower cost deposit liabilities which allowed the Company the ability to reduce its reliance on higher cost borrowings and brokered deposits.

Linked Quarter Comparison

The Company reported a net loss for the second quarter of 2005 of $114,000, or $0.02 per diluted share, versus a net profit of $638,000, or $0.14 per diluted share, for the first quarter of 2005. The second quarter loss was mainly driven by the acquisition and integration of the two Lima branches and the pending acquisition of

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Exchange, as well as a higher loan loss provision to address changing collateral values in the auto lease portfolio in response to recent automakers’ discount programs. The first quarter profit was mainly due to an improvement in the net interest margin coupled with an increase in data processing fee income from RDSI.

Net interest income decreased $70,000 or 2% to $2.9 million for the second quarter of 2005 when compared to the first quarter of 2005. This decrease was driven by an increase in funding costs as the average balance of deposits increased $13.9 million in the second quarter as a result of the Lima branch acquisition.

A comparison of financial results for the quarter ended June 30, 2005 to the previous quarter ended March 31, 2005 is as follows:

	Three Months Ended		Linked Quarter % Change
	06/30/05	03/31/05
	(dollars in millions, except per share data)
Total Assets	$451	$414	+9%
Loans Held for Sale	0.4	0.3	—
Loans (net of unearned income)	272	266	+2%
Allowance for Loan Losses	5.2	4.8	+8%
Total Deposits	340	285	+19%
Borrowed Funds	38.0	63.5	-40%
Net interest Income	2.9	3.0	—
Loan Loss Provision	0.4	—	—
Non-interest Income	4.4	4.4	—
Non-interest Expense	7.2	6.5	+11%
Net Income (Loss)	(0.1)	0.6	—
Basic Earnings (Loss) Per Share	$(0.02)	$0.14	—
Diluted Earnings (Loss) Per Share	$(0.02)	$0.14	—

On a linked quarter basis, total loans increased $6 million and total assets increased $37 million. These increases are mainly attributable to the Lima branch acquisition. The Company continues to promote the exiting of out-of-market loans. Borrowed funds, which is the made up of FHLB advances and federal funds purchased, decreased $25.5 million or 40%, as a result of purchasing lower cost deposit liabilities in the Lima branch acquisition, which allowed the Company to reduce its reliance on higher cost borrowings and brokered deposits.

Total Revenue

	Three Months Ended
	06/30/05	03/31/05	$ Change	% Change
	(dollars in thousands)
Total Revenue	$7,346	$7,407	$-61	-1%

Total revenue (net interest income plus noninterest income) was $7.3 million for the second quarter of 2005 compared to $7.4 million for the first quarter of 2005, down $61,000 or 1%.

Net Interest Income

	Three Months Ended
	06/30/05	03/31/05	$ Change	% Change
	(dollars in thousands)
Net Interest Income	$2,927	$2,997	$-70	-2%

Net interest income decreased $70,000 in the second quarter of 2005 when compared to the first quarter of 2005. The tax equivalent net interest margin for the second quarter of 2005 was 3.10% compared to 3.28% for the previous quarter. This decrease was driven by an increase in funding costs as the average balance of deposits increased $13.9 million in the second quarter as a result of the Lima branch acquisition.

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Loan Loss Provision

The provision for loan losses was $352,000 for the second quarter of 2005 compared to $0 in the first quarter of 2005. The $352,000 addition to the Company’s reserve was the result of the changing values in the used car market driven by recent discount programs offered by domestic auto makers. The results of the second quarter are discussed in the “Allowance for Loan Losses” section.

Non-interest Income

	Three Months Ended
	06/30/05	03/31/05	$ Change		% Change
	(dollars in thousands)
Total Non-interest Income	$4,419	$4,411	$	+8	+0.2%

—Data Service Fees	2,873	2,956		-83	-3%
—Trust Fees	779	804		-25	-3%
—Deposit Service Fees	446	437		+9	+2%
—Gains on Sale of Loans	9	8		+1	+13%
—Gains on Sale of Securities	—	(9)		+9	—
—Gain (Loss) on Assets	56	(39)		+95	—
—Other	256	254		+2	+1%

Non-interest income increased by $8,000 to $4.4 million in the second quarter of 2005 compared to $4.4 million in the first quarter of 2005. The second quarter slight increase is mainly due to the Company liquidating various repossessed/other real estate owned assets resulting in a gain of $56,000 in the second quarter of 2005 versus a loss of $39,000 in the first quarter of 2005. The second quarter increase was mostly offset by seasonality factors in the first quarter relating to data processing fees and trust fees. These accounts generally experience seasonally higher activity levels during the first quarter.

Non-interest Expense

	Three Months Ended
	06/30/05	03/31/05	$ Change		% Change
	(dollars in thousands)
Total Non-interest Expense	$7,244	$6,520	$	+724	+11%

—Salaries & Employee Benefits	3,501	3,231		+270	+8%
—Equipment Expense	1,283	1,253		+30	+2%
—Professional Fees	711	519		+192	+37%
—All Other	1,749	1,517		+232	+15%

Non-interest expense for the second quarter of 2005 was $7.2 million compared to $6.5 million for the first quarter of 2005, an increase of $724,000 or 11%. The quarterly increase was mainly due to internal costs of approximately $326,000 related to the Company’s growth initiatives, namely the acquisition, integration, and staffing of the two Lima branches and a branch market optimization study.

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Loans

	As of
	06/30/05	% of Total	03/31/05	% of Total	Inc (Dec)
	(dollars in millions)
Commercial	$55	20%	$60	23%	$(5)
Commercial real estate	70	26%	65	24%	5
Agricultural	44	16%	42	16%	2
Residential	64	24%	63	24%	1
Consumer	36	13%	32	12%	4
Leasing loans	3	1%	4	1%	(1)

Total	$272		$266		$6
Loans held for sale	0.4		0.3		0.1

Total	$272		$267		$6

Loans increased $6 million from March 31, 2005 to June 30, 2005. The increase in the second quarter was mainly attributable to the Lima branch acquisition which resulted in approximately $6 million in loans. During the first quarter of 2005, the Company intensified its marketing efforts in Northwest Ohio and continued its focus on sales resulting in an improvement in loan volume, some of which is seasonally related to agriculture and some of which may be attributed to an improved local economy. These marketing efforts will continue throughout 2005.

Asset Quality

	As of and For the Quarter Ended
	06/30/05	03/31/05	Change
	(dollars in millions)
Non-performing loans	$13.5	$15.9	$-2.4
Non-performing assets	16.1	17.0	-0.9
Non-performing assets/ loan plus OREO	5.87%	6.37%	-0.50%
Non-performing assets/ total assets	3.57%	4.10%	-0.53%
Net chargeoffs	(0.1)	0.1	-0.2
Net chargeoffs (annualized)/ total loans	N/A	N/A	N/A
Loan loss provision	0.4	—	+0.4
Allowance for loan loss—$	5.2	4.8	+0.4
Allowance for loan loss—%	1.91%	1.81%	+0.10%
Allowance/non-performing loans	39%	30%	—
Allowance/non-performing assets	32%	28%	—

Non-performing assets at June 30, 2005 decreased to $16.1 million or 3.57% of total assets, versus $17.0 million, or 4.10% of total assets at March 31, 2005, a decrease of $0.9 million. This decrease is attributable to a $1.4 million decrease in non-accrual loans. The Company had a net recovery of $0.1 million for the second quarter of 2005 compared to net chargeoffs of $0.1 million in the first quarter of 2005.

Allowance for Loan Losses

The Company grades its loans using an eight grade system. Loans with concerns are classified as either:

•	Grade 5—Special Mention: Potential weaknesses that deserve management’s close attention;

•	Grade 6—Substandard: Inadequately protected, with well-defined weakness that jeopardize pay off of debt;

•	Grade 7—Doubtful: Inherent weaknesses which are well-defined and a high probability of loss (impaired) (these loans are typically reserved down to collateralized values); or

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•	Grade 8—Loss: Considered uncollectible. May have recovery or salvage value with future collection efforts (these loans are either fully reserved or charged off).

The Company’s allowance for loan losses has four components. Those components are shown in the following table. Commercial, commercial real estate and agricultural loans of over $100,000 are individually reviewed and assessed regarding the need for an individual allocation.

	06/30/05			03/31/05
	Loan Balance	Allocation		Loan Balance	Allocation
		$	%		$	%
Allocations for individual commercial loans graded Doubtful (impaired)	$10.3	$1.8	17.48%	$14.2	$1.7	11.97%
Allocations for individual commercial loans graded Substandard	9.2	0.7	7.61	9.4	0.6	6.38
Allocation based on Special Mention loan balance	12.1	0.4	3.31	13.3	0.4	3.01
“General” allowance based on chargeoff history of nine categories of loans	240.8	2.3	0.96	229.6	2.1	0.91

TOTAL	$272.4	$5.2	1.91%	$266.5	$4.8	1.81%

The amount of loans classified as doubtful decreased $3.9 million to $10.3 million for the quarter ended June 30, 2005 and substandard loans decreased $0.2 million to $9.2 million. Allowance allocations on doubtful loans increased $0.1 million and the allowance allocations on substandard loans increased $0.1 million from March 31, 2005. The allowance for loan losses at June 30, 2005 was $5.2 million or 1.91% of loans compared to $4.8 million or 1.81% at March 31, 2005.

Capital Resources

At June 30, 2005, actual capital levels (in millions) and minimum required levels were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)
Consolidated	$57.3	19.4%	$23.7	8.0%	$—	N/A
State Bank	35.3	12.8	22.0	8.0	27.5	10.0

The Company and State Bank were categorized as well capitalized at June 30, 2005.

LIQUIDITY

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, interest earning deposits in other financial institutions, securities available-for sale and loans held for sale. These assets are commonly referred to as liquid assets. Liquid assets were $140.3 million at June 30, 2005 compared to $119.6 million at December 31, 2004. Management believes its current liquidity level is sufficient to meet its liquidity needs.

The Company’s residential first mortgage portfolio of $63.8 million at June 30, 2005 and $62.9 million at March 31, 2005, which can and has been used to collateralize borrowings, is an additional source of liquidity. At June 30, 2005, all eligible mortgage loans were pledged under a FHLB blanket lien.

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The cash flow statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements at June 30, 2005 and 2004 follows.

The Company experienced positive cash flows from operating activities at June 30, 2005 and 2004. Net cash from operating activities was $2.4 million and $1.8 million, respectively, at June 30, 2005 and 2004.

Net cash flow from investing activities was $44.0 million and $9.8 million at June 30, 2005 and 2004, respectively. The changes in net cash from investing activities at June 30, 2005 include an increase in loan growth of $4.4 million offset by the proceeds from the Lima branch acquisition. The changes in net cash from investing activities at June 30, 2004 include a increase in securities of $6.9 million, a decrease in loans of $(10.5) million and changes in interest-bearing deposits, purchases of premises and equipment and other investing activities.

Net cash flow from financing activities was $(25.9) million and $(19.6) million at June 30, 2005 and 2004, respectively. The net cash variance was primarily due to repayments of FHLB advances of $30.5 million at June 30, 2005 compared to a reduction of total deposits of $(26.5) million at June 30, 2004.

Off-Balance-Sheet Borrowing Arrangements:

Significant additional off-balance-sheet liquidity is available in the form of FHLB advances, unused federal funds lines from correspondent banks, and the national certificate of deposit market.

Approximately $54.2 million of the Company’s $63.8 million residential first mortgage loan portfolio qualifies to collateralize FHLB borrowings and was pledged to meet FHLB collateralization requirements as of June 30, 2005. In addition to residential first mortgage loans, $15.4 million in investment securities are pledged to meet FHLB collateralization requirements. Based on the current collateralization requirements of the FHLB, approximately $11.9 million of additional borrowing capacity existed at June 30, 2005.

As of June 30, 2005 and March 31, 2005, the Company had unused federal funds lines totaling $20.0 million from three correspondent banks. Federal funds borrowed were $0 at June 30, 2005 and $5.0 million at March 31, 2005.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

June 30, 2005

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-Term Debt Obligations	$38,000,000	$9,000,000	$8,000,000	$5,000,000	$16,000,000
Other Debt Obligations	12,715,527	1,399,529	667,056	338,942	10,310,000
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	2,165,448	261,600	523,200	523,200	857,448
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	190,750,003	115,454,892	71,365,143	2,985,203	944,765

Total	$243,630,978	$126,116,021	$80,555,399	$8,847,345	$28,112,213

The Company’s contractual obligations as of June 30, 2005 were evident in long-term debt obligations, other debt obligations, operating lease obligations and other long-term liabilities. Long-term debt obligations are comprised of FHLB advances of $38.0 million. Other debt obligations are comprised of Trust Preferred Securities of $10.3 million and Notes Payable of $2.4 million. The operating lease obligation is a lease on the

24

State Bank operations building (formerly the RDSI-South building) of $99,600 a year and the RDSI-North building of $162,000 a year. Other long-term liabilities are comprised of time deposits of $190,750,003.

ASSET LIABILITY MANAGEMENT

Asset liability management involves developing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact that significant fluctuations in market interest rates would have on earnings. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans, mortgage-backed securities, and securities available for sale) which are primarily funded by interest-bearing liabilities (deposits and borrowings). With the exception of loans which are originated and held for sale, all of the financial instruments of the Company are for other than trading purposes. All of the Company’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure. In addition, the Company has limited exposure to commodity prices related to agricultural loans. The impact of changes in foreign exchange rates and commodity prices on interest rates are assumed to be insignificant. The Company’s financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Interest rate risk is the Company’s primary market risk exposure; to a lesser extent, liquidity risk also impacts market risk exposure.

Interest rate risk is the exposure of a banking institution’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value; however, excessive levels of interest rate risk could pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risks at prudent levels is essential to the Company’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization’s quantitative level of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risks at prudent levels of consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and asset quality (when appropriate).

Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest rate changes. For example, assume that an institution’s assets carry intermediate or long term fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will either have lower net interest income or possibly, net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a declining rate environment.

There are several ways an institution can manage interest rate risk including: 1) matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments; 2) selling existing assets or repaying certain liabilities; and 3) hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest rate risk. Interest rate swaps, futures contacts, options on futures contracts, and other such derivative financial instruments can be used for this purpose. Because these instruments are sensitive to interest rate changes, they require management’s expertise to be effective. The Company has not purchased derivative financial instruments in the past.

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Goals for 2005 and 2006

The Company’s near term goals include:

•	Continued focus on the quality of the loan underwriting process

•	Continued efforts to reduce the level of problem loans

•	Continued focus on Customer Relationship Management (CRM)

•	Continued efforts to improve operational efficiencies

•	Continue to build shareholder value and franchise value.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

The following table provides information about the Company’s financial instruments used for purposes other than trading that are sensitive to changes in interest rates as of June 30, 2005. It does not present when these items may actually reprice. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company’s historical experience regarding interest rate fluctuations on the prepayment of loans and mortgage backed securities. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the Company’s historical experience, management’s judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The current interest rates for core deposits have been assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted average variable rates are based upon contractual rates existing at the reporting date.

Principal/Notional Amount Maturing or Assumed to Withdraw In:

(Dollars in Thousands)

Comparison of 2005 to 2004:	First Year	Years 2 – 5	Thereafter	Total
Total rate-sensitive assets:
At June 30, 2005	$164,765	$158,095	$84,471	$407,331
At December 31, 2004	131,266	151,944	93,317	376,527

Increase (decrease)	$33,499	$6,151	$(8,846)	$30,804
Total rate-sensitive liabilities:
At June 30, 2005	$155,237	$210,187	$30,320	$395,744
At December 31, 2004	152,986	174,129	33,459	360,574

Increase (decrease)	$2,251	$36,058	$(3,139)	$35,170

The above table reflects expected maturities, not expected repricing. The contractual maturities adjusted for anticipated prepayments and anticipated renewals at current interest rates, as shown in the preceding table, are only part of the Company’s interest rate risk profile. Other important factors include the ratio of rate-sensitive assets to rate sensitive liabilities (which takes into consideration loan repricing frequency but not when deposits may be repriced) and the general level and direction of market interest rates. For core deposits, the repricing frequency is assumed to be longer than when such deposits actually reprice. For some rate sensitive liabilities, their repricing frequency is the same as their contractual maturity. For variable rate loans receivable, repricing frequency can be daily or monthly. For adjustable rate loans receivable, repricing can be as frequent as annually for loans whose contractual maturities range from one to thirty years. While increasingly aggressive local market competition in lending rates has pushed loan rates lower, the Company’s increased reliance on non-core funding sources has restricted the Company’s ability to reduce funding rates in concert with declines in lending rates.

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The Company manages its interest rate risk by the employment of strategies to assure that desired levels of both interest-earning assets and interest-bearing liabilities mature or reprice with similar time frames. Such strategies include: 1) loans receivable which are renewed (and repriced) annually, 2) variable rate loans, 3) certificates of deposit with terms from one month to six years and 4) securities available for sale which mature at various times primarily from one through ten years, 5) federal funds borrowings with terms of one day to 90 days, and 6) FHLB borrowings with terms of one day to ten years.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

With the participation of the President and Chief Executive Officer (the principal executive officer) and the Executive Vice President and Chief Financial Officer (the principal financial officer) of the Company, the Company’s management has evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the quarterly period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, the Company’s President and Chief Executive Officer and Executive Vice President and Chief Financial Officer have concluded that:

•	information required to be disclosed by the Company in this Quarterly Report on Form 10-Q and other reports which the Company files or submits under the Exchange Act would be accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure;

•	information required to be disclosed by the Company in this Quarterly Report on Form 10-Q and other reports which the Company files or submits under the Exchange Act would be recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms; and

•	the Company’s disclosure controls and procedures are effective as of the end of the quarterly period covered by this Quarterly Report on Form 10-Q to ensure that material information relating to the Company and its consolidated subsidiaries is made known to them, particularly during the period in which this Quarterly Report on Form 10-Q is being prepared.

Changes in Internal Control Over Financial Reporting

There were no changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that occurred during the Company’s fiscal quarter ended June 30, 2005, that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART II—OTHER INFORMATION

Item 1. Legal Proceedings

The Company is not party to any pending legal proceedings other than routine litigation which management does not believe will have a material adverse effect on the Company.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

a. Not applicable

b. Not applicable

c. The following table provides information regarding repurchases of the Company’s common shares during the three months ended June 30, 2005:

Period	Total Number of Shares Purchased(1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
April 1 thru April 30, 2005	231	$13.53	—	—
May 1 thru May 31, 2005	850	$13.51	—	—
June 1 thru June 30, 2005	3,225	$12.68	—	—

(1)	All of the repurchased shares were purchased by Reliance Financial Services, N.A., an indirect subsidiary of the Company, in its capacity as the administrator of the Company’s Employee Stock Ownership and Savings Plan.

Item 3. Defaults Upon Senior Securities

Not applicable

Item 4. Submission of Matters to a Vote of Security Holders

Rurban held its Annual Meeting of Shareholders on April 21, 2005. At the close of business on the February 22, 2005 record date, 4,568,085 Rurban Financial Corp. common shares were outstanding and entitled to vote. At the Annual Meeting, 3,624,742 or 79.3% of the outstanding common shares entitle to vote were represented by proxy or in person. At the Annual Meeting, the following directors were re-elected for a three-year term:

John R. Compo

John Fahl

Robert A. Fawcett, Jr.

Rita A. Kissner

A summary of the voting at the Annual Meeting follows:

Nominee	Votes For	Votes Withheld
John R. Compo	3,437,740	187,002
John Fahl	3,481,883	142,859
Robert A. Fawcett, Jr.	3,464,594	160,148
Rita A. Kissner	3,448,320	176,422

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Item 5. Other Information

Not applicable

Item 6. Exhibits

a. Exhibits

2—Agreement and Plan of Merger, dated as of April 13, 2005, by and between Rurban Financial Corp., and Exchange Bancshares, Inc.—Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 14, 2005 (File No. 0-13507)

31.1—Rule 13a-14(a)/15d-14(a) Certification (Principal Executive Officer)—Filed herewith
31.2—Rule 13a-14(a)/15d-14(a) Certification (Principal Financial Officer)—Filed herewith
32.1—Section 1350 Certification (Principal Executive Officer)—Filed herewith
32.2—Section 1350 Certification (Principal Financial Officer)—Filed herewith

29

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Date: August 15, 2005	By	/s/ KENNETH A. JOYCE
Kenneth A. Joyce President & Chief Executive Officer

	By	/s/ JAMES E. ADAMS
James E. Adams Executive Vice President & Chief Financial Officer

30

Exhibit 31.1

RULE 13a-14(a)/15d-14(a) CERTIFICATION

I, Kenneth A Joyce, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 of Rurban Financial Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005	/s/ KENNETH A. JOYCE
Kenneth A. Joyce President & Chief Executive Officer

Exhibit 31.2

RULE 13a-14(a)/15d-14(a) CERTIFICATION

I, James E. Adams, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 of Rurban Financial Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005	/s/ JAMES E. ADAMS
James E. Adams Executive Vice President & Chief Financial Officer

Exhibit 32.1

SECTION 1350 CERTIFICATION*

In connection with the Quarterly Report of Rurban Financial Corp. (the “Company”) on Form 10-Q for the quarterly period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Kenneth A. Joyce, the Chief Executive Officer of the Company, certify, pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ KENNETH A. JOYCE*
Print Name:	Kenneth A. Joyce
Title:	Chief Executive Officer
Date:	August 15, 2005

*	This certification is being furnished as required by Rule 13a-14(b) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United State Code, and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Exhibit 32.2

SECTION 1350 CERTIFICATION*

In connection with the Quarterly Report of Rurban Financial Corp. (the “Company”) on Form 10-Q for the quarterly period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James E. Adams, the Chief Financial Officer of the Company, certify, pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JAMES E. ADAMS*
Print Name:	James E. Adams
Title:	Chief Financial Officer
Date:	August 15, 2005

*	This certification is being furnished as required by Rule 13a-14(b) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United State Code, and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

ANNEX F

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB/A

Amendment No. 1

ANNUAL REPORT Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

For the fiscal year ended December 31, 2004

Commission File Number 33-54566

EXCHANGE BANCSHARES, INC.

(Name of small business issuer in its charter)

Ohio	34-1721453
(State or other jurisdiction of incorporation)	(IRS employer identification number)

237 Main Street, PO Box 177, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip code)

Issuer’s telephone number (419) 833-3401

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Exchange Act:

Common shares ($5.00 par value)

Preferred shares ($25.00 par value)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐.

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-KSB or any amendment to this Form 10-KSB. [    ]

State issuer’s revenues for the most recent fiscal year. $5,442,000.

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such common equity, as of a specified date within the past 60 days. The aggregate market value of the voting stock held by non-affiliates was $6,457,965 based upon the trading price of $12.40 per share as of March 16, 2005.

The number of common shares outstanding as of June 30, 2005 was 586,644 shares, par value $5.00 per share.

Documents Incorporated by Reference

Portions of registrant’s Annual Report to Shareholders for the fiscal year ended December 31, 2004—Parts I and II of Form 10-KSB.

Transitional Small Business Disclosure Format    Yes  ☐    No  ☒.

EXCHANGE BANCSHARES, INC.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Explanatory Note

This Amendment to Exchange Bancshares, Inc.’s (the “Company”) Annual Report on Form 10-KSB for the year ended December 31, 2004 includes restated financial statements as of December 31, 2004 and 2003, and for the years then ended. This restatement relates to our application of Statement of Financial Accounting Standard No. 109. “Accounting for Income Taxes” (“Statement 109”).

The principal application of Statement 109 to the Company’s consolidated financial statements relates to the accounting for the Company’s net operating loss carryforwards and the valuation allowance for deferred tax assets. As a result of an updated review and analysis of the requirements of Statement 109 and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company has restated the 2004 and 2003 consolidated financial statements to reflect an increase in the valuation allowance for deferred tax assets of $196,000 in 2004 and $129,000 in 2003.

This application of Statement 109 results in the following changes in reported net income (loss) for the periods presented in this report:

•	an increase of $196,000 in the net loss for the year ended December 31, 2004;

•	a decrease of $129,000 in net income for the year ended December 31, 2003.

This application of Statement 109 also results in changes to comprehensive income and the consolidated statements of cash flows and balance sheets.

The following tables summarize the effect of the restatement on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003:

	2004		2003
	As previously reported	As restated	As previously reported	As restated
	(Dollars in thousands, except per share data)
Statements of Operations
Federal income tax provision (credit)	$(196)	$—	$(59)	$70
Net income (loss)	(368)	(564)	301	172
Net income (loss) per share	(0.63)	(0.96)	0.51	0.29

Comprehensive Income
Net income (loss)	(368)	(564)	301	172
Total comprehensive income (loss)	(575)	(771)	122	(7)

Statements of Cash Flows
Net income (loss)	(368)	(564)	301	172
Deferred federal income taxes	(203)	(7)	(59)	70

Balance Sheets
Accrued interest receivable and other assets	1,285	960	1,273	1,144
Total assets	91,044	90,719	101,948	101,819
Total shareholders’ equity	8,623	8,298	9,198	9,069
Total liabilities and shareholders’ equity	91,044	90,719	101,948	101,819

In addition, the restatement was reflected, where applicable, in the Five-Year Summary of Selected Financial Data and various discussions and tables included in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2

The restatement had no impact on cash flow from operations and as shown in Note 11, the Bank continues to be classified as “well capitalized” under the regulatory framework for prompt corrective action.

This Report, as amended, covers the year ended December 31, 2004 and was originally filed on March 31, 2005. This Report has been amended to restate certain financial statements and related financial results only and does not reflect events after the filing of the original report and does not modify or update disclosures as originally filed, except as required to reflect the effect of the restatement. Contemporaneously with the filing of this Report, we have also filed an amended Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2005.

3

EXCHANGE BANCSHARES, INC.

For the Year Ended December 31, 2004

4

PART I

ITEM 1. Description of Business

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Company has authorized 750,000 common shares, par value $5.00 per share of which 586,644 are currently outstanding. The Company also has authorized 750 preferred shares, par value $25.00 per share without designating the terms of the preferred shares. No preferred shares are currently outstanding or presently intended to be issued.

The Company is subject to regulation by the Board of Governors of the Federal Reserve System, which limits the activities in which the Company and the Bank may engage. The Bank is supervised by the State of Ohio, Division of Financial Institutions. The Bank is a member of the Federal Reserve System and is subject to its supervision. Deposits of the Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation (the “FDIC”). As such, the Bank is subject to periodic examination by the Division of Financial Institutions of the State of Ohio and the Federal Reserve Board. The Company and the Bank must file with the U.S. Securities and Exchange Commission, the Federal Reserve Board and Ohio Division of Financial Institutions the prescribed periodic reports containing full and accurate statements of its affairs.

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities. These communities are the source of substantially all deposit and loan activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

Fiscal and Monetary Policies

The earnings of the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board, through its monetary policies, regulates the money supply, credit conditions and interest rates in order to influence the general economic conditions. This is accomplished primarily by their open market operations through the acquisition and disposition of United States Government securities, varying the discount rate (rate charged on member bank borrowings), targeting Federal Funds rates, and adjusting the reserve requirements of member and nonmember bank deposits. As a result the Federal Reserve Board’s monetary policies have had a significant effect on the net interest income and interest expense of commercial banks and are expected to continue to do so in the future.

Employees

As of December 31, 2004, the Bank had 46 full-time and 7 part-time employees. The Company has no employees, however, personnel costs incurred by the Company are reimbursed to the Bank.

Competition

The Bank has five banking offices located in Wood and Lucas Counties, Ohio. The primary market of the Bank is Northwest Ohio, which includes Wood, Lucas and contiguous counties in Ohio and Michigan. The Bank competes with several area banks and savings and loan associations, as well as, various credit unions, finance companies, large retail stores, credit corporations and both Federal and local governments for sources of funds. The Company is the second largest holding company headquartered in Wood County, Ohio.

5

The competitive factors within the financial services industry can be classified into two categories, competitive rates and competitive services. With recent interest rates being at a forty year low, there is increased competition for quality loans and deposits. From a service standpoint, financial institutions compete against each other in types of services such as service costs, banking hours and similar features. The Bank is generally competitive with competing financial institutions in its primary service area with respect to interest rates paid on time and savings deposits, charges on deposit accounts and interest rates charged on loans. With respect to services, the Bank offers extended banking hours and operates five ATM’s (automated teller machines).

Pursuant to state regulations, the Bank is limited to the amount that it may lend to a single borrower. As of December 31, 2004 and 2003 the legal lending limits were approximately $1,394,000 and $1,463,000 respectively. As of December 31, 2004 and 2003, no loans were over the legal lending limit.

ITEM 2. Description of Property

The Bank’s principal office is located at 235 Main Street, Luckey, Ohio 43443. The Bank’s four branches are located in Walbridge, Holland, Perrysburg and Sylvania, Ohio. The Bank owns all of the above properties and all are considered in good condition and suitable for their intended use. The Company operates out of the Bank’s main office although it has a separate mailing address.

ITEM 3. Legal Proceedings

In the opinion of management of the Company, there are no legal proceedings pending to which the Company is a party or to which its property is subject, which, if determined adversely to the Company, would be material in relation to the Company’s undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Company or the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or the Bank by government authorities or others.

ITEM 4. Submission of Matters to a Vote of Security Holders

Not applicable.

PART II

ITEM 5. Market for Common Equity and Related Stockholder Matters

At December 31, 2004, the Company had approximately 783 shareholders of record. Sweney Cartwright & Co. and McDonald & Company, broker-dealers, make a limited over-the-counter market in shares of the Company Common Stock. There are no plans to list the shares of the Company Common Stock on any stock exchange. In 2004, Sweney Cartwright & Co. and McDonald & Company purchased and sold shares of stock of the Company at prices ranging from $16.00 to $18.75 per share. The offer to purchase shares, in some instances, was conditional upon their ability to sell the shares at a predetermined price. The following represents a summary of the quarterly high and low prices based on transactions reported to the Company.

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
High	$18.75	$18.35	$17.00	$17.00
Low	18.00	17.00	16.00	16.00
Dividend	0.00	0.00	0.00	0.00

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
High	$19.75	$18.75	$18.25	$19.75
Low	18.10	17.25	17.35	17.55
Dividend	0.00	0.20	0.00	0.05

Dividends by the Company depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Company considers dividend policy. Under Ohio

6

Revised Code, the Company is prohibited from paying dividends if the Company would be unable to pay its debts as they come due, or the Company’s total assets would be less than its liabilities plus an amount needed to satisfy any preferential rights of shareholders. The Company may only pay dividends out of surplus. Surplus is defined as the excess of a corporation’s assets over its liabilities plus stated capital. Total assets and liabilities are determined by the Board of Directors, which may base its determination on such factors as it considers relevant, including without limitation: (i) the book values of assets and liabilities of the Company, as reflected on its books and records; and (ii) unrealized appreciation and depreciation of the assets of the Company.

The Company is subject to the dividend restrictions set forth by the Federal Reserve Board. The Bank, as a state bank, is subject to the dividend restrictions set forth by the State of Ohio Division of Financial Institutions. Under such restrictions, the Bank may not, without prior approval of the Superintendent of Financial Institutions, declare dividends in excess of the sum of the current year’s earnings plus the retained earnings from the prior two years. At December 31, 2004, neither the Company nor the Bank may pay a dividend without the approval of regulators.

At December 31, 2004, there were no securities authorized for issuance under equity compensation plans.

The Company has not sold any of its equity securities within the past three years and there has been no repurchase of any of its equity shares.

ITEM 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Information is contained in the 2004 Annual Report, under the caption “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”, and is incorporated herein by reference.

ITEM 7. Financial Statements

The following information required by this item is contained in the 2004 Annual Report and is incorporated herein by reference:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets—December 31, 2004 and 2003

Consolidated Statements of Operations—Years ended December 31, 2004, 2003 and 2002

Consolidated Statements of Shareholders’ Equity—Years ended December 31, 2004, 2003 and 2002

Consolidated Statements of Cash Flows—Years ended December 31, 2004, 2003 and 2002

Summary of Significant Accounting Policies

Notes to Consolidated Financial Statements

ITEM 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

During the fiscal year 2003, the Audit Committee of the Board of Directors of the Company determined to replace the Company’s accountant, Dixon, Francis, Davis & Company (“Dixon”) with Clifton Gunderson LLP (“Clifton”). The engagement of Dixon as the Company’s certifying accountant terminated on June 9, 2003.

During the period from January 1, 2003 to June 9, 2003, there were no disagreements with Dixon on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures.

The Audit Committee of the Board of Directors of the Company, on July 16, 2003, engaged Clifton as the principal accountant of the Company to audit the Company’s financial statements.

The above information was reported by the Company on Form 8-K filed on June 27, 2003 and July 16, 2003.

There were no disagreements with Clifton for the years ended December 31, 2004 or 2003.

7

ITEM 8A. Controls and Procedures

(a) Disclosure controls and procedures

The Chief Executive Officer and the Chief Financial Officer of the Company have carried out an evaluation of the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this Annual Report that are designed to ensure that information relating to the Company required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Commissions rules and forms. Based upon this evaluation, these officers have concluded that as of December 31, 2004 the Company’s disclosure controls and procedures are effective.

(b) Changes in internal control over financial reporting

During the quarter ended December 31, 2004, there were no significant changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The U.S. Securities and Exchange Commission has extended the non-accelerated filers compliance dates for Section 404 of the Sarbanes-Oxley Act. Under the latest extension, non-accelerated filers must begin to comply with the internal control over financial reporting requirements for their first fiscal year ending on or after July 15, 2006. This is a one-year extension from the previously established July 15, 2005 compliance date and is applicable to the Company.

ITEM 8B. Other Information

None

PART III

ITEM 9. Directors and Executive Officers of the Registrant

The following table sets forth information concerning the directors of the Company and the executive officers of the Company. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Name	Age	Director Since	Term to Expire	Principal Occupation for the Last Five Years
Cecil R. Adkins	76	1989	2006	Mr. Adkins has served on the Board of Directors of the Bank since 1989 and the Company since 1993. He is owner of mobile home parks and is a developer.

Mark S. Derkin	56	1994	2006	Mr. Derkin has served on the Board of Directors of the Bank since 1994 and the Company since 2001. Mr. Derkin is president and chief executive officer of Derkin & Wise, a Specialized Industrial Distributor.

Donald P. Gerke	62	1994	2005	Mr. Gerke has served on the Board of Directors of the Bank since 1994 and the Company since 1995. He is an educator, having taught high school mathematics and has been an adjunct college instructor at Bowling Green State University and Bluffton College.

Joseph R. Hirzel	67	1989	2006	Mr. Hirzel has served on the Board of Directors of the Bank since 1989 and the Company since 1993. He is the Corporate Secretary of the Hirzel Canning Company and serves as Secretary of the Company.

8

Name	Age	Director Since	Term to Expire	Principal Occupation for the Last Five Years
Rolland I. Huss	75	1977	2007	Mr. Huss has served on the Board of Directors of the Bank since 1977 and the Company since 1993. Mr. Huss is a farm owner and operator and serves as Chairman of the Bank.

Marion Layman	79	1962	2007	Mr. Layman has served on the Board of Directors of the Bank since 1962 and the Company since 1993. Mr. Layman is Chairman Emeritus of The Exchange Bank and Chairman of the Company.

David G. Marsh	47	1993	2005	Mr. Marsh has served on the Board of Directors of the Bank since 1993 and the Company since 1994. Mr. Marsh is owner, embalmer and president of Marsh Funeral Home, Inc.; owner of Marsh Stone Co. and Marsh Insurance Agency.

Edmund J. Miller	62	1995	2005	Mr. Miller has served on the Board of Directors of the Company since 1995 and the Bank since 1996. He is a television engineer with Liberty Corporation, WTOL television.

Thomas E. Funk	50	N/A	N/A	Mr. Funk has served as the Vice President, Treasurer and CFO of the Company since March 1, 2002. Prior to March 1, 2002, Mr. Funk was Assistant V.P./Finance for Sky Financial Group, Inc.

No family relationships exist between the Company’s Directors, nominees and executive officers. There are no arrangements or understandings between any Director or nominee and any other person concerning service or nomination as a Director.

The Company’s Code of Ethics is applicable to all directors and employees. A copy of the Code of Ethics is included as Exhibit 14 to this Annual Report on Form 10-KSB.

Audit Committee

The Audit Committee met 14 times to review the previous fiscal year results, the scope of the internal and external audits and internal accounting procedures and controls. Members of the Audit Committee are Messrs. Derkin, Gerke, Marsh and Miller. The Company’s board adopted an amended written charter for the Audit Committee on February 17, 2004. The Board of Directors has determined that Mark S. Derkin is an audit committee financial expert as defined by the SEC rules and regulations.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and Directors and persons who own 10% or more of the Company’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, Directors and 10% or greater shareholders are required by the Commission’s regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file. The same requirements applied to Officers, Directors and 10% shareholders of the Bank prior to the holding company reorganization on January 3, 1994, except that such Form 3, 4 and 5 reports were previously filed with the Board of governors of the Federal Reserve System. All such forms were filed in a timely manner as required, except for one Form 4 of David G. Marsh and two Forms 4 of Edmund J. Miller. The late filings for David G. Marsh and Edmund J. Miller were due to timing issues for shares purchased under the optional cash purchase provisions of the Company’s Dividend Reinvestment Plan.

9

ITEM 10. Executive Compensation

Director Compensation

As a result of the lack of earnings, the directors agreed to forego the payment of any director fees for the year 2004.

Executive Compensation

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the Chief Executive Officer and the most highly compensated executive officers whose salary exceeds $100,000, for all services rendered to the company in all capacities. For fiscal year 2004, no other officer of the Company or the Bank received compensation in excess of $100,000.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
Name/Title	Year	Salary	Bonus	Other Compensation(1)		Securities Underlying Options/SARs	All Other Compensation
Victor A. Proffitt(2)	2004	$150,808	$0	$7,663	(2)	N/A	N/A
President and CEO

Jeffery A. Robb(3)	2003	111,875	4,000	15,065	(3)	N/A	N/A
President and CEO	2002	32,125	0	5,025	(3)	N/A	N/A

(1)	Other annual compensation consists of amounts representing the allocation to each named executive under the 401(k) Deferred Compensation Plan, Director/Committee fees, and other employee benefits.
(2)	Mr. Proffitt became President and Chief Executive Officer effective January 1, 2004 and resigned June 17, 2005.
(3)	Mr. Robb served the Company as President and Chief Executive Officer from July, 2002 until December 31, 2003. Other compensation includes $13,500 directors’ fees.

ITEM 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

For purposes of these tables, a person is considered to beneficially own any shares over which he or she exercises sole or shared investment power or of which he or she have the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, voting power and investment power are exercised solely by the person named in the tables or shared with members of his or her household. Shares deemed outstanding for purposes of computing “Percent of Common Stock” are calculated based on 586,644 shares outstanding. None of the principal holders has the right to acquire beneficial ownership of the Company’s common stock within 60 days.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Joanne R. Moran Toledo, OH 43623	35,695	(2)	6.08%

(1)	All shares are held of record with sole voting and investment power unless otherwise indicted. Beneficial Ownership numbers are as of December 31, 2004.
(2)	Includes 4,273 shares owned by Mrs. Moran’s husband.

10

Name, Position(s) of Beneficial Owner or Director	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Cecil R. Adkins, Director	4,624	(2)	0.79%
Mark S. Derkin, Director	279		0.05%
Donald P. Gerke, Director	4,411	(3)	0.75%
Joseph R. Hirzel, Director, Secretary	3,276	(4)	0.56%
Rolland I. Huss, Director	29,306	(5)	4.99%
Marion Layman, Director, Chairman	14,817	(6)	2.53%
David G. Marsh, Director	992	(7)	0.17%
Edmund J. Miller, Director	7,136	(8)	1.22%
Victor J. Proffitt, Former Director, President & CEO	1,000	(9)	0.17%
Thomas E. Funk, Vice President & CFO	0		—
All Directors and Executive Officers as a Group (10 Persons)	65,841		11.23%

(1)	All shares are held of record with sole voting and investment power unless otherwise indicated. Beneficial Ownership numbers are as of December 31, 2004.
(2)	Includes 4,100 shares jointly owned by Mr. Adkins’ wife.
(3)	Includes 4,189 shares owned by The Gerke Family Trust.
(4)	Includes 186 shares owned by Mr. Hirzel’s wife.
(5)	Includes 609 shares owned by Mr. Huss’s wife and 99 shares owned jointly with two grandchildren.
(6)	Includes 9,329 shares owned by the Marion Layman Trust and 5,388 shares owned by the Naomi Layman Trust.
(7)	Owned jointly with Mr. Marsh’s wife.
(8)	Includes 708 owned jointly with two children, 1,265 owned jointly with wife and 394 owned by Mr. Miller’s wife.
(9)	Mr. Proffitt resigned June 17, 2005.

ITEM 12. Certain Relationships and Related Transactions

The Company has engaged and intends to continue to engage in the lending of money through The Exchange Bank (the “Bank”), its wholly-owned subsidiary, to various directors and officers of the Company. These loans to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.

ITEM 13. Exhibits

(a) Exhibits

Exhibit No.	Document	Reference to Prior Filing of Exhibit or of Exhibit’s Inclusion in this Filing
3(i)	The Amended and Restated Articles of Incorporation of Exchange Bancshares, Inc.	(1)

3(ii)	Code of Regulations of Exchange Bancshares, Inc.	(2)

10	Change of Control Agreement—Thomas E. Funk	(3)

13	2004 Annual Report to Shareholders	(3)

14	Code of Ethics	(3)

21	Subsidiaries of the Company	(3)

23	Consent of Accountants—Dixon, Davis, Bagent & Company	(3)

11

Exhibit No.	Document	Reference to Prior Filing of Exhibit or of Exhibit’s Inclusion in this Filing

23.1	Consent of Accountants—Clifton Gunderson LLP

31.1	Rule 13(a)—14(a) / 15d—14(a) CEO’s Certification	(3)

31.2	Rule 13(a)—14(a) / 15d—14(a) CFO’s Certification	(3)

32.1	Section 1350 CEO’s Certification	(3)

32.2	Section 1350 CFO’s Certification	(3)

99	Safe Harbor Under the Private Securities Litigation Reform Act of 1995	(3)

(1)	Incorporated herein by reference from the Company’s quarterly report on Form 10-QSB for the quarter ended June 30, 1995
(2)	Incorporated herein by reference from the Company’s quarterly report on Form 10-QSB for the quarter ended June 30, 2002
(3)	Included herein

ITEM 14. Principal Accountant Fees and Services

The Audit Committee engaged Clifton Gunderson LLP as the independent public accountants of the Company to audit the Company’s 2004 consolidated financial statements and intends to appoint them for the 2005 fiscal year. Clifton Gunderson LLP has served as independent auditors of the Company since 2003.

Audit Fees

The aggregate fees of Clifton Gunderson LLP for professional services rendered for the audit of the Company’s consolidated financial statements and the review of the financial statements included in the Company’s Forms 10-QSB were $61,000 for fiscal year 2004 and were $51,000 for fiscal year 2003.

Audit-Related Fees

There were no “Audit-Related Fees” billed by Clifton Gunderson LLP for fiscal year 2004 or fiscal year 2003.

Tax Fees

The aggregate fees of Clifton Gunderson LLP for professional services rendered for federal income tax return, quarterly estimated tax payments, state franchise taxes and state personal property taxes were $7,000 for fiscal year 2004. There were no “Tax Fees” billed by Clifton Gunderson LLP for fiscal year 2003.

All Other Fees

There were no fees billed by Clifton Gunderson LLP for all other services not included in “Audit Fees”, “Audit-Related Fees” or “Tax Fees” for fiscal year 2004. The aggregate fees of Clifton Gunderson LLP for all other services not included in “Audit Fees”, “Audit-Related Fees” or “Tax Fees” were $2,975 for fiscal year 2003, for a review of the interest rate risk analysis model.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company. The Audit Committee pre-approved 100% of the audit and permitted non-audit services performed by Clifton Gunderson LLP for fiscal year 2004. The Audit Committee has considered and ultimately determined that the provision of any of the non-audit or other services provided by Clifton Gunderson LLP to the Company is compatible with maintaining their independence.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 6th day of July 2005.

EXCHANGE BANCSHARES, INC.	EXCHANGE BANCSHARES, INC.

/s/ MARION LAYMAN	/s/ THOMAS E. FUNK
Marion Layman	Thomas E. Funk
President and Chief Executive Officer	Vice President, Treasurer and Chief Financial Officer
Principal Executive Officer	Principal Financial Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ CECIL R. ADKINS	/s/ MARION LAYMAN
Cecil R. Adkins, Director	Marion Layman, Chairman

Date: July 6, 2005	Date: July 6, 2005

/s/ MARK S. DERKIN
Mark S. Derkin, Director	David G. Marsh, Director

Date: July 6, 2005	Date: July 6, 2005

/s/ DONALD P. GERKE	/s/ EDMUND J. MILLER
Donald P. Gerke, Director	Edmund J. Miller, Director

Date: July 6, 2005	Date: July 6, 2005

/s/ JOSEPH R. HIRZEL	/s/ ROLLAND I. HUSS
Joseph R. Hirzel, Director	Rolland I. Huss, Director

Date: July 6, 2005	Date: July 6, 2005

13

INDEX TO EXHIBITS

Exhibit No.	Document	Reference to Prior Filing of Exhibit or of Exhibit’s Inclusion in this Filing
3(i)	The Amended and Restated Articles of Incorporation	(1)

3(ii)	Code of Regulations of Exchange Bancshares, Inc.	(2)

10	Change of Control Agreement—Thomas E. Funk	(3)

13	2004 Annual Report to Shareholders	(3)

14	Code of Ethics	(3)

21	Subsidiaries of the Company	(3)

23	Consent of Accountants—Dixon, Davis, Bagent & Company	(3)

23.1	Consent of Accountants—Clifton Gunderson LLP	(3)

31.1	Rule 13(a)—14(a) / 15d—14(a) CEO’s Certification	(3)

31.2	Rule 13(a)—14(a) / 15d—14(a) CFO’s Certification	(3)

32.1	Section 1350 CEO’s Certification	(3)

32.2	Section 1350 CFO’s Certification	(3)

99	Safe Harbor Under the Private Securities Litigation Reform Act if 1995	(3)

(1)	Incorporated herein by reference from the Company’s quarterly report on Form 10-QSB for the quarter ended June 30, 1995
(2)	Incorporated herein by reference from the Company’s quarterly report on Form 10-QSB for the quarter ended June 30, 2002
(3)	Included herein

14

Exhibit 10

Change of Control Agreements

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective as of the 9th day of December, 2002 (the “Effective Date”), by and between The Exchange Bank, an Ohio state-chartered bank with its principal office located in Luckey, Ohio (the “Bank”) and Exchange Bancshares, Inc., a holding company organized under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956 (the “Holding Company”) (collectively, the Bank and the Holding Company referred to herein as the “Corporation”), and Thomas E. Funk, a resident of Ohio (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is employed as the Vice President and Chief Financial Officer of the Corporation; and

WHEREAS, the Boards of Directors of the Corporation recognize the possibility that a change in control of the Corporation may occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Corporation and its shareholders; and

WHEREAS, the Boards of Directors of the Corporation believe it is in the best interests of the Corporation to enter into this Agreement with the Employee in order to assure continuity of management of the Corporation and to reinforce and encourage the attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Corporation; and

WHEREAS, the Employee desires to enter into this Agreement in consideration of his consent to terminate that certain Employment Agreement by and between the Corporation and the Employee, dated June 17, 2002; and

WHEREAS, the Boards of Directors of the Corporation have approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto hereby agree as follows:

1. TERM. The term of this Agreement shall commence on the Effective Date and shall terminate upon the earlier of (i) the date on which payment is made of the Change in Control Payment due to the Employee hereunder, or (ii) the date on which the Employee’s employment by the Corporation comes to an end for any reason other than in conjunction with a Change in Control as described herein.

2. CHANGE IN CONTROL PAYMENT.

a. Cause of Payment. Upon the occurrence of a Change in Control and for a period of one year thereafter, or in the event that during the 120 days prior to a Change in Control either (i) the Employee is involuntarily terminated by the Corporation for any reason other than Cause (as defined below), or (ii) the Employee voluntarily terminates his employment for any reason, the Corporation shall provide a Change in Control Payment to the Employee as set forth below. A “Change in Control” for the purposes of this Agreement shall mean (i) the consolidation, merger or other business combination of the Corporation wherein the Corporation is not the surviving entity, (ii) the transfer of all or substantially all of the assets of the Corporation to a third party, or (iii) the purchase by a person, entity, or an affiliated group of persons or entities of 50% or more of the outstanding voting shares of the Corporation. For the purposes of this Agreement, “Cause” shall mean (i) commission of a willful act of dishonesty in the course of the

Employee’s duties; (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction with respect to any act involving fraud or dishonesty; (iii) the Employee’s continued, habitual intoxication or performance under the influence of controlled substances during working hours, after the Corporation shall have provided written notice to the Employee and given the Employee ten days within which to commence rehabilitation with respect thereto, and the Employee shall have failed to promptly commence and diligently continue such rehabilitation; (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within 30 days after the Corporation shall have advised the Employee in writing of its intention to terminate the Employee’s employment in the event such condition shall not have been cured; or (v) the Employee’s willful and continued personal misconduct, action, inaction, inability or refusal to perform his duties and responsibilities, if (A) the Corporation shall have given the Employee prior written notice of the reason therefore and (B) a period of 30 days following receipt by the Employee of such notice shall have lapsed and the matters which constitute or give rise to such Cause shall have not been cured or eliminated by the Employee; provided, however, that if such matters are of a nature that the same cannot be cured or eliminated within such 30 day period, such period shall be extended for so long as the Employee shall be endeavoring diligently and in good faith to cure or eliminate such matters.

b. Amount of Change in Control Payment. The Change in Control Payment shall be a lump sum payment equal to 2.99 times the Employee’s annual salary as of the effective date of the Change in Control.

c. Timing of Change in Control Payment. The Change in Control Payment shall be paid to the Employee not later than the earlier of (i) 30 days after the effective date of the Change in Control, or (ii) 30 days after the date of termination of the Employee’s employment if such termination occurs after the effective date of the Change in Control.

3. OTHER BENEFITS The Change in Control Payment described in this Agreement shall be in addition to any other retirement or other benefits payable to the Employee under any plan, fund or program maintained by the Corporation.

4. SUCCESSOR. The Corporation will require any successor as the result of a Change in Control to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform hereunder. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of the Change in Control shall be a breach of this Agreement and shall entitle the Employee to the Change in Control Payment from the Corporation in the same amount and on the same terms as the Employee would be entitled to hereunder upon the occurrence of a Change in Control.

5. MISCELLANEOUS.

a. Obligation of the Corporation. The Corporation, and not the Boards of Directors of the Corporation or any member thereof, shall be liable for any and all claims made in connection with this Agreement and for any and all payments to which the Employee may be entitled under this Agreement. The Agreement shall be unfunded.

b. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto,, the heirs and legal representatives of the Employee, and the successors and assigns of the Corporation, except that the Employee may not assign his Agreement.

c. Modification. This Agreement may not be changed, amended, or modified except by a writing signed by both parties.

d. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required to be or may be given under this Agreement shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by a commercially reputable overnight delivery service, delivery charges prepaid, to the parties at the addresses set forth herein or to such other address as either party may designate from time to time by notice to the other party sent in like manner.

e. Governing Law. This Agreement constitutes the entire agreement between the parties and shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed solely within such state.

f. Headings. The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

g. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

h. Confidentiality. This Agreement shall be confidential, and the Employee agrees not to disclose the existence of this Agreement or its terms to anyone other than the Employee’s attorney and the Employee’s financial and tax advisors.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the Effective Date.

Exchange Bancshares, Inc.		Employee

By:	/s/ MARION LAYMAN	/s/ THOMAS E. FUNK
Name:		Thomas E. Funk
Title:	Chairman

The Exchange Bank

By:	/s/ MARION LAYMAN
Name:
Title:	Chairman Emeritus

Exhibit 13

EXCHANGE BANCSHARES, INC.

2004 ANNUAL REPORT

TO SHAREHOLDERS

EXCHANGE BANCSHARES, INC.—MISSION STATEMENT

Our mission is:

To maximize shareholder value and to provide a fair rate of return on shareholder investment compared to industry average;

To be responsive to customer needs, a partner in helping consumers and businesses in our market area achieve their financial goals;

To provide staff members with a positive environment in which to contribute corporate success and attain career objectives.

THE EXCHANGE BANK—MISSION STATEMENT

Our mission is to be the financial cornerstone of the communities we serve.

The Exchange Bank exists to provide superior banking services to our customers and provide its shareholders with a fair return on their investment.

To achieve our mission we will:

Remain a caring institution, listening to our customers and the communities we serve;

Set high standards for employees by providing training, guidance and sense of pride, knowing that only through employee teamwork can our mission be accomplished;

Provide a superior level of internal service and support to one another;

Represent the Bank with the utmost pride, professionalism, and high standards of ethical behavior.

We believe a commitment to high employee performance and a focus on the quality of customer service are essential to our success and that building a great financial organization is an ongoing process.

EXCHANGE BANCSHARES, INC.

Dear Shareholders:

Thanks for your continued support of Exchange Bancshares, Inc. 2004 was a difficult year in terms of earnings and operational efficiencies. The Board of Directors and the management team are working to improve these areas.

The Company had a net loss of $564 thousand in 2004, compared to net income of $172 thousand in 2003. The major contributing factors to the loss were the $292 thousand increase in provision for loan losses, reflecting the increase in net loan charge-offs of $509 thousand in 2004, and the $364 thousand decrease in net interest income. However, a positive message is that our non-performing loans dropped from $2 million in 2003, to $934 thousand in 2004. Our assets decreased by 11% this past year, ending the year with $91 million in assets, as compared to $102 million in 2003.

Continual improvement of asset quality is a high priority for the Company. We adopted a new loan policy this past year, which includes improved underwriting guidelines to enhance our overall credit quality. We added a credit analyst to provide greater oversight in our underwriting process. As many of you know, bankruptcies are still on the rise, which is a reason for our ongoing, concentrated collection efforts. We made significant progress in the area of asset quality in 2004, but it is an ongoing process. Management is working to improve earnings while maintaining credit quality.

Our operating efficiencies continue to challenge us. Management is diligently reviewing all areas of operations in an effort to control costs. Our total non-interest expense was up less than 1% over 2003, while total interest expense was down 29% from 2003. Although these areas show improvement, we still face challenges in generating net interest income, while controlling expenses.

With our 100th anniversary looming in the future (2006), our Board of Directors and employees appreciate the support and loyalty of our shareholders, customers, and the communities that we serve.

Sincerely,

/s/ MARION LAYMAN
Marion Layman
Chairman, President & CEO

1

Five-Year Summary of Selected Financial Data

Years Ended December 31,	2004 (As restated)	2003 (As restated)	2002	2001	2000
	Dollars in thousands, except per share data
Statements of Income
Interest income	$4,950	$5,880	$7,035	$8,287	$8,261
Interest expense	1,399	1,965	2,872	4,075	3,878

Net interest income	3,551	3,915	4,163	4,212	4,383
Provision for loan losses	542	250	2,019	15	75

Net interest income, after provision for loan losses	3,009	3,665	2,144	4,197	4,308
Non-interest income	492	622	768	680	552
Non-interest expenses	4,065	4,045	4,587	4,016	3,864

Income (loss) before income taxes	(564)	242	(1,675)	861	996
Income tax provision (credit)	—	70	(585)	269	320

Net income (loss)	$(564)	$172	$(1,090)	$592	$676

Per Common Share
Net income (loss)—basic and diluted	$(0.96)	$0.29	$(1.86)	$1.01	$1.16
Cash dividends declared	—	0.25	0.25	0.50	0.49
Book value at year-end	14.14	15.46	15.72	17.85	17.01
Weighted average shares outstanding	586,644	586,644	586,644	585,553	583,870

Year End Balances
Assets	$90,719	$101,819	$110,688	$106,456	$103,155
Securities	22,944	23,081	17,652	14,815	15,435
Loans	62,274	68,555	72,512	81,182	79,279
Deposits	82,007	92,249	100,845	95,231	90,108
Borrowed funds	74	86	100	115	2,632
Shareholders’ equity	8,298	9,069	9,222	10,452	9,933

Ratios
Return on average assets	(0.57)%	0.16%	(1.01)%	0.55%	0.67%
Return on average shareholders’ equity	(6.57)%	1.85%	(10.51)%	5.93%	7.18%
Average shareholders’ equity to average assets	8.73%	8.69%	9.60%	9.26%	9.27%
Dividend payout ratio	—	48.50%	—	49.49%	42.16%

Description of Business

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Company is subject to regulation by the Board of Governors of the Federal Reserve System, which limits the activities in which the Company and the Bank may engage. The Bank is supervised by the State of Ohio, Division of Financial Institutions. The Bank is a member of the Federal Reserve System and is subject to its supervision. The Bank is also a member of the Federal Deposit Insurance Corporation (the “FDIC”). As such, the Bank is subject to periodic examination by the Division of Financial Institutions of the State of Ohio and the Federal Reserve Board. The Company and the Bank must file with the U.S. Securities and Exchange Commission, the Federal Reserve Board and Ohio Division of Financial Institutions the prescribed periodic reports containing full and accurate statements of its affairs.

2

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities. These communities are the source of substantially all deposit and loan activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

Market for Common Equity and Related Stockholder Matters

At December 31, 2004, the Company had approximately 783 shareholders of record. Sweney Cartwright & Co. and McDonald & Company, broker-dealers, make a limited over-the-counter market in shares of the Company’s Common Stock. There are no plans to list the shares of the Common Stock on any stock exchange. In 2004, Sweney Cartwright & Co. and McDonald & Company purchased and sold shares of stock of the Company at prices ranging from $16.00 to $18.75 per share. The offer to purchase shares, in some instances, was conditional upon their ability to sell the shares at a predetermined price. The following represents a summary of the quarterly high and low prices based on transactions reported to the Company.

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
High	$18.75	$18.35	$17.00	$17.00
Low	18.00	17.00	16.00	16.00
Dividend	0.00	0.00	0.00	0.00

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
High	$19.75	$18.75	$18.25	$19.75
Low	18.10	17.25	17.35	17.55
Dividend	0.00	0.20	0.00	0.05

Availability of Financial Information

The Company files unaudited quarterly financial reports under Form 10-QSB and annual financial reports under Form 10-KSB with the Securities and Exchange Commission (the “SEC”). Copies of these reports are available by writing to:

Joseph R. Hirzel, Secretary

Exchange Bancshares, Inc.

237 Main Street, P.O. Box 177

Luckey, Ohio 43443-0177

Financial reports and other materials filed by the Company with the SEC may also be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained from the SEC by calling 1-800-SEC-0330. The SEC also maintains an internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file reports electronically, as the Company does.

3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis represents a review of the Company’s consolidated financial condition and results of operations. This review should be read in conjunction with the consolidated financial statements presented elsewhere in this report.

Recent Developments

This Amendment to Exchange Bancshares, Inc.’s (the “Company”) Annual Report on Form 10-KSB for the year ended December 31, 2004 includes restated financial statements as of December 31, 2004 and 2003, and for the years then ended. This restatement relates to our application of Statement of Financial Accounting Standard No. 109. “Accounting for Income Taxes” (“Statement 109”).

The principal application of Statement 109 to the Company’s consolidated financial statements relates to the accounting for the Company’s net operating loss carryforwards and the valuation allowance for deferred tax assets. As a result of an updated review and analysis of the requirements of Statement 109 and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company has restated the 2004 and 2003 consolidated financial statements to reflect an increase in the valuation allowance for deferred tax assets of $196,000 in 2004 and $129,000 in 2003.

This application of Statement 109 results in the following changes in reported net income (loss) for the periods presented in this report:

•	an increase of $196,000 in net loss for the year ended December 31, 2004;

•	a decrease of $129,000 in net income for the year ended December 31, 2003.

This application of Statement 109 also results in changes to comprehensive income and the consolidated statements of cash flows and balance sheets during the periods listed above.

The restatement had no impact on cash flow from operations and as shown in Note 11, the Bank continues to be classified as “well capitalized” under the regulatory framework for prompt corrective action.

Forward-Looking Statements

When used in this Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any statements expressed with respect to future periods.

In additional to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the operations of the Bank, and the Company’s actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and changes in interest rates in the nation and the Company’s primary market area.

Without limiting the generality of the foregoing, some of the forward-looking statements included herein are the statements under the following headings and regarding the following matters:

1. Financial Condition. Management’s statements regarding the amount and adequacy of the allowance for loan losses at December 31, 2004.

4

2. Comparison of Results of Operations—“Provision and Allowance for Loan Losses”. Management’s statements regarding the adequacy of the allowance for loan losses at December 31, 2004.

3. Liquidity and Market Risk. Management’s belief that liquidity and capital reserves are sufficient to meet its outstanding short-term and long-term needs.

The Company does not undertake, and specifically disclaims any obligations, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Condition

As of December 31, 2004, the Company had total assets of $90,719,000, $62,274,000 in loans, $82,007,000 in deposits, and $8,298,000 in shareholders’ equity. Such amounts compare to total assets of $101,819,000, $68,555,000 in loans, $92,249,000 in deposits, and $9,069,000 in shareholders’ equity at December 31, 2003.

Loan Portfolio

Loans, as a component of earning assets, represent a significant portion of earning assets at December 31, 2004. As presented in the “Consolidated Average Balance Sheets and Related Yields and Rates” table, included herein, average loans decreased 6.7% in 2004 to represent 69.9% of average interest-earning assets compared to 69.5% in 2003 and 79.0% in 2002. Total loans decreased from $68,555,000 at December 31, 2003 to $62,274,000 at December 31, 2004. This represents a decrease of $6,281,000, or 9.2%, from the previous year. The decrease was due to decreases in nonresidential real estate loans of $2,745,000 or 12.8%, consumer loans of $2,209,000 or 22.7%, residential real estate loans of $1,675,000 or 5.1% and municipal loans of $570,000, offset by increases in construction loans of $423,000 or 32.8%, commercial and industrial loans of $277,000 and agricultural loans of $218,000. The majority of the decrease was a result of increased competition from other financial institutions, payoffs of certain large commercial real estate loans, an increase in charged-off loans due to bankruptcies and a more conservative approach in evaluating credit quality. After the large increase in non-performing assets during 2002, the Company’s primary focus was to improve asset quality. The Company’s concern about asset quality and underwriting standards, along with the reasons stated above, resulted in a decrease in the size of the loan portfolio from 2002 through 2004. Once the amount of non-performing loans is reduced to an acceptable level, the Company’s strategy will be to implement marketing plans which will increase the size of the loan portfolio and interest income.

The following table provides a five-year summary of the loan portfolio (dollars in thousands).

December 31,	2004	2003	2002	2001	2000
Loans secured by real estate:
Construction	$1,714	$1,291	$2,258	$1,694	$833
Residential properties	31,083	32,758	27,687	32,994	37,854
Nonresidential properties, including farm land	18,632	21,377	26,704	28,141	24,157
Agricultural production	851	633	1,103	852	816
Commercial and industrial	2,115	1,838	2,582	3,596	2,544
Consumer	7,505	9,714	11,358	13,637	12,935
Municipal	374	944	820	268	140

Total	$62,274	$68,555	$72,512	$81,182	$79,279

Loans secured by real estate:
Construction	2.8%	1.9%	3.1%	2.1%	1.1%
Residential properties	49.9%	47.8%	38.2%	40.6%	47.7%
Nonresidential properties, including farm land	29.9%	31.2%	36.8%	34.7%	30.5%
Agricultural production	1.4%	0.9%	1.5%	1.1%	1.0%
Commercial and industrial	3.4%	2.7%	3.6%	4.4%	3.2%
Consumer	12.0%	14.1%	15.7%	16.8%	16.3%
Municipal	0.6%	1.4%	1.1%	0.3%	0.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

5

The following table shows the amount of commercial, agricultural and municipal loans, real estate nonresidential loans and real estate construction loans at December 31, 2004 (dollars in thousands).

December 31, 2004	Within 1 Year	1 - 5 Years	After 5 Years	Total
Commercial, industrial, agricultural and municipal	$2,511	$782	$47	$3,340
Real estate nonresidential	9,435	7,494	1,703	18,632
Real estate construction	1,383	331	0	1,714

Total	$13,329	$8,607	$1,750	$23,686

Fixed	$3,249	$1,326	$1,630	$6,205
Variable	10,080	7,281	120	17,481

Total	$13,329	$8,607	$1,750	$23,686

Off-Balance Sheet Arrangements

In addition to the loans reported in the Loan Information table, there are certain off-balance sheet products such as loan commitments and letters of credit, which are offered under the same credit standards as the loan portfolio. Generally accepted accounting principles require that these financial instruments be disclosed but not reflected in the accompanying consolidated financial statements. Management closely monitors the financial condition of potential creditors throughout the terms of the instrument to assure that they maintain certain credit standards. Refer to Note 8 of the Notes to Consolidated Financial Statements for additional information on off-balance sheet financial instruments.

Non-Performing Assets

Non-performing assets are defined as loans accounted for on a non-accrual basis, accruing loans that are contractually past due 90 days or more as to principal or interest payments, renegotiated troubled debt and other real estate owned obtained through loan foreclosure.

A loan is placed on non-accrual when payment terms have been seriously violated (principal and/or interest payments are past due 90 days or more, deterioration of the borrower’s ability to repay, or significant decrease in value of the underlying loan collateral) and stays on non-accrual until the loan is brought current as to principal and interest. The classification of a loan or other asset as non-accruing does not indicate that loan principal and interest will not be collectible. The Bank adheres to the policy of the Federal Reserve that banks may not accrue interest on any loan when the principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection.

A loan is considered restructured or renegotiated when either the rate is reduced below current market rates for that type of risk, principal or interest is forgiven, or the term is extended beyond that which the Bank would accept for loans with comparable risk.

Other real estate owned consists of real estate properties, generally acquired through foreclosure action or the borrower voluntarily deeding the property to the Bank. Properties obtained from foreclosing on loans secured by real estate are recorded at the lower of cost or market value. Other real estate owned amounted to $237,000 at December 31, 2003, with none at December 31, 2004.

Loans accounted for on a non-accrual basis at December 31, 2004, were $892,000 as compared to $627,000 at December 31, 2003. Non-performing assets at December 31, 2004, totaled $934,000 as compared to $2,269,000 at December 31, 2003, a decrease of $1,335,000 or 58.8%. The decrease is due to decreases of $991,000 in loans past due 90 days or more and still accruing, $372,000 in restructured loans and the sale of two properties from other real estate owned, offset by an increase of $265,000 in non-accrual loans. Management is continuing to monitor these assets and strengthen the Bank’s position whenever possible.

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The following table provides a five-year summary of non-performing assets (dollars in thousands).

December 31,	2004	2003	2002	2001	2000
Non-accrual loans	$892	$627	$1,351	$921	$357
Restructured loans	0	372	11	14	0
Loans past due 90 days or more and still accruing	42	1,033	753	787	195

Total non-performing loans	934	2,032	2,115	1,722	552
Other real estate owned	0	237	1,150	92	0

Total non-performing assets	$934	$2,269	$3,265	$1,814	$552

Ratios
Non-performing loans to total loans	1.50%	2.96%	2.92%	2.12%	0.70%
Non-performing assets to total loans plus other real estate owned	1.50%	3.30%	4.43%	2.23%	0.70%

Provision and Allowance for Loan Losses

The allowance for loan losses was established and is maintained by periodic charges to the provision for loan losses, an operating expense, in order to provide for probable losses inherent in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited, respectively, to the allowance for loan losses as they occur.

To identify and manage the risks of lending, reviews of the loan portfolio are made on a continuous basis to identify problem loans. Management has internal and external loan review procedures that provide for analysis of problem loans. Other factors considered in the analysis of the loan portfolio include general economic conditions, credit quality trends and regulatory examination findings. Internally identified “Watch Loans” are graded for asset quality by either the senior loan officer and/or the internal/external review staff. The results of the grading process in conjunction with independent collateral evaluations are used by management and the Board of Directors in determining the adequacy of the allowance for loan losses account on a quarterly basis. The entire allowance for loan losses is available to absorb any particular loan loss.

Management believes that the allowance for loan losses is adequate to cover potentially uncollectible loans at December 31, 2004.

The provision for loan losses for 2004 was $542,000 compared with $250,000 for 2003 and $2,019,000 for 2002. The changes in the provision for loan losses were primarily due to changes in net charge-offs, the level of non-performing loans and changes in risk factors within the loan portfolio. At December 31, 2004, the allowance for loan losses was $1,106,000 or 1.78% of total loans, and 118.4% of total non-performing loans, compared to the allowance for loan losses at December 31, 2003 of $1,395,000 or 2.03% of total loans and 68.7% of total non-performing loans.

The provision for loan losses was $250,000 for 2003, a decrease of $1,769,000 compared to $2,019,000 for the same period in 2002. The large provision for loan losses in 2002 was primarily attributable to higher net charge-offs and the increase in non-performing loans. The higher net charge-offs in 2002 were primarily due to a deterioration of credit quality in the loan portfolio, a related increase in bankruptcies declared by loan customers and one large commercial loan.

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The following table provides a five-year summary of allowance for loan losses activity (dollars in thousands).

	2004	2003	2002	2001	2000
Balance at beginning of year	$1,395	$1,417	$844	$756	$1,008

Charge-offs:
Real estate	679	141	396	0	0
Commercial, industrial and agricultural	20	20	318	92	239
Consumer	173	213	647	116	49
Credit card	49	166	197	52	118

Total charge-offs	921	540	1,558	260	406

Recoveries:
Real estate	42	74	10	1	2
Commercial, industrial and agricultural	20	31	27	238	65
Consumer	58	145	70	79	11
Credit card	20	18	5	15	1

Total recoveries	140	268	112	333	79

Net charge-offs	781	272	1,446	(73)	327

Transfer to other liabilities	(50)	—	—	—	—
Provision for loan losses	542	250	2,019	15	75

Balance at end of year	$1,106	$1,395	$1,417	$844	$756

Allocation of Allowance for Loan Losses:
Real estate	$218	$337	$192	$52	$6
Commercial, industrial and agricultural	490	515	555	408	172
Consumer and credit card	272	349	200	135	104
Unallocated	126	194	470	249	474

Total	$1,106	$1,395	$1,417	$844	$756

Ratios
Net charge-offs to average loans	1.21%	0.39%	1.81%	(0.09)%	0.42%
Allowance for loan losses to total loans	1.78%	2.03%	1.95%	1.04%	0.95%
Allowance for loan losses to non-performing loans	118.42%	68.65%	67.00%	49.01%	136.96%

Investments

Securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Presently, all securities other than restricted stock are designated as available-for-sale and carried at fair value, with unrealized gains and losses, net of applicable taxes, on such securities recognized as other comprehensive income (loss). Restricted stock is carried at cost and evaluated for impairment. At December 31, 2004, securities, including restricted stock, totalled $22,944,000, a decrease of $137,000 or 0.6% from $23,081,000 at December 31, 2003.

The Bank utilizes an outside investment firm to analyze, evaluate and offer investment recommendations to management based on such criteria as security ratings, yields and terms. All securities must pass a stress test at the time of purchase estimating how the security would perform in various interest rate environments. Funds allocated to the securities portfolio are constantly monitored by management to ensure that a proper ratio of liquidity and earnings is maintained.

At December 31, 2004, federal funds sold were $598,000 a decrease of $3,743,000 or 86.2% from $4,341,000 at December 31, 2003. The decrease in federal funds sold is due to the outflow of deposits. Management maintains federal funds sold balances consistently at levels that will cover the short-term liquidity needs of the Bank.

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The following table shows the contractual maturities and weighted average yields of the Company’s available-for-sale securities as of December 31, 2004 (dollars in thousands).

	Amortized Cost								Total Fair Value
	Within 1 Year		1 - 5 Years		5 - 10 Years		Total
December 31, 2004	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury	$1,515	3.22%	—	—	—	—	$1,515	3.22%	$1,522
Federal Agency	2,283	2.11%	15,410	2.77%	—	—	17,693	2.68%	17,545
Mortgage-Backed	—	—	375	3.20%	—	—	375	3.20%	373
Corporate Debt	1,497	2.07%	1,329	3.65%	—	—	2,826	2.80%	2,818

Total	$5,295	2.42%	$17,114	2.85%	—	—	$22,409	2.74%	$22,258

Deposits

At December 31, 2004, deposits were $82,007,000, a decrease of $10,242,000 or 11.1% from $92,249,000 at December 31, 2003. The decrease was primarily due to a decrease of $9,084,000 in certificates of deposit. Certificates of deposit decreased $16,977,000 from December 31, 2002 to December 31, 2004 due to higher rate interest-bearing certificates maturing and the funds transferring to other institutions or investment alternatives. Such decreases in certificates of deposit were part of the Company’s strategy to decrease its reliance on high-rate certificates of deposit as a funding source for loans. The Company’s strategy also included the use of temporary funding sources other than deposits, if necessary, for future loan growth. See the Borrowed Funds section of Management’s Discussion and Analysis for more details.

The following table provides a five-year summary of deposits by product (dollars in thousands):

December 31,	2004	2003	2002	2001	2000
Noninterest-bearing deposits	$11,903	$10,438	$11,535	$10,943	$9,446
NOW and money market accounts	15,405	16,628	16,168	16,615	14,395
Savings accounts	17,730	18,543	17,862	16,757	15,128
Individual retirement accounts	5,855	6,442	7,189	6,339	6,062
Certificates of deposits	31,114	40,198	48,091	44,577	45,077

Total	$82,007	$92,249	$100,845	$95,231	$90,108

The following table is a schedule of certificates of deposit, including individual retirement accounts, of $100,000 or more as of December 31, 2004 (dollars in thousands):

December 31, 2004	Within 3 Months	3 - 6 Months	6 - 12 Months	Over 12 Months	Total
Certificates of deposit of $100,000 or More	$1,091	$654	$3,387	$3,986	$9,118

Borrowed Funds

The Bank has various sources available to fund loans. Temporary funding sources include a line of credit with a correspondent bank for $875,000 and a short-term cash management credit line with the Federal Home Loan Bank (“FHLB”) for $10,000,000. The Bank is a member of the FHLB and may obtain both overnight and term advances. The Bank also has approximately $8,000,000 of additional credit available from the FHLB. See Note 5 of the Notes to Consolidated Financial Statements for more information.

Capital Resources

At December 31, 2004, shareholders’ equity was $8,298,000 or 9.15% of total assets compared to $9,069,000 or 8.91% of total assets at December 31, 2003. The decrease was due to a net loss of $564,000 and a reduction of $207,000 in unrealized gains on available-for-sale securities.

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The Federal Reserve Board has established risk-based capital requirements for bank holding companies and banks. The primary purpose of these requirements is to assess the risk in a financial institution’s balance sheet and off-balance sheet financial instruments in relation to adjusted capital. To be considered well-capitalized under prompt corrective action, the Bank is required to maintain a minimum total qualifying capital of at least 10% and Tier I (Core) capital of at least 6%. Tier I capital includes common equity, non-cumulative perpetual preferred stock, and minority interest less goodwill and other disallowed intangibles. Tier II (supplementary) capital includes subordinated debt, intermediate-term preferred stock, the allowance for loan losses and preferred stock not qualifying for Tier I capital. At December 31, 2004, the Bank’s risk-based capital ratio for Tier I and Tier II capital was 14.0% and 15.3%, respectively. A detailed summary of the capital amounts and selected rates is provided in Note 11 of the Notes to Consolidated Financial Statements.

Liquidity and Market Risk

Exchange Bancshares, Inc. is a holding company and does not conduct operations. Its primary source of liquidity is dividends from the Bank. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without regulatory approval unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years. At December 31, 2004, neither the Company nor the Bank may pay a dividend without the approval of regulators.

The Bank manages liquidity and market risk through its Asset / Liability Committee (ALCO). The ALCO Committee assesses interest rate risk by monitoring current economic conditions and ensuring that the Bank has funds available to satisfy the normal loan and deposit needs of its customers while taking advantage of investment opportunities as they arise in order to maintain consistent growth and earnings. The Bank maintains a stable core deposit base and adequate liquidity through the use of federal funds sold and investment securities.

The difference between interest rate sensitive assets that reprice within a specific time period and interest rate sensitive liabilities that reprice within a specific time period is commonly referred to as “interest rate sensitivity gap.” In periods of declining interest rates, a liability sensitive position is more favorable as interest rate sensitive liabilities may be adjusted to declining market rates prior to maturing interest rate sensitive assets. In periods of rising interest rates, an asset sensitive position is more favorable as interest rate sensitive assets may be adjusted to rising market rates prior to maturing interest rate sensitive liabilities.

The following table shows the Company’s interest rate sensitivity position as of December 31, 2004 (dollars in thousands).

December 31, 2004	Within 3 Months	Over 3 Months to 1 Year	Over 1 Year to 3 Years	Over 3 Years to 5 Years	After 5 Years	Total
Interest-bearing deposits in banks	$12	$—	$—	$—	$—	$12
Federal funds sold	598	—	—	—	—	598
Securities	1,500	3,794	15,322	1,642	686	22,944
Loans	15,226	10,331	14,190	9,025	13,502	62,274
Other assets	—	—	—	—	4,891	4,891

Total assets	$17,336	$14,125	$29,512	$10,667	$19,079	$90,719

Interest-bearing deposits	$10,353	$22,510	$19,739	$10,644	$6,858	$70,104
Borrowed funds	1	10	19	14	30	74
Noninterest-bearing deposits	—	—	—	—	11,903	11,903
Other liabilities and equity	—	—	—	—	8,638	8,638

Total liabilities and equity	$10,354	$22,520	$19,758	$10,658	$27,429	$90,719

Gap	$6,982	$(8,395)	$9,754	$9	$(8,350)
Cumulative gap	6,982	(1,413)	8,341	8,350	0

Cumulative gap to total assets	7.70%	(1.56)%	9.19%	9.20%

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The above table includes mortgage-backed securities with maturities projected based on anticipated cash flows rather than final maturity.

Comparison of Results of Operations

For 2004, the Company’s net loss was $(564,000) or $(0.96) per share compared to net income of $172,000 or $0.29 per share for 2003 and a net loss of $(1,090,000) or $(1.86) per share for 2002. The net loss for 2002 was primarily due to the $2,019,000 provision for loan losses. The net loss for 2004 as compared to net income in 2003 was primarily due to decreases in net interest income and non-interest income, and an increase in the provision for loan losses. The decrease in net interest income was due to lower volumes of higher yielding loans. Return on average assets (ROA) was (0.57)%, 0.16% and (1.01)% in 2004, 2003 and 2002, respectively. Return on average shareholders’ equity (ROE) was (6.57)%, 1.85% and (10.51)% in 2004, 2003 and 2002, respectively.

Net Interest Income

Net interest income, the interest income earned on interest-earning assets less interest expense incurred on interest-bearing liabilities is the Company’s primary source of earnings. The following table entitled “Consolidated Average Balance Sheets and Related Yields and Rates” presents the Company’s net interest income for the years ended December 31, 2004, 2003 and 2002 and summarizes the Company’s (i) average assets, liabilities and shareholders’ equity (ii) interest income earned and interest expense incurred, (iii) average yield earned on interest-earning assets and average rate incurred on interest-bearing liabilities and (iv) net interest spread and net interest margin. Average yields on interest-earnings assets have been prepared on a tax-equivalent basis (using a 34% tax rate) and non-accrual loans have been included in the average loan balances.

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Consolidated Average Balance Sheets and Related Yields and Rates

	2004			2003			2002
	Average Balance	Interest Income / Expense	Average Yields / Rates	Average Balance	Interest Income / Expense	Average Yields / Rates	Average Balance	Interest Income / Expense	Average Yields / Rates
	(dollars in thousands)
Assets:
Interest-earning deposits in banks	$12	$—	—%	$19	$—	—%	$37	$—	—%
Federal funds sold	4,533	55	1.21%	9,458	105	1.11%	5,768	87	1.51%
Securities	23,256	681	2.93%	20,860	746	3.58%	15,433	808	5.24%
Loans (1) (2)	64,668	4,223	6.53%	69,281	5,044	7.28%	79,717	6,140	7.70%

Total interest-earning assets	92,469	4,959	5.36%	99,618	5,895	5.92%	100,955	7,035	6.97%

Cash and due from banks	2,443			2,629			3,101
Allowance for loan losses	(1,187)			(1,291)			(886)
Other assets	4,543			5,808			4,838

Total assets	$98,268			$106,764			$108,008

Liabilities and Shareholders’ Equity:
NOW accounts	$15,423	203	1.32%	$15,532	221	1.42%	$16,437	508	3.09%
Money market accounts	1,670	13	0.78%	1,491	14	0.94%	1,068	16	1.50%
Savings accounts	18,556	55	0.30%	18,206	84	0.46%	17,215	201	1.17%
Time deposits	42,450	1,123	2.65%	50,619	1,640	3.24%	51,345	2,131	4.15%

Total interest-bearing deposits	78,099	1,394	1.78%	85,848	1,959	2.28%	86,065	2,856	3.32%
Borrowed funds	80	5	6.25%	93	6	6.45%	572	16	2.80%

Total interest-bearing liabilities	78,179	1,399	1.79%	85,941	1,965	2.29%	86,637	2,872	3.32%

Noninterest-bearing deposits	11,123			11,019			10,498
Other liabilities	386			526			502
Shareholders’ equity	8,580			9,278			10,371

Total liabilities and shareholders’ equity	$98,268			$106,764			$108,008

Net interest income on a tax-equivalent basis		$3,560			$3,930			$4,163

Net interest spread			3.57%			3.63%			3.65%

Net yield on interest-earning assets			3.85%			3.95%			4.12%

NOTES:

(1)	Interest income includes loan fees.
(2)	Non-accrual loans are included in loans and do not have a material impact on the analysis.

Changes in net interest income may also be analyzed by comparing volume and rate components of interest income and interest expense. The table entitled “Rate and Volume Analysis” presents an analysis of the changes

12

in interest income and interest expense in terms of changes in volume and interest rates for the years ended December 31, 2004 and 2003. The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the absolute dollar change due to volume and the change due to rate.

Rate and Volume Analysis

	2004 vs. 2003			2003 vs. 2002
Changes in Tax Equivalent Interest Income	Volume	Yield / Rate	Total	Volume	Yield / Rate	Total
	(dollars in thousands)
Assets:
Interest-earning deposits in banks	$0	$0	$0	$0	$0	$0
Federal funds sold	(59)	9	(50)	31	(13)	18
Securities	80	(145)	(65)	237	(299)	(62)
Loans	(322)	(499)	(821)	(762)	(334)	(1,096)

Total	(301)	(635)	(936)	(494)	(646)	(1,140)

Liabilities:
NOW accounts	(2)	(16)	(18)	(28)	(259)	(287)
Money market accounts	2	(3)	(1)	6	(8)	(2)
Savings accounts	2	(31)	(29)	12	(129)	(117)
Time deposits	(242)	(275)	(517)	(30)	(461)	(491)
Borrowed funds	(1)	0	(1)	(20)	10	(10)

Total	(241)	(325)	(566)	(60)	(847)	(907)

Change in net interest income	$(60)	$(310)	$(370)	$(434)	$201	$(233)

The average yield on interest-earning assets decreased to 5.36% in 2004 from 5.92% and 6.97% in 2003 and 2002, respectively. The decrease was primarily due to higher yielding interest-earning assets repricing at lower interest rates due to the current rate environment and increased competition from other financial institutions. The average rate on interest-bearing liabilities has also declined due to the repricing of deposits at lower current market interest rates. The average rate on interest-bearing liabilities decreased to 1.79% in 2004 from 2.29% and 3.32% in 2003 and 2002, respectively. The net effect of the changes in yields and rates resulted in a decrease in the net yield on interest-earning assets for 2004. The changes in both asset and liability volumes in 2004 coupled with repricing of both interest-earning assets and interest-bearing liabilities resulted in a decrease of $370,000 in net interest income.

Non-Interest Income

The following table summarizes the components of the Company’s non-interest income for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands).

Year ended December 31,	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Service charges on deposits	$381	$403	$389	(5.5)%	3.6%
Secondary market loan fees	46	98	163	(53.1)%	(39.9)%
Fees on annuities and mutual funds	—	25	131	(100.0)%	(80.9)%
Net gains on sales of securities	5	29	19	(82.8)%	52.6%
Other income	60	67	66	(10.4)%	1.5%

Total non-interest income	$492	$622	$768	(20.9)%	(19.0)%

Non-interest income decreased $130,000 or 20.9% to $492,000 in 2004 compared to $622,000 in 2003 and $768,000 in 2002. The 2004 decrease was primarily due to decreases of $52,000 or 53.1% in secondary market

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loan fees, $25,000 or 100.0% on sales of annuities and mutual funds, $24,000 or 82.8% in net gains on the sales of securities, $22,000 or 5.5% in service charges on deposit accounts and $7,000 in other non-interest income. The decrease in secondary market loan fees was due to lower volume. The decrease in fees on annuities and mutual funds was due to the 2003 termination of an agreement, between the Company and an outside service provider, for the sales of annuities and mutual funds through the Company. The decrease in service charges on deposit accounts was primarily due to the introduction of service charge free checking accounts during 2004.

Non-Interest Expenses

The following table summarizes the components of the Company’s non-interest expenses for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands).

Year ended December 31,	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Salaries, wages and employee benefits	$2,060	$1,955	$2,230	5.4%	(12.3)%
Net occupancy and equipment	540	574	584	(5.9)%	(1.7)%
Bank, ATM and credit card charges	168	181	192	(7.2)%	(5.7)%
Data processing	171	170	165	0.6%	3.0%
Directors fees	—	130	110	(100.0)%	18.2%
Audit and other professional fees	227	175	203	29.7%	(13.8)%
State and other taxes	109	107	123	1.9%	(13.0)%
Postage and courier	108	110	122	(1.8)%	(9.8)%
Supplies and printing	75	79	136	(5.1)%	(41.9)%
Advertising	134	55	130	143.6%	(57.7)%
Legal	148	109	199	35.8%	(45.2)%
Telephone	88	94	79	(6.4)%	19.0%
Other	237	306	314	(22.5)%	(2.5)%

Total Non-interest Expenses	$4,065	$4,045	$4,587	0.5%	(11.8)%

Non-interest expenses increased $20,000 or 0.5% to $4,065,000 in 2004 compared to $4,045,000 in 2003 and $4,587,000 in 2002. The increase was primarily due to increases of $105,000 or 5.4% in salaries, wages and employee benefits, $79,000 or 143.6% in advertising, $52,000 or 29.7% in audit and other professional fees and $39,000 or 35.8% in legal fees. The increase in salaries, wages and employee benefits was primarily due to management and staffing changes within the Bank. The increase in advertising was due to a new marketing campaign provided by an outside firm, such expenses had been reduced in 2003. The increase in audit and other professional fees was primarily due to increases in external audit fees, external loan review fees and consulting fees. Legal fees increased due to increased collection efforts on past due loans. In an effort to improve earnings, the Company’s Board of Directors decided to waive their fees for 2004. The decreases in occupancy of premises and other expenses were primarily due to efforts of management to control costs by diligently reviewing all areas of operations and contracts with vendors for reductions in expense.

Income Taxes

The Company had no provision for income taxes in 2004 compared to a $70,000 provision in 2003 and a credit of $(585,000) in 2002, representing an effective tax rate of 0.0%, 28.9%, and (34.9)%, respectively. There was no credit for federal income taxes in 2004 due to the $196,000 increase in the valuation allowance for deferred tax assets. See Notes 7 and 17 to the Company’s Consolidated Financial Statements for additional details.

Impact of Inflation

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations

14

primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Virtually all assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation.

Recently Issued Accounting Pronouncements

The Company does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

Significant Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and in Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses and the valuation allowance for deferred tax assets as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.

15

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Exchange Bancshares, Inc.

Luckey, Ohio

We have audited the accompanying consolidated balance sheets of Exchange Bancshares, Inc. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, shareholders’ equity and cash flows of Exchange Bancshares, Inc. for the year ended December 31, 2002, were audited by other auditors whose report dated January 23, 2003, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements for 2004 and 2003 referred to above present fairly, in all material respects, the financial position of Exchange Bancshares, Inc. and its subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, the 2004 and 2003 consolidated financial statements have been restated.

CLIFTON GUNDERSON LLP

Toledo, Ohio

February 4, 2005, except for Note 17, as to which the date is June 28, 2005.

16

EXCHANGE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004 (As restated)	2003 (As restated)
	(Dollars in thousands, except par value)
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$1,719	$2,352
Interest-bearing demand deposits in banks	12	9
Federal funds sold	598	4,341

Total cash and cash equivalents	2,329	6,702

SECURITIES
Available-for-sale, at fair value	22,258	22,416
Restricted stock, at cost	686	665

Total securities	22,944	23,081

LOANS	62,274	68,555
Less allowance for loan losses	1,106	1,395

Net loans	61,168	67,160

PREMISES AND EQUIPMENT, NET	3,318	3,495
OTHER REAL ESTATE OWNED	—	237
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	960	1,144

TOTAL ASSETS	$90,719	$101,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$11,903	$10,438
Interest-bearing	70,104	81,811

Total deposits	82,007	92,249
Federal Home Loan Bank borrowing	74	86
Accrued interest payable and other liabilities	340	415

Total liabilities	82,421	92,750

SHAREHOLDERS’ EQUITY
Preferred shares, $25.00 par value. Authorized 750 shares; no shares issued	—	—
Common stock, $5.00 par value. Authorized 750,000 shares; issued and outstanding 586,644 shares	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	394	958
Accumulated other comprehensive income (loss)	(100)	107

Total shareholders’ equity	8,298	9,069

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,719	$101,819

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

17

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$4,214	$5,029	$6,140
Investment securities	681	746	808
Federal funds sold and other	55	105	87

Total interest income	4,950	5,880	7,035

INTEREST EXPENSE
Deposits	1,394	1,959	2,856
Federal Home Loan Bank borrowings	5	6	16

Total interest expense	1,399	1,965	2,872

Net interest income	3,551	3,915	4,163
PROVISION FOR LOAN LOSSES	542	250	2,019

Net interest income, after provision for loan losses	3,009	3,665	2,144

NON-INTEREST INCOME
Service charges on deposit accounts	381	403	389
Secondary market loan fees	46	98	163
Fees on sales of annuities and mutual funds	—	25	131
Securities gains	5	29	19
Other	60	67	66

Total non-interest income	492	622	768

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	2,060	1,955	2,230
Occupancy of premises	540	574	584
Bank, ATM and credit card charges	168	181	192
Data processing	171	170	165
Directors fees	—	130	110
Audit and other professional fees	227	175	203
State and other taxes	109	107	123
Postage and courier	108	110	122
Supplies and printing	75	79	136
Advertising	134	55	130
Legal	148	109	199
Telephone	88	94	79
Other	237	306	314

Total non-interest expenses	4,065	4,045	4,587

Income (loss) before federal income taxes	(564)	242	(1,675)
FEDERAL INCOME TAX PROVISION (CREDIT)	—	70	(585)

NET INCOME (LOSS)	$(564)	$172	$(1,090)

NET INCOME (LOSS) PER SHARE, based on 586,644 shares in 2004, 2003 and 2002	$(0.96)	$0.29	$(1.86)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

18

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(Dollars in thousands, except per share data)
BALANCE AT DECEMBER 31, 2001	$2,933	$5,071	$2,168	$280	$10,452

Comprehensive loss:
Net loss	—	—	(1,090)	—	(1,090)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	6	6

Total comprehensive loss	—	—	—	—	(1,084)

Cash dividends declared, $.25 per share	—	—	(146)	—	(146)

BALANCE AT DECEMBER 31, 2002	2,933	5,071	932	286	9,222

Comprehensive income:
Net income, as restated	—	—	172	—	172
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	(179)	(179)

Total comprehensive loss, as restated	—	—	—	—	(7)

Cash dividends declared, $.25 per share	—	—	(146)	—	(146)

BALANCE AT DECEMBER 31, 2003, as restated	2,933	5,071	958	107	9,069

Comprehensive loss:
Net loss, as restated	—	—	(564)	—	(564)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	(207)	(207)

Total comprehensive loss, as restated	—	—	—	—	(771)

BALANCE AT DECEMBER 31, 2004, as restated	$2,933	$5,071	$394	$(100)	$8,298

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

19

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(564)	$172	$(1,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	542	250	2,019
Depreciation of premises and equipment	240	257	233
Deferred federal income taxes	(7)	70	(195)
Securities amortization, net	416	312	119
Federal Home Loan Bank stock dividends	(21)	(19)	(22)
Net securities gains	(5)	(29)	(19)
Loss (gain) from sale of foreclosed assets (including other real estate owned) and equipment	19	34	(8)
Effects of changes in operating assets and liabilities:
Accrued interest receivable and other assets	378	509	(434)
Accrued interest payable and other liabilities	(125)	(106)	(85)

Net cash provided by operating activities	873	1,450	518

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(9,352)	(22,069)	(7,314)
Proceeds from sale of available-for-sale securities	1,936	2,131	521
Proceeds from maturities of available-for-sale securities	6,849	13,974	3,887
Net decrease in loans	5,324	3,088	6,075
Purchases of premises and equipment	(99)	(371)	(201)
Proceeds from disposal of equipment	40	14	—
Proceeds from sale of other real estate owned	310	1,476	100

Net cash provided by (used in) investing activities	5,008	(1,757)	3,068

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(10,242)	(8,596)	5,613
Repayment of Federal Home Loan Bank borrowings	(12)	(14)	(15)
Dividends paid	—	(146)	(146)
Other	—	—	(38)

Net cash provided by (used in) financing activities	(10,254)	(8,756)	5,414

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,373)	(9,063)	9,000

CASH AND CASH EQUIVALENTS
Beginning of year	6,702	15,765	6,765

End of year	$2,329	$6,702	$15,765

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

20

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities. These communities are the source of substantially all deposit and loan activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant areas involving the use of management’s estimates and assumptions which are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses and provision for loan losses, as well as the valuation allowance for deferred tax assets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

CASH RESERVE REQUIREMENTS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank and other correspondent banks The required reserve balance at December 31, 2004 and 2003 was $581,000 and $558,000, respectively.

SECURITIES

Securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Presently, all securities are designated as available-for-sale and carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).

Purchase premiums and discounts are recognized as interest income using the interest method over the term of the security.

Investments in Federal Home Loan Bank and Federal Reserve Bank stock are classified as restricted securities, carried at cost, and evaluated for impairment.

21

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate, as well as other assets acquired through or in lieu of loan foreclosure, are initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is

22

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and revenue and expenses related to the properties or other assets.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed primarily using the straight-line method.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank is not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PER SHARE DATA

Net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during each year.

Dividends per share are based on the number of shares outstanding at the declaration date.

RECLASSIFICATIONS

Certain reclassifications of 2003 amounts have been made to conform with the 2004 presentation.

This information is an integral part of the accompanying

consolidated financial statements.

23

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SECURITIES

The amortized cost and fair value of available-for-sale securities as of December 31, 2004 and 2003, are as follows:

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Dollars in thousands)
U.S. Treasury	$1,515	$9	$2	$1,522
Federal agency	17,693	3	151	17,545
Mortgage-backed	375	—	2	373
Corporate debt	2,826	2	10	2,818

Total	$22,409	$14	$165	$22,258

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Dollars in thousands)
U.S. Treasury	$1,551	$50	$—	$1,601
Federal agency	18,416	135	41	18,510
Mortgage-backed	777	—	6	771
Corporate debt	1,510	24	—	1,534

Total	$22,254	$209	$47	$22,416

The amortized cost and fair value of available-for-sale securities at December 31, 2004, by contractual maturity, are presented below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call prepayment penalties.

	Amortized cost	Fair value
	(Dollars in thousands)
Amounts maturing in:
One year or less	$5,295	$5,294
After one year through five years	16,739	16,591
After five years through ten years	—	—
Mortgage-backed securities	375	373

Total	$22,409	$22,258

The Bank sold available-for-sale securities for total proceeds of approximately $1,936,000 in 2004, $2,131,000 in 2003 and $521,000 in 2002. Gross gains from such sales amounted to $8,000 in 2004 (income tax effect of $3,000), $44,000 in 2003 (income tax effect of $15,000) and $19,000 in 2002 (income tax effect of $6,000). Gross losses realized from sales amounted to $3,000 in 2004 (income tax effect of $1,000) and $15,000 in 2003 (income tax effect of $5,000) (no gross losses were realized in 2002).

Securities with a carrying value of approximately $15,117,000 and $14,112,000 were pledged at December 31, 2004 and 2003, respectively, to secure certain deposits.

24

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
	(Dollars in thousands)
2004
U.S. Treasury	$2	$497	$—	$—	$2	$497
Federal agency	151	16,491	—	—	151	16,491
Mortgage-backed	—	—	2	373	2	373
Corporate debt	10	816	—	—	10	816

Total temporarily impaired securities	$163	$17,804	$2	$373	$165	$18,177

2003
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agency	41	5,114	—	—	41	5,114
Mortgage-backed	6	771	—	—	6	771
Corporate debt	—	—	—	—	—	—

Total temporarily impaired securities	$47	$5,885	$—	$—	$47	$5,885

There were 35 securities in an unrealized loss position at December 31, 2004, including 3 which were in a continuous unrealized loss position for twelve months or more. Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2004 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2004 are considered temporary.

NOTE 2—LOANS

Loans at December 31, 2004 and 2003, are summarized as follows:

	2004	2003
	(Dollars in thousands)
Loans secured by real estate:
Construction	$1,714	$1,291
Residential properties	31,083	32,758
Nonresidential properties, including farm land	18,632	21,377
Agricultural production	851	633
Commercial and industrial	2,115	1,838
Consumer	7,505	9,714
Municipal	374	944

Total	$62,274	$68,555

At December 31, 2004 and 2003, there were no loan concentrations in any one industry exceeding 10% of total loans.

25

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
	(Dollars in thousands)
Beginning balance	$1,395	$1,417	$844
Provision for loan losses	542	250	2,019
Loans charged-off	(921)	(540)	(1,558)
Transfer to other liabilities	(50)	—	—
Recoveries	140	268	112

Ending balance	$1,106	$1,395	$1,417

During 2004, the Bank transferred $50,000 from the allowance for loan losses to other liabilities representing the Bank’s calculation of credit loss relating to unfunded loan commitments.

Impaired loans were as follows:

	2004	2003
	(Dollars in thousands)
Year-end loans, all with allowance for loan losses allocated	$547	$484
Amount of the allowance allocated	161	72

	2004	2003	2002
	(Dollars in thousands)
Average of impaired loans during the year	$598	$474	$428
Interest income recognized during impairment	26	19	2
Cash-basis interest income recognized	30	19	2

Loans on non-accrual of interest amounted to $892,000 at December 31, 2004 and $627,000 at December 31, 2003. Loans 90 days or more past due and still accruing interest amounted to $42,000 at December 31, 2004 and $1,033,000 at December 31, 2003.

NOTE 3—PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2004 and 2003:

	2004	2003
	(Dollars in thousands)
Land	$738	$738
Buildings	3,333	3,333
Equipment	2,380	2,374

	6,451	6,445
Less accumulated depreciation	(3,133)	(2,950)

Premises and equipment, net	$3,318	$3,495

Depreciation of premises and equipment amounted to $240,000 in 2004, $257,000 in 2003, and $233,000 in 2002.

26

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—DEPOSITS

Interest-bearing deposits at December 31, 2004 and 2003, are summarized as follows:

	2004	2003
	(Dollars in thousands)
Demand	$15,405	$16,628
Savings accounts	17,730	18,543
Individual retirement accounts	5,855	6,442
Certificates of deposit	31,114	40,198

Total	$70,104	$81,811

Time deposits at December 31, 2004 and 2003 include individual deposits of $100,000 and over amounting to $9,118,000 and $11,700,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $327,000 for 2004, $455,000 for 2003 and $530,000 for 2002.

The scheduled maturities of time deposits were as follows at December 31, 2004 (dollars in thousands):

2005	$22,486
2006	6,059
2007	3,753
2008	2,743
2009	1,928

Total	$36,969

Overdrawn demand deposits reclassified as loans amounted to $9,000 and $11,000 at December 31, 2004 and 2003, respectively.

NOTE 5—BORROWED FUNDS

The Federal Home Loan Bank borrowing at December 31, 2004 and 2003 bears interest at 6.85% fixed rate and is payable in monthly installments through July 2017. The borrowing is secured by FHLB stock amounting to $521,000 at December 31, 2004 and by the Bank’s qualified mortgage loan portfolio, amounting to $31,083,000 at December 31, 2004.

Future maturities of the Federal Home Loan Bank borrowing for the five years subsequent to December 31, 2004, are as follows: 2005, $11,000; 2006, $11,000; 2007, $10,000; 2008, $9,000; and 2009, $7,000.

The Company has available at December 31, 2004, a line-of-credit with a local financial institution under which the Company may borrow up to $250,000. Outstanding borrowings under the line-of-credit bear interest at prime rate and are guaranteed by an officer of the Company, as well as one of its directors. The line-of-credit expires April 30, 2005. There were no outstanding borrowings under the line-of-credit at December 31, 2004.

27

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(Dollars in thousands)
Unrealized holding gains (losses) on available-for-sale securities	$(308)	$(242)	$28
Less reclassification adjustment for securities gains recognized in income	(5)	(29)	(19)

Net unrealized holding gains (losses)	(313)	(271)	9
Tax effect	(106)	(92)	3

Other comprehensive income (loss)	$(207)	$(179)	$6

NOTE 7—FEDERAL INCOME TAXES

The components of the provision (credit) for income taxes for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
Current	$7	$—	$(390)
Deferred	(7)	70	(195)

Total provision (credit) for income taxes	$—	$70	$(585)

The income tax provision (credit) attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
Expected tax using federal statutory rate of 34%	$(192)	$82	$(570)
Tax-exempt income, net of interest expense associated with carrying tax-exempt instruments	(5)	(8)	(5)
Increase (decrease) in valuation allowance for deferred tax assets	196	(9)	(19)
Other, net	1	5	9

Total provision (credit) for income taxes	$—	$70	$(585)

28

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The significant components of the provision (credit) for deferred income taxes for the years ended December 31, 2004, 2003 and 2002, were as follows:

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
Deferred tax provision (credit) arising from the tax benefit of temporary differences, exclusive of items listed below	$82	$79	$(176)
Net operating loss carryforward	(285)	—	—
Increase (decrease) in valuation allowance for deferred tax assets	196	(9)	(19)

Total provision (credit) for deferred income taxes	$(7)	$70	$(195)

The tax effects of temporary differences which comprise the significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2004 and 2003, are as follows:

	2004 (As restated)	2003 (As restated)
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$216	$338
Net operating loss carryforward	532	257
Loans on nonaccrual of interest	52	31
Unrealized loss on securities available-for-sale	51	—
Other, net	44	21

	895	647
Less valuation allowance	453	257

Deferred tax assets, net of valuation allowance	442	390

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	59	52
Depreciation of premises and equipment	68	81
Unrealized gain on securities available-for-sale	—	55

Total deferred tax liabilities	127	188

Net deferred tax assets	$315	$202

At December 31, 2004, the Company has a federal income tax net operating loss carryforward of approximately $727,000 resulting from a 1998 acquisition. Under current tax legislation, the annual limitation on the utilization of the net operating loss carryforward resulting from the acquisition is approximately $57,000. Such limitation resulted from a change in ownership of greater than 50%. In addition, the Company has available a federal income tax net operating loss carryforward of $837,000 which is available to reduce future taxable income through 2024.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance for deferred tax assets at December 31, 2004 and 2003 is provided for that portion of the net operating loss carryforwards for which management believes realization is not more likely than not.

29

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk at December 31, 2004 and 2003, were as follows:

	2004	2003
	(Dollars in thousands)
Commitments to extend credit	$8,838	$7,113
Letter of credit	182	188

Total	$9,020	$7,301

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

The Bank has not been required to perform on any financial guarantees or incurred any losses on its commitments during the past two years.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2004, the Bank’s one outstanding letter of credit expires in 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

The Bank maintains several bank accounts at four banks. Accounts at an institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. Cash at one of these institutions exceeded federally insured limits. The amount in excess of the FDIC limit totalled $403,000 at December 31, 2004.

NOTE 9—RELATED PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related-party loans for the years ending December 31, 2004 and 2003:

	2004	2003
	(Dollars in thousands)
Balance at beginning of year	$1,380	$788
New loans and advances	131	1,148
Repayments	(371)	(556)

Balance at end of year	$1,140	$1,380

30

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits from executive officers, directors and their related business interests at December 31, 2004 and 2003 were approximately $835,000 and $1,848,000, respectively.

NOTE 10—EMPLOYEE BENEFIT PLAN

The Bank sponsors a discretionary profit sharing plan which also includes 401(k) plan provisions. Under the plan, the Bank matches 50% of employee voluntary deferral contributions up to 3% of the employee’s annual salary. The Bank’s matching and discretionary profit sharing contributions for 2004, 2003 and 2002 were $22,000, $20,000, and $23,000, respectively.

NOTE 11—REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from federal and state banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

31

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The actual capital amounts and ratios of the Company and Bank as of December 31, 2004 and 2003 are presented in the following tables:

	Actual (As restated)		Minimum capital requirement			Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount		Ratio
	(Dollars in thousands)
As of December 31, 2004
Total Capital (to Risk-Weighted Assets)
Consolidated	$9,052	15.4%	$4,692	≥	8.0%	$	N/A		N/A
Bank	8,931	15.3%	4,680	≥	8.0%		5,850	≥	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$8,315	14.2%	$2,346	≥	4.0%	$	N/A		N/A
Bank	8,194	14.0%	2,340	≥	4.0%		3,510	≥	6.0%

Tier I Capital (to Average Assets)
Consolidated	$8,315	8.8%	$3,771	≥	4.0%	$	N/A		N/A
Bank	8,194	8.7%	3,765	≥	4.0%		4,706	≥	5.0%

As of December 31, 2003
Total Capital (to Risk-Weighted Assets)
Consolidated	$9,710	14.7%	$5,295	≥	8.0%	$	N/A		N/A
Bank	9,539	14.5%	5,275	≥	8.0%		6,594	≥	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$8,879	13.4%	$2,647	≥	4.0%	$	N/A		N/A
Bank	8,708	13.2%	2,638	≥	4.0%		3,956	≥	6.0%

Tier I Capital (to Average Assets)
Consolidated	$8,879	8.5%	$4,186	≥	4.0%	$	N/A		N/A
Bank	8,708	8.3%	4,177	≥	4.0%		5,221	≥	5.0%

Refer to Note 17 as to the nature of the restatement.

Generally, subject to certain minimum capital requirements, a bank may declare a dividend without regulatory approval unless the total dividends in a calendar year exceed the total of the bank’s net profits for the year combined with its retained profits of the two preceding years. At December 31, 2004, neither the Company nor the Bank may pay a dividend without the approval of regulators.

32

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Summary of condensed financial information of the parent company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 follows:

CONDENSED BALANCE SHEETS

	2004 (As restated)	2003 (As restated)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$34	$51
Investment in subsidiary bank	8,177	8,898
Other assets	87	123

Total assets	$8,298	$9,072

Other liability	$—	$3

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	394	958
Accumulated other comprehensive income (loss)	(100)	107

Total shareholders’ equity	8,298	9,069

Total liabilities and shareholders’ equity	$8,298	$9,072

CONDENSED STATEMENTS OF OPERATIONS

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
Income:
Dividends from subsidiary bank	$—	$150	$329
Interest on deposits in subsidiary bank	—	1	5

Total income	—	151	334
Expenses—professional fees and other expenses	76	184	352

Loss before income taxes and equity in undistributed net income (loss) of subsidiary	(76)	(33)	(18)
Income tax benefit	26	62	118

Income (loss) before equity in undistributed net income (loss) of subsidiary	(50)	29	100
Equity in undistributed net income (loss) of subsidiary	(514)	143	(1,190)

Net income (loss)	$(564)	$172	$(1,090)

33

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004 (As restated)	2003 (As restated)	2002
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(564)	$172	$(1,090)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net loss (income) of subsidiary	514	(143)	1,190
Change in other assets	36	67	7
Change in other liabilities	(3)	(20)	(81)

Net cash provided by (used in) operating activities	(17)	76	26

Cash flows from financing activities:
Cash dividends paid	—	(146)	(146)

Net decrease in cash and cash equivalents	(17)	(70)	(120)
Cash and cash equivalents at:
Beginning of year	51	121	241

End of year	$34	$51	$121

Refer to Note 17 as to the nature of the restatement.

NOTE 13—SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flows disclosures consist of the following at December 31, 2004, 2003, and 2002:

	2004	2003	2002
	(Dollars in thousands)
Cash paid during the year for:
Interest	$1,440	$2,046	$2,938

Income taxes	$—	$149	$291

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (losses) on available-for-sale securities	$(106)	$(92)	$3

Transfer of allowance for loan losses to other liabilities	$50	$—	$—

Non-cash investment activities:
Transfer of loans to other real estate owned and other assets	$176	$597	$1,150

Change in net unrealized gains (losses) on available-for-sale securities	$(313)	$(271)	$9

34

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—CONTINGENT LIABILITIES

In the normal course of business, the Company and Bank may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

The Company has entered into “change of control” agreements with four officers. The agreements provide for the payment of a specified multiple of each employee’s annual salary upon certain specified events taking place.

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:

The carrying amounts reported for cash and cash equivalents approximate their fair values.

Securities:

Fair values for securities are based on quoted market prices.

Loans:

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (i.e., fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values.

Deposits:

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimates using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated contractual expected monthly maturities on time deposits.

Accrued interest:

The carrying amounts of accrued interest approximate the fair values.

35

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Borrowed funds:

The carrying amounts of borrowed funds are estimated using discounted cash flow analysis based on interest rates currently offered on borrowed funds.

The estimated fair values at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,329	$2,329	$6,702	$6,702
Securities	22,944	22,944	23,081	23,081
Loans, net	61,168	61,168	67,160	68,627
Accrued interest receivable	508	508	697	697

Total	$86,949	$86,949	$97,640	$99,107

FINANCIAL LIABILITIES
Deposits	$82,007	$82,006	$92,249	$92,564
Borrowed funds	74	74	86	86
Accrued interest payable	68	68	109	109

Total	$82,149	$82,148	$92,444	$92,759

The contract amount of commitments to extend credit and letters of credit total $9,020,000 at December 31, 2004 and $7,301,000 at December 31, 2003. Such amounts are considered to be the fair values of these unrecognized financial instruments since they represent commitments at current interest rates.

NOTE 16—QUARTERLY CONDENSED FINANCIAL DATA (UNAUDITED)

The following is a summary of selected unaudited quarterly financial data for 2004 and 2003 (as restated):

	Interest income	Net interest income	Provision for loan losses	Net Income (loss)	Net income (loss) per common share (basic and diluted)
	(Dollars in thousands, except per share data)
2004
First quarter	$1,308	$925	$382	$(339)	$(.58)
Second quarter	1,219	853	72	(78)	(.13)
Third quarter	1,209	869	88	(135)	(.23)
Fourth quarter	1,214	904	—	(12)	(.02)
2003
First quarter	$1,550	$995	$—	$126	$.21
Second quarter	1,468	956	—	98	.17
Third quarter	1,498	1,025	20	78	.13
Fourth quarter	1,364	939	230	(130)	(.22)

Refer to Note 17 as to the nature of the restatement.

36

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17—RESTATEMENT

Subsequent to the Company filing its Form 10-KSB for the year ended December 31, 2004, the Company received a comment letter from the Securities and Exchange Commission (“SEC”) which included questions relating to the accounting and reporting of the valuation allowance for deferred tax assets. As a result of such comments, the Company performed an updated review and analysis of the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, as they relate to the accounting for net operating loss carryforwards and the valuation allowance for deferred tax assets. As a result of such analysis and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company has restated the 2004 and 2003 consolidated financial statements to reflect an increase in the valuation allowance for deferred tax assets of $196,000 in 2004 and $129,000 in 2003.

The following tables summarize the effect of the restatement on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003:

	2004		2003
	As previously reported	As restated	As previously reported	As restated
	(Dollars in thousands, except per share data)
Statements of Operations
Federal income tax provision (credit)	$(196)	$—	$(59)	$70
Net income (loss)	(368)	(564)	301	172
Net income (loss) per share	(0.63)	(0.96)	0.51	0.29

Comprehensive Income
Net income (loss)	(368)	(564)	301	172
Total comprehensive income (loss)	(575)	(771)	122	(7)

Statements of Cash Flows
Net income (loss)	(368)	(564)	301	172
Deferred federal income taxes	(203)	(7)	(59)	70

Balance Sheets
Accrued interest receivable and other assets	1,285	960	1,273	1,144
Total assets	91,044	90,719	101,948	101,819
Total shareholders’ equity	8,623	8,298	9,198	9,069
Total liabilities and shareholders’ equity	91,044	90,719	101,948	101,819

The restatement had no impact on cash flow from operations and as shown in Note 11, the Bank continues to be classified as “well capitalized” under the regulatory framework for prompt corrective action.

This information is an integral part of the accompanying

consolidated financial statements.

37

CORPORATE INFORMATION

DIRECTORS OF EXCHANGE BANCSHARES, INC.

Cecil R. Adkins, Manufactured Housing, Developer Walbridge, Ohio

Mark S. Derkin, Specialized Industrial Components Distributor, Maumee, Ohio

Donald P. Gerke, Educator Pemberville, Ohio

Joseph R. Hirzel, Food Processing Pemberville, Ohio

Rolland I. Huss, Farmer Luckey, Ohio

Marion Layman, Banker Luckey, Ohio

David G. Marsh, Mortuary Owner Luckey, Ohio

Edmund J. Miller, Television Broadcasting, Engineer Luckey, Ohio

EXECUTIVE OFFICERS OF EXCHANGE BANCSHARES, INC.

Marion Layman, Chairman, President & CEO

Joseph R. Hirzel, Secretary

Thomas E. Funk, Vice President & CFO

INDEPENDENT AUDITORS

Clifton Gunderson LLP

1400 Edison Plaza, 300 Madison Avenue

Toledo, Ohio 43604

(419) 244-3711

COUNSEL

Dinsmore & Shohl LLP

Attorneys at Law

1900 Chemed Center, 255 East Fifth Street

Cincinnati, Ohio 45202

(513) 977-8200

TRANSFER AGENT

Illinois Stock Transfer Company

209 West Jackson Blvd., Suite 903

Chicago, Illinois 60606

(312) 427-2953 or (800) 757-5755

Fax (312) 427-2879

38

COMMON STOCK

There were 586,644 common shares of Exchange Bancshares, Inc. outstanding on June 30, 2005, held of record by approximately 783 shareholders. Since January 1, 1994, Exchange Bancshares, Inc.’s common shares have been traded on the over-the-counter market. The brokerage firm that serves as a limited market maker is Sweney Cartwright & Co. The following represents high and low trading prices and dividends declared during each respective quarter during 2004 and 2003. Trading prices reflect inter-dealer prices, without retail mark-up, mark-down or commission.

2004	High	Low	Dividend declared
First Quarter	$18.75	$18.00	$—
Second Quarter	$18.35	$17.00	$—
Third Quarter	$17.00	$16.00	$—
Fourth Quarter	$17.00	$16.00	$—

2003	High	Low	Dividend Declared
First Quarter	$19.75	$18.10	$—
Second Quarter	$18.75	$17.25	$0.20
Third Quarter	$18.25	$17.35	$—
Fourth Quarter	$19.75	$17.55	$0.05

A copy of Exchange Bancshares, Inc.’s Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, is available at no charge to shareholders upon request to:

Joseph R. Hirzel, Secretary

Exchange Bancshares, Inc.

237 Main Street, P. O. Box 177

Luckey, OH 43443-0177

(419) 833-3401

INVESTOR INFORMATION

Investors, analysts and others seeking financial information may contact:

Marion Layman, President & CEO

Thomas E. Funk, Vice President & CFO

Exchange Bancshares, Inc.

237 Main Street, P. O. Box 177

Luckey, OH 43443-0177

(419) 833-3401

MARKET MAKER

Sweney Cartwright & Co.

17 South High Street

Columbus, Ohio 43215

(614) 228-5391 or (800) 334-7481

39

Exhibit 14

THE EXCHANGE BANK

CODE OF ETHICS

HONEST AND CANDOR AND OBSERVANCE OF LAWS

A. Violation of the Code of Ethics

A violation of the Code of Ethics or any of the bank’s rules of conduct in effect from time to time constitutes grounds for dismissal. Violations of the Code of Ethics or Specific work rules do not constitute the exclusive grounds for dismissal. The employment relationship is subject to termination at will by either the Bank or the Employee. Directors and staff members are expected to act fairly and honestly in all transactions with the bank and with others and to maintain the high ethical standards of the bank in accordance with this Code of Ethics. If a situation arises wherein a staff member is unsure whether there may be a violation of the Code of Ethics, your supervisor or the Chief Executive Officer should be contacted for guidance.

B. Discovery of Violations of the Code of Ethics or Illegal Activities

Discovery of events which appear to be in violation of the Code of Ethics must be promptly reported to your supervisor or the Chief Executive Officer. If such instances are identified with persons at the highest levels within the bank, the matter should be reported to executive management, the Board of Directors, or supervisory agencies. Such acts of questionable, fraudulent or illegal nature should be reported to the aforementioned parties. In addition, the Criminal Referral Form should be forwarded to the proper authorities. Failure to report such events also constitutes a violation of the Code of Ethics.

C. Reporting Compliance with the Code of Ethics

Periodically, every director and staff member of the bank shall be required to sign a written acknowledgment affirming that the staff member has received and reviewed the Code of Ethics. In addition, the exceptions to the Code of Ethics should be reported on the “Code of Ethics Reporting Requirements” and a copy submitted to their supervisor and the Board of Directors.

D. Compliance with Laws and Regulations

The bank strives to comply with all laws and regulations that are applicable to its business. Although laws and regulations may sometimes be ambiguous and difficult to interpret, as a good citizen, the bank emphasizes good faith efforts to follow the spirit and intent of the law. If there is any question about any law or regulation, directors or staff members should seek advice from your supervisor or the compliance officer.

E. Compliance with Bank Policies

Bank policies are designed to provide direction and guidance in the daily completion of our duties. Although these policies may seem cumbersome or unrealistic at times, they are based on the principles of bank safety and soundness. Everyone must learn and use these policies. If there are any questions or concerns about any policy, you should seek advice from the Chief Executive Officer.

F. Candor Among Staff Members and in Dealing with Auditors and Counsel

Senior management of the bank must be informed at all times of matters which might adversely affect the reputation of the bank, regardless of the source of such information, including governmental and regulatory agencies. Concealment may be considered a signal that the bank’s policies and rules can be ignored and such conduct cannot be tolerated. Accordingly, there shall be full disclosure to senior management. Moreover, complete candor is essential in dealing with the bank’s independent and internal auditors, regulators and attorneys.

CONFLICTS OF INTEREST

A. Conflict of Interest, Generally

The primary principle underlying the bank’s conflicts of interest is that directors and staff members must never permit their personal interest to conflict or appear to conflict with the interest of the bank or its customers. Even the appearance of a conflict between personal gain and the interest of the bank erodes the trust and confidence on which our reputation rests.

A director or staff member should not represent his bank in any transaction where he has any material connection or significant financial interest. Examples of material connections would include relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with the bank. Examples of a significant financial interest would include the employee’s involvement as proprietor, partner or joint venture in a firm doing business with the bank. It would also include a situation where the director or staff member has a large enough investment in a corporation—especially a small corporation—to permit him to influence the corporation’s policies and decisions.

The directors or staff members should avoid transactions involving any of the above circumstances, for otherwise a conflict of interest would exist. And, by “transaction”, we are talking not only about authorizing and making loans, but also about such things as approval of overdrafts; authorizing or accepting checks on uncollected funds; waiving of late charges, overdraft charges or other normal fees; and waiving of financial statements or collateral documents.

B. Hospitality to Public Officials

Act of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity of the reputation of either the public official or the bank. When appropriate hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

C. Dealing with Suppliers

Directors and staff members must award orders, contracts and commitments to suppliers of goods or services without favoritism. Bank business of this nature must be conducted strictly on the basis of merit.

D. Fair Competition

Under no circumstances should staff members enter into arrangements with competitors affecting pricing or marketing policies.

E. Loans to Director, Executive Officers and Their Relatives

Federal regulations impose certain restrictions on loans of the bank to directors, principal shareholders and executive officers of the bank. The limitations extend also to those companies or entities in which a director or executive officer has an ownership or controlling interest, called a “related interest.” In addition to certain monetary limitations, loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for compatible transactions with other persons who are not employed by the bank and which do not involve more than the normal risk of repayment or present other unfavorable features. Due to their special nature, loans to executive officers, principal shareholders, directors, and their related interest must be approved by the Board of Directors with the directors or officers with the related interest abstaining from the vote. This abstention also includes leaving the room during the discussion and vote on the loan approval.

F. Loans to Other Officers and Employees

Bank employees, other than those noted in Section E, are eligible to borrow from the bank in accordance with the Rules of Employee Credit, available through the Personnel Officer or any employee credit officer.

With the exception of preferential loans by executive officers from correspondent banks, neither bank policies nor Federal Reserve Regulations restricts employee borrowing relationships with other institutions. However, each employee is expected to maintain his or her financial affairs in a satisfactory manner, and to manage debts in relation to income and net worth.

G. Self-dealing or Trading of One’s Position

Bank directors and staff members are prohibited from self-dealing or otherwise trading on their positions with the bank or bank holding company or accepting from one doing or seeking to do business with the bank or bank holding company. The bank requires disclosure of all potential conflicts of interest, including those in which employees have been inadvertently placed due to either business or personal relationship with customers, suppliers, business associates or competitors of the bank or bank holding company.

H. Service with Outside Organizations for Profit

A director or staff member must never become a director or an official of a business organized for profit without first obtaining a written statement from the Chief Executive Officer stating there is no objections to such a service. The request will then be reviewed for final approval by the Board of Directors to determine whether any conflicts of interest exist or appear to exist. Any fees earned by a staff member for service on an outside commercial board, in which the bank has no equity interest, may be retained by the individual.

As to any employment outside the bank, staff members should not allow the outside employment to interfere with their job performance or require such long hours as to affect their physical or mental effectiveness. A staff member is expected to devote full time to the bank’s interest during regular hours of employment. All outside employment must be reported to the Executive Officer.

I. Involvement in Civic, Trade, Educational, Charitable and Fraternal Affairs

The bank encourages directors and staff members to participate in civic and charitable activities. For business reasons, it is desirable to have directors and staff members of the bank become active members of not-for-profit corporations. Employees choosing to participate in civic, charitable, political and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time or otherwise interfere with regular duties. If a director or staff member has any questions in this regard, he or she should discuss the matter with the personnel officer.

J. Personal Fiduciary Appointments

Directors and staff members must not accept personal fiduciary appointments without first securing written approval of the CEO, unless such appointments result from close family relationships.

K. Personal Fees and Commissions

No director or staff member may accept personal fees or commissions in connection with any transactions on behalf of the bank.

L. Work Relationship

No staff member shall give or receive any special considerations to the conditions of employment of another staff member due to family or personal relationships. Just as external business decisions are based on sound, ethical business practices, all personal decisions must be based on sound management practices and not be influenced by personal concerns.

CONFIDENTIALITY

A. Confidentiality

Generally, confidentiality is a fundamental principle of the financial services business. The principle is equally applicable to non public information concerning the bank and to similar information received by the bank from a customer or supplier for an express business purpose. The principle applies with equal force to informal as well as formal communications.

B. Confidential Information Concerning the Bank.

Directors and staff members must not divulge any non-public information regarding the bank to any outsider except for a legitimate business purpose and with the express understanding that the information is confidential and is to be used solely for the limited business purpose for which it was given and received.

C. Confidentiality of Customer Records and Credit Files

Financial and personal information about customers is entitled to the same respect and care as funds or valuable physical property. To protect privacy rights of its customers, the bank will:

1. Collect and maintain only that information which is specifically necessary to serve customer accounts properly and render fair credit judgement;

2. Maintain in a secure manner all files and recordkeeping systems which contain information on customers;

3. Divulge no personal or credit information to third parties except with proper customer authorization or pursuant to proper legal process or regulation or for purposes of extension of credit by other lenders;

4. In the event of subpoena or other legal process requiring the organization to disclose customer information, refer to Right to Financial Privacy Act Policy.

5. Fully instruct all employees with access to such files and information about these privacy provisions.

D. Requests by Regulatory or Governmental Agencies

Request by regulatory or governmental agencies for information, other than that required for bank examinations, and required reports should be referred to the Chief Executive Officer.

MAINTENANCE OF OUR REPUTATION AND AVOIDANCE OF ACTIVITIES WHICH MIGHT REFLECT ADVERSELY ON THE BANK

A. Bribes and Preferential Treatment

State law and the Federal Bank Bribery Amendment Act prohibit any director or staff member from soliciting for themselves or for a third party (other than the bank itself) anything of value in return for any business service or confidential information of the bank. Accepting anything of value (other than bona fide salary, wages, fees or other compensation paid in the usual course of business) from anyone in connection with the business of the bank whether before or after a transaction is discussed or consummated.

All gifts received or extended, other than the exception listed, should be disclosed in writing immediately to the individual to whom one reports and to the bank’s counsel. (State Law may be more restrictive.)

The Exceptions are:

1. If the benefit is available to the general public under the same conditions on which it is available to the bank employee;

2. Acceptances of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a bank official) when the circumstances make it clear that it is those relationships, rather than the business of the bank concerned, which are the motivating factors;

3. Acceptance of meals, refreshments, travel arrangements or accommodation or entertainment in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the bank as a reasonable business expense if not paid for by another party. The acceptable guidelines for each are:

Meals and refreshments—$25.00 or less

Travel—$100.00 or less

Entertainment—$15.00 or less

4. Acceptance of loans from other banks or financial institutions on customary items to finance proper and usual activities of bank officials, such as home mortgage loans, except where prohibited by law;

5. Acceptance of advertising or promotional material of reasonable value such as pens, note pads, key chains, calendars and similar items;

6. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

7. Acceptance of gifts not to exceed $25.00 related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, bar or bat mitzvah;

8. Acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment. Monetary value should not exceed $25.00.

The appropriate action will be taken in accordance with the pertinent administrative procedures. These written reports will be kept in permanent file in the bank and maintained by the compliance officer.

The penalties for violation of the Bank Bribery Act will be imposed if the value of the item offered or received exceeds $100.00. The offense is a felony punishable by up to five year imprisonment and a fine of $5,000.00 or three times the value of the bribe or gratuity. If value does not exceed $100.00, the offense is a misdemeanor punishable by up to one year imprisonment and maximum fine of $1,000.00.

B. Personal Investments

Directors and staff members are free to invest in stock, bonds, and other securities at their discretion, but must always comply with applicable laws and regulations. Speculation or excessive borrowing and gambling are not consistent with a staff member’s employment with the bank. Directors and staff members must never make changes in their personal investment portfolios on the basis of confidential information relating to the bank or its customers.

DEALING WITH THE ASSETS OF THE BANK

A. Proper Accounting

The bank has established internal accounting controls and record keeping policies in order to meet both the legal and the business requirements of the bank. Directors and staff members are expected to maintain and adhere to these controls and policies.

The accounting records of the bank must be complete, accurate and in reasonable detail. Such records include books or original entry and other financial information used for internal management decision making and external reporting. The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles and maintain accountability of assets. No fund or asset which is not fully and properly recorded on the bank’s books is permitted. In addition, it is unlawful to falsify any book, record or account which reflects transactions of the bank or dispositions of the bank assets. Staff member should be certain that all transactions with other persons are properly documented and recorded to avoid any possible allegation that the bank was assisting such persons in improperly recording or detailing the nature of the transaction involved. In addition, staff members will adhere to the Bank Secrecy Policy as required by Federal Law.

All directors and staff members of the bank who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses. All expenditures must be in accordance with existing policies.

B. Proprietary Information, Product, Services and Other Property.

All directors and staff members are expected to protect the bank’s ownership of property, including information, products and services.

The misuse or removal from bank facilities of the bank’s furnishings, equipment and supplies is prohibited, unless specifically authorized.

This applies equally to other property created, obtained or copied by the bank for its exclusive use—such as client lists, files, reference materials and reports, computer software, data processing systems and data bases. Neither originals nor copies may be removed from the bank’s premises or used for purposes other than bank business without the Board of Directors’ authorization.

Exhibit 21

EXCHANGE BANCSHARES, INC.

Subsidiaries of the Registrant

Subsidiary	State of Incorporation	Percentage of securities owned
The Exchange Bank (1)	Ohio	100%

(1)	The subsidiary’s principal office is located in Luckey, Ohio.

Exhibit 23

CPAs

DIXON, DAVIS, BAGENT & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

1205 WEAVER DRIVE, GRANVILLE, OHIO 43023—740-321-1000—FAX 740-321-1100

Exchange Bancshares, Inc.

237 Main Street

P.O. Box 177

Luckey, OH 43443

We hereby consent to the incorporation by reference in this Form 10-KSB Annual Report of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2004 of our report dated January 23, 2003 included in the Form 10-KSB of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2002, filed March 31, 2003.

/s/    Dixon, Davis, Bagent & Co

Dixon, Davis, Bagent & Company

Granville, Ohio

March 22, 2005

Exhibit 23.1

Consent of Clifton Gunderson LLP, Independent Accountants

We consent to the inclusion in this Form 10-KSB/A Annual Report of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2004 of our report dated February 4, 2005, except for Note 17, as to which the date is June 28, 2005.

/s/    CLIFTON GUNDERSON LLP

Toledo, Ohio

July 8, 2005

Exhibit 31.1

CEO CERTIFICATION PURSUANT TO RULE 13(a) – 14(a) / 15d – 14(a)

I, Marion Layman, certify that:

1. I have reviewed this report on Form 10-KSB/A of Exchange Bancshares, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 6, 2005	/s/ MARION LAYMAN
Marion Layman Chief Executive Officer

Exhibit 31.2

CFO CERTIFICATION PURSUANT TO RULE 13(a) – 14(a) / 15d – 14(a)

I, Thomas E. Funk, certify that:

1. I have reviewed this report on Form 10-KSB/A of Exchange Bancshares, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 6, 2005	/s/ THOMAS E. FUNK
Thomas E. Funk Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Exchange Bancshares, Inc. (the “Company”) on Form 10-KSB/A for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Marion Layman, Chief Executive Officer and President of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ MARION LAYMAN
Marion Layman Chief Executive Officer / President

July 6, 2005

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Exchange Bancshares, Inc. (the “Company”) on Form 10-KSB/A for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas E. Funk, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ THOMAS E. FUNK
Thomas E. Funk Chief Financial Officer July 6, 2005

Exhibit 99

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Exchange Bancshares, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appears together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

Interest Rate Risk

The Company’s operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans, investments and other interest-earning assets and interest expense on deposits, borrowings and other interest-bearing liabilities. The interest income and interest expense of the Company may change as the interest rates on interest-earning assets and interest-bearing liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Company’s control. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect the Company’s income.

Possible Inadequacy of the Allowance for Loan Losses

The Company maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem loans and changes in the composition of the loan portfolio. While the Board of Directors of the Company believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

Loans not secured by one-to-four family residential real estate are generally considered to involve greater risk of loss than loans secured by one-to-four family residential real estate due, in part, to the effects of general economic conditions. The repayment of multifamily residential, nonresidential real estate and commercial loans generally depends upon the cash flow from the operation of the property or business, which may be negatively affected by national and local economic conditions. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans. In addition, the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

Competition

The Company competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, the

Company competes with other commercial banks, savings associations, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors that are not readily predictable. The size of financial institutions competing with the Company is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon the Company.

Legislation and Regulation that may Adversely Affect the Bancorp’s Earnings

The Exchange Bank is subject to extensive regulation by the State of Ohio, Division of Financial Institutions (the “ODIF”), the Federal Reserve Bank (the “FED”), and the Federal Deposit Insurance Corporation (the “FDIC”) and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a bank holding company, the Company is also subject to regulation and examination by the FED. Such supervision and regulation of the Company and The Exchange Bank are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the Company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on the Company’s net earnings.

The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance fund (the “BIF”) and the Savings Association Insurance Fund (the “SAIF”). The FDIC has established a risk-based assessment system for both BIF and SAIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution’s capital level and the FDIC’s level of supervisory concern about the bank.

ANNEX G

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT under Section 13 or 15(d) of

the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2005

Commission File Number 33-54566

EXCHANGE BANCSHARES, INC.

(Exact name of small business issuer as specified in its charter)

Ohio	34-1721453
(State or other jurisdiction of incorporation)	(IRS employer identification number)

237 Main Street, PO Box 177, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip code)

Issuer’s telephone number (419) 833-3401

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐.

The number of common shares outstanding as of July 31, 2005 was 586,644 shares, par value $5.00 per share. There were no preferred shares outstanding.

Transitional Small Business Disclosure Format    Yes  ☐    No  ☒.

EXCHANGE BANCSHARES, INC.

Form 10-QSB for the Quarter Ended June 30, 2005

2

PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

EXCHANGE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2005	December 31, 2004 (As restated)
	(Dollars in thousands, except share data)
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$2,306	$1,719
Interest-bearing demand deposits in banks	16	12
Federal funds sold	—	598

Total cash and cash equivalents	2,322	2,329

SECURITIES
Available-for-sale, at fair value	18,605	22,258
Restricted stock, at cost	698	686

Total securities	19,303	22,944

LOANS	60,397	62,274
Less allowance for loan losses	1,130	1,106

Net loans	59,267	61,168

PREMISES AND EQUIPMENT, NET	3,205	3,318
OTHER REAL ESTATE OWNED	76	—
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	1,057	960

TOTAL ASSETS	$85,230	$90,719

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$12,553	$11,903
Interest-bearing	62,775	70,104

Total deposits	75,328	82,007

Federal funds purchased	837	—
Federal Home Loan Bank borrowings	565	74
Note payable to bank	150	—
Accrued interest payable and other liabilities	424	340

Total liabilities	77,304	84,421

SHAREHOLDERS’ EQUITY
Preferred shares, $25.00 par value. Authorized 750 shares; no shares issued	—	—
Common stock, $5.00 par value. Authorized 750,000 shares; issued and outstanding 586,644 shares	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	47	394
Accumulated other comprehensive loss	(125)	(100)

Total shareholders’ equity	7,926	8,298

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,230	$90,719

See accompanying notes to consolidated financial statements.

3

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004 (As restated)	2005	2004 (As restated)
	(Dollars in thousands, except share data)
INTEREST INCOME
Loans, including fees	$981	$1,028	$1,957	$2,148
Investment securities	141	179	286	356
Federal funds sold and other	6	12	13	23

Total interest income	1,128	1,219	2,256	2,527

INTEREST EXPENSE
Deposits	270	364	539	746
Other borrowings	3	2	5	3

Total interest expense	273	366	544	749

Net interest income	855	853	1,712	1,778

PROVISION FOR LOAN LOSSES	114	72	213	454

Net interest income, after provision for loan losses	741	781	1,499	1,324

NON-INTEREST INCOME
Service charges on deposit accounts	85	96	169	192
Secondary market loan fees	20	11	30	16
Net gain on sale of securities	—	—	1	—
Other	28	12	53	31

Total non-interest income	133	119	253	239

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	486	511	971	1,018
Occupancy of premises	115	132	248	279
Bank, ATM and credit card charges	41	41	80	85
Data processing	42	42	88	88
Merger	158	—	158	—
Audit and other professional fees	53	52	111	91
State and other taxes	26	29	52	57
Postage and courier	25	28	56	56
Supplies and printing	15	22	32	40
Advertising	36	7	82	16
Legal	45	41	85	82
Telephone	14	20	32	43
Other	53	53	104	125

Total non-interest expenses	1,109	978	2,099	1,980

Loss before federal income taxes	(235)	(78)	(347)	(417)

FEDERAL INCOME TAX CREDIT	—	—	—	—

NET LOSS	$(235)	$(78)	$(347)	$(417)

NET LOSS PER SHARE
Based on 586,644 shares in 2005 and 2004	$(0.40)	$(0.13)	$(0.59)	$(0.71)

See accompanying notes to consolidated financial statements.

4

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(Dollars in thousands)
BALANCE AT DECEMBER 31, 2004, as restated	$2,933	$5,071	$394	$(100)	$8,298
Comprehensive loss:
Net loss	—	—	(347)	—	(347)
Change in net unrealized loss, net of reclassification adjustments and related income taxes	—	—	—	(25)	(25)

Total comprehensive loss	—	—	—	—	(372)

BALANCE AT JUNE 30, 2005	$2,933	$5,071	$47	$(125)	$7,926

BALANCE AT DECEMBER 31, 2003, as restated	$2,933	$5,071	$958	$107	$9,069
Comprehensive loss:
Net loss, as restated	—	—	(417)	—	(417)
Change in net unrealized gain, net of reclassification adjustments and related income taxes	—	—	—	(216)	(216)

Total comprehensive loss	—	—	—	—	(633)

BALANCE AT JUNE 30, 2004, as restated	$2,933	$5,071	$541	$(109)	$8,436

See accompanying notes to consolidated financial statements.

5

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2005	2004 (As restated)
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(347)	$(417)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for loan losses	213	454
Depreciation	118	122
Investment securities amortization, net	166	222
Federal Home Loan Bank stock dividends	(12)	(10)
Net gain on sale of securities	(1)	—
Loss from sale of other real estate owned and equipment	1	19
Effects of changes in operating assets and liabilities:
Accrued interest receivable and other assets	(83)	8
Accrued interest payable and other liabilities	84	(51)

Net cash provided by operating activities	139	347

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	—	(3,352)
Proceeds from sale of available-for-sale securities	1,879	—
Proceeds from maturities of available-for-sale securities	1,570	2,254
Net decrease in loans	1,548	3,340
Purchases of premises and equipment	(6)	(43)
Proceeds from disposal of equipment	—	40
Proceeds from sale of other real estate owned and repossessed assets	64	215

Net cash provided by investing activities	5,055	2,454

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(6,679)	(3,204)
Net increase in short-term borrowings	1,487	—
Repayment of Federal Home Loan Bank term loan borrowings	(9)	(10)

Net cash used in financing activities	(5,201)	(3,214)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7)	(413)

CASH AND CASH EQUIVALENTS
Beginning of period	2,329	6,702

End of period	$2,322	$6,289

SUPPLEMENTAL DISCLOSURES
Cash paid during the period for interest	$540	$764
Cash paid during the period for income taxes	—	—
Loans transferred to other real estate owned and repossessed assets	140	95
Change in deferred income taxes on net unrealized gain (loss) on available-for-sale securities	14	111
Change in net unrealized gain (loss) on available-for-sale securities	(39)	(327)

See accompanying notes to consolidated financial statements.

6

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

As described in Note 3, the Company has entered into an agreement to be acquired by Rurban Financial Corp.

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities. These communities are the source of substantially all deposit and loan activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business and consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

The consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the Company’s financial position at June 30, 2005, and the results of operations and changes in cash flows for the periods presented have been made. See Note 2 regarding the restatement of previous consolidated financial statements.

Certain information and footnote disclosures typically included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Annual Report Form 10-KSB/A for the Company for the year ended December 31, 2004, contains consolidated financial statements and related footnote disclosures, which should be read in conjunction with the accompanying consolidated financial statements. The results of operations for the period ended June 30, 2005 are not necessarily indicative of the operating results for the full year or any future interim period.

Selected accounting policies followed by the Company are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant area involving the use of management’s estimates and assumptions which are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses and provision for loan losses, as well as the valuation allowance for deferred tax assets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan

7

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

PER SHARE DATA

Net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during each period.

NOTE 2. SECURITIES AND EXCHANGE COMMISSION COMMENT LETTER

Subsequent to the Company filing its Form 10-KSB for the year ended December 31, 2004, the Company received a comment letter from the Securities and Exchange Commission (“SEC”) which included questions relating to the accounting and reporting of the valuation allowance for deferred tax assets. As a result of such comments, the Company performed an updated review and analysis of the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” as they relate to the accounting for net operating loss carryforwards and the valuation allowance for deferred tax assets. As a result of such analysis and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company restated its consolidated financial statements for the quarter ended March 31, 2005 and years ended December 31, 2004 and 2003, as filed July 8, 2005, on Form 10-QSB/A and Form 10-KSB/A, respectively. The June 30, 2004 consolidated financial statements contained herein, have also been restated to reflect an increase in the valuation allowance for deferred taxes of $28,000 for the three months ended June 30, 2004 and $145,000 for the six months ended June 30, 2004.

NOTE 3. DEFINITIVE AGREEMENT

On April 13, 2005, the Company announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rurban Financial Corp. (“Rurban”), an Ohio corporation located in Defiance, Ohio. Pursuant to the Merger Agreement, the Company will be merged with and into Rurban, with Rurban being the surviving corporation of such merger. According to the terms of the Merger Agreement, one-half of the Company’s shares will be exchanged for cash at the rate of $22.00 per share and the other half of the shares will be exchanged for Rurban shares at the exchange rate of 1.555 Rurban shares for each Company share, all subject to adjustments, including without limitation a downward adjustment should the Company’s shareholders’ equity, as defined, fall below $8.1 million on the last day of the month preceding the closing date. Based on the closing

8

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

price of Rurban shares of $12.90 on June 30, 2005, the aggregate purchase price of the merger transaction would be approximately $12.3 million, assuming no downward adjustment in the exchange rate. The Merger Agreement is subject to shareholder and regulatory approval and is expected to be completed during the second half of 2005.

The Company and the Bank have entered into an Administrative Services Agreement with Rurban whereby management of Rurban provides various services to the Company and the Bank for a fee of $3,500 per week, plus out-of-pocket expenses.

NOTE 4. LOANS

Loans are summarized as follows:

	June 30, 2005		December 31, 2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans secured by real estate:
Construction	$1,229	2.0%	$1,714	2.8%
Residential properties	30,047	49.8%	31,083	49.9%
Non-residential properties, including farm land	18,914	31.3%	18,632	29.9%
Agricultural production	786	1.3%	851	1.4%
Commercial and industrial	1,901	3.2%	2,115	3.4%
Consumer	7,146	11.8%	7,505	12.0%
Municipal	374	0.6%	374	0.6%

Total loans	$60,397	100.0%	$62,274	100.0%

Activity in the allowance for loan losses is summarized as follows:

	Six Months Ended June 30, 2005	Year Ended December 31, 2004	Six Months Ended June 30, 2004
	(Dollars in thousands)
Beginning balance	$1,106	$1,395	$1,395
Provision for loan losses	213	542	454
Loans charged-off	(259)	(921)	(707)
Recoveries	70	140	64
Transfer to other liabilities	—	(50)	(66)

Ending balance	$1,130	$1,106	$1,140

During the first quarter of 2004, the Bank transferred $66,000 from the allowance for loan losses to other liabilities representing the Bank’s calculation of credit loss relating to unfunded loan commitments. There was no such transfer made during the first six months of 2005.

NOTE 5. OTHER BORROWINGS

Federal Home Loan Bank borrowings at June 30, 2005 and December 31, 2004, were as follows:

	June 30, 2005	December 31, 2004
	(Dollars in thousands)
Term loan borrowings with interest at 6.85% payable in monthly installments through July 2017.	$65	$74
Cash management advance, due on demand, with interest at 3.40%.	500	—

Total Federal Home Loan Bank borrowings	$565	$74

9

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Effective May 27, 2005, the Company has available a $250,000 revolving line-of-credit agreement with a local bank. The line-of-credit, which expires April 30, 2006, bears interest at prime rate (6.00% at June 30, 2005) payable monthly. Outstanding borrowings under the line-of-credit, amounting to $150,000 at June 30, 2005, are due on demand and guaranteed by one of the Company’s directors.

NOTE 6. REGULATORY MATTERS

The following table illustrates the compliance by the Company and the Bank with currently applicable regulatory capital requirements at June 30, 2005.

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
As of June 30, 2005:
Total Capital (to Risk—Weighted Assets)
Consolidated	$8,669	15.6%	$4,454	> 8.0%	$	N/A	N/A
Bank	8,709	15.7%	4,447	> 8.0%		5,559	> 10.0%

Tier I Capital (to Risk—Weighted Assets)
Consolidated	$7,968	14.3%	$2,227	> 4.0%	$	N/A	N/A
Bank	8,008	14.4%	2,224	> 4.0%		3,335	> 6.0%

Tier I Capital (to Average Assets)
Consolidated	$7,968	9.2%	$3,458	> 4.0%	$	N/A	N/A
Bank	8,008	9.2%	3,495	> 4.0%		4,369	> 5.0%

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES

At June 30, 2005, the Company had commitments to originate or fund loans totaling $8,874,000, and no commitments to purchase or sell loans.

In the normal course of business, the Company and Bank may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

The Company has entered into “change of control” agreements with four officers. The agreements provide for the payment of a specified multiple of each employee’s annual salary upon certain specified events taking place, such as the consummation of the transactions contemplated by the Merger Agreement described in Note 3. The maximum amount of compensation due to these employees is approximately $679,000. Since payment of such amount is contingent upon the occurrence of specified events, which have not and may not occur, no accrual for such payment has been reflected in the June 30, 2005 financial statements.

An amendment to the change of control agreements was authorized and approved by the Board of Directors on April 12, 2005. The agreement was amended to reflect changes in the federal tax laws.

10

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands, except share data)

The following discussion and analysis represents a review of the Company’s consolidated financial condition and results of operations. This review should be read in conjunction with the consolidated financial statements presented elsewhere in this report. As discussed in Note 2 to the consolidated financial statements, the 2004 financial statement information included in this discussion and analysis has been restated.

Forward-Looking Statements

When used in this Report, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any statements expressed with respect to future periods.

In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the operations of the Bank, and the Company’s actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and changes in interest rates in the nation and the Company’s primary market area.

The Company does not undertake, and specifically disclaims any obligations, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Future Accounting Standards

The Company does not believe the adoption of any recently issued pronouncements of the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

Changes in Financial Condition

Balance Sheets

At June 30, 2005, the consolidated assets of the Company totaled $85,230,000, a decrease of $5,489,000 or 6.1% from $90,719,000 at December 31, 2004. The decrease was primarily due to decreases of $3,641,000 in total securities, $1,877,000 in loans and $598,000 in federal funds sold, partially offset by an increase of $587,000 in cash and due from banks. Also, during the six months ended June 30, 2005, deposits decreased $6,679,000 to $75,328,000 from $82,007,000 at December 31, 2004 and shareholders’ equity decreased $372,000 to $7,926,000 at June 30, 2005. The ratio of capital to total assets was 9.3% at June 30, 2005 compared to 9.1% at December 31, 2004.

The decrease in federal funds sold was primarily due to the net impact of the re-allocation of funds from securities available-for-sale and loans, and an outflow of deposits during the six months ended June 30, 2005.

Total securities decreased $3,641,000 from $22,944,000 at December 31, 2004, to $19,303,000 at June 30, 2005. The decrease was primarily due to sales of $1,000,000 in U.S. Treasury securities and $850,000 in U. S. government

11

agency securities, and the maturity of $1,500,000 in corporate securities. For the six months ended June 30, 2005, the yield on the securities portfolio was 2.92% compared to 3.06% for the same six-month period in 2004. The decline in yield was due to the sale or maturity of higher yielding securities.

Loans decreased $1,877,000 or 3.0% to $60,397,000 at June 30, 2005, compared to $62,274,000 at December 31, 2004. The decrease was due to decreases in all loan categories except non-residential real estate loans, which increased $282,000 and municipal loans, which remained level. The majority of the decrease was a result of increased competition from other financial institutions, payoffs and a more conservative approach in evaluating credit quality and underwriting standards.

At June 30, 2005, the allowance for loan losses was $1,130,000 or 1.87% of total loans, and 79.0% of total non-performing loans, compared to the allowance for loan losses at December 31, 2004, of $1,106,000 or 1.78% of total loans and 118.4% of total non-performing loans. Management believes that the allowance for loan losses is adequate to cover credit loss inherent in the loan portfolio at June 30, 2005.

Other real estate owned was $76,000 at June 30, 2005. The Company foreclosed on one residential real estate property during the second quarter of 2005.

Total deposits decreased $6,679,000 or 8.1% during the six months ended June 30, 2005, primarily due to decreases of $4,588,000 in interest-bearing demand deposit accounts and $2,768,000 in time deposits, partially offset by an increase of $650,000 in noninterest-bearing demand deposit accounts. The decrease in interest-bearing demand deposit accounts was due to the loss of one large public fund account of approximately $4,000,000. The decrease in time deposits was primarily due to competitive pricing of other local institutions. Due to the relatively low loan demand in the current market, coupled with the Bank’s liquidity position, the Bank’s asset/liability strategy includes maintaining or lowering its cost of funds, including time deposits.

At June 30, 2005, shareholders’ equity was $7,926,000 or 9.3% of total assets compared to $8,298,000 or 9.1% of total assets at December 31, 2004. The decrease in shareholders’ equity was due to a net loss of $347,000 for the six months ended June 30, 2005, and an increase of $25,000 in unrealized losses on available-for-sale securities, net of related income taxes.

Non-performing Assets

Non-performing assets are defined as loans accounted for on a non-accrual basis, renegotiated troubled debt, accruing loans that are contractually past due 90 days or more as to principal or interest payments, and other real estate obtained through loan foreclosure. The aggregate amounts of non-performing assets and selected ratios on the dates indicated are presented in the following table.

	June 30, 2005	December 31, 2004	June 30, 2004
	(Dollars in thousands)
Non-accrual loans	$867	$892	$782
Restructured loans	520	—	367
Loans 90 days or more past due and still accruing interest	44	42	37

Total non-performing loans	1,431	934	1,186

Other real estate owned	76	—	95

Total non-performing assets	$1,507	$934	$1,281

Non-performing loans to total loans	2.37%	1.50%	1.84%

Non-performing assets to total loans plus other real estate owned	2.49%	1.50%	1.99%

The increase in non-performing loans for the six months ended June 30, 2005, was primarily due to the restructuring of three loans totaling $520,000.

12

To identify and manage the risks of lending, reviews of the loan portfolio are made on a continuous basis to identify problem loans. Management has both internal and external loan review procedures that provide for analysis of problem loans. Other factors considered in the analysis of the loan portfolio include general economic conditions, credit quality trends and regulatory examination findings. Internally identified “Watch Loans” are graded for asset quality by either the senior loan officer and/or the internal/external loan review staff. The results of the grading process in conjunction with independent collateral evaluations are used by management and the Board of Directors in determining the adequacy of the allowance for loan losses account on a quarterly basis. The entire allowance for loan losses is available to absorb any particular loan loss.

Capital Resources

The Federal Reserve Board has established risk-based capital requirements for bank holding companies and banks. The primary purpose of these requirements is to assess the risk in a financial institution’s balance sheet and off-balance sheet financial instruments in relation to adjusted capital. To be considered well-capitalized under prompt corrective action, the Bank is required to maintain a minimum total qualifying capital of at least 10% and Tier I (core) capital of at least 6%. Tier I capital includes common equity, non-cumulative perpetual preferred stock, and minority interest less goodwill and other disallowed intangibles. Tier II (supplementary) capital includes subordinated debt, intermediate-term preferred stock, the allowance for loan losses and preferred stock not qualifying for Tier I capital. At June 30, 2005, the Bank’s risk-based capital ratio for Tier I and Total capital was 14.4% and 15.7%, respectively. A detailed summary of the capital amounts and selected ratios is provided in Note 6 of the Notes to Consolidated Financial Statements.

Liquidity and Market Risk

Exchange Bancshares, Inc. is a holding company and does not conduct operations. Its primary source of liquidity is dividends from the Bank. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without regulatory approval unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years. At June 30, 2005, neither the Company nor the Bank may pay a dividend without the approval of regulators.

The Bank manages liquidity and market risk through its Asset / Liability Committee (“ALCO”). The ALCO Committee assesses interest rate risk by monitoring current economic conditions and ensuring that the Bank has funds available to satisfy the normal loan and deposit needs of its customers while taking advantage of investment opportunities as they arise in order to maintain consistent growth and earnings. The Bank maintains a stable core deposit base and adequate liquidity through the use of federal funds sold and investment securities. The Bank also has several additional sources available for both short-term and long-term funding needs. These include, but are not restricted to, advances from the FHLB, federal funds through correspondent banks and borrowings from the Federal Reserve Bank.

Results of Operations

Comparison of Three Months Ended June 30, 2005 and 2004

For the three months ended June 30, 2005, the Company had a net loss of $235,000 or $0.40 per share compared to a net loss of $78,000 or $0.13 per share for the three months ended June 30, 2004. The increase in the net loss was primarily due to $158,000 in merger expenses during the second quarter of 2005. For the three months ended June 30, 2005, the annualized return on average equity (ROE) and return on average assets (ROA) were (11.86)% and (1.09)%, respectively, compared to (3.62)% and (0.31)% for the same three-month period in 2004.

Net Interest Income

The Company’s earnings are significantly dependent on net interest income, which is the difference between interest income earned on interest-earning assets less interest expense incurred on interest-bearing liabilities. Net

13

interest income is affected by the composition of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates received or paid by the Bank can be significantly influenced by a number of factors, such as governmental monetary policy, local economic conditions and competing financial service companies. Average interest-earning assets for the quarter ended June 30, 2005 decreased 14.3% from the second quarter last year, while average interest-bearing liabilities decreased 19.1% for the same periods. The Company’s net interest yield for the three months ended June 30, 2005 was 4.25%, an increase of 60 basis points (100 basis points equals 1.00%) from 3.65% for the same period last year. The increase in net interest yield was primarily due to an increase in yield on loans and a decrease in rates of interest-bearing liabilities.

For the three months ended June 30, 2005, the yield on interest-earning assets was 5.60% compared to 5.21% for the same period in 2004 and the cost of interest-bearing liabilities for the second quarter of 2005 was 1.69% compared to 1.83% for the same period last year. Interest income for the three months ended June 30, 2005 was $1,128,000, a decrease of $91,000 compared to the same period for 2004. The decrease in interest income was due to lower average balances of interest-earning assets. Interest expense for the three months ended June 30, 2005 was $273,000, a decrease of $93,000 compared to the same period for 2004. The decrease in interest expense was due to lower average balances of interest-bearing liabilities and a 14 basis point decrease in cost of funds. The net effect of the decreases in interest income and interest expense increased net interest income $2,000 for the three months ended June 30, 2005 as compared to the same period for 2004.

Provision for Loan Losses

Management has established a methodology for evaluating the adequacy of the allowance for loan losses. Under this methodology, estimated losses are assigned to credits based upon specific loan allocations, historical loan loss ratios and concentration of credit ratios. Other factors affecting the evaluation include the overall size and composition of the loan portfolio, local and national economic conditions and delinquency trends. Management believes the methodology will maintain the allowance at an adequate level. Based on the calculated allowance for loan losses, the Company made a provision for loan losses of $114,000 for the second quarter of 2005 compared to $72,000 for the second quarter of 2004. Net loan charge-offs were $116,000 or 0.76% (annualized) of average loans for the three months ended June 30, 2005, compared to $326,000 or 2.00% (annualized) for the same period in 2004. The second quarter 2005 provision for loan losses reflects the increase in non-performing loans as compared with the first quarter of 2005, as well as consideration of the overall risk in the loan portfolio.

	June 30, 2005	December 31, 2004	June 30, 2004
Allowance for loan losses to total loans	1.87%	1.78%	1.77%

Allowance for loan losses to non-performing loans	78.97%	118.42%	96.12%

Non-Interest Income

Non-interest income increased $14,000 or 11.8% to $133,000 for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004. Service charges on deposit accounts decreased $11,000 or 11.5%, offset by increases of $9,000 in secondary market loan fees and $16,000 in other income. Service charges decreased primarily due to decreases in service charges (from the introduction of free checking in 2004) and overdraft charges on checking accounts. Secondary market loan fees increased due to higher volumes of residential real estate loans being sold through the secondary mortgage market and the Bank hiring another mortgage loan originator. The increase in other income reflects the 2005 reclassification of credit card and other fee income.

Non-Interest Expenses

Non-interest expenses increased $131,000 or 13.4% to $1,109,000 for the three months ended June 30, 2005, from $978,000 for the same period in 2004. The increase was primarily due to $158,000 in merger

14

expenses and an increase of $29,000 in advertising, partially offset by decreases of $25,000 or 4.9% in salaries, wages and employee benefits, $17,000 or 12.9% in occupancy of premises, $7,000 in other supplies and printing and $6,000 in telephone expenses. Not including merger expenses, non-interest expenses decreased $27,000 or 2.8%. The increase in advertising was due to a new marketing campaign provided by an outside firm that started in the fourth quarter of 2004 and continued during the first half of 2005. The Company’s Board of Directors, in an effort to improve operating results, has decided to again waive their fees for 2005 as was the case for 2004. The decrease in salaries, wages and employee benefits was primarily due to staffing changes within the Bank. The decrease in occupancy of premises is due to lower maintenance and repair costs. The decrease in supplies and printing and telephone expenses were primarily due to management’s efforts in reducing costs through contracts with vendors and improving operational efficiencies.

Income Taxes

The Company did not provide for any federal income tax credit for the quarters ended June 30, 2005 and 2004 due to its net operating loss carryforward position. See Note 2 to the Company’s Consolidated Financial Statement for additional details.

Comparison of Six Months Ended June 30, 2005 and 2004

For the six months ended June 30, 2005, the Company had a net loss of $347,000 or $0.59 per share compared to a net loss of $417,000 or $0.71 per share for the six months ended June 30, 2004. The reduction of the net loss was due to a decrease of $241,000 in the provision for loan losses and an increase of $14,000 in non-interest income, offset by an increase of $119,000 in non-interest expenses and a decrease of $66,000 in net interest income. For the six months ended June 30, 2005, the annualized return on average equity (ROE) and return on average assets (ROA) were (8.66)% and (0.80)%, respectively, compared to (9.41)% and (0.83)% for the same six-month period in 2004.

Net Interest Income

The Company’s earnings are significantly dependent on net interest income, which is the difference between interest income earned on interest-earning assets less interest expense incurred on interest-bearing liabilities. Net interest income is affected by the composition of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates received or paid by the Bank can be significantly influenced by a number of factors, such as governmental monetary policy, local economic conditions and competing financial service companies. Average interest-earning assets for the first half of 2005 decreased 13.9% from the first half last year, while average interest-bearing liabilities decreased 18.9% for the same periods. The Company’s net interest yield for the six months ended June 30, 2005 was 4.24%, an increase of 46 basis points (100 basis points equals 1.00%) from 3.78% for the same period last year. The increase in net interest yield was primarily due to the decrease in rates of interest-bearing liabilities.

For the six months ended June 30, 2005, the yield on interest-earning assets was 5.58% compared to 5.37% for the same period in 2004 and the cost of interest-bearing liabilities for the first half of 2005 was 1.67% compared to 1.87% for the same period last year. Interest income for the six months ended June 30, 2005 was $2,256,000, a decrease of $271,000 compared to the same period for 2004. The decrease in interest income was due to lower average balances of interest-earning assets. Interest expense for the six months ended June 30, 2005 was $544,000, a decrease of $205,000 compared to the same period for 2004. The decrease in interest expense was due to lower average balances of interest-bearing liabilities and a 20 basis point decrease in cost of funds. The net effect of the decreases in interest income and interest expense decreased net interest income $66,000 for the six months ended June 30, 2005 as compared to the same period for 2004.

15

Provision for Loan Losses

Management has established a methodology for evaluating the adequacy of the allowance for loan losses. Under this methodology, estimated losses are assigned to credits based upon specific loan allocations, historical loan loss ratios and concentration of credit ratios. Other factors affecting the evaluation include the overall size and composition of the loan portfolio, local and national economic conditions and delinquency trends. Management believes the methodology will maintain the allowance at an adequate level. Based on the calculated allowance for loan losses, the Company made a provision for loan losses of $213,000 for the first half of 2005 compared to $454,000 for the first half of 2004. Net loan charge-offs were $189,000 or 0.62% (annualized) of average loans for the six months ended June 30, 2005, compared to $643,000 or 1.93% (annualized) for the same period in 2004. The first half 2005 provision for loan losses reflects the decreases in net charge-offs as compared with the first half of 2004, as well as consideration of the overall risk in the loan portfolio. The large provision for the first half of 2004 reflected the higher net charge-offs as well as other problem credits identified during the first quarter of 2004.

Non-Interest Income

Non-interest income increased $14,000 or 5.9% to $253,000 for the six months ended June 30, 2005, from $239,000 for the same period in 2004. Service charges on deposit accounts decreased $23,000 or 12.0%, offset by increases of $14,000 in secondary market loan fees, $1,000 in net gain on sale of securities and $22,000 in other income. Service charges decreased primarily due to decreases in service charges (from the introduction of free checking in 2004) and overdraft charges on checking accounts. Secondary market loan fees increased due to higher volumes of residential real estate loans being sold through the secondary mortgage market and the Bank hiring another mortgage loan originator. The increase in other income reflects the 2005 reclassification of credit card and other fee income.

Non-Interest Expenses

Non-interest expenses increased $119,000 or 6.0% to $2,099,000 for the six months ended June 30, 2005, from $1,980,000 for the same period in 2004. The increase was primarily due to $158,000 in merger expenses and increases of $66,000 in advertising and $20,000 in audit and other professional fees, partially offset by decreases of $47,000 in salaries, wages and employee benefits, $31,000 in occupancy of premises and $21,000 in other expenses. Not including merger expenses, non-interest expenses decreased $39,000 or 2.0%. The Company’s Board of Directors, in an effort to improve operating results, has decided to again waive their fees for 2005 as was the case for 2004. The decrease in salaries, wages and employee benefits was primarily due to staffing changes within the Bank. The decrease in occupancy of premises is due to lower maintenance and repair costs. The decrease in other expenses was primarily due to a loss on the sale of a residential property from other real estate owned during the first quarter of 2004. Audit and other professional fees increased due to increases in external audit fees and consulting fees. The increase in advertising was due to a new marketing campaign provided by an outside firm that started in the fourth quarter of 2004 and continued during the first half of 2005.

Income Taxes

The Company did not provide for any federal income tax credit for the first half of 2005 and 2004 due to its net operating loss carryforward position. See Note 2 to the Company’s Consolidated Financial Statement for additional details.

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ITEM 3. CONTROLS AND PROCEDURES

Disclosure controls and procedures

With the participation of our management, including our Chief Executive Officer and the Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Quarterly Report on Form 10-QSB. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that:

(a) information required to be disclosed by the Company in this Quarterly Report on Form 10-QSB would be accumulated and communicated to the Company’s management, including its chief executive officer and treasurer, as appropriate, to allow timely decisions regarding required disclosure;

(b) information required to be disclosed by the Company in this Quarterly Report on Form 10-QSB would be recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms; and

(c) the Company’s disclosure controls and procedures are effective as of the end of the period covered by this Quarterly Report on Form 10-QSB to ensure that material information relating to the Company and its consolidated subsidiary is made known to them, particularly during the period for which our periodic reports, including this Quarterly Report on Form 10-QSB are being prepared.

Changes in internal control over financial reporting

There were no changes during the period covered by this Quarterly Report on Form 10-QSB in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

17

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

Not Applicable

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Not Applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not Applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not Applicable

ITEM 5. OTHER INFORMATION

Not Applicable

ITEM 6. EXHIBITS

Exhibit 2:	Agreement and Plan of Merger dated as of April 13, 2005 by and between Exchange Bancshares, Inc. and Rurban Financial Corp.—incorporated herein by reference from the Company’s Form 8-K filed April 13, 2005

Exhibit 10.1:	Administrative Services Agreement by and among Rurban Financial Corp., Exchange Bancshares, Inc. and The Exchange Bank, dated April 26, 2005—incorporated herein by reference from the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed May 16, 2005

Exhibit 10.2:	Amendment to Change of Control Agreement—Thomas E. Funk—incorporated herein by reference from the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed May 16, 2005

Exhibit 31.1:	Certification of Chief Executive Officer

Exhibit 31.2:	Certification of Chief Financial Officer

Exhibit 32.1:	Certification Pursuant to 18 U.S.C. Section 1350 by Chief Executive Officer

Exhibit 32.2:	Certification Pursuant to 18 U.S.C. Section 1350 by Chief Financial Officer

18

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXCHANGE BANCSHARES, INC.

August 12, 2005	/s/ MARION LAYMAN
Date	Marion Layman President and Chief Executive Officer

August 12, 2005	/s/ THOMAS E. FUNK
Date	Thomas E. Funk Vice President and Chief Financial Officer

19

Exhibit 31.1

CEO CERTIFICATION PURSUANT TO RULE 13(a) – 14(a) / 15d – 14(a)

I, Marion Layman, certify that:

1. I have reviewed this report on Form 10-QSB of Exchange Bancshares, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2005	/s/ MARION LAYMAN
Marion Layman
Chief Executive Officer

Exhibit 31.2

CFO CERTIFICATION PURSUANT TO RULE 13(a) – 14(a) / 15d – 14(a)

I, Thomas E. Funk, certify that:

1. I have reviewed this report on Form 10-QSB of Exchange Bancshares, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2005	/s/ THOMAS E. FUNK
Thomas E. Funk
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Exchange Bancshares, Inc. (the “Company”) on Form 10-QSB for the three months ended June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Marion Layman, Chief Executive Officer and President of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ MARION LAYMAN
Marion Layman
Chief Executive Officer / President

August 12, 2005

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Exchange Bancshares, Inc. (the “Company”) on Form 10-QSB for the three months ended June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas E. Funk, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ THOMAS E. FUNK
Thomas E. Funk
Chief Financial Officer

August 12, 2005